As filed with the Securities and Exchange Commission on May 24, 2013

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

The Hillman Companies, Inc.	The Hillman Group, Inc.
(Exact name of Registrant as specified in its charter)	(Exact name of Registrant as specified in its charter)
Delaware	Delaware
(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)
5080	5080
(Primary Standard Industrial Classification Code Number)	(Primary Standard Industrial Classification Code Number)
23-2874736	31-1623179
(IRS Employer Identification No.)	(IRS Employer Identification No.)

10590 Hamilton Avenue

Cincinnati, Ohio 45231-1764

(513) 851-4900

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Douglas D. Roberts

General Counsel and Secretary

The Hillman Companies, Inc.

10590 Hamilton Avenue

Cincinnati, Ohio 45231-1764

(513) 851-4900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John C. Kennedy, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

(212) 373-3000

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
10.875% Senior Notes due 2018	$65,000,000	100%	$65,000,000 (1)	$8,866.00 (2)
Guarantees of 10.875% Senior Notes due 2018	N/A	N/A	N/A	N/A (3)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) of the Securities Act of 1933.
(2)	The registration fee has been calculated pursuant to Rule 457(f) under the Securities Act of 1933.
(3)	No additional consideration is being received for the guarantees and therefore no additional fee is required.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Name	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	IRS Employer Identification Number
Hillman Investment Company	Delaware	5080	51-0385959
All Points Industries, Inc.	Florida	5080	65-0683513
SunSub C Inc.	Delaware	5080	43-1831418
Hillman Group GP1, LLC	Delaware	5080	46-1806701
Hillman Group GP2, LLC	Delaware	5080	46-1831510
Paulin Industries Inc.	Delaware	5080	34-1687883

The address of each of the additional registrants is c/o The Hillman Companies, Inc., 10590 Hamilton Avenue, Cincinnati, Ohio 45231-1764.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 24, 2013

PROSPECTUS

The Hillman Group, Inc.

Exchange Offer for $65,000,000

10.875% Senior Notes due 2018 and Related Guarantees

The Notes and the Guarantees

•

We are offering to exchange $65,000,000 of our outstanding 10.875% Senior Notes due 2018 and certain related guarantees, which were issued on February 19, 2013 and which we refer to as the initial notes, for a like aggregate amount of our registered 10.875% Senior Notes due 2018 and certain related guarantees, which we refer to as the exchange notes. The exchange notes will be issued under the indenture dated as of May 28, 2010, as amended and supplemented on December 29, 2010, April 1, 2011, February 5, 2013 and February 19, 2013.

•

We previously issued $200.0 million in aggregate principal amount of 10.875% Senior Notes due 2018 pursuant to the same indenture as the notes offered for exchange hereby. On December 6, 2010 and December 7, 2011, we completed registered exchange offers with respect to these notes for like principal amounts of registered notes, which we refer to as the existing notes and, together with the exchange notes, the notes. The exchange notes will constitute part of a single class of securities together with the existing notes and have the same terms as the existing notes except as otherwise provided herein.

•

The notes will mature on June 1, 2018. We will pay interest on the notes on June 1 and December 1 of each year, beginning on December 1, 2013 in the case of the exchange notes, at a rate of 10.875% per annum, to holders of record on the immediately preceding May 15 and November 15, as the case may be.

The notes are our senior unsecured obligations, rank equally in right of payment with all of our and the guarantors’ existing and future senior unsecured debt and rank senior in right of payment to all of our and all of the guarantors’ existing and future subordinated unsecured debt. The notes and the guarantees are effectively subordinated to all of our and the guarantors’ existing and future secured debt to the extent of the value of the collateral securing such debt. The notes and the guarantees are structurally subordinated to all existing and future liabilities, including trade payables, of each of our subsidiaries that do not guarantee the notes. See “Description of Notes—Brief Description of the Notes and the Note Guarantees.”

Terms of the exchange offer

•	It will expire at 5:00 p.m., New York City time, on , 2013, unless we extend it.

•	If all the conditions to this exchange offer are satisfied, we will exchange all of our initial notes that are validly tendered and not withdrawn for the exchange notes.

•	You may withdraw your tender of initial notes at any time before the expiration of this exchange offer.

•

The exchange notes that we will issue you in exchange for your initial notes will be substantially identical to your initial notes except that, unlike your initial notes, the exchange notes will have no transfer restrictions or registration rights.

•	The exchange notes that we will issue you in exchange for your initial notes are an addition to a relatively new issue of securities with no established market for trading.

Before participating in this exchange offer, please refer to the section in this prospectus entitled “Risk Factors” commencing on page 27.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for unregistered notes where those unregistered notes were acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the exchange offer, we have agreed that for a period of up to 180 days we will use commercially reasonable efforts to make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

The date of this prospectus is                 , 2013.

MARKET, RANKING AND OTHER DATA

The data included in this prospectus regarding markets and ranking are estimates based on our management’s knowledge and experience in the markets in which we operate. We believe these estimates to be accurate as of their respective dates. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that market, ranking and other similar data included in this prospectus, and estimates and beliefs based on that data, may not be reliable. Neither we nor the initial purchaser can guarantee the accuracy or completeness of any such information contained in this prospectus.

PROSPECTUS SUMMARY

This summary may not contain all of the information that may be important to you. Please review this prospectus in its entirety, including the sections entitled “Risk Factors”, “Special Note Regarding Forward Looking Statements”, and “Where You Can Find More Information”, before you decide to invest in the notes.

Unless otherwise specified or the context requires otherwise, (i) the term “Hillman Group” refers to The Hillman Group, Inc., the principal operating subsidiary of The Hillman Companies, Inc. and the issuer of the notes; (ii) the term “Hillman” refers to The Hillman Companies, Inc., Hillman Group’s indirect parent and a guarantor of the notes; and (iii) the terms “we,” “us,” or “our” and the “Company” refer collectively to The Hillman Companies, Inc. and its subsidiaries. The term “Paulin Acquisition” refers to the acquisition of H. Paulin & Co., Limited (“Paulin”) by Hillman.

The term “existing notes” refers to the $200.0 million in aggregate principal amount of Hillman Group’s 10.875% Senior Notes due 2018 previously issued under the same indenture as the initial notes and the exchange notes offered hereby. The term “initial notes” refers to the $65.0 million in aggregate principal amount of Hillman Group’s 10.875% Senior Notes due 2018 that were issued on February 19, 2013 in exchange for a like principal amount of temporary 10.875% Senior Notes due 2018 issued on December 21, 2012 in a private offering, and the term “exchange notes” refers to Hillman Group’s 10.875% Senior Notes due 2018 to be offered with this prospectus. The term “notes” refers to the existing notes and the exchange notes, collectively.

Company Overview

We are one of the largest providers of hardware-related products and related merchandising services to retail markets in North America. We had net sales of $555.5 million in 2012. We sell our products to hardware stores, home centers, mass merchants, pet supply stores, and other retail outlets principally in the United States, Canada, Mexico, Australia, Latin America and the Caribbean. Product lines include thousands of small parts such as fasteners and related hardware items; threaded rod and metal shapes; keys, key duplication systems and accessories; builder’s hardware; and identification items, such as tags and letters, numbers, and signs. We support our product sales with value added services including design and installation of merchandising systems and maintenance of appropriate in-store inventory levels.

We hold a leading position in all of our core product categories and have a strong history of new product introductions and acquisitions of complementary product lines. Our product mix encompasses low price-point consumer products that exhibit recession-resistant characteristics. We sell these products to a diverse customer base comprising hardware stores, home improvement centers, mass merchants, national and regional hardware stores, pet supply stores, and other retail outlets in the United States, Canada, Mexico, Latin America, the Caribbean and Australia. Our wide-ranging service offerings and approximately 850 person full-time sales force makes us a highly effective outsourcing solution for managing stock keeping unit (“SKU”) intensive, low price-point hardware product categories.

The following charts illustrate the contribution to our net sales by product category and customer type for the year ended December 31, 2012(1):

(1)	Our net sales by product category and customer type for the year ended December 31, 2012 do not reflect the Paulin Acquisition, which occurred in February 2013.

We have delivered strong financial results through economic cycles, even in difficult operating environments. For example, during the recessionary periods between 2008 and 2010, we generated significant free cash flow and exhibited relative stability in revenues, profitability and returns. Specifically, while our net sales declined 4.9% between 2008 and 2009 and we experienced a net loss of approximately $1.2 million in each of 2008 and 2009, our earnings before interest, taxes, depreciation and amortization adjusted for management fees, stock compensation, and other acquisition and integration related general and administrative costs (“Adjusted EBITDA”) grew from $77.4 million to $83.3 million during the same period, representing a compound annual growth rate of 7.6%. Our net sales increased from $506.5 million in 2011 to $555.5 million in 2012. We have grown our Adjusted EBITDA in 14 of the last 15 years. Our strong profitability, combined with the low capital intensity of the business, has resulted in attractive free cash flows and substantial deleveraging. We continue to demonstrate strong operating and financial performance by offering inexpensive consumer products with demand characteristics not significantly affected by macroeconomic uncertainty. Our commitment to value-added merchandising services and category management has also increased our customers’ reliance on us, thereby creating stability and predictability in our business model.

Products

Fasteners: Fasteners form the core of our product offerings with more than 64,000 SKUs as of December 31, 2012 (prior to the Paulin Acquisition), which we believe represents one of the largest fastener selections among suppliers servicing the hardware retail segment in North America. Our fastener products are sold in numerous packaging configurations, resulting in a very high SKU count, sometimes numbering in the thousands for a single customer. This category includes standard and specialty nuts, bolts, washers, screws, anchors, and picture hanging items in a wide variety of materials and finishes, including steel, brass, chrome, nylon, stainless and galvanized steel for both indoor and outdoor use. We possess the scale and infrastructure to efficiently manage our customers’ entire supply chain, including sourcing, inventory management and merchandising for these products. In 2013, we completed the Paulin Acquisition in which we acquired a leading Canadian distributor and manufacturer of fasteners, fluid system products, automotive parts, and retail hardware components.

Keys and Key Accessories: Our key duplication business is largely driven by our own proprietary equipment that we design and manufacture in our Tempe, Arizona facility. Our “razor / razor blade” strategy is based on providing these Hillman-owned machines to the merchant free of charge and the merchant typically purchases key blanks from us. Key duplication systems are marketed under two brands: Axxess Precision Key Duplication System©, or Axxess, and the Hillman Precision Laser Key Program™. We have a large installed base of over 13,900 Axxess+® machines placed in North American retailers including Wal-Mart, Kmart, Sears, The Home Depot, Lowe’s and Menards. We also have an exclusive strategic partnership with Barnes Distribution for the distribution of the proprietary PC+© Code Cutter to duplicate automobile keys based on a vehicle’s identification number. This program is marketed to automotive dealerships, auto rental agencies and various companies with truck and vehicle fleets. We have sold over 7,900 PC+ units and 8,500 of the newer Flash Code Cutter units since their introduction. In addition, we also sell key machines to thousands of franchise hardware stores and independent retailers through the Hillman Precision Laser Key Program™.

Engraving: Quick-Tag™ is our patented, consumer-operated vending system that custom engraves specialty products such as pet identification tags, military-style identification tags, holiday ornaments and luggage tags. Using an interactive touch screen, customers input information such as a pet name and telephone number, and the system’s proprietary technology engraves the tag in less than two minutes. The Quick-Tag™ system does not require incremental labor at the point of sale and thus generates high levels of customer satisfaction and attractive margins for the retailer. We have placed over 2,500 Quick-Tag™ machines in retail outlets throughout the United States and Canada, including at Wal-Mart and PETCO and inside theme parks such as Disney, Sea World and Universal Studios. In 2010, we introduced the new FIDO™ engraving system to PETCO. FIDO™ combines an attractive consumer interface and improved engraving capability with an expanded tag offering. We have placed approximately 1,000 FIDO™ systems in PETCO stores. In 2011, we completed the acquisition of TagWorks™. TagWorks™ provides innovative pet ID tag programs to leading pet products chain retailers using a patented technology, product portfolio, and off-board merchandising display. The TagWorks™ system utilizes laser printing technology and allows consumers to watch the engraving process. The off-board merchandising allows premium-priced tags to be displayed in store-front locations and is effective at increasing the average price per transaction.

Letters, Numbers and Signs (“LNS”): Our LNS product category includes individual and/or packaged letters, numbers, signs, safety related products (e.g. 911 signs), driveway markers, and a variety of sign accessories, such as sign frames marketed under the Hillman Sign Center brand. Through a series of strategic acquisitions, exclusive partnerships, and organic product development, we believe we offer retailers a significant offering in the LNS product category. In addition to our core product program, we provide value-added retail support including custom plan-o-grams and merchandising solutions.

Threaded Rod: We are a leading supplier of threaded rod in the retail market in the United States. The SteelWorks™ threaded rod product includes hot and cold rolled rod, both weld-able and plated, as well as a complete offering of All-Thread rod in galvanized steel, stainless steel, and brass. Selected product applications include metal shelving, racking, grates and enclosures and braces for home improvement and light construction. The SteelWorks™ program is carried by many top retailers including Lowe’s, Menards, and Sears, and through cooperatives such as Ace Hardware. We are also the primary supplier of threaded rod to many wholesalers throughout the country.

Builder’s Hardware: The builder’s hardware category includes a variety of common household items such as coat hooks, door stops, hinges, gate latches, hasps and decorative hardware. We market the builder’s hardware products under the Hardware Essentials™ brand and provide retailers with an innovative merchandising solution. The Hardware Essentials™ program utilizes modular packaging, color coding and integrated merchandising to simplify the shopping experience for consumers. Colorful signs, packaging and installation instructions guide the consumer quickly and easily to the correct product location. Hardware Essentials™ provides retailers and consumers decorative upgrade opportunities through the introduction of high-end finishes such as satin nickel, pewter and antique bronze.

Customers

Over the course of our 49-year operating history, we have developed longstanding relationships with over 20,000 active customer accounts as of December 31, 2012 (prior to the Paulin Acquisition), ranging from small local and regional hardware stores to large retail outlets with national footprints and mass merchants. We have a successful track record of generating high levels of customer satisfaction as a result of our uniquely tailored sales and service approach for each of these customer segments. Our customers demand a high level of expertise in managing point of purchase data, item profitability, inventory turns, retail pricing, merchandising capability and display management and we successfully manage these objectives on a daily basis. A measure of our effectiveness in partnering with our customers is the breadth and duration of the relationships we maintain with many of the largest and most respected retailers in North America. These longstanding relationships were developed through considerable sales force effort that we believe cannot be easily replicated. We serve three main customer segments: large retail chains with a national presence, traditional hardware stores and smaller regional retail chains.

National: National accounts include such retailers as Lowe’s, Home Depot, Wal-Mart, Tractor Supply, Sears, Menards and PETCO. For the year ended December 31, 2012, Lowe’s was our single largest customer, representing 21.6% of revenue, Home Depot was our second largest at 11.6% of revenue and Wal-Mart was our third largest at 6.9% of revenue. Our sales representatives play critical roles in helping retailers manage store inventory of up to 5,000 SKUs by frequently updating physical inventory availability in their computer systems to ensure optimal SKU replenishment, best-in-class merchandising and display maintenance on all fastener, key, LNS and builder’s hardware categories, and providing technical service and support for all engraving and key duplicating machines. Our status as a national supplier to major national retailers has allowed us to develop a strong competitive position within our product categories.

Traditional: Our traditional accounts consist of approximately 15,000 franchise and independent (“F&I”) retail outlets, which are typically members of larger cooperatives such as True Value, Ace Hardware, and Do-It-Best. The segment is divided into two divisions: Store Direct and Warehouse. Through Store Direct, we supply our products directly to independent hardware stores and provide in-store inventory management, product display and price implementation services. Through our Warehouse division, we supply wholesalers, cooperatives and central warehouses such as True Value, Ace Hardware, and Do-It-Best that distribute to their member network and do not require our merchandising services. The Warehouse channel reduces logistics expenses for us while reducing central warehouse inventory and delivery costs for the cooperatives.

Regional: Our regional accounts are comprised of large multi-store chains that operate within regional marketing areas, such as Orchard Supply, 84 Lumber, Westlake Hardware, Orscheln Farm, and Valu Home Center. These customers operate similarly to our national accounts and have centralized purchasing managers. In order to effectively compete against the national retailers, regional chains have been challenged to develop unique niches to maintain and build customer loyalty. We have responded to these challenges by successfully working with regional customers to develop unique merchandising and product assortments that meet targeted customer needs.

Distribution Network and Supply Chain

Our customers are generally not equipped to, nor have a desire to handle the sourcing and merchandising of a vast number of low-priced SKUs without the benefit of the economies of scale that we enjoy. We provide a value-added distribution service by providing a wide breadth of products and services to our large-scale national customers on a regional or national basis that smaller competitors are unable to match. Our 335,700-square foot distribution center in Forest Park, Ohio, is the core of our distribution network, augmented by twenty-three additional distribution centers located strategically throughout the United States, Canada, Australia and Mexico as of March 31, 2013. This distribution network provides customers with on-demand supply of approximately

80,000 SKUs (prior to the Paulin Acquisition) and the efficiency of a 97.1% order fill rate. Our focus on service levels has enabled us to reduce our network inbound and outbound cycle times significantly, demonstrating the capability to receive and allocate products within two hours and pick, pack and ship orders within four hours.

As of December 31, 2012, we purchased our products from approximately 427 vendors throughout the world. Our global sourcing strategy is focused on finding the highest quality products from reliable vendors at the lowest prices. This strategy has evolved into a highly efficient system comprised of multiple vendors supplying thousands of low-cost SKUs from multiple countries. Low-cost country sourcing, primarily from Taiwan, China, India and Malaysia, accounted for 43% of our total purchases as of December 31, 2012, the vast majority of which is for the Fastener product category. We continue to evaluate the cost benefits of sourcing from low-cost countries versus sourcing domestically, and expect our sourcing from low-cost countries to increase, creating opportunities for incremental margin improvement. Our vendor quality control procedures include on-site evaluations and frequent product testing, and we evaluate vendors based on delivery performance and the accuracy of their shipments. Our sourcing group is strategically aligned by product category to improve speed to market and to enhance category expertise.

(1)	There is also a distribution center in Melbourne, Australia, which is not shown on the map.
(2)	The Milton, Canada facilities support manufacturing operations exclusively.
(3)	The Monterrey, Mexico distribution center is owned and operated by a third party logistics provider.

Sales and Service Organization

Our established customer relationships are a result of the multiple touch points that our representatives maintain with customers, and extend to purchasing managers, store management and senior executives. With approximately 850 full-time dedicated national and regional sales and service representatives, we maintain close relationships with our customers and provide the highest level of customer service available in the industry. Our representatives regularly visit customer store locations to provide value-added services, such as merchandising design, in-store service and inventory management. The hands-on support and service offered by our representatives also provide us with multiple opportunities to sell additional products and further enhance existing relationships. As of December 31, 2012 (prior to the Paulin Acquisition), our national and regional sales and service representatives served over 20,000 accounts.

Competitive Strengths

We believe our key competitive strengths include:

Market Leader with Strong Positions in Attractive Growth Markets. We believe we are the market leader in served sales channels for all of our core product categories. Our strong growth over the last 17 years has helped solidify our leading position in each of our business lines. Our leadership position has translated into significant economies of scale that provide a unique competitive advantage in areas such as sourcing, logistics, inventory management, merchandising, customer service and information technology. We are actively expanding our geographic presence with share gains in Canada, Mexico, Australia, Latin American and the Caribbean to complement our strong position in the United States. In 2011, we were awarded the bulk fastener, picture hanging and key business for the Lowe’s/Woolworths joint venture in Australia. With the Paulin Acquisition in 2013, we acquired a leading Canadian distributor and manufacturer of fasteners, fluid system products, automotive parts, and retail hardware components. We believe we are well-positioned to establish ourselves as a leader in several new product categories due to our relationship with our existing customer base and distribution network.

Product Line	Product Category Position	2012 Revenue ($mm) (1)	Highlights
Fastener	#1	$309

•    Distributes approximately 64,000 SKUs (prior to the Paulin Acquisition), which management believes to be one of the largest selections among suppliers servicing the hardware retail segment

•    Low per unit cost helps insulate end-user demand from economic cyclicality

•    The Ook and Serv-A-Lite™ acquisitions expanded our line of picture hanging products, specialty fasteners and electrical parts

•    Paulin is a leading Canadian distributor and manufacturer of fasteners, fluid system products, automotive parts, and retail hardware components

Key Duplication	#1	$87

•    Patent-protected industry-leading key duplication technologies

•    Growing installed base of over 13,900 Axxess+ machines in North America

•    Highly attractive profitability characteristics for both us and customers

•    New technology and new fashionable products represent significant growth drivers

Product Line	Product Category Position	2012 Revenue ($mm) (1)	Highlights
			• Conventional key cutting systems sold to Traditional hardware stores

			• TagWorks™/KeyWorks collaboration is expected to provide an opportunity to develop a next generation consumer operated key duplicating system

Engraving	#1	$49

•   Installed base of over 2,500 Quick-Tag™ self-service engraving machines in the United States and Canada

•   Growing opportunities with continued expansion in high traffic destinations—amusement parks, zoos, movie theaters, sporting venues

•   TagWorks™ provides innovative pet ID tag programs to leading pet products chain retailers

Letters, Numbers and Signs	#1	$32	• Most widely used brand in the United States • Industry’s low-cost manufacturer • Capitalizes on existing distribution infrastructure

Threaded Rod	#1	$33	• Acquired product line in 2006, making us the category leader • Complementary to our other product lines

Builder’s Hardware	—	$16

•   Includes a variety of common household items such as coat hooks, door stops, hinges, gate latches, hasps and decorative hardware

•   Exemplifies our strategy of leveraging core competencies to further penetrate customer accounts with new product offerings

Other	—	$29	• Includes key accessories, automotive key duplication revenue, and revenue from Code Cutter

(1)	Our 2012 revenue does not reflect the Paulin Acquisition in February 2013.

Source: Hillman management estimates.

Core Competencies Create Competitive Advantages. The complexity associated with the procurement, distribution, stocking and merchandising of approximately 64,000 SKUs (prior to the Paulin Acquisition) in our fastener category makes direct sourcing by customers a difficult task; one that we believe we deliver with excellence. While the SKU count that we supply is high relative to our customers’ total SKU count, our customers’ decision not to source directly is typically influenced by the relatively low percentage of their revenue that our products represent. We also benefit as the exclusive supplier for many product lines across a customer’s entire store footprint.

Our installed base of more than 13,900 Axxess+ systems and 2,500 Quick-Tag™ engraving machines in North America creates significant switching costs in our key duplication and engraving product categories. Our patent-protected equipment would be expensive to replace given the aggregate high value of our current installations. Moreover, high merchandise display costs in each customer store make displacing us time consuming and expensive.

Finally, as evidenced by our 97.1% order fill rate, our ability to consistently meet the highly demanding customer service and procurement requirements of sophisticated national retailers such as Wal-Mart, Kmart, Sears, Lowe’s, The Home Depot and Menards represents a competitive advantage. We are able to successfully utilize our distribution capabilities to meet such customers’ just-in-time inventory requirements throughout their entire footprint in the United States, Canada, Mexico, Australia, Latin America and the Caribbean. Such distribution capabilities, coupled with our highly differentiated service oriented business model and long-term customer relationships enhance our competitive position.

Long-Term Customer Relationships. We maintain longstanding relationships, with an average of 14 years for our top eight customers, with many of the largest and most respected retailers in North America. Our long-term customer relationships provide revenue stability and a platform for sustainable growth, and are driven by our unique operating model, unmatched service capabilities and our sales force’s desire to be the preferred supplier and valued partner to our customers. We have historically been successful in adding new products to our existing customers by leveraging our supply chain and adopting a focused sales approach. With approximately 850 full-time dedicated national and regional sales and service representatives, we have established strong institutional relationships with our customers while providing superior customer service. As of December 31, 2012 (prior to the Paulin Acquisition), our national and regional sales and services representatives served over 20,000 accounts.

Highly Diversified and Stable Product Categories. We provide a comprehensive selection of fasteners and related hardware products to the retail channel with approximately 80,000 SKUs (prior to the Paulin Acquisition). The items within our product categories possess highly attractive end-user demand attributes, drive traffic through our retail partners and, importantly, generate high margins for both us and our customers. We believe that end-user demand for our products exhibit price inelastic and recession-resistant characteristics: whether a small package of fasteners for a small repair project or a key requiring replacement or a tag for a new pet, macroeconomic conditions do not tend to materially influence the purchasing decision. This is illustrated by our strong operating performance during periods of economic weakness. Lastly, the depth and breadth of our product categories ensure a wide product selection for end-users, which enhances store foot traffic, minimizes lost or missed sales and improves merchant profitability.

Comprehensive Service Offering. Our representatives regularly visit store locations to provide merchandising services, including highly valued in-store inventory management and in-store display and promotion development. The quality of our service force has been instrumental in developing our strong and long standing relationships with customers. Our sales representatives are today one of the only factory service groups providing regular services in many national retailer’s stores. This hands-on service and support also offers opportunities to sell additional products and further solidify existing relationships. We are often the exclusive supplier of our product categories to the customer’s entire store footprint, creating additional efficiencies in distribution and management.

Robust Sales and Operations Planning and Reporting. We have developed and implemented an integrated sales and operations planning (“S&OP”) group through which our leadership team consistently achieves focus, alignment and synchronization among all functions of the organization. The S&OP group is organized by market channel to improve forecasting accuracy and create product level information by customer group. The integration and synchronization of customer purchasing needs to the manufacturing process in Asia provides suppliers with 26 weeks of demand forecasts with weekly shipping schedules. In addition, our dedicated internal monthly reporting packages provide our management with timely reports on key performance indicators, income and expense items and balance sheet metrics including snapshots of product and customer sales, margins and profits, working capital and detailed MD&A and management briefs on strategic initiatives. The reporting packages also provide information on budgeted financials compared to actual results by customer and product segments, which facilitate executive level monthly meetings to manage operations effectively.

National Distribution Network and Supply Chain Efficiency. Our distribution infrastructure forms the centerpiece of our unique selling proposition and provides us with a significant competitive advantage. Including the Paulin Acquisition, our twenty-four strategically located distribution centers in the United States, Canada, Australia, and Mexico, covering over 2.0 million square feet of space, enable us to maintain a 97.1% order fill rate and ship orders to customers within 48 hours. Our highly efficient and technologically advanced 335,700 square foot distribution center in Forest Park, Ohio, where the majority of our products are received, is the hub of our distribution network. This highly sophisticated network, which utilizes pick-to-light and radio frequency technologies, enables us to effectively manage the vast number of SKUs, a task our customers and competitors are unable to replicate efficiently. We believe we could meaningfully increase our sales within our current facility footprint and have identified potential for further capacity expansion through Lean initiatives. By managing multiple product sources in multiple countries and supplying products and services to thousands of retailers nationwide, we provide a highly differentiated value-added distribution service.

Proven and Economically Aligned Management Team. Our senior management team has a broad range of expertise with an average of approximately 13 years of experience at Hillman. Our senior management team represents a solid mix of tenured employees with long careers at Hillman, augmented by new management talent from large, well-respected organizations. Our current management team has driven our highly effective business strategy over a long period, leading to our strong operating and financial performance over that time period. Furthermore, members of our management team invested an aggregate of $12.5 million in connection with the acquisition of 100% of the capital stock of Hillman by OHCP HM Acquisition Corp. pursuant to equity rollover agreements.

Equity Ownership. Oak Hill Capital Partners (as defined herein) is a private equity firm managing funds with more than $8 billion of initial capital commitments from leading entrepreneurs, endowments, foundations, corporations, pension funds and global financial institutions. Over a period of more than 25 years, the professionals at Oak Hill Capital Partners and its predecessors have invested in more than 70 significant private equity transactions across broad segments of the U.S. and global economies. Oak Hill Capital Partners applies an industry-focused, theme-based approach and engages experienced operating consultants to work directly with management teams to implement strategic and operational initiatives. Oak Hill Capital Partners is one of two independently managed firms (which may work together from time to time) that operate with the Oak Hill name and invest in various asset classes, including equity and debt securities.

Strategy

We intend to continue to expand our business, enhance our market position and increase our revenues and cash flow by focusing on the following:

Focus on Incremental Penetration of Existing Customers: Meaningful opportunity exists for expansion of our current product offerings to our existing customers. Increased penetration of the fastener, key duplication threaded rod and builder’s hardware product lines to some of our largest customers presents a significant growth opportunity. We plan to increase our product penetration by leveraging our existing supply chain in conjunction with innovative sales and merchandising programs and a focused sales approach with existing customers.

Add New Products to Expand Existing Customer Relationships: We have historically been successful in adding new products to our existing portfolio, both through organic initiatives as well as acquisitions, by seeking product expansion opportunities that are complementary to the existing portfolio and that can be marketed through our existing sales force. The success of our new product introductions is reflected in the evolution of our diverse product portfolio. For example, the revenue contribution of our non-Fastener product lines has increased from approximately $4.9 million in 1996 to approximately $246.0 million in 2012. We introduced our Threaded Rod product line in 2006 and added the Builder’s Hardware product line in 2007. In 2013, we added fluid system products, automotive parts, and additional hardware components to our product portfolio with the Paulin Acquisition. Significant additional opportunities exist for further growth through product line expansion.

Enhance Growth Through Footprint Expansion of Major Customers: We believe that we are the exclusive provider of our core products to most customers and we believe we are well positioned to secure aisle space for such products when these customers open new stores. It is anticipated that customers in our National and Regional segment will continue to open new stores in the coming years, providing us with a “built-in” organic growth opportunity. Store openings by big box chains (defined as mass merchants, home centers, and large-format grocery/drug centers), are expected to gain momentum should the retailing environment improve in step with a general economic recovery.

Continue Our International Growth: We have expanded into Canada, Mexico, Central America, the Caribbean and Australia in recent years, and believe we are well-positioned to expand even further into these and potentially into other international markets. We typically follow the international footprint expansion of our National accounts, including The Home Depot and Lowe’s. For example, The Home Depot’s entry into the Mexican market early in the decade and its subsequent expansion to 101 stores currently provides us with a strong “built-in” growth platform in Mexico. Our distribution centers in Canada and Mexico also provide crucial support to our international customers. We continue to seek international expansion through new customers, increased penetration of existing customers, continued footprint expansion of current customers, and launch of new products. We recently began doing business in Australia and our first sales were reported in the third quarter of 2011.

Focused on Increased Operating Efficiencies: We will continue to focus on enhancing our operating efficiency, including working capital management and effectively managing our cost structure. We intend to expand our implementation of Lean initiatives throughout the organization, providing potential for enhanced profitability and more efficient inventory management. Our focus will include improved sourcing capabilities, potential rationalization of our distribution center network, and greater manufacturing efficiencies in selected facilities.

Pursue Tuck-In Acquisition Opportunities: We have demonstrated a strong track record of successfully acquiring and integrating acquisitions, and plan to continue to selectively pursue tuck-in acquisitions. Over the past 17 years we have completed 15 acquisitions, allowing us to expand our product portfolio with existing customers and enter new markets. Our long-tenured management team, which has participated in the integration of these acquisitions, is well versed in identifying and realizing synergies through effective integration. Notable recent acquisitions include the Threaded Rod distribution business of SteelWorks in January 2006, the Quick-Tag™ acquisition in May 2010, the Serv-A-Lite™ acquisition in December 2010, the TagWorks™ acquisition in March 2011, the Ook acquisition in December 2011, and the Paulin Acquisition in February 2013. The SteelWorks acquisition strengthened our relationships with national retailers and provided us with another product category in which we now hold a leadership position. The Serv-A-Lite™ acquisition strengthened Hillman’s position in specialty fasteners and electrical parts to hardware retailers. The TagWorks™/KeyWorks collaboration is expected to provide an opportunity to develop a next generation consumer operated key duplicating system. The Ook brand’s excellence in the picture hanging specialty category strengthened our position of providing value-added products and services to home centers and hardware retailers. In the Paulin Acquisition, we acquired a leading Canadian distributor and manufacturer of fasteners, fluid system products, automotive parts, and retail hardware components.

Recent Developments

On February 19, 2013, pursuant to the terms of the previously announced plan of arrangement dated as of December 17, 2012 (the “Arrangement Agreement”), Hillman acquired all of the issued and outstanding Class A common shares (the “Shares”) of Paulin and Paulin became an indirect wholly owned subsidiary of Hillman (the “Paulin Acquisition”). On March 31, 2013, Paulin was amalgamated with and into The Hillman Group Canada ULC.

Paulin is an Ontario, Canada-based distributor and manufacturer of fasteners, fluid system products, automotive parts, and screw machine components. Paulin’s manufacturing processes include Cold Heading, Nut Forming, Metal Stamping, Screw Machine, Adhesive Coating and Packaging. The industries served by Paulin include automotive, industrial, retail hardware, and agricultural. All manufacturing facilities are located in Ontario, Canada, while Paulin’s distribution facilities are located in Vancouver, Edmonton, Winnipeg, Toronto, Montreal, Moncton and Cleveland, Ohio. Paulin supplies over 75,000 different SKUs of standard fasteners and fittings.

In connection with the closing of the Paulin Acquisition, Hillman Group mandatorily exchanged all of its previously offered $65.0 million aggregate principal amount of temporary 10.875% Senior Notes issued under an indenture dated as of December 21, 2012 by issuing in exchange therefor a like aggregate amount of the initial notes. The initial notes so issued constituted an additional issuance of Hillman Group’s 10.875% Senior Notes due 2018 pursuant to that certain indenture, dated as of May 28, 2010, as amended and supplemented on December 29, 2010, April 1, 2011, February 5, 2013 and February 19, 2013, between Hillman Group, the guarantors party thereto and the trustee, under which Hillman Group previously issued $200.0 million in aggregate principal amount of its existing notes.

On May 20, 2013, Hillman Group purchased an interest rate cap agreement (the “2013 Cap Agreement”) with a two-year term for a notional amount of $225.0 million. The effective date of the 2013 Cap Agreement is May 28, 2013 and its termination date is May 28, 2015. The 2013 Cap Agreement provides for a cap strike price of 1.250% and a floating rate option of 3 months USD-LIBOR-BBA.

On May 23, 2013, Hillman announced that Executive Vice President and Chief Operating Officer James P. Waters will succeed Max W. Hillman as Chief Executive Officer, effective July 1, 2013. Mr. Waters, who had previously served as Chief Financial Officer of Hillman, joined Hillman’s Board of Directors, effective May 23, 2013.

Corporate Structure

The following chart summarizes our legal entity structure as of March 31, 2013:

Equity Sponsor

On May 28, 2010, Hillman was acquired by an affiliate of Oak Hill Capital Partners III, L.P., Oak Hill Capital Management III, L.P (together, “OHCP III”), and certain members of Hillman’s management and board of directors (the “Merger”). OHCP III is managed by Oak Hill Capital Management, LLC (“OHCM”, and together with the funds it manages, including OHCP III, “Oak Hill Capital Partners”). Oak Hill Capital Partners is a private equity firm managing funds with more than $8 billion of initial capital commitments from leading entrepreneurs, endowments, foundations, corporations, pension funds and global financial institutions. Over a period of more than 25 years, the professionals at Oak Hill Capital Partners and its predecessors have invested in more than 70 significant private equity transactions across broad segments of the U.S. and global economies. Oak Hill Capital Partners applies an industry-focused, theme-based approach and engages experienced operating consultants to work directly with management teams to implement strategic and operational initiatives. Oak Hill Capital Partners’ equity investment in Hillman was made from its current fund, OHCP III, which has $3.8 billion of initial capital commitments. Oak Hill Capital Partners is one of two independently managed firms (which may work together from time to time) that operate with the Oak Hill name and invest in various asset classes, including equity and debt securities.

Additional Information

Each of Hillman and Hillman Investment is a holding company whose assets consist solely of the equity securities of its subsidiaries. Hillman Group is a direct subsidiary of Hillman Investment and an indirect subsidiary of Hillman, and is our principal operating subsidiary. Each of Hillman, Hillman Investment and Hillman Group is a Delaware corporation.

Our headquarters are located at 10590 Hamilton Avenue, Cincinnati, Ohio 45231-1764 and our telephone number is (513) 851-4900. We maintain a website at http://www.hillmangroup.com. Information contained or linked on our website is not incorporated by reference in this prospectus and should not be considered a part of this prospectus.

Summary of the Exchange Offer

In this subsection, “we,” “us” and “our” refer only to The Hillman Group, Inc., as issuer of the notes, exclusive of The Hillman Companies, Inc., Hillman Investment Company and our subsidiaries.

Exchange Offer	We are offering to exchange $65,000,000 aggregate principal amount of our exchange notes for a like aggregate principal amount of our initial notes. In order to exchange your initial notes, you must properly tender them and we must accept your tender. We will exchange all outstanding initial notes that are properly tendered and not validly withdrawn.

The exchange notes constitute an additional issuance of 10.875% Senior Notes due 2018 pursuant to our indenture dated as of May 28, 2010, as amended and supplemented on December 29, 2010, April 1, 2011, February 5, 2013 and February 19, 2013, under which the existing notes were previously issued. Upon completion of this exchange offer, the exchange notes will trade with our existing notes.

Expiration Date	This exchange offer will expire at 5:00 p.m., New York City time, on , 2013 unless we decide to extend it.

Conditions to the Exchange Offer	We will complete this exchange offer only if:

•	there is no change in the laws and regulations which would impair our ability to proceed with this exchange offer;

•	there is no change in the current interpretation of the staff of the Securities and Exchange Commission (the “SEC”) permitting resales of the exchange notes; and

•

there is no stop order issued by the SEC that would suspend the effectiveness of the registration statement which includes this prospectus or the qualification of the exchange notes under the Trust Indenture Act of 1939.

Please refer to the section in this prospectus entitled “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Initial Notes	To participate in this exchange offer, you must complete, sign and date the letter of transmittal or its facsimile and transmit it, together with your initial notes to be exchanged and all other documents required by the letter of transmittal, to Wells Fargo Bank, National Association, as exchange agent, at its address indicated under “The Exchange Offer—Exchange Agent.” In the alternative, you can tender your initial notes by book-entry delivery following the procedures described in this prospectus. For more information on tendering your notes, please refer to the section in this prospectus entitled “The Exchange Offer—Procedures for Tendering Initial Notes.”

Special Procedures for Beneficial Owners	If you are a beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your initial notes in the exchange offer, you should contact the registered holder promptly and instruct that person to tender on your behalf.

Guaranteed Delivery Procedures	If you wish to tender your initial notes and you cannot get the required documents to the exchange agent on time, you may tender your notes by using the guaranteed delivery procedures described under the section of this prospectus entitled “The Exchange Offer—Procedures for Tendering Initial Notes—Guaranteed Delivery Procedure.”

Withdrawal Rights	You may withdraw the tender of your initial notes at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated under “The Exchange Offer—Exchange Agent” before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Acceptance of Initial Notes and Delivery of Exchange Notes	If all the conditions to the completion of this exchange offer are satisfied, we will accept any and all initial notes that are properly tendered in this exchange offer on or before 5:00 p.m., New York City time, on the expiration date. We will return any initial note that we do not accept for exchange to you without expense promptly after the expiration date. We will deliver the exchange notes to you promptly after the expiration date and acceptance of your initial notes for exchange. Please refer to the section in this prospectus entitled “The Exchange Offer—Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes.”

Federal Income Tax Considerations Relating to the Exchange Offer	Exchanging your initial notes for exchange notes will not be a taxable event to you for United States federal income tax purposes. Please refer to the section of this prospectus entitled “Certain United States Federal Income Tax Considerations.”

Exchange Agent	Wells Fargo Bank, National Association is serving as exchange agent in the exchange offer.

Fees and Expenses	We will pay the expenses related to this exchange offer. Please refer to the section of this prospectus entitled “The Exchange Offer—Fees and Expenses.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes. We are making this exchange offer solely to satisfy certain of our obligations under our registration rights agreement entered into in connection with the initial notes.

Consequences to Holders Who Do Not Participate in the Exchange Offer	If you do not participate in this exchange offer:

•	except as set forth in the next paragraph, you will not necessarily be able to require us to register your initial notes under the Securities Act;

•

you will not be able to resell, offer to resell or otherwise transfer your initial notes unless they are registered under the Securities Act or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, registration under the Securities Act; and

•	the trading market for your initial notes will become more limited to the extent other holders of initial notes participate in the exchange offer.

•	You will not be able to require us to register your initial notes under the Securities Act unless:

•	the exchange offer is not permitted by applicable law or SEC policy;

•	you are prohibited by applicable law or SEC policy from participating in the exchange offer;

•

you may not resell the exchange notes you acquire in the exchange offer to the public without delivering a prospectus and that the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by you; or

•	you are a broker-dealer and hold initial notes acquired directly from us or one of our affiliates.

In these cases, the registration rights agreement requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for the benefit of the holders of the initial notes described in this paragraph. We do not currently anticipate that we will register under the Securities Act any notes that remain outstanding after completion of the exchange offer.

Please refer to the section of this prospectus entitled “The Exchange Offer—Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences.”

Resales	It may be possible for you to resell the exchange notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to the conditions described under “—Obligations of Broker-Dealers” below.

To tender your initial notes in this exchange offer and resell the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, you must make the following representations:

•	you are authorized to tender the initial notes and to acquire exchange notes, and that we will acquire good and unencumbered title thereto;

•	the exchange notes acquired by you are being acquired in the ordinary course of business;

•

you have no arrangement or understanding with any person to participate in a distribution of the exchange notes and are not participating in, and do not intend to participate in, the distribution of such exchange notes;

•

you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of ours, or you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable; and

•

if you are a broker-dealer, initial notes to be exchanged were acquired by you as a result of market-making or other trading activities and you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such exchange notes.

Please refer to the sections of this prospectus entitled “The Exchange Offer—Procedure for Tendering Initial Notes—Proper Execution and Delivery of Letters of Transmittal,” “Risk Factors—Risks Relating to the Exchange Offer—Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes” and “Plan of Distribution.”

Obligations of Broker-Dealers	If you are a broker-dealer (1) who receives exchange notes, you must acknowledge that you will deliver a prospectus in connection with any resales of the exchange notes, (2) who acquired the initial notes as a result of market making or other trading activities, you may use the exchange offer prospectus as supplemented or amended, in connection with resales of the exchange notes, or (3) who acquired the initial notes directly from the issuer in the initial offering and not as a result of market making and trading activities, you must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with resales of the exchange notes.

Summary of Terms of the Exchange Offer

The summary below describes the principal terms of the exchange notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains a more detailed description of the terms and conditions of the notes.

Issuer	The Hillman Group, Inc.

Notes Offered	$65,000,000 in aggregate principal amount of our 10.875% Senior Notes due 2018. The forms and terms of the exchange notes are the same as the form and terms of the initial notes except that the issuance of the exchange notes is registered under the Securities Act, the exchange notes will not bear legends restricting their transfer and the exchange notes will not be entitled to registration rights under our registration rights agreement. The exchange notes will evidence the same debt as the initial notes. The initial notes, the exchange notes and the existing notes will be governed by the indenture dated as of May 28, 2010, as amended and supplemented on December 29, 2010, April 1, 2011 February 5, 2013 and February 19, 2013.

Maturity Date	June 1, 2018

Interest	10.875% per year (calculated using a 360-day year).

Interest Payment Dates	Each June 1 and December 1, commencing December 1, 2013, in the case of the exchange notes.

Ranking	The notes are our general unsecured, senior obligations. Accordingly, they rank:

•

effectively subordinate to all of our existing and future secured indebtedness, including indebtedness under the new term loan and the revolving credit facility, to the extent of the value of the collateral securing such indebtedness;

•

effectively subordinate to all existing and future indebtedness and other liabilities, including trade payables, of any non-guarantor subsidiaries (other than indebtedness and other liabilities owed to Hillman Group);

•	equal in right of payment to all of our existing and future senior unsecured indebtedness; and

•	senior in right of payment to all of our future subordinated indebtedness.

As of March 31, 2013, we had approximately $759.7 million of total indebtedness, of which:

•

$105.4 million was indebtedness of Hillman, consisting of the 11.6% junior subordinated debentures due 2027 issued to the Hillman Trust (which represents the liquidation value of the Trust Preferred Securities); and

•

$654.3 million was indebtedness of Hillman Group, consisting of $388.4 million of senior secured debt under our term loan, $200.0 million of unsecured debt under the existing notes, $65.0 million of unsecured debt under the initial notes and $0.9 million of capital lease and other obligations; and

•	$5.5 million committed for letters of credit and $24.5 million available for borrowings under our revolving credit facility.

In addition, as of March 31, 2013, there was outstanding a $105.4 million subordinated intercompany note due 2027 (the “Intercompany Note”) of Hillman Group held by Hillman Investment. The Intercompany Note was issued in connection with the issuance of the 11.6% junior subordinated debentures of Hillman and the trust preferred securities of Hillman Trust.

The indenture governing the notes restricts the ability of Hillman Group to refinance or otherwise pay principal or interest on the Intercompany Note.

Guarantees	The notes are unconditionally guaranteed, jointly and severally, on a senior unsecured basis by Hillman, Hillman Investment and each of Hillman Group’s existing and future domestic subsidiaries. All of the guarantors have guaranteed Hillman Group’s obligations under the term loan and the revolving credit facility on a senior secured basis. In the future, the guarantees may be released or terminated under certain circumstances. See “Description of Notes—Note Guarantees.”

Each guarantee ranks:

•

effectively subordinate to all existing and future secured indebtedness of the guarantor, including its guarantee of indebtedness under the new term loan and the revolving credit facility, to the extent of the value of the collateral securing such indebtedness;

•	effectively subordinate to all existing and future indebtedness and other liabilities, including trade payables, of any non-guarantor subsidiaries;

•	equal in right of payment to all existing and future senior unsecured indebtedness of the guarantor; and

•	senior in right of payment to any future subordinated indebtedness of the guarantor.

Not all of our subsidiaries guarantee the notes. As of March 31, 2013:

•	the notes were effectively subordinated to $17.5 million of indebtedness and other liabilities (including trade payables) of our non-guarantor subsidiaries; and

•	our non-guarantor subsidiaries had assets representing approximately 25.2% of our consolidated assets as of March 31,

2013, and revenue representing approximately 6.3% of our consolidated revenues for the three months ended March 31, 2013.

Optional Redemption	Prior to June 1, 2014, we may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount plus a make-whole premium and accrued and unpaid interest to the date of redemption.

On and after June 1, 2014, we may redeem the notes, in whole or in part, at the redemption prices set forth under “Description of Notes—Optional Redemption.”

At any time prior to June 1, 2013, we may, from time to time, redeem up to 35% of the aggregate principal amount of the notes with the net cash proceeds of certain equity offerings at the redemption price set forth under “Description of Notes—Optional Redemption,” if at least 65% of the aggregate principal amount of the notes issued under the indenture remain outstanding immediately after such redemption and the redemption occurs within 90 days of the closing date of such equity offering.

Change of Control	If a change of control occurs, each holder of notes may require us to repurchase all or a portion of its notes for cash at a price equal to 101% of the aggregate principal amount of such notes, plus any accrued and unpaid interest to, but not including, the date of repurchase.

Certain Covenants	The indenture governing the exchange notes is the same indenture that governs the initial notes and the existing notes. The indenture contains covenants that, among other things, limit the ability of Hillman Group and its direct and indirect restricted subsidiaries to:

•	sell assets;

•	pay dividends or make other distributions on capital stock or subordinated indebtedness;

•	make investments;

•	incur additional indebtedness or issue preferred stock;

•	create certain liens;

•	enter into agreements that restrict dividends or other payments from our restricted subsidiaries to us;

•	consolidate, merge or transfer all or substantially all of the assets of our company;

•	engage in transactions with affiliates; and

•	create unrestricted subsidiaries.

These covenants are subject to important exceptions and qualifications, which are described under the heading “Description of

Notes” in this prospectus. These covenants are generally not applicable to Hillman, Hillman Investment or any of their subsidiaries (other than the Hillman Group and its direct and indirect restricted subsidiaries).

Absence of a Public Market for the Exchange Notes	The exchange notes are an addition to a relatively new issue of securities. The initial notes have traded separately from our existing notes. Upon completion of this exchange offer, the exchange notes will trade together with our existing notes. We cannot assure you that a market for the notes will develop or that this market will be liquid. Please refer to the section of this prospectus entitled “Risk Factors—Risks Relating to the Notes and Our Indebtedness—There is no established trading market for the exchange notes, and you may not be able to sell them quickly or at the price that you paid.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes. We are making this exchange solely to satisfy our obligations under the registration rights agreement entered into in connection with the initial notes.

Form and Denomination	The exchange notes will be represented by one or more permanent global securities in registered form deposited on behalf of The Depository Trust Company (“DTC”) with Wells Fargo Bank, National Association, as custodian. You will not receive exchange notes in certificated form unless one of the events described in the section of this prospectus entitled “Description of Notes—Book Entry; Delivery and Form—Exchange of Book-Entry Notes for Certificated Notes” occurs. Instead, beneficial interests in the exchange notes will be shown on, and transfers of these exchange notes will be effected only through, records maintained in book entry form by DTC with respect to its participants.

Risk Factors	You should consider carefully the information set forth in the section entitled “Risk Factors” beginning on page 27 of this prospectus and all other information contained in this prospectus before deciding to invest in the exchange notes.

Summary Historical and Pro Forma Consolidated Financial Information

The following table sets forth our summary historical and pro forma consolidated financial information. The summary historical consolidated financial information set forth below for each of the years in the two year period ended December 31, 2012, the seven months ended December 31, 2010, the five months ended May 28, 2010 and as of December 31, 2012 and 2011 has been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary historical consolidated financial information for the three months ended March 31, 2013 and 2012 and as of March 31, 2013, has been derived from our unaudited consolidated financial statements included elsewhere in this prospectus.

The following table also presents certain pro forma financial information for the year ended December 31, 2012 and the three months ended March 31, 2013 that gives effect to the Paulin Acquisition as if it had occurred on January 1, 2012.

The summary historical consolidated financial information presented below is not necessarily indicative of results of future operations and should be read together with our consolidated financial statements and related notes and the information included elsewhere in this prospectus under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Use of Proceeds,” “Capitalization,” “Where You Can Find More Information” and “Unaudited Pro Forma Financial Information.”

Our summary historical consolidated financial information for the five months ended May 28, 2010 is referenced herein as the predecessor financial statements (the “Predecessor” or “Predecessor Financial Statements”). Our summary historical consolidated financial information for the seven months ended December 31, 2010 and periods thereafter is referenced herein as the successor financial statements (the “Successor” or “Successor Financial Statements”).

Comprehensive Income Data:

	Predecessor	Successor
	Five Months Ended May 28, 2010	Seven Months Ended December 31, 2010	Year Ended December 31,		Three Months Ended March 31,
($ in thousands)			2011	2012	2012	2013 (1)
Net sales	$185,716	$276,680	$506,526	$555,465	$128,373	$143,919
Cost of sales (2)	89,773	136,554	252,491	275,016	63,589	73,646
Operating expenses:
Selling, general and administrative expenses	82,850	90,760	169,766	188,330	44,920	48,369
Acquisition and Integration	11,342	11,150	2,805	3,031	152	2,029
Depreciation	7,283	11,007	21,333	22,009	5,889	5,542
Amortization	2,678	10,669	20,717	21,752	5,471	5,446
Management and transaction fees to related party	438	—	110	155	—	—

Total operating expenses	104,591	123,586	214,731	235,277	56,432	61,386

Other (income) expense, net	(114)	145	(851)	4,204	(483)	1,103

(Loss) income from operations	(8,762)	16,685	38,453	40,968	8,835	7,784
Interest expense, net	8,327	20,712	40,679	41,138	10,102	11,953
Interest expense on mandatorily redeemable preferred stock and management purchased options	5,488	—	—	—	—	—
Interest expense on junior subordinated debentures	5,254	7,356	12,610	12,610	3,152	3,152
Investment income on trust common securities	(158)	(220)	(378)	(378)	(95)	(94)

Income (loss) before income taxes	(27,673)	(11,163)	(14,458)	(12,402)	(4,324)	(7,227)

Income tax provision (benefit)	(2,465)	(3,125)	(4,679)	(5,168)	(1,737)	(2,642)

Net loss	$(25,208)	$(8,038)	$(9,779)	$(7,234)	$(2,587)	$(4,585)

Operating and Other Financial Data:
Net cash provided by (used for) operating activities	$(483)	$11,199	$24,213	$23,418	$288	$(6,596)
Net cash used for investing activities	(5,411)	(43,760)	(73,529)	(24,310)	(5,444)	(110,067)
Net cash provided by (used for) financing activities	(10,003)	38,879	53,758	54,413	806	73,754
Adjusted EBITDA (3)	32,175	50,213	90,219	107,019	20,853	22,475
Ratio of earnings to fixed charges (4)	(.37x )	.64x	.76x	.78x	.71x	.57x
Other Data:
Capital expenditures	$5,411	$9,675	$17,935	$24,313	$5,447	$6,651
Other Comprehensive Income:
Foreign currency translation adjustments	17	(1)	(179)	1,051	(80)	1,237
Interest rate swap, net of tax	1,161	(624)	624	—	—	—

Total other comprehensive income (loss)	1,178	(625)	445	1,051	(80)	1,237

Comprehensive income (loss)	$(24,030)	$(8,663)	$(9,334)	$(6,183)	$(4,665)	$(1,350)

Balance Sheet Data (at period end):

	Successor
	December 31,			March 31,
	2010	2011	2012	2012	2013
($ in thousands)				(unaudited)	(unaudited)
Cash and cash equivalents	$7,585	$12,027	$65,648	$7,677	$22,639
Total assets	1,052,778	1,127,851	1,175,793	1,128,767	1,262,044
Working Capital (6)	120,440	123,211	193,945	136,334	224,665
Total debt (7)	556,160	619,330	683,885	620,347	759,791
Stockholder’s equity (deficit)	287,731	278,547	270,495	277,197	266,361

(1)	Financial data as at and for the three months ended March 31, 2013 (in contrast to the comparable predecessor period) reflects the Paulin Acquisition, which occurred on February 19, 2013.
(2)	Excludes depreciation and amortization, which is included in total operating expenses. Cost of sales includes royalty payments made pursuant to the Quick-Tag™ license of $757, $0, $0 and $0 for the five months ended May 28, 2010, the seven months ended December 31, 2010, the years ended December 31, 2011 and December 31, 2012, respectively, and $0 and $0 for the three months ended March 31, 2012 and 2013, respectively. We completed the Quick-Tag™ acquisition in connection with the Merger.
(3)	We present Adjusted EBITDA as a supplemental measure of our performance. Adjusted EBITDA represents EBITDA adjusted for management fees, stock compensation costs, exchange rate gains/losses, non-recurring legal and professional fees and other non-recurring general and administrative costs. These further adjustments are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA margin represents Adjusted EBITDA divided by net sales.

Pro Forma Data:

The pro forma data gives effect to the Paulin Acquisition as if it had occurred on January 1, 2012.
	Successor
	Year Ended December 31, 2012	Three Months Ended March 31, 2013
Pro forma Adjusted EBITDA (5)	$117,689	$24,465
Net loss (5)	(4,703)	(4,248)

The following table reconciles Adjusted EBITDA to net income (loss):

	Predecessor	Successor
	Five Months Ended May 28, 2010	Seven Months Ended December 31, 2010	Year Ended December 31,		Three Months Ended March 31,
($ in thousands)			2011	2012	2012	2013
Net loss	$(25,208)	$(8,038)	$(9,779)	$(7,234)	$(2,587)	$(4,585)
Interest expense, net	8,327	20,712	40,679	41,138	10,102	11,953
Interest expense on mandatorily redeemable preferred stock and management purchased options	5,488	—	—	—	—	—
Interest expense on junior subordinated debentures	5,254	7,356	12,610	12,610	3,152	3,152
Investment income on trust common securities	(158)	(220)	(378)	(378)	(95)	(94)
Income tax provision	(2,465)	(3,125)	(4,679)	(5,168)	(1,737)	(2,642)
Depreciation	7,283	11,007	21,333	22,009	5,889	5,542
Amortization	2,678	10,669	20,717	21,752	5,471	5,446

EBITDA	$1,199	$38,361	$80,503	$84,729	$20,195	$18,772

Management and transaction fees to related party	438	—	110	155	—	—
Stock compensation expense	19,053	—	—	714	—	261
Exchange rate (gain) loss	(76)	(315)	446	1,171	(342)	1,163
Other adjustments (a)	11,561	12,167	9,160	20,250	1,000	2,279

Adjusted EBITDA	$32,175	$50,213	$90,219	$107,019	$20,853	$22,475

(a)	In the five months ended May 28, 2010, other adjustments were primarily one-time charges for investment banking, legal and professional fees. For the seven months ended December 31, 2010, the years ended December 31, 2011 and 2012 and the three months ended March 31, 2012 and 2013, other adjustments were primarily charges for legal, diligence and professional fees.

We present Adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA because our credit agreement and our indenture use measures similar to Adjusted EBITDA to measure our compliance with certain covenants.

(4)	The ratio of earnings to fixed charges is computed by dividing fixed charges into net loss before provision (benefit) for income taxes plus fixed charges. Fixed charges consist of interest expense on debt (including the amortization of debt expense) and one-third (the proportion deemed representative of the interest portion) of rent expense.

(5)	The pro forma information presented should be read in conjunction with the unaudited pro forma financial information in this prospectus. See “Unaudited Pro Forma Financial Information.” The following tables reconcile pro forma Adjusted EBITDA to pro forma net loss for the periods presented:

	Successor
($ in thousands)	Year Ended December 31, 2012	Three Months Ended March 31, 2013
Pro forma net loss	$(4,703)	$(4,248)
Interest expense, net	47,371	12,214
Interest expense on mandatorily redeemable preferred stock and management purchased options	—	—
Interest expense on junior subordinated debentures	12,610	3,152
Investment income on trust common securities	(378)	(94)
Income tax (benefit) provision	(5,820)	(1,642)
Depreciation	23,867	5,817
Amortization	22,452	5,563

Pro Forma EBITDA	$95,399	$20,762

Management and transaction fees to related party	155	—
Stock compensation expense	714	261
Exchange rate (gain) loss	1,171	1,163
Other adjustments (a)	20,250	2,279

Pro forma Adjusted EBITDA	$117,689	$24,465

(a)	In the year ended December 31, 2012, other adjustments were primarily restructuring costs and charges for investment banking, legal, diligence and professional fees. In the three months ended March 31, 2013, other adjustments were primarily charges for investment banking, legal, diligence and professional fees.

Pro forma Adjusted EBITDA is subject to all of the limitations that apply to Adjusted EBITDA. See footnote 3 above.

(6)	Working capital represents current assets less current liabilities.

(7)	Also includes the current portion of long term debt. Includes $105.4 million of indebtedness of Hillman and $654.3 million of indebtedness of Hillman Group. Does not include the Intercompany Note. See “Capitalization” and “Description of Certain Other Indebtedness—Intercompany Note.”

RISK FACTORS

Investing in the exchange notes involves risk as discussed below. If any of the following risks occur or are otherwise realized, our business, financial condition and results of operations could be materially adversely affected. You should consider carefully the risks described below and all other information included in this prospectus, including our financial statements and the related notes and schedules thereto, as well as in other documents that we file with the SEC before deciding to invest in the exchange notes.

Risks relating to our Business

Current economic conditions may adversely impact demand for our products, reduce access to credit and cause our customers and others with which we do business to suffer financial hardship, all of which could adversely impact our business, results of operations, financial condition and cash flows.

Our business, financial condition and results of operations have and may continue to be affected by various economic factors. The U.S. economy has undergone a period of recession and the future economic environment may continue to be less favorable than that of recent years. The economic slowdown has led to reduced consumer and business spending and any delay in the recovery could lead to further reduced spending in the foreseeable future, including by our customers. In addition, economic conditions, including decreased access to credit, may result in financial difficulties leading to restructurings, bankruptcies, liquidations and other unfavorable events for our customers, suppliers and other service providers. If such conditions deteriorate in 2013 or through fiscal 2014, our industry, business and results of operations may be materially adversely impacted.

Our business is impacted by general economic conditions in the U.S. and international markets, particularly the U.S. retail markets including hardware stores, home centers, mass merchants, and other retailers. In recent quarters, operations have been negatively impacted by the general downturn in the U.S. economy, including higher unemployment figures, and the contraction of the retail market. Although there have been certain signs of improvement in the economy, general expectations do not call for significant economic growth to return in the near term and may have the effect of reducing consumer spending which could adversely affect our results of operations during the next year.

We operate in a highly competitive industry, which may have a material adverse effect on our business, financial condition and results of operations.

The retail industry is highly competitive, with the principal methods of competition being price, quality of service, quality of products, product availability, credit terms and the provision of value-added services, such as merchandising design, in-store service and inventory management. We encounter competition from a large number of regional and national distributors, some of which have greater financial resources than us and may offer a greater variety of products. If these competitors are successful, our business, financial condition and results of operations may be materially adversely affected.

If the current weakness continues in the retail markets including hardware stores, home centers, mass merchants and other retail outlets in North America, or general recessionary conditions worsen, it could have a material adverse effect on our business.

In the past several years, our business has been adversely affected by the decline in the North American economy, particularly with respect to retail markets including hardware stores, home centers, lumberyards and mass merchants. It is possible that this softness will continue or further deteriorate in 2013 or through fiscal 2014. To the extent that this decline persists or deteriorates, there is likely to be an unfavorable impact on demand for our products which could have a material adverse effect on sales, earnings and cash flows. In addition, due to current economic conditions, it is possible that certain customers’ credit-worthiness may erode and result in increased write-offs of customer receivables.

Our business may be materially adversely affected by seasonality.

In general, we have experienced seasonal fluctuations in sales and operating results from quarter to quarter. Typically, the first calendar quarter is the weakest due to the effect of weather on home projects and the construction industry. If adverse weather conditions persist on a regional or national basis into the second or other calendar quarters, our business, financial condition, and results of operations may be materially adversely affected.

Large customer concentration and the inability to penetrate new channels of distribution could adversely affect our business.

Our three largest customers constituted approximately 40.1% of net sales and 49.7% of the year-end accounts receivable balance for 2012. Each of these customers is a big box chain store. As a result, our results of operations depend greatly on our ability to maintain existing relationships and arrangements with these big box chain stores. To the extent the big box chain stores are materially adversely impacted by the current economic slowdown, this could have a negative effect on our results of operations. The loss of one of these customers or a material adverse change in the relationship with these customers could have a negative impact on our business. Our inability to penetrate new channels of distribution may also have a negative impact on our future sales and business.

Successful sales and marketing efforts depend on our ability to recruit and retain qualified employees.

The success of our efforts to grow our business depends on the contributions and abilities of key executives, our sales force and other personnel, including the ability of our sales force to achieve adequate customer coverage. We must therefore continue to recruit, retain and motivate management, sales and other personnel to maintain our current business and support our projected growth. A shortage of these key employees might jeopardize our ability to implement our growth strategy.

We are exposed to adverse changes in currency exchange rates.

Exposure to foreign currency risk results because we, through our global operations, enter into transactions and make investments denominated in multiple currencies. Our predominant exposures are in Australian, Canadian, Mexican and Asian currencies, including the Chinese Renminbi (“RMB”). In preparing our financial statements, for foreign operations with functional currencies other than the U.S. dollar, asset and liability accounts are translated at current exchange rates, and income and expenses are translated using weighted-average exchange rates. With respect to the effects on translated earnings, if the U.S. dollar strengthens relative to local currencies, our earnings could be negatively impacted. We do not make a practice of hedging our non-U.S. dollar earnings.

We source many products from China and other Asian countries for resale in other regions. To the extent that the RMB or other currencies appreciate with respect to the U.S. dollar, we may experience cost increases on such purchases. The RMB appreciated against the U.S. dollar by 1.0% in 2012, 4.6% in 2011 and 3.3% in 2010. Significant appreciation of the RMB or other currencies in countries where we source our products could adversely impact our profitability. We may not be successful at implementing customer pricing or other actions in an effort to mitigate the related cost increases and thus our results of operations may be adversely impacted.

Our results of operations could be negatively impacted by inflation or deflation in the cost of raw materials, freight and energy.

Our products are manufactured of metals, including but not limited to steel, aluminum, zinc, and copper. Additionally, we use other commodity based materials in the manufacture of LNS that are resin based and subject to fluctuations in the price of oil. We are also exposed to fluctuations in the price of diesel fuel in the form of freight surcharges on customer shipments and the cost of gasoline used by the field sales and service force. Continued inflation over a period of years would result in significant increases in inventory costs and operating expenses. If we are unable to mitigate these inflation increases through various customer pricing actions and cost reduction initiatives, our financial condition may be adversely affected. Conversely, in the event that there is deflation, we may experience pressure from our customers to reduce prices. There can be no assurance that we would be able to reduce our cost base (through negotiations with suppliers or other measures) to offset any such price concessions which could adversely impact our results of operations and cash flows.

Our business is subject to risks associated with sourcing product from overseas.

We import large quantities of our fastener products. Substantially all of our import operations are subject to customs requirements and to tariffs and quotas set by governments through mutual agreements or bilateral actions. In addition, the countries from which our products and materials are manufactured or imported may, from time to time, impose additional quotas, duties, tariffs or other restrictions on our imports or adversely modify existing restrictions. Adverse changes in these import costs and restrictions, or our suppliers’ failure to comply with customs regulations or similar laws, could harm our business.

Our ability to import products in a timely and cost-effective manner may also be affected by conditions at ports or issues that otherwise affect transportation and warehousing providers, such as port and shipping capacity, labor disputes, severe weather or increased homeland security requirements in the U.S. and other countries. These issues could delay importation of products or require us to locate alternative ports or warehousing providers to avoid disruption to customers. These alternatives may not be available on short notice or could result in higher transit costs, which could have an adverse impact on our business and financial condition.

Although we expect that the Paulin Acquisition will result in benefits to us, we may not realize those benefits because of integration difficulties.

Integrating the operations of Paulin successfully or otherwise realizing any of the anticipated benefits of the Paulin Acquisition, including anticipated cost savings and additional revenue opportunities, involves a number of challenges. The failure to meet these integration challenges could seriously harm our results of operations and our cash flow may decline as a result.

Realizing the benefits of the Paulin Acquisition will depend in part on the integration of information technology, operations, personnel, and sales force. These integration activities are complex and time-consuming and we may encounter unexpected difficulties or incur unexpected costs, including:

•

our inability to achieve the cost savings and operating synergies anticipated in the Paulin Acquisition, which would prevent us from achieving the positive earnings gains expected as a result of the Paulin Acquisition;

•	diversion of management attention from ongoing business concerns to integration matters;

•	difficulties in consolidating and rationalizing information technology platforms, administrative infrastructures, and accounting standards;

•	complexities associated with managing the combined businesses and consolidating multiple physical locations;

•	difficulties in integrating personnel from different corporate cultures;

•	challenges in demonstrating to our customers and to customers of Paulin that the Paulin Acquisition will not result in adverse changes in customer service standards or business focus; and

•	possible cash flow interruption or loss of revenue as a result of change of ownership transitional matters related to the Paulin Acquisition.

We may not successfully integrate the operations of the businesses of Paulin in a timely manner and we may not realize the anticipated net reductions in costs and expenses and other benefits of the Paulin Acquisition to the extent, or in the timeframe, anticipated. In addition to the integration risks discussed above, our ability to realize these net reductions in costs and expenses and other benefits and synergies could be adversely impacted by practical or legal constraints on our ability to combine operations.

Acquisitions have formed a significant part of our growth strategy in the past and may continue to do so. If we are unable to identify suitable acquisition candidates or obtain financing needed to complete an acquisition, our growth strategy may not succeed.

Historically, our growth strategy has relied on acquisitions that either expand or complement our businesses in new or existing markets. However, there can be no assurance that we will be able to identify or acquire acceptable acquisition candidates on terms favorable to us and in a timely manner, if at all, to the extent necessary to fulfill our growth strategy.

The process of integrating acquired businesses into our operations may result in unforeseen difficulties and may require a disproportionate amount of resources and management attention, and there can be no assurance that we will be able to successfully integrate acquired businesses into our operations.

The current economic environment may make it difficult to acquire businesses in order to further our growth strategy. We will continue to seek acquisition opportunities both to expand into new markets and to enhance our position in our existing markets. However, our ability to do so will depend on a number of factors, including our ability to obtain financing that we may need to complete a proposed acquisition opportunity which may be unavailable or available on terms that are not advantageous to us. If financing is unavailable, we may be forced to forego otherwise attractive acquisition opportunities which may have a negative effect on our ability to grow.

If we were required to write down all or part of our goodwill or indefinite-lived trade names, our results of operations could be materially adversely affected.

As a result of the Merger and the subsequent acquisitions of Serv-A-Lite™, TagWorks™, Ook and Paulin, we have $468.5 million of goodwill and $54.3 million of indefinite-lived trade names recorded on our consolidated balance sheet at March 31, 2013. We are required to periodically determine if our goodwill or indefinite-lived trade names have become impaired, in which case we would write down the impaired portion of the intangible asset. If we were required to write down all or part of our goodwill or indefinite-lived trade names, our net income could be materially adversely affected.

Our success is highly dependent on information and technology systems.

We believe that our proprietary computer software programs are an integral part of our business and growth strategies. We depend on our information systems to process orders, to manage inventory and accounts receivable collections, to purchase, sell and ship products efficiently and on a timely basis, to maintain cost-effective operations and to provide superior service to our customers. There can be no assurance that the precautions which we have taken against certain events that could disrupt the operations of our information systems will prevent the occurrence of such a disruption. Any such disruption could have a material adverse effect on our business and results of operations.

Risks relating to the Notes and Our Indebtedness

Our substantial indebtedness could adversely affect our operations and financial data and prevent us from fulfilling our obligations under the notes.

We have a significant amount of indebtedness. At March 31, 2013, we had total indebtedness of $759.7 million, consisting of $105.4 million of indebtedness of Hillman (which represents the liquidation value of our 11.6% Trust Preferred Securities (the “Trust Preferred Securities”)) and $654.3 million of indebtedness of Hillman Group.

Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds.

In addition, the indenture and our senior secured credit facilities contain financial and other restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts.

The level of indebtedness and the significant debt servicing costs associated with our indebtedness requires that a substantial portion of cash flows from operations be dedicated to make payments on debt, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions, and other general corporate purposes; limiting flexibility in planning for, or reacting to, changes in the industries in which we compete; placing us at a competitive disadvantage compared to competitors, some of whom have lower debt service obligations and greater financial resources; limiting the ability to borrow additional funds; and increasing our vulnerability to general adverse economic and industry conditions.

The decline of general economic conditions in the U.S. capital markets over the past two years has significantly reduced the availability of credit for a number of companies. This may impact our ability to borrow additional funds, if necessary.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture do not fully prohibit us or our subsidiaries from doing so. If new debt is added to our current debt levels, the related risks that we and they now face could intensify. See “Description of Notes,” “Description of Certain Other Indebtedness—Senior Secured Credit Facilities” and our Form 10-K for the year ended December 31, 2012 for a description of our senior secured credit facilities and certain other indebtedness.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us under our credit facility in an amount sufficient to enable us to pay our indebtedness, including these notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including these notes on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our credit facility and these notes, on commercially reasonable terms or at all.

The failure to meet certain financial covenants required by our credit agreements may materially and adversely affect assets, financial position and cash flows.

Certain of our credit agreements require the maintenance of certain interest coverage and leverage ratios and limit our ability to incur debt, make investments, make dividend payments to holders of the Trust Preferred Securities of Hillman Trust or undertake certain other business activities. In particular, our maximum allowed leverage is 4.75x, excluding the junior subordinated debentures, as of March 31, 2013. A breach of the leverage covenant, or any other covenants, could result in an event of default under the credit agreements. Upon the occurrence of an event of default under the credit agreements, all amounts outstanding, together with accrued interest, could be declared immediately due and payable by our lenders. If this happens, our assets may not be sufficient to repay in full the payments due under the credit agreements. The current credit market environment and other macro-economic challenges affecting the global economy may adversely impact our ability to borrow sufficient funds or sell assets or equity in order to pay existing debt.

Your right to receive payments on the notes is effectively subordinated to the rights of our existing and future secured creditors. Further, the guarantees of the notes are effectively subordinated to all our guarantors’ existing and future secured indebtedness. The notes will also be structurally subordinated to the indebtedness of our non-guarantor subsidiaries.

Holders of our secured indebtedness and the secured indebtedness of the guarantors have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing that other indebtedness. Notably, we and the guarantors are parties to the senior secured credit facilities, which are secured by liens on substantially all of our assets and the assets of the guarantors. The notes are effectively subordinated to all that secured indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those of our assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of secured indebtedness.

As of March 31, 2013, the aggregate amount of our secured indebtedness was approximately $388.4 million, and we had availability for $24.5 million of additional borrowing under our Senior Facilities. We may be permitted to borrow substantial additional indebtedness, including senior debt, in the future under the terms of the indenture. See “Description of Certain Other Indebtedness—Senior Secured Credit Facilities” and our Form 10-K for the year ended December 31, 2012 for a description of our senior secured credit facilities and certain other indebtedness.

In addition, the notes are structurally subordinated to the indebtedness of our non-guarantor subsidiaries. As of March 31, 2013, the notes would have been effectively junior to $17.5 million of indebtedness and other liabilities (including trade payables) of our non-guarantor subsidiaries. Our non-guarantor subsidiaries generated 6.3% of our consolidated revenues in the twelve-month period ended March 31, 2013 and held 25.2% of our consolidated assets as of March 31, 2013.

We are permitted to create unrestricted subsidiaries, which will not be subject to any of the covenants in the indenture, and we may not be able to rely on the cash flow or assets of those unrestricted subsidiaries to pay our indebtedness.

Unrestricted subsidiaries will not be subject to the covenants under the indenture governing the notes. Unrestricted subsidiaries may enter into financing arrangements that limit their ability to make loans or other payments to fund payments in respect of the notes. Accordingly, we may not be able to rely on the cash flow or assets of unrestricted subsidiaries to pay any of our indebtedness, including the notes.

We are subject to fluctuations in interest rates.

All of our indebtedness incurred in connection with the Bank Financing has variable rate interest. Increases in borrowing rates will increase our cost of borrowing, which may affect our results of operations and financial condition.

We may choose to redeem the notes when prevailing interest rates are relatively low.

We may choose to redeem the notes from time to time, especially when prevailing interest rates are lower than the rate borne by the notes. If prevailing rates are lower at the time of redemption, you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes being redeemed. Our redemption right also may adversely impact your ability to sell your notes as the optional redemption date or period approaches.

There is no established trading market for the exchange notes, and you may not be able to sell them quickly or at the price that you paid.

The exchange notes are an addition to a relatively new issue of securities for which there is no established trading market. We do not intend to apply for exchange notes to be listed on any securities exchange or to arrange for their quotation on any automated dealer quotation system. The initial purchasers of the initial notes have advised us that as of the issuance date of the initial notes they intended to make a market in the notes, but the initial purchasers are not obligated to do so. The initial purchasers may discontinue any market making in the notes at any time, in their sole discretion. As a result, we cannot assure you as to the liquidity of any trading market for the exchange notes.

We also cannot assure you that you will be able to sell the exchange notes at a particular time or that the prices that you receive when you sell will be favorable. Future trading prices of the notes will depend on many factors, including:

•	our operating performance and financial condition;

•	the interest of securities dealers in making a market; and

•	the market for similar securities.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the exchange notes will be subject to disruptions. Any disruptions may have a negative effect on note holders, regardless of our prospects and financial performance.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•

if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of the notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

We may not be able to fulfill our repurchase obligations with respect to the notes upon a change of control.

If we experience certain specific change of control events, we will be required to offer to repurchase all of our outstanding notes at 101% of the principal amount of such notes plus accrued and unpaid interest to the date of repurchase. We cannot assure you that we will have available funds sufficient to pay the change of control purchase price for any or all of the notes that might be tendered in the change of control offer.

The definition of change of control in the indenture governing the notes includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our and our restricted subsidiaries’ assets, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a sale, transfer, conveyance or other disposition of less than all of our and our restricted subsidiaries’ assets taken as a whole to another person or group may be uncertain. In addition, a recent Delaware Chancery Court decision raised questions about the enforceability of provisions, which are similar to those in the indenture governing the notes, related to the triggering of a change of control as a result of a change in the composition of a board of directors. Accordingly, the ability of a holder of notes to require us to repurchase notes as a result of a change in the composition of our board of directors may be uncertain.

In addition, our credit facility contains, and any future credit agreement likely will contain, restrictions or prohibitions on our ability to repurchase the notes under certain circumstances. If these change of control events occur at a time when we are prohibited from repurchasing the notes, we may seek the consent of our lenders to purchase the notes or could attempt to refinance the borrowings that contain these prohibitions or restrictions. If we do not obtain our lenders’ consent or refinance these borrowings, we will not be able to repurchase the notes.

Accordingly, the holders of the notes may not receive the change of control purchase price for their notes in the event of a sale or other change of control, which will give the trustee and the holders of the notes the right to declare an event of default and accelerate the repayment of the notes. See “Description of Notes—Repurchase at the Option of Holders—Change of Control.”

A financial failure by us or our subsidiaries may result in the assets of any or all of those entities becoming subject to the claims of all creditors of those entities.

A financial failure by us or our subsidiaries could affect payment of the notes if a bankruptcy court were to substantively consolidate us and our subsidiaries. If a bankruptcy court substantively consolidated us and our subsidiaries, the assets of each entity would become subject to the claims of creditors of all entities. This would expose holders of notes not only to the usual impairments arising from bankruptcy, but also to potential dilution of the amount ultimately recoverable because of the larger creditor base. Furthermore, forced restructuring of the notes could occur through the “cram-down” provisions of the bankruptcy code. Under these provisions, the notes could be restructured over your objections as to their general terms, primarily interest rate and maturity.

An adverse rating of the notes may cause their trading price to fall and could result in increased interest and other financial expenses related to future borrowings.

A rating agency may assign a rating that is lower than the rating expected by the note holders. Ratings agencies also may lower ratings on the notes or any of our other debt in the future. If rating agencies assign a lower than-expected rating or reduce, or indicate that they may reduce, their ratings of our debt in the future, the trading price of the notes could significantly decline.

A decision by a rating agency to downgrade the notes’ rating in the future could result in increased interest and other financial expenses relating to our future borrowings and could restrict our ability to obtain additional financing on satisfactory terms, if at all. In addition, any downgrade could restrict our access to, and negatively impact the terms of, trade credit extended to us by our vendors.

Your right to receive payments on the notes could be adversely affected if any of our non-guarantor subsidiaries declare bankruptcy, liquidate, or reorganize.

Some but not all of our subsidiaries guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

As of March 31, 2013, the notes were effectively junior to $17.5 million of indebtedness and other liabilities (including trade payables) of our non-guarantor subsidiaries. Our non-guarantor subsidiaries generated 6.3% of our consolidated revenues in the twelve-month period ended March 31, 2013 and held 25.2% of our consolidated assets as of March 31, 2013.

Risks Related to the Exchange Offer

The issuance of the exchange notes may adversely affect the market for the initial notes.

To the extent the initial notes are tendered and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted initial notes could be adversely affected. Because we anticipate that most holders of the initial notes will elect to exchange their initial notes for exchange notes due to the absence of restrictions on the resale of exchange notes under the Securities Act, we anticipate that the liquidity of the market for any initial notes remaining after the completion of this exchange offer may be substantially limited. Please refer to the section in this prospectus entitled “The Exchange Offer—Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences.”

Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.

Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your exchange notes. In these cases, if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes under the Securities Act, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, this liability.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain disclosures related to the acquisitions, refinancing, capital expenditures, resolution of pending litigation, realization of deferred tax assets and business and financial trends contained in this prospectus involve substantial risks and uncertainties and may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” “project” or the negative of such terms or other similar expressions.

These forward-looking statements are not historical facts, but rather are based on management’s current expectations, assumptions and projections about future events. Although management believes that the expectations, assumptions and projections on which these forward-looking statements are based are reasonable, they nonetheless could prove to be inaccurate, and as a result, the forward-looking statements based on those expectations, assumptions and projections also could be inaccurate. Forward-looking statements are not guarantees of future performance. Instead, forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause our strategy, planning, actual results, levels of activity, performance, or achievements to be materially different from any strategy, planning, future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Actual results could differ materially from those currently anticipated as a result of a number of factors, including the risks and uncertainties discussed under the caption “Risk Factors” set forth in this prospectus. Given these uncertainties, current or prospective investors are cautioned not to place undue reliance on any such forward-looking statements.

All forward-looking statements attributable to us or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements included in this prospectus; they should not be regarded as a representation by us or any other individual. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur or be materially different from those discussed.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of the exchange notes. We are making this exchange offer solely to satisfy certain of our obligations under our registration rights agreement entered into in connection with the initial notes.

The gross proceeds from the sale of the temporary 10.875% Senior Notes, exchanged for a like aggregate principal amount of initial notes, was $69.2 million. We used the proceeds from the temporary 10.875% Senior Notes, together with the net proceeds from the term loan financing, to pay the purchase price of the Paulin Acquisition, to repay a portion of the indebtedness under our revolving credit facility, to pay fees, expenses and other payments related to the Paulin Acquisition and for general corporate purposes.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2013:

You should read this table together with the sections of this prospectus entitled “Use of Proceeds,” “Unaudited Pro Forma Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and with our financial statements and related notes included elsewhere in this prospectus.

($ in millions)	As of March 31, 2013
Indebtedness:
Debt of Hillman Group and its subsidiaries:
Revolving credit facility (1)	$—
Term loan	388.4
Capital lease and other obligations	0.9
Initial notes	65.0
Existing notes	200.0

Total Hillman Group debt (2)	$654.3
Debt of Hillman only:
Junior subordinated debentures (3)	$105.4

Total debt	$759.7
Stockholders’ equity (4)	266.4

Total capitalization	$1,026.1

(1)	$30.0 million revolving credit facility maturing on May 28, 2015. We may also use availability under the revolving credit facility to issue letters of credit. Amounts repaid under the revolving credit facility may be reborrowed. See “Use of Proceeds” in this prospectus.
(2)	Does not include the Intercompany Note, which had $105.4 million outstanding as of March 31, 2013. The Intercompany Note matures on September 30, 2027, bears interest at 11.6% per annum and is subordinated to all senior indebtedness of Hillman Group, including indebtedness under our senior secured credit facilities, the existing notes and the exchange notes offered hereby. Historically, the interest paid on the Intercompany Note has been used to fund interest payments on the junior subordinated debentures of Hillman underlying the Trust Preferred Securities of Hillman Trust. Because it is an intercompany obligation, the Intercompany Note is not reflected in our consolidated financial statements. The indenture governing the exchange notes offered hereby restricts the ability of Hillman Group to refinance or otherwise pay principal and interest on the Intercompany Note. See “Description of Certain Other Indebtedness—Intercompany Note.”
(3)	Represents the liquidation value of the Trust Preferred Securities.
(4)	Does not include accrued dividends on preferred stock, management purchased preferred stock options and preferred stock options.

SELECTED FINANCIAL INFORMATION

The following consolidated financial information should be read in conjunction with, and is qualified by reference to, our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus. The selected consolidated financial information as of and for the years ended December 31, 2012, 2011, 2009, 2008 and for the seven months ended December 31, 2010 and the five months ended May 28, 2010 are derived from our audited consolidated financial statements previously filed with the SEC.

The selected consolidated information for the three months ended and as of March 31, 2013 and 2012 are derived from our unaudited consolidated financial statements previously filed with the SEC, which include all adjustments consisting of normal recurring adjustments that management considers necessary for a fair presentation of the financial position and results of operations for these periods. The historical results are not necessarily indicative of future results. The results of any interim period are not necessarily indicative of the results that may be expected for the full year.

Our condensed consolidated balance sheet as of December 31, 2009 and 2008 and the related statements of operations, cash flows and changes in stockholders’ equity for the periods presented prior to May 28, 2010 are referenced herein as the predecessor financial statements (the “Predecessor” or “Predecessor Financial Statements”). Our condensed consolidated balance sheet as of December 31, 2012, 2011, for the seven months ended December 31, 2010 and the three months ended March 31, 2013 and 2012 and the related statements of comprehensive income, cash flows and changes in stockholders’ equity are referenced herein as the successor financial statements (the “Successor” or “Successor Financial Statements”).

On May 28, 2010, Hillman was acquired by an affiliate of OHCP III (as defined herein), and certain members of Hillman’s management and board of directors. The Successor Financial Statements reflect the allocation of the aggregate purchase price of $832.7 million, including the value of our junior subordinated debentures, to the assets and liabilities of the Company based on fair values at the date of the Merger in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations” (“ASC 805”). The excess of the purchase price over the net assets has been allocated to goodwill and intangible assets based upon an independent valuation appraisal.

Comprehensive Income Data:

	Predecessor			Successor
	Year Ended December 31,		Five Months Ended May 28,	Seven Months Ended December 31,	Year Ended December 31,		Three Months Ended March 31,
($ in thousands)	2008	2009	2010	2010	2011	2012	2012	2013 (1)
Net sales	$481,923	$458,161	$185,716	$276,680	$506,526	$555,465	$128,373	$143,919
Cost of sales (2)	244,647	224,642	89,773	136,554	252,491	275,016	63,589	73,646
Operating expenses:
Selling, general and administrative expenses	161,350	159,150	82,850	90,760	169,766	188,330	44,920	48,369
Acquisition and Integration	—	—	11,342	11,150	2,805	3,031	152	2,029
Depreciation	17,835	16,993	7,283	11,007	21,333	22,009	5,889	5,542
Amortization	7,073	6,912	2,678	10,669	20,717	21,752	5,471	5,446
Management and transaction fees to related party	1,043	1,010	438	—	110	155	—	—

Total operating expenses	187,301	184,065	104,591	123,586	214,731	235,277	56,432	61,386

Other (income) expense, net	(2,250)	(120)	(114)	145	(851)	4,204	(483)	1,103

(Loss) income from operations	47,725	49,334	(8,762)	16,685	38,453	40,968	8,835	7,784
Interest expense, net	20,545	15,521	8,327	20,712	40,679	41,138	10,102	11,953
Interest expense on mandatorily redeemable preferred stock and management purchased options	11,091	12,312	5,488	—	—	—	—	—
Interest expense on junior subordinated debentures	12,609	12,820	5,254	7,356	12,610	12,610	3,152	3,152
Investment income on trust common securities	(378)	(378)	(158)	(220)	(378)	(378)	(95)	(94)

Income (loss) before income taxes	3,858	9,059	(27,673)	(11,163)	(14,458)	(12,402)	(4,324)	(7,227)

Income tax (benefit) provision	5,023	10,289	(2,465)	(3,125)	(4,679)	(5,168)	(1,737)	(2,642)

Net loss	$(1,165)	$(1,230)	$(25,208)	$(8,038)	$(9,779)	$(7,234)	$(2,587)	$(4,585)

Operating and Other Financial Data:
Net cash provided by (used for) operating activities	$37,592	$71,997	$(483)	$11,199	$24,213	$23,418	$288	$(6,596)
Net cash used for investing activities	(13,409)	(12,971)	(5,411)	(43,760)	(73,529)	(24,310)	(5,444)	(110,067)
Net cash provided by (used for) financing activities	(28,969)	(48,995)	(10,003)	38,879	53,758	54,413	806	73,754
Ratio of earnings to fixed charges (3)	1.08x	1.20x	(.37x )	.64x	.76x	.78x	.71x	.57x
Other Data:
Capital expenditures	$13,409	$12,971	$5,411	$9,675	$17,935	$24,313	$5,447	$6,651
Other Comprehensive Income:
Foreign currency translation adjustments	74	(197)	17	(1)	(179)	1,051	(80)	1,237
Interest rate swap, net of tax	(1,248)	297	1,161	(624)	624	—	—	—

Total other comprehensive income (loss)	(1,174)	100	1,178	(625)	445	1,051	(80)	1,237

Comprehensive income (loss)	$(2,339)	$(1,130)	$(24,030)	$(8,663)	$(9,334)	$(6,183)	$(4,665)	$(1,350)

Balance Sheet Information (at period end):

	Predecessor		Successor
	December 31,		December 31,			March 31,
	2008	2009	2010	2011	2012	2012	2013
($ in thousands)							(unaudited)
Cash and cash equivalents	$7,133	$17,164	$7,585	$12,027	$65,648	$7,677	$22,639
Total assets	126,527	110,610	1,052,778	1,127,851	1,175,793	1,128,767	1,262,044
Working Capital (4)	650,677	628,481	120,440	123,211	193,945	136,334	224,665
Total debt (5)	358,515	313,609	556,160	619,330	683,885	620,347	759,791
Stockholder’s equity (deficit)	9,478	(10,559)	287,731	278,547	270,495	277,197	266,361

(1)	Financial information for the three months ended and as at March 31, 2013 (in contrast to the comparable predecessor period) reflects the Paulin Acquisition subsequent to the acquisition, which occurred on February 19, 2013.
(2)	Excludes depreciation and amortization, which is included in total operating expenses. Cost of sales includes royalty payments made pursuant to the Quick-Tag™ license of $757, $0, $2,830, $2,423, $0 and $0 for the five months ended May 28, 2010, the seven months ended December 31, 2010, the years ended December 31, 2008, 2009, 2011 and 2012, respectively, and $0 and $0 for the three months ended March 31, 2012 and 2013, respectively. We completed the Quick-Tag™ acquisition in connection with the Merger.
(3)	The ratio of earnings to fixed charges is computed by dividing fixed charges into net loss before provision (benefit) for income taxes plus fixed charges. Fixed charges consist of interest expense on debt (including the amortization of debt expense) and one-third (the proportion deemed representative of the interest portion) of rent expense.
(4)	Working capital represents current assets less current liabilities.
(5)	Also includes the current portion of long term debt. Includes $105.4 million of indebtedness of Hillman and $654.3 million of indebtedness of Hillman Group. Does not include the Intercompany Note. See “Capitalization” and “Description of Certain Other Indebtedness—Intercompany Note.”

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information has been prepared by management for illustrative purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Hillman and Paulin been a combined company during the specified period. The pro forma adjustments are based on the preliminary information available at the time of the preparation of this document. The unaudited pro forma condensed combined financial information, including the notes thereto, is qualified in its entirety by reference to, and should be read in conjunction with, our historical consolidated financial statements and the related notes thereto, which are included elsewhere in this prospectus. In addition, the unaudited pro forma condensed combined financial information, including the notes thereto, is based on the historical consolidated financial statements of Paulin.

The following unaudited pro forma condensed combined statement of comprehensive income for the year ended December 31, 2012 combines the historical consolidated statement of comprehensive income of Hillman for the year ended December 31, 2012, as filed with the SEC in its annual report on Form 10-K, with the condensed historical consolidated statement of operations and comprehensive income of Paulin for the year ended December 31, 2012, giving effect to the Paulin Acquisition as though it had occurred on January 1, 2012, using the purchase method of accounting and applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The following unaudited pro forma condensed combined statement of comprehensive income for the three months ended March 31, 2013 combines the historical consolidated statement of comprehensive income of Hillman for the three months ended March 31, 2013 (including Paulin as of February 19, 2013), as filed with the SEC in its quarterly report on Form 10-Q, with the condensed historical consolidated statement of operations and comprehensive income of Paulin for the period of January 1, 2013 to February 19, 2013, giving effect to the Paulin Acquisition as though it had occurred on January 1, 2012, using the purchase method of accounting and applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The Paulin Acquisition has been accounted for under the purchase method of accounting in accordance with ASC 805. Under the purchase method of accounting, the total purchase price, calculated as described in Note 2 to these unaudited pro forma condensed combined financial statements, is allocated to the net tangible and intangible assets of Paulin acquired in connection with the acquisition, based on their estimated fair values. Management has made a preliminary allocation of the purchase price to the tangible and intangible assets acquired and liabilities assumed based on various preliminary estimates. The allocation of the purchase price is preliminary pending finalization of various estimates and valuation analyses.

Pro forma adjustments are necessary to reflect the purchase price and purchase accounting adjustments based on preliminary estimates of the fair values of the Paulin net assets acquired. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and cost savings that may be realized with respect to the combined companies.

The Hillman Companies, Inc. and Subsidiaries

Pro Forma Condensed Combined Statement of Comprehensive Income (Unaudited)

For The Year Ended December 31, 2012

(dollars in thousands)

	Historical Hillman	Historical Paulin	Pro Forma Adjustments	Note 3	Pro Forma Combined
Net sales	$555,465	$145,985	$—		$701,450
Cost of sales (exclusive of depreciation and amortization shown separately below)	275,016	110,355	3,230	A	388,601
Selling, general and administrative expenses	188,330	29,593	(5,676)	A,B	212,247
Acquisition and integration expenses	3,031	—	(2,164)	B	867
Depreciation	22,009	976	882	C	23,867
Amortization	21,752	—	700	D	22,452
Management fees to related party	155	—	—		155
Other (income) expense	4,204	(23)	—		4,181

Income from operations	40,968	5,084	3,028		49,080
Interest expense, net	41,138	252	5,981	E	47,371
Interest expense on junior subordinated debentures	12,610	—	—		12,610
Investment income on trust common securities	(378)	—	—		(378)

Income before income taxes	(12,402)	4,832	(2,953)		(10,523)
Income tax provision (benefit)	(5,168)	1,300	(1,952)	F	(5,820)

Net income (loss)	$(7,234)	$3,532	$(1,001)		$(4,703)

Net income (loss) (from above)	$(7,234)	$3,532	$(1,001)		$(4,703)
Other comprehensive income:
Foreign currency translation adjustments	1,051	11	—		1,062

Total other comprehensive income (loss)	1,051	11	—		1,062

Comprehensive income (loss)	$(6,183)	$3,543	$(1,001)		$(3,641)

The accompanying notes are an integral part of these pro forma condensed combined financial statements

The Hillman Companies, Inc. and Subsidiaries

Pro Forma Condensed Combined Statement of Comprehensive Income (Unaudited)

for the Three Months Ended March 31, 2013

(dollars in thousands)

	Historical Hillman	Historical Paulin	Pro Forma Adjustments (1)	Note 3	Pro Forma
Net sales	$143,919	$16,194	$—		$160,113
Cost of sales (exclusive of depreciation and amortization shown separately below)	73,646	10,840	—		84,486
Selling, general and administrative expenses	48,369	7,482	(2,089)	G	53,762
Acquisition and integration expenses	2,029	—	(2,029)	G	—
Depreciation	5,542	128	147	H	5,817
Amortization	5,446	—	117	I	5,563
Management fees to related party	—	—	—		—
Other (income) expense	1,103	—	—		1,103

Income from operations	7,784	(2,256)	3,854		9,382
Interest expense, net	11,953	12	249	J	12,214
Interest expense on junior subordinated debentures	3,152	—	—		3,152
Investment income on trust common securities	(94)	—	—		(94)

Income before income taxes	(7,227)	(2,268)	3,605		(5,890)
Income tax provision (benefit)	(2,642)	(10)	1,010	K	(1,642)

Net income (loss)	$(4,585)	$(2,258)	$2,595		$(4,248)

Net income (from above)	(4,585)	(2,258)	2,595		(4,248)
Other comprehensive income:
Foreign currency translation adjustments	(80)	47	—		(33)

Total other comprehensive income (loss)	(80)	47	—		(33)

Comprehensive income (loss)	$(4,665)	$(2,211)	$2,595		$(4,281)

The accompanying notes are an integral part of these pro forma condensed combined financial statements

Notes to Pro Forma Condensed Combined Financial Statements

(Dollars in thousands)

(1)	Basis of Presentation:

The unaudited pro forma condensed combined statements of comprehensive income for the year ended December 31, 2012 and the three months ended March 31, 2013 have been prepared to reflect the Paulin Acquisition as if it occurred on January 1, 2012.

(2)	Acquisition and Purchase Price Allocation:

On February 19, 2013, Hillman acquired all of the issued and outstanding Class A common shares of Paulin and Paulin became an indirect wholly owned subsidiary of Hillman. The aggregate purchase price was $103,416 paid in cash. The following table reconciles the estimated fair value of the acquired assets and assumed liabilities to the total purchase price.

Accounts receivable	$17,259
Inventory	55,051
Other current assets	2,656
Property and equipment	14,937
Goodwill	12,974
Intangibles	18,814

Total assets acquired	121,691
Less:
Deferred income taxes	5,471
Liabilities assumed	12,804

Total purchase price	$103,416

The excess of the purchase price over the net assets has been preliminarily allocated to goodwill and intangible assets pending final valuation by an independent appraisal.

A final determination of fair values may differ materially from the preliminary estimates and will include management’s final valuation of the fair values of assets acquired and liabilities assumed. This final valuation will be based on the actual net tangible assets of Paulin that existed as of the completion date of the acquisition. The final valuation may change the allocation of purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed combined financial statements.

(3)	Acquisition and Purchase Price Allocation:

The following is a summary of pro forma adjustments reflected in the unaudited pro forma condensed combined financial statements based on preliminary estimates, which may change as additional information is obtained.

Pro Forma Statement of Comprehensive Income Adjustments

A.	To reclass certain Paulin wages from selling, general and administrative expenses to cost of sales.

B.	To remove $2,446 in Paulin transaction fees and $2,164 in Hillman transaction fees.

C.	To record $882 in depreciation expense on fixed assets acquired.

D.	To record $700 in amortization expense on intangible assets acquired.

E.	To record $5,981 of interest on Hillman debt used to finance the transaction.

F.	To record tax effect of the pro forma adjustments to the statement of comprehensive income.

G.	To remove $2,089 of transaction costs incurred by Paulin and $2,029 of transaction costs incurred by Hillman in connection with the Paulin Acquisition.

H.	To record $147 in depreciation expense on fixed assets acquired.

I.	To record $117 in amortization expense on intangible assets acquired.

J.	To record $261 of interest on Hillman debt used to finance the Paulin Acquisition.

K.	To record tax effect of the pro forma adjustments to the statement of comprehensive income.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion provides information which management believes is relevant to an assessment and understanding of our operations and financial condition. This discussion should be read in conjunction with the consolidated financial statements and related notes and schedules thereto appearing elsewhere herein.

The following reflects our historical results of operations and financial condition as of and for the two years ended December 31, 2012, the seven months ended December 31, 2010 and the five months ended May 28, 2010 and the three months ended March 31, 2013 and 2012. You should read the following discussion in conjunction with the information included under the caption “The Transactions.”

Our condensed consolidated balance sheet as of May 28, 2010 and its related statements of operations, cashflows and changes in stockholders’ equity for the periods presented prior to May 28, 2010 are referenced herein as the predecessor financial statements (the “Predecessor” or “Predecessor Financial Statements”). Our condensed consolidated balance sheet as of December 31, 2010, 2011 and 2012 and March 31, 2013 and 2012 and its related statements of comprehensive income, cash flows and changes in stockholders’ equity for the periods presented subsequent to the Merger are referenced herein as the successor financial statements (the “Successor” or “Successor Financial Statements”). The Predecessor and Successor periods have been separated by a vertical line to highlight the fact that the financial information for such periods has been prepared under two different historical cost bases of accounting. The Predecessor Financial Statements do not reflect certain transaction amounts that were incurred at the close of the Merger. Such transaction amounts include the write-off of $5.0 million in deferred financing fees associated with the Predecessor debt obligations.

General

We are one of the largest providers of hardware-related products and related merchandising services to retail markets in North America. Our principal business is operated through its wholly-owned subsidiary, Hillman Group, which had net sales of approximately $555.5 million in 2012. Hillman Group sells its products to hardware stores, home centers, mass merchants, pet supply stores, and other retail outlets principally in the United States, Canada, Mexico, Australia, Latin America and the Caribbean. Product lines include thousands of small parts such as fasteners and related hardware items; threaded rod and metal shapes; keys, key duplication systems and accessories; builder’s hardware; and identification items, such as tags and letters, numbers, and signs. Hillman supports its product sales with value added services including design and installation of merchandising systems and maintenance of appropriate in-store inventory levels.

The Merger

On May 28, 2010, Hillman was acquired by an affiliate of OHCP III (as defined herein) and certain members of Hillman’s management and Board of Directors (“Holdco”). Pursuant to the terms and conditions of an Agreement and Plan of Merger dated as of April 21, 2010, Hillman was merged with a subsidiary of Holdco with Hillman surviving the Merger. As a result of the Merger, Hillman is a wholly-owned subsidiary of Holdco. The total consideration paid in the Merger was $832.7 million which includes $11.5 million for the Quick-Tag™ license and related patents, repayment of outstanding debt and the net value of Hillman’s outstanding junior subordinated debentures ($105.4 million liquidation value, net of $3.3 million in trust common securities, at the time of the merger).

Prior to the Merger, affiliates of Code Hennessy & Simmons LLC (“CHS”) owned 49.3% of Hillman’s outstanding common stock and 54.6% of Hillman’s voting common stock, Ontario Teacher’s Pension Plan (“OTPP”) owned 28.0% of Hillman’s outstanding common stock and 31.0% of Hillman’s voting common stock and HarbourVest Partners VI owned 8.7% of the Hillman’s outstanding common stock and 9.7% of Hillman’s voting common stock. Certain current and former members of management owned 13.7% of Hillman’s outstanding common stock and 4.4% of Hillman’s voting common stock. Other investors owned 0.3% of Hillman’s outstanding common stock and 0.3% of Hillman’s voting common stock.

Financing Arrangements

On May 28, 2010, Hillman and certain of its subsidiaries closed on a $320.0 million senior secured first lien credit facility (the “Senior Facilities”), consisting of a $290.0 million term loan and a $30.0 million revolving credit facility (“Revolver”). The term loan portion of the Senior Facilities had a six year term, which has been extended to a seven year term following Amendment No. 4 to the credit agreement under the Senior Facilities, and the Revolver had a five year term. The Senior Facilities provide borrowings at interest rates based on a EuroDollar rate plus a margin of 3.75% for revolving loans and 3.00% for term loans (the “EuroDollar Margin”), or a base rate (the “Base Rate”) plus a margin of 2.75% for revolving loans and 2.00% for term loans (the “Base Rate Margin”). The EuroDollar rate was subject to a minimum floor of 1.75% for revolving loans and 1.25% for term loans and the Base Rate was subject to a minimum floor of 2.75% for revolving loans and 2.25% for term loans.

Concurrently with the Merger, Hillman Group issued $150.0 million aggregate principal amount of its senior notes due 2018 (the “10.875% Senior Notes”). On March 16, 2011, Hillman Group completed an offering of $50.0 million aggregate principal amount of its 10.875% Senior Notes. Hillman Group received a premium of approximately $4.6 million on the $50.0 million 10.875% Senior Notes offering. On December 21, 2012, Hillman Group completed an offering of $65.0 million aggregate principal amount of its temporary 10.875% Senior Notes. Hillman Group received a premium of approximately $4.2 million on the $65.0 million temporary 10.875% Senior Notes offering. On February 19, 2013, the temporary 10.875% Senior Notes were mandatorily exchanged for a like aggregate principal amount of 10.875% Senior Notes in connection with the Paulin Acquisition. The 10.875% Senior Notes are guaranteed by Hillman, Hillman Investment Company and all of the domestic subsidiaries of Hillman Group. Hillman Group pays interest on the 10.875% Senior Notes semi-annually on June 1 and December 1 of each year.

The Senior Facilities contain financial and operating covenants. These covenants require Hillman to maintain certain financial ratios, including a maximum secured leverage ratio. These debt agreements provide for customary events of default, including, but not limited to, payment defaults, breach of representations or covenants, cross-defaults, bankruptcy events, failure to pay judgments, attachment of its assets, change of control and the issuance of an order of dissolution. Certain of these events of default are subject to notice and cure periods or materiality thresholds. The occurrence of an event of default permits the lenders under the Senior Facilities to accelerate repayment of all amounts due, terminate commitments, direct borrower to pay Collateral Agent additional cash collateral, and enforce any and all rights.

We pay interest to the Hillman Group Capital Trust (the “Trust”) on the Junior Subordinated Debentures underlying the Trust Preferred Securities at the rate of 11.6% per annum on their face amount of $105.4 million, or $12.2 million per annum in the aggregate. The Trust distributes an equivalent amount to the holders of the Trust Preferred Securities. Pursuant to the indenture that governs the Trust Preferred Securities, the Trust is able to defer distribution payments to holders of the Trust Preferred Securities for a period that cannot exceed 60 months (the “Deferral Period”). During a Deferral Period, we are required to accrue the full amount of all interest payable, and such deferred interest payable would become immediately payable by us at the end of the Deferral Period.

Effective April 18, 2011, we completed an amendment to the credit agreement governing our Senior Facilities. The Senior Facilities amendment eliminated the total leverage and interest coverage covenants and reduced the secured leverage covenant to 4.75x with no future step downs. The term loan pricing was modified to reduce the Eurodollar Margin and the Base Rate Margin by 25 basis points and reduce the floor on Eurodollar and Base Rate Loans by an additional 25 basis points. In connection with the amendment to the credit agreement, Hillman incurred loan discount costs of $1.25 million. As the modification of the Senior Facilities agreement was not substantial, the unamortized loan discount and debt issuance costs will be amortized over the term of the amended Senior Facilities. Hillman was in compliance with all provisions and covenants of the amended Senior Facilities as of December 31, 2012.

Effective November 4, 2011, we entered into a Joinder Agreement to our credit agreement under the existing Senior Facilities (the “2011 Incremental Facility”). The 2011 Incremental Facility increased the aggregate term loan commitments available to Hillman Group under the Senior Facilities by $30.0 million. In connection with the 2011 Incremental Facility, Hillman incurred loan discount costs of approximately $0.8 million. As the modification of the Senior Facilities agreement was not substantial, the unamortized loan discount costs will be amortized over the term of the amended Senior Facilities. The aggregate principal amount of commitments under the Senior Facilities, after giving effect to the 2011 Incremental Facility, was $350.0 million. We used the proceeds for general corporate purposes.

On June 24, 2010, we entered into a forward Interest Rate Swap Agreement (“2010 Swap”) with a two-year term for a notional amount of $115.0 million. The effective date of the 2010 Swap was May 31, 2011 and its termination date is May 31, 2013. The 2010 Swap fixes the interest rate at 2.47% plus the applicable interest rate margin.

The 2010 Swap was initially designated as a cash flow hedge. Effective April 18, 2011, we executed the second amendment to the credit agreement which modified the interest rate on the Senior Facilities. The critical terms for the 2010 Swap no longer matched the terms of the amended Senior Facilities and the 2010 Swap was de-designated.

Effective November 7, 2012, we entered into a Joinder Agreement to our credit agreement under the existing Senior Facilities (the “2012 Incremental Facility”). The 2012 Incremental Facility increased the aggregate term loan commitments available to Hillman Group under the Senior Facilities by $76.8 million. Subject to the conditions precedent to each funding date described in Section 17 of the 2012 Incremental Facility, Hillman was permitted to make two drawings under the 2012 Incremental Facility on any business day after November 7, 2012 and prior to April 1, 2013. Hillman drew down on funds from the 2012 Incremental Facility in order to fund the permitted Paulin Acquisition on February 19, 2013. The aggregate principal amount of commitments under the Senior Facilities, after giving effect to the 2012 Incremental Facility, was $420.0 million.

Effective February 14, 2013, we completed an amendment to our credit agreement under the existing Senior Facilities. The Senior Facilities amendment modified the term loan pricing to reduce the EuroDollar margin by 50 basis points and reduce the EuroDollar floor on EuroDollar loans by an additional 25 basis points. This amendment modified the term loan pricing to reduce the base rate margin by 50 basis points and reduce the floor on base rate loans by an additional 25 basis points. This amendment also extended the maturity date of the term loan facility by one year to May 28, 2017.

On May 20, 2013, Hillman Group purchased an interest rate cap agreement (the “2013 Cap Agreement”) with a two-year term for a notional amount of $225.0 million. The effective date of the 2013 Cap Agreement is May 28, 2013 and its termination date is May 28, 2015. The 2013 Cap Agreement provides for a cap strike price of 1.250% and a floating rate option of 3 months USD-LIBOR-BBA.

Acquisitions

On December 29, 2010, Hillman Group entered into a Stock Purchase Agreement by and among Serv-A-Lite Products, Inc. (“Serv-A-Lite”), Thomas Rowe, Mary Jennifer Rowe, and the Hillman Group, whereby the Hillman Group acquired all of the equity interest of Serv-A-Lite (the “Serv-A-Lite Acquisition”). The aggregate purchase price was $21.3 million paid in cash at closing. Serv-A-Lite™ has a broad offering of fasteners and ‘hard to find’ parts which are sold primarily into the retail hardware market.

Serv-A-Lite’s breadth of product in specialty fasteners and electrical parts strengthens Hillman’s position of providing value-added products and services to hardware retailers. On March 31, 2011, Serv-A-Lite™ was merged with and into Hillman Group, with Hillman Group as the surviving entity.

On March 16, 2011, Hillman Group acquired all of the membership interests in TagWorks L.L.C., an Arizona limited liability company (the “TagWorks Acquisition”) for an initial purchase price of approximately $40.0 million in cash. In addition, subject to fulfillment of certain conditions, Hillman Group paid additional consideration of $12.5 million to the sellers of TagWorks L.L.C. on October 31, 2011, and also paid an additional earn-out payment of $12.5 million in March 2012. In conjunction with this agreement, Hillman Group entered into an agreement with KeyWorks, a company affiliated with TagWorks L.L.C., to assign its patent-pending retail key program technology to Hillman Group. The closing of the TagWorks Acquisition occurred concurrently with the closing of the new notes offering. Effective December 31, 2011, TagWorks L.L.C. was merged with and into Hillman Group, with Hillman Group as the surviving entity.

On December 1, 2011, Hillman Group purchased certain assets of Micasa Trading Corporation (“Micasa”), a Florida based producer of the Ook brand of picture hangers and related products (the “Ook Acquisition”). The aggregate purchase price was $14.8 million paid in cash.

In addition, subject to fulfillment of certain conditions provided in the purchase agreement, Hillman Group would have paid Micasa an additional undiscounted contingent consideration of up to $6.0 million in March 2013. The March 2013 additional consideration was contingent upon achieving a 2012 defined earnings target which was not met.

On February 19, 2013, pursuant to the terms of the previously announced Arrangement Agreement dated December 17, 2012, Hillman acquired all of the issued and outstanding Class A common shares of Paulin and Paulin became an indirect wholly owned subsidiary of Hillman. On March 31, 2013, Paulin was amalgamated with and into The Hillman Group Canada ULC. The aggregate purchase price of the Paulin Acquisition was $103.4 million paid in cash

Paulin is a leading Canadian distributor and manufacturer of fasteners, fluid system products, automotive parts and retail hardware components. Paulin’s distribution facilities are located across Canada in Vancouver, Edmonton, Winnipeg, Toronto, Montreal and Moncton, as well as in Flint, Michigan and Cleveland, Ohio. Paulin’s four manufacturing facilities are located in Ontario, Canada.

Current Economic Conditions

Our business is impacted by general economic conditions in the U.S. and international markets, particularly the U.S. retail markets including hardware stores, home centers, mass merchants, and other retailers. In recent quarters, operations have been negatively impacted by the general downturn in the U.S. economy, including higher unemployment figures, and the contraction of the retail market. Recently, there have been certain signs of improvement in economic activity. However, conditions are not expected to improve significantly in the near term. While recent economic growth reports are more positive, there still exists concern about downside risk to future growth and the high unemployment rate. These factors may have the effect of reducing consumer spending which could adversely affect our results of operations during the next year and beyond.

We are sensitive to inflation or deflation present in the economies of the United States and foreign suppliers located primarily in Taiwan and China. The national and international economic difficulties of 2008 and 2009 began a reversal of the trend of rising costs for our products and commodities used in the manufacture of our products, including a decrease in the cost of oil and diesel fuel. Throughout most of 2010 and 2011, we saw an end to decreasing costs and, in certain instances, moderate increases in the costs for our products and the most critical commodities used in the manufacture of our products. Additionally, unfavorable exchange rate fluctuations have increased the costs for many of our products. We took pricing action in 2011 and 2012 in an attempt to offset a portion of the product cost increases. While inflation and resulting cost increases over a period of years would result in significant increases in inventory costs and operating expenses, the opposite is true when exposed to a prolonged period of cost decreases. The ability of our operating divisions to institute price increases and seek price concessions, as appropriate, is dependent on competitive market conditions.

Product Revenues

The following is revenue based on products for Hillman’s significant product categories, excluding Paulin (in thousands):

	Successor					Predecessor
	Three Months Ended March 31, 2013	Three Months Ended March 31, 2012	Year Ended December 31, 2012	Year Ended December 31, 2011	Seven Months Ended December 31, 2010	Five Months Ended May 28, 2010
Net sales
Keys	$20,420	$21,320	$86,943	$85,410	$48,897	$32,716
Engraving	11,721	11,971	48,979	41,734	17,038	12,242
Letters, numbers and signs	6,749	6,424	32,251	33,079	22,026	12,859
Fasteners	69,443	69,748	308,770	279,564	154,319	103,457
Threaded rod	8,128	8,480	33,326	31,135	17,360	12,471
Code cutter	645	797	2,851	3,312	1,844	1,377
Builders hardware	3,310	3,753	16,370	10,080	3,137	1,753
Other	6,072	5,881	25,975	22,212	12,059	8,841

Consolidated Net Sales	$126,488	$128,373	$555,465	$506,526	$276,680	$185,716

Results of Operations

Sales and Profitability for the three months ended March 31, 2013 and 2012:

	Successor
	Three Months Ended March 31, 2013		Three Months Ended March 31, 2012
(dollars in thousands)	Amount	% of Total	Amount	% of Total
Net sales	$143,919	100%	$128,373	100.0%
Cost of sales (exclusive of depreciation and amortization shown below)	73,646	51.2%	63,589	49.5%
Selling	23,260	16.2%	23,020	17.9%
Warehouse & delivery	16,361	11.4%	13,916	10.8%
General & administrative	8,748	6.1%	7,984	6.2%
Acquisition and integration(1)	2,029	1.4%	152	0.1%
Depreciation	5,542	3.9%	5,889	4.6%
Amortization	5,446	3.8%	5,471	4.3%
Other (income) expense	1,103	0.8%	(483)	-0.4%

Income from operations	7,784	5.4%	8,835	6.9%
Interest expense, net	11,953	8.3%	10,102	7.9%
Interest expense on junior subordinated debentures	3,152	2.2%	3,152	2.5%
Investment income on trust common securities	(94)	-0.1%	(95)	-0.1%

Loss before taxes	(7,227)	-5.0%	(4,324)	-3.4%
Income tax provision (benefit)	(2,642)	-1.8%	(1,737)	-1.4%

Net loss	$(4,585)	-3.2%	$(2,587)	-2.0%

(1)	Represents charges for investment banking, legal and other professional fees incurred in connection with the Paulin Acquisition in 2013 and the Ook Acquisition in 2012.

Three Months Ended March 31, 2013 v. Three Months Ended March 31, 2012

Revenues

Net sales for the first quarter of 2013 were $143.9 million, an increase of $15.5 million compared to net sales of $128.4 million for the first quarter of 2012. The increase in revenue was primarily attributable to the newly acquired Paulin business which contributed approximately $17.4 million in incremental net sales to the first quarter of 2013. A decline in retail activity and a reduced level of product penetration in early 2013 resulted in revenue decreases from the prior year in our franchise and independent hardware accounts, Regional accounts and Engraving accounts.

Expenses

Operating expenses were higher for the three months ended March 31, 2013 than the three months ended March 31, 2012. The primary reason for the increase in operating expenses was the inclusion of the newly acquired Paulin business in the first quarter of 2013. The following changes in underlying trends impacted the change in operating expenses:

•

Our cost of sales expense was $73.6 million, or 51.2% of net sales, in the first quarter of 2013, an increase of $10.0 million compared to $63.6 million, or 49.5% of net sales, in the first quarter of 2012. The cost of sales percentage in the 2013 period was higher than the comparable 2012 period as a result of the inclusion of the Paulin business which increased cost of sales by 1.9% expressed as a percent of sales.

•

Selling expense was $23.3 million, or 16.2% of net sales, in the first quarter of 2013, an increase of $0.3 million compared to $23.0 million, or 17.9% of net sales, in the first quarter of 2012. Selling expense of approximately $1.1 million was attributable to the new Paulin business in the first quarter of 2013. However, the reduction in base sales from the remaining Hillman businesses resulted in less selling expense of approximately $0.8 million compared to the 2012 period. This favorable variance was primarily from reductions in salesman commissions, marketing and customer display costs.

•

Warehouse and delivery expense was $16.4 million, or 11.4% of net sales, in the first quarter of 2013, an increase of $2.5 million compared to warehouse and delivery expense of $13.9 million, or 10.8% of net sales, in the first quarter of 2012. Warehouse and delivery expense of approximately $2.4 million was attributable to the new Paulin business in the first quarter of 2013. The costs in the remaining Hillman businesses were up slightly from the prior year period.

•

G&A expenses were $39.7 million in 2012 compared to $29.4 million in 2011. The increase in G&A expenses was primarily the result of the settlement cost of the previously pending Hy-Ko antitrust case and higher legal expense on the Hy-Ko patent infringement and antitrust cases. See Note 17 to our annual audited financial statements for the year ended December 31, 2012 included elsewhere in this prospectus for more information regarding the previously pending Hy-Ko cases.

•

Acquisition and integration costs were $2.0 million in the first quarter of 2013 primarily as a result of the Paulin Acquisition. The acquisition and integration costs were $0.2 million in the first quarter of 2012 as a result of the Ook Acquisition.

•

Amortization expense was $5.4 million in the first quarter of 2013 compared to $5.5 million in the first quarter of 2012. The slightly lower amount of amortization expense for the 2013 period was due to the decrease in amortization expense of certain intangible assets, subject to amortization, acquired as a result of the Ook Acquisition.

•

Interest expense, net, was $12.0 million in the first quarter of 2013 compared to $10.1 million in the first quarter of 2012. The increase in interest expense was primarily the result of our higher borrowing levels in both 10.875% Senior Notes and the Senior Facilities during the first quarter of 2013 compared to the same period of 2012.

Sales and Profitability for the years ended December 31, 2012 and 2011:

	Successor
	Year ended December 31, 2012		Year Ended December 31, 2011
(dollars in thousands)	Amount	% of Total	Amount	% of Total
Net sales	$555,465	100.0%	$506,526	100.0%
Cost of sales (exclusive of depreciation and amortization shown below)	275,016	49.5%	252,491	49.8%
Selling	90,498	16.3%	85,326	16.8%
Warehouse & delivery	58,097	10.5%	55,063	10.9%
General & administrative	39,735	7.2%	29,377	5.8%
Acquisition and integration	3,031	0.5%	2,805	0.6%
Depreciation	22,009	4.0%	21,333	4.2%
Amortization	21,752	3.9%	20,717	4.1%
Management and transaction fees to related party	155	0.0%	110	0.0%
Other (income) expense, net	4,204	0.8%	851	0.2%

Income from operations	40,968	7.4%	38,453	7.6%
Interest expense	41,138	7.4%	40,679	8.0%
Interest expense on junior subordinated debentures	12,610	2.3%	12,610	2.5%
Investment income on trust common securities	(378)	(0.1%)	(378)	(0.1%)

Loss before taxes	(12,402)	(2.2%)	(14,458)	(2.9%)
Income tax benefit	(5,168)	(0.9%)	(4,679)	(0.9%)

Net loss	$(7,234)	(1.3%)	$(9,779)	(1.9%)

Year Ended December 31, 2012 v. Year Ended December 31, 2011

Revenues

Net sales for the year ended December 31, 2012 were $555.5 million compared to net sales for the year ended December 31, 2011 of $506.5. The increase in revenues of $49.0 million was primarily attributable to an improvement in retail activity and certain pricing actions taken in early 2012 resulted in further revenue improvement over the prior year in our franchise and independent (“F&I”) hardware accounts, Regional accounts, the All Points division and for Home Depot. In addition, revenue increased from having a full year of the newly acquired TagWorks™ and Ook businesses which contributed approximately $16.3 million in incremental net sales to 2012.

Expenses

Operating expenses were substantially higher for the year ended December 31, 2012 than for the year ended December 31, 2011. The primary reasons for the increase in operating expenses were the settlement of the Hy-Ko antitrust case and increase in legal cost related to the Hy-Ko patent infringement and antitrust litigation together with the inclusion of the newly acquired Ook business in the full year of 2012. In addition, the TagWorks™ business was acquired in March 2011 and therefore it contributed approximately nine months of operating expenses to 2011 and twelve months of operating expenses to 2012. The following changes in underlying trends also impacted the change in operating expenses:

•

Our cost of sales expense was $275.0 million, or 49.5% of net sales, in the year ended December 31, 2012 compared to $252.5 million, or 49.8% of net sales, in the year ended December 31, 2011. The cost of sales percentage was comparable for the two periods as unfavorable changes in product cost and sales mix have been offset by pricing actions.

•

Selling expense was $90.5 million, or 16.3% of net sales, in the year ended December 31, 2012 compared to $85.3 million, or 16.8% of net sales, in the year ended December 31, 2011. The acquisitions of TagWorks™ and Ook contributed to the higher sales volume in 2012, which resulted in higher variable service cost than 2011. The 2012 selling expense was less than 2011 when expressed as a percentage of sales.

•

Warehouse and delivery expense was $58.1 million, or 10.5% of net sales, in 2012 compared to $55.1 million, or 10.9% of net sales, in 2011. The higher sales volume in 2012 resulted in higher overall costs for warehouse labor and freight used to process and deliver customer orders. However, as a result of operating efficiencies, these costs decreased from 2011 when expressed as a percentage of net sales.

•

G&A expenses were $39.7 million in 2012 compared to $29.4 million in 2011. The increase in G&A expenses was primarily the result of the settlement cost of the previously pending Hy-Ko antitrust case and higher legal expense on the Hy-Ko patent infringement and antitrust cases. See Note 17 to our annual audited financial statements for the year ended December 31, 2012 included elsewhere in this prospectus for more information regarding the previously pending Hy-Ko cases.

•

Acquisition and integration expense of $3.0 million for the year ended December 31, 2012 represents one-time charges for investment banking, legal and other expenses incurred in connection with the acquisitions of Paulin and Ook. We incurred $2.8 million for the year ended December 31, 2011 for banking, legal and other professional fees incurred in connection with the Merger, and the Serv-A-Lite Acquisition, TagWorks Acquisition, Ook Acquisition and start-up of operations for the Hillman Group Australia Pty, Ltd. (“Hillman Australia”).

•

Depreciation expense was $22.0 million for 2012 compared to $21.3 million for 2011. The increase in annual depreciation expense in 2012 was the result of the increase in fixed assets subject to depreciation acquired through capital additions.

•

Amortization expense was $21.8 million for the year ended December 31, 2012 compared to $20.7 million for the prior year. The higher amortization expense in 2012 was the result of the increase in intangible assets subject to amortization acquired in the Ook Acquisition.

•

Interest expense was $41.1 million for the year ended December 31, 2012 compared to $40.7 million in the prior year. The increase in interest expense for 2012 was primarily the result of the higher level of debt outstanding.

•

Other (income) expense, net was $4.2 million for the year ended December 31, 2012 compared to $0.9 million for the year ended December 31, 2011. The increase in other expenses was primarily the result of the restructuring costs incurred to move the TagWorks™ operation and streamline the warehouse distribution system.

Sales and profitability for the year ended December 31, 2011, the seven months ended December 31, 2010 and the five months ended May 28, 2010:

	Successor				Predecessor
	Year Ended December 31, 2011		Year Ended December 31, 2010		Five Months ended May 28, 2010
(dollars in thousands)	Amount	% of Total	Amount	% of Total	Amount	% of Total
Net sales	$506,526	100.0%	$276,680	100.0%	$185,716	100.0%
Cost of sales (exclusive of depreciation and amortization shown below)	252,491	49.8%	136,554	49.8%	89,773	49.3%
Selling	85,326	16.8%	45,883	16.6%	33,568	18.1%
Warehouse & delivery	55,063	10.9%	30,470	11.0%	19,945	10.7%
General & administrative	29,377	5.8%	14,407	5.2%	10,284	5.5%
Stock compensation expense	—	—%	—	—%	19,053	10.3%
Acquisition and integration	2,805	0.6%	11,150	4.0%	11,342	6.1%
Depreciation	21,333	4.2%	11,007	4.0%	11,342	6.1%
Amortization	20,717	4.1%	10,669	3.9%	2,678	1.4%
Management and transaction fees to related party	110	0.0%	—	—%	438	0.2%
Other (income) expense, net	851	0.2%	(145)	(0.1%)	114	0.1%

Income (loss) from operations	38,453	7.6%	16,685	6.0%	(8,762)	(4.7%)
Interest expense	40,679	8.0%	20,712	7.5%	8,327	4.5%
Interest expense on mandatorily redeemable preferred stock & management purchased preferred options	—	—%	—	—%	5,488	3.0%
Interest expense on junior subordinated debentures	12,610	2.5%	7,356	2.7%	5,254	2.8%
Investment income on trust common securities	(378)	(0.1%)	(220)	(0.1%)	(158)	(0.1%)

Loss before taxes	(14,458)	(2.9%)	(11,163)	(4.0%)	(27,673)	(14.9%)
Income tax benefit	(4,679)	(0.9%)	(3,125)	(1.1%)	(2,465)	(1.3%)

Net loss	$(9,779)	(1.9%)	$(8,038)	(2.9%)	$(25,208)	(13.6%)

Successor Year Ended December 31, 2011 v. Predecessor Five Month Period of January 1 to May 28, 2010

Revenues

Successor net sales for the year ended December 31, 2011 (“2011 twelve month period”) were $506.5 million, or $2.03 million per shipping day. The net sales for the Predecessor period of January 1— May 28, 2010 (the “2010 five month period”) were $185.7 million, or $1.77 million per shipping day. The increase in revenues of $320.8 million was directly attributable to comparing operating results of 249 shipping days in the 2011 twelve month period compared to operating results from 105 shipping days in the 2010 five month period. The sales per shipping day of $2.0 million in the 2011 twelve month period were approximately 14.7% higher than the sales per shipping day of $1.8 million in the 2010 five month period. The increase in sales per day for the 2011 twelve month period was the result of including the incremental sales from the acquisitions of Serv-A-Lite™, TagWorks™, and Ook together with higher seasonal sales per day during the June through December period in the twelve months of 2011 compared to the average sales per day for the January to May 2010 period.

Expenses

Operating expenses for the year ended December 31, 2011 were $214.7 million compared to $104.6 million for the period of January 1—May 28, 2010. The increase in operating expenses for the year ended December 31, 2011 is primarily due to the longer 249 day ship period for the year of 2011 compared to the 105 day ship period in the 2010 five month period The following changes in underlying trends also impacted the change in operating expenses:

•

Our cost of sales percentage (excluding depreciation and amortization) was 49.8% in the 2011 twelve month period compared to 48.3% in the 2010 five month period. The rate increase in the 2011 twelve month period is the result of an unfavorable sales product mix and the impact of cost increases in certain commodities used in our products, particularly steel, copper, nickel and zinc. We initiated pricing action in the first half of 2011 to recover a portion of the increased product costs.

•

Selling expense was $85.3 million, or 16.8% of net sales, in the 2011 twelve month period compared to $33.6 million, or 18.1% of net sales, in the 2010 five month period. When expressed as a percentage of sales, the costs for service representatives, employee benefits, and new displays were lower in the 2011 twelve month period than the 2010 five month period.

•

Warehouse and delivery expense was $55.1 million, or 10.9% of net sales, in the 2011 twelve month period compared to $19.9 million, or 10.7% of net sales, in the 2010 five month period. Freight expense, the largest component of warehouse and delivery expense, increased from 4.3% of net sales in the 2010 five month period to 4.6% of net sales in the 2011 twelve month period.

•

Stock compensation expenses from stock options granted under the 2004 Common Stock Option Plan of the Predecessor resulted in a charge of $19.1 million in the 2010 five month period. The change in the fair value of the Class B Common Stock is included in stock compensation expense and this resulted in an additional charge of $13.9 million. The significant increase in the fair value of the Class B Common Stock in this Predecessor period resulted from the acquisition price paid by OHCP for Hillman. In addition, a stock compensation charge of $3.7 million was recorded for the increase in the fair value of the common stock options. There was no stock compensation expense recorded for year ended December 31, 2011.

•

Acquisition and integration expense of $11.3 million in the 2010 five month period represents one-time charges for investment banking, legal and other expenses incurred in connection with the Merger. We incurred $2.8 million for the 2011 twelve month period for banking, legal and other professional fees incurred in connection with the Merger, Serv-A-Lite Acquisition, TagWorks Acquisition, Ook Acquisition and start-up of operations for Hillman Australia.

•

Depreciation expense was $21.3 million in the 2011 twelve month period compared to $7.3 million in the 2010 five month period, or an estimated annual amount of $17.5 million. The annual amount of depreciation expense in the 2011 twelve month period was the result of the increase in fixed assets subject to depreciation acquired in the acquisitions of Serv-A-Lite™ and TagWorks™.

•

Amortization expense was $20.7 million for the year ended December 31, 2011. The amortization expense was $2.7 million in the 2010 five month period, or an estimated annualized rate of approximately $6.4 million. The higher estimated annual amount of amortization expense in the 2011 twelve month period was the result of the increase in intangible assets subject to amortization acquired in the acquisitions of Serv-A-Lite™, TagWorks™ and Ook.

•

Interest expense was $40.7 million in the year ended December 31, 2011, compared to $8.3 million in the 2010 five month period, or an estimated annual rate of $20.0 million. The increase in interest expense for the 2011 twelve month period was primarily the result of the higher level of debt outstanding as a result of the Merger, the TagWorks Acquisition and the Ook Acquisition.

•

The Successor incurred no interest expense on mandatorily redeemable preferred stock and management purchased options as a result of their redemption in connection with the Merger. The interest expense on these securities was $5.5 million for the 2010 five month period.

Successor Year Ended December 31, 2011 v. Successor Seven Month Period of May 28 to December 31, 2010

Revenues

Net sales for the Successor period of May 28 to December 31, 2010 (the “2010 seven month period”) were $276.7 million, or $1.9 million per shipping day, compared to net sales for the year ended December 31, 2011 of $506.5 million, or $2.0 million per shipping day. The increase in revenues of $229.8 million for the 2011 twelve month period was directly attributable to comparing operating results of 249 shipping days in 2011 to the results from 144 shipping days in the 2010 seven month period. The increase in sales per day for the 2011 twelve month period was the result of including the incremental sales from the acquisitions of Serv-A-Lite™, TagWorks™, and Ook which were partially offset by the high seasonal sales per day during the June through December period in the seven months of 2010 compared to the average sales per day for the January to December 2011 period.

Expenses

Operating expenses for the year ended December 31, 2011 were $214.7 million compared to $123.6 million for the period of May 28 to December 31, 2010. The increase in operating expenses for the year ended December 31, 2011 is primarily due to the longer 249 day ship period for the year of 2011 compared to the 144 day ship period in the 2010 seven month period. The following changes in underlying trends also impacted the change in operating expenses:

•

Our cost of sales percentage (excluding depreciation and amortization) was 49.8% in the 2011 twelve month period compared to 49.4% in the 2010 seven month period. The rate increase in the 2011 twelve month period is the result of an unfavorable sales product mix and the impact of cost increases in certain commodities used in our products, particularly steel, copper, nickel and zinc. We initiated pricing action in the first half of 2011 to recover a portion of the increased product costs.

•

Selling expense was $85.3 million, or 16.8% of net sales, in the 2011 twelve month period compared to $45.9 million, or 16.6% of net sales, in the 2010 seven month period. When expressed as a percentage of sales, the costs for service representatives, employee benefits, and new displays were comparable in the 2011 twelve month period to the 2010 seven month period.

•	Warehouse and delivery expense was $30.5 million, or 11.0% of net sales, in the 2010 seven month period compared to $55.1 million, or 10.9% of net sales, in the 2011 twelve month period.

•

Acquisition and integration expense of $11.2 million in the 2010 seven month period represents one-time charges for legal, professional, diligence and other expenses incurred by the Successor in connection with the Merger. We incurred $2.8 million for the 2011 twelve month period for banking, legal and other professional fees incurred in connection with the Merger, Serv-A-Lite Acquisition, TagWorks Acquisition, Ook Acquisition and start-up of operations for Hillman Australia.

•

Amortization expense was $20.7 million for the year ended December 31, 2011. Amortization expense was $10.7 million in the 2010 seven month period, or an estimated annualized rate of approximately $18.3 million. The higher annual rate of amortization expense for the 2011 twelve month period was due to the increase in intangible assets subject to amortization acquired as a result of the acquisitions of Serv-A-Lite™, TagWorks™, and Ook.

•

Interest expense was $40.7 million in the year ended December 31, 2011, compared to $20.7 million in the 2010 seven month period, or an estimated annual rate of $35.5 million. The increase in interest expense for the 2011 twelve month period was primarily the result of the higher level of debt outstanding as a result of the Merger, the TagWorks Acquisition and the Ook Acquisition.

Income Taxes

For the Three Months Ended March 31, 2013 and Three Months Ended March 31, 2012

In the three month period ended March 31, 2013, we recorded an income tax benefit of $2.6 million on a pre-tax loss of $7.2 million. The effective income tax rate was 36.6% for the three month period ended March 31, 2013.

In the three month period ended March 31, 2012, we recorded an income tax benefit of $1.7 million on a pre-tax loss of $4.3 million. The effective income tax rate was 40.2% for the three month period ended March 31, 2012.

The effective income tax rate differed from the federal statutory rate in the three month periods ended March 31, 2013 and 2012 due in part to an adjustment of the valuation reserve from a reduction of a related deferred tax asset because of utilization. The remaining differences between the effective income tax rate and the federal statutory rate in the three month periods ended March 31, 2013 and 2012 were primarily due to state and foreign income taxes.

For the Years Ended December 31, 2012 and 2011 and the Seven Months Ended December 31, 2010 and the Five Months Ended May 28, 2010

The effective income tax rates were 41.7% and 32.4% for the twelve month periods ended December 31, 2012 and 2011, respectively. The effective income tax rate differed from the federal statutory rate in the twelve month period ended December 31, 2012 primarily due to a decrease in the reserve for unrecognized tax benefits. The effective income tax rate differed from the federal statutory rate in the twelve month Successor period ended December 31, 2011 primarily due to the increase in the valuation reserve recorded against certain deferred tax assets in addition to the effect of state rates. The effective income tax rate differed from the federal statutory rate in the twelve month periods ended December 31, 2012 and 2011 due to the effect of foreign and state taxes.

The effective income tax rates were 32.4% for the twelve month Successor period ended December 31, 2011, 28.0% for the seven month Successor period ended December 31, 2010, and 8.9% for the five month Predecessor period ended May 28, 2010. The effective income tax rate differed from the federal statutory rate in the twelve month Successor period ended December 31, 2011 and in the seven month Successor period ended December 31, 2010 primarily due to the increase in the valuation reserve recorded against certain deferred tax assets in addition to the effect of state rates. The effective income tax rate differed from the federal statutory rate in the five month Predecessor period ended May 28, 2010 primarily due to the effect of nondeductible interest on mandatorily redeemable preferred stock and nondeductible stock based compensation expense in addition to the effect of state rates. See Note 6, Income Taxes, of Notes to Consolidated Financial Statements for income taxes and disclosures related to income tax events.

Liquidity and Capital Resources

Cash Flows

The statements of cash flows reflect the changes in cash and cash equivalents for the years ended December 31, 2012 and 2011 (Successor), the seven months ended December 31, 2010 (Successor), the five months ended May 28, 2010 (Predecessor) and the three months ended March 31, 2013 and 2012 (Successor) by classifying transactions into three major categories: operating, investing and financing activities. The cash flows from the Merger are separately discussed below.

Merger

In connection with the Merger in 2010, we issued common stock for $308.6 million in cash. Proceeds from borrowings under the Senior Facilities provided an additional $290.6 million and proceeds from the 10.875%

Senior Notes provided $150.0 million, less aggregate financing fees of $15.7 million. The debt and equity proceeds were used to repay the existing senior and subordinated debt and accrued interest thereon of $199.1 million, to repurchase the existing shareholders’ common equity, preferred equity and stock options of $506.4 million, and to purchase the Quick-Tag™ license for $11.5 million. The remaining proceeds were used to pay transaction expenses of $16.4 million and prepaid expenses of $0.1 million.

Operating Activities

For the Three Months Ended March 31, 2013 and 2012

Net cash used for operating activities for the three months ended March 31, 2013 of $6.6 million was the result of the net loss adjusted for non-cash items of $4.0 million for depreciation, amortization, deferred taxes, deferred financing, stock-based compensation and non-cash interest which was offset by cash related adjustments of $10.6 million for routine operating activities represented by changes in accounts receivable, inventories, accounts payable, accrued liabilities and other assets. In the first three months of 2013, routine operating activities used cash through an increase in accounts receivable of $13.2 million, an increase in inventories of $1.9 million and a decrease in other accrued liabilities of $2.2 million. This was partially offset by a decrease in other assets of $2.2 million, an increase in accounts payable of $2.7 million, an increase of $1.0 million in interest payable on the junior subordinated debentures and other items of $0.8 million. In the first three months of 2013, the increase in accounts receivable was instrumental in the use of cash flow from operating activities for the period.

Net cash provided by operating activities for the three months ended March 31, 2012 of $0.3 million was the result of the net loss adjusted for non-cash items of $7.3 million for depreciation, amortization, deferred taxes, deferred financing and non-cash interest which was offset by cash related adjustments of $7.0 million for routine operating activities represented by changes in accounts receivable, inventories, accounts payable, accrued liabilities and other assets. In the first three months of 2012, routine operating activities used cash through an increase in accounts receivable of $8.6 million, an increase in inventories of $2.3 million, an increase in other assets of $0.6 million and other of $0.3 million. This was partially offset by an increase in accounts payable of $2.6 million and an increase in other accrued liabilities of $2.2 million. We typically experience operating cash outflows in the first two fiscal quarters of the year when selling volume, accounts receivable and inventory levels increase as we move into the stronger selling periods of the spring and summer.

For the Years Ended December 31, 2012 and 2011 and the Seven Months Ended December 31, 2010 and the Five Months Ended May 28, 2010

Net cash provided by operating activities for the year ended December 31, 2012 of $23.4 million was generated by the net loss of $7.2 million adjusted for non-cash charges of $40.5 million for depreciation, amortization, dispositions of equipment, deferred taxes, deferred financing, stock-based compensation and other non-cash interest which was partially offset by cash related adjustments of $9.9 million for routine operating activities represented by changes in inventories, accounts receivable, accounts payable, accrued liabilities and other assets. In 2012, routine operating activities used cash for an increase in inventories of $10.4 million, an increase in other assets of $3.9 million, a decrease in accounts payable of $1.1 million and other items of $1.0 million while operating activities provided cash from a decrease in accounts receivable of $1.4 million and an increase of accrued liabilities of $5.1 million.

Net cash provided by operating activities for the year ended December 31, 2011 of $24.2 million was generated by the net loss of $9.8 million adjusted for non-cash charges of $40.7 million for depreciation, amortization, dispositions of equipment, deferred taxes, deferred financing, and other non-cash interest which was partially offset by cash related adjustments of $6.7 million for routine operating activities represented by changes in inventories, accounts receivable, accounts payable, accrued liabilities and other assets. In 2011, routine operating activities used cash for an increase in inventories of $2.2 million, accounts receivable of

$4.4 million and other assets of $3.3 million. Accounts payable, accrued liabilities and other items accounted for the remaining $3.2 million increase of cash provided by operating activities.

Excluding $17.5 million in cash used for the Merger, net cash provided by operating activities for the year ended December 31, 2010 of $28.2 million was the result of the net loss adjusted for non-cash charges of $25.0 million for depreciation, amortization, deferred taxes, deferred financing, stock-based compensation and interest on mandatorily redeemable preferred stock and management purchased options in addition to cash related adjustments of $3.2 million for routine operating activities represented by changes in inventories, accounts receivable, accounts payable, accrued liabilities and other assets. In 2010, routine operating activities provided cash through an increase in accounts payable of $8.9 million and accrued liabilities of $8.2 million. This was partially offset by an increase in accounts receivable of $2.1 million, inventories of $8.7 million and other of $3.1 million.

Investing Activities

For the Three Months Ended March 31, 2013 and 2012

Net cash used for investing activities was $110.1 million for the three months ended March 31, 2013. We used $103.4 million for the Paulin Acquisition. Capital expenditures for the three months totaled $6.7 million, consisting of $4.5 million for key duplicating machines, $0.4 million for engraving machines, $1.2 million for computer software and equipment and $0.6 million for machinery and equipment.

Net cash used for investing activities was $5.4 million for the quarter ended March 31, 2012. Capital expenditures for the three months totaled $5.4 million, consisting of $2.9 million for key duplicating machines, $1.7 million for engraving machines, and $0.8 million for computer software and equipment.

For the Years Ended December 31, 2012 and 2011 and the Seven Months Ended December 31, 2010 and the Five Months Ended May 28, 2010

Net cash used for investing activities was $24.3 million for the year ended December 31, 2012. Capital expenditures for the year totaled $24.3 million, consisting of $12.1 million for key duplicating machines, $5.5 million for engraving machines, $5.6 million for computer software and equipment and $1.1 million for plant equipment and other equipment purchases.

Net cash used for investing activities was $73.5 million for the year ended December 31, 2011. Hillman used $40.3 million for the TagWorks Acquisition and $15.3 million for the Ook Acquisition. Capital expenditures for the year totaled $17.9 million, consisting of $8.8 million for key duplicating machines, $4.5 million for engraving machines, $3.4 million for computer software and equipment and $1.2 million for plant equipment and other equipment purchases.

Hillman used cash of $11.5 million from the Merger to purchase the licensing rights and related patents for the Quick-Tag™ business. Excluding the $11.5 million used for the Quick-Tag™ acquisition, net cash used for investing activities was $37.7 million for the year ended December 31, 2010. Hillman used $21.3 million for the Serv-A-Lite Acquisition and $1.3 million to purchase the licensing rights for the Laser Key business. Capital expenditures for the year totaled $15.1 million, consisting of $9.1 million for key duplicating machines, $1.7 million for engraving machines, and $4.3 million for computer software and equipment.

Financing Activities

For the Three Months Ended March 31, 2013 and 2012

Net cash provided by financing activities was $73.8 million for the three months ended March 31, 2013. The borrowings on senior term loans provided $74.6 million, including the discount paid of $2.2 million, and were used together with a portion of the recent borrowings on the 10.875% Senior Notes to pay the purchase price of the Paulin Acquisition and for other corporate purposes. In addition, the Company used cash to pay $0.8 million in principal payments on the senior term loans under the Senior Facilities and $0.1 million in principal payments on capitalized lease obligations.

Net cash provided by financing activities was $0.8 million for the three months ended March 31, 2012. The net cash provided by financing activities was primarily related to the borrowing of $14.0 million on the revolving credit facility. Hillman used cash to pay $12.4 million of additional acquisition consideration and $0.8 million in principal payments on the senior term loans under the Senior Facilities.

For the Years Ended December 31, 2012 and 2011 and the Seven Months Ended December 31, 2010 and the Five Months Ended May 28, 2010

Net cash provided by financing activities was $54.4 million for the year ended December 31, 2012. The borrowings on senior notes provided $69.2 million, including the premium received of $4.2 million, and were used together with the net proceeds from the term loan financing to pay the purchase price of the Paulin Acquisition, to repay a portion of indebtedness under the revolving credit facility and for general corporate purposes. During 2012, Hillman used cash to make payments of $12.4 million for additional acquisition consideration and $3.2 million for principal payments on the senior term loans. Other borrowings, net provided an additional $0.8 million in cash.

Net cash provided by financing activities was $53.8 million for the year ended December 31, 2011. The borrowings on senior notes and senior term loans provided $81.3 million, net of financing fees, which was used primarily for the acquisitions discussed in investing activities and other Company purposes. During 2011, Hillman used cash to make payments of $12.5 million for additional acquisition consideration, $12.0 million on the revolving credit loans and $3.0 million for principal payments on the senior term loans.

Excluding $29.0 million in cash provided by borrowings related to the Merger, net cash used for financing activities was $0.1 million for the year ended December 31, 2010. The net cash used was primarily related to the principal payments on the senior term loans of $11.0 million and further payments of $0.6 million on the revolving credit facility and $0.5 million on capitalized lease obligations which were offset by new borrowings on the revolving credit facility of $12.0 million.

Liquidity

We believe that projected cash flows from operations and revolver availability will be sufficient to fund working capital and capital expenditure needs for the next 12 months.

Our working capital (current assets minus current liabilities) position of $224.7 million as of March 31, 2013 represents an increase of $30.8 million from the December 31, 2012 level of $193.9 million. The primary reason for the increase in working capital was the receipt of funds from the offering of $65.0 million of Hillman Group’s 10.875% Senior Notes.

Contractual Obligations

Our contractual obligations as of March 31, 2013 are summarized below:

	Payments Due
(dollars in thousands)	Total	Less Than One Year	1 to 3 Years	3 to 5 Years	More Than Five Years
Junior Subordinated Debentures (1)	$115,086	$—	$—	$—	$115,086
Interest on Jr Subordinated Debentures	177,355	12,231	24,463	24,463	116,198
Senior Term Loans	388,375	3,968	7,936	376,471	—
10.875% Senior Notes	265,000	—	—	—	265,000
Bank Revolving Credit Facility	—	—	—	—	—
KeyWorks License Agreement	3,139	446	845	785	1,063
Interest payments (2)	217,147	45,317	90,172	76,539	5,219
Operating Leases	61,960	10,309	13,531	10,497	27,623
Deferred Compensation Obligations	3,955	846	1,692	1,417	—
Capital Lease Obligations	1,007	642	295	70	—
Purchase Obligations	88	88	—	—	—
Other Obligations	2,487	1,588	719	180	—
Uncertain Tax Position Liabilities	3,586	1,539	—	—	2,047

Total Contractual Cash Obligations (3)	$1,239,185	$76,974	$139,653	$490,422	$532,236

(1)	The junior subordinated debentures liquidation value is approximately $108.7 million.
(2)	Interest payments for borrowings under the Senior Facilities and with regard to the 10.875% Senior Notes. Interest payments on the variable rate senior term loans were calculated using the actual interest rate of 4.25% as of March 31, 2013, excluding possible impact of 2010 Swap. Interest payments on the 10.875% Senior Notes were calculated at their fixed rate.
(3)	All of the contractual obligations noted above are reflected on our consolidated balance sheet as of March 31, 2013 except for the interest payments and operating leases.

We have a purchase agreement with our supplier of key blanks which requires minimum purchases of 100 million key blanks per year. To the extent minimum purchases of key blanks are below 100 million, we must pay the supplier $.0035 per key multiplied by the shortfall. Since the inception of the contract in 1998, we have purchased more than the requisite 100 million key blanks per year from the supplier. We extended this contract in 2009 for an additional four years. We anticipate an additional extension to the agreement will be entered into with this supplier in the second quarter of 2013.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

Borrowings

As of March 31, 2013, we had $24.5 million available under our Senior Facilities. We had approximately $389.3 million of outstanding debt under our Senior Facilities at March 31, 2013, consisting of $388.4 million in term loans and $0.9 million in capitalized lease and other obligations. The term loans consisted of $388.4 million in Term B-2 Loans at an interest rate of 4.25%. The capitalized lease and other obligations were at various interest rates.

At March 31, 2013 and December 31, 2012, our borrowings were as follows:

(dollars in thousands)

	March 31, 2013			December 31, 2012
	Facility Amount	Outstanding Amount	Interest Rate	Facility Amount	Outstanding Amount	Interest Rate
Term B-2 Loan		$388,375	4.25%		$312,375	5.00%

Revolving credit facility	$30,000	—	5.5-6.0%	$30,000	—	—
Capital leases & other obligations		970	variable		1,064	various

Total secured credit		389,345			313,439
10.875% senior notes (1)		265,000	10.875%		265,000	10.875%

Total borrowings		$654,345			$578,439

Concurrently with the Merger, Hillman Group issued $150.0 million aggregate principal amount of its 10.875% Senior Notes. On March 16, 2011, Hillman Group completed an offering of $50.0 million aggregate principal amount of its 10.875% Senior Notes. Hillman Group received a premium of approximately $4.6 million on the $50.0 million 10.875% Senior Notes offering. On December 21, 2012, Hillman Group completed an offering of $65.0 million aggregate principal amount of its 10.875% Senior Notes. Hillman Group received a premium of approximately $4.2 million on the $65.0 million 10.875% Senior Notes offering. The 10.875% Senior Notes are guaranteed by The Hillman Companies, Inc., Hillman Investment Company and all of the domestic subsidiaries of Hillman Group. Hillman Group pays interest on the 10.875% Senior Notes semi-annually on June 1 and December 1 of each year.

On May 28, 2010, we and certain of our subsidiaries closed the Senior Facilities, consisting of a $290.0 million term loan and a $30.0 million Revolver. The term loan portion of the Senior Facilities had a six year term, which has been extended to a seven year term following amendment no. 4 to the credit agreement under the Senior Facilities, and the Revolver had a five year term. The Senior Facilities provide borrowings at interest rates based on a EuroDollar rate plus a margin of 3.75% for revolving loans and 3.00% for term loans, or a Base Rate plus a margin of 2.75% for revolving loans and 2.00% for term loans. The EuroDollar rate was subject to a minimum floor of 1.75% for revolving loans and 1.25% for term loans and the Base Rate was subject to a minimum floor of 2.75% for revolving loans and 2.25% for term loans.

Effective April 18, 2011, we completed an amendment to the credit agreement governing our Senior Facilities. The Senior Facilities amendment eliminated the total leverage and interest coverage covenants and reduced the secured leverage covenant to 4.75x with no future step downs. The term loan pricing was modified to reduce the Eurodollar Margin and the Base Rate Margin by 25 basis points and reduce the floor on Hillman Company incurred loan discount costs of approximately $1.3 million. As the modification of the Senior Facilities agreement was not substantial, the unamortized loan discount and debt issuance costs will be amortized over the term of the amended Senior Facilities.

Effective November 4, 2011, we entered into a Joinder Agreement to our credit agreement under the existing Senior Facilities (the “2011 Incremental Facility”). The 2011 Incremental Facility increased the aggregate term loan commitments available to Hillman Group under the Senior Facilities by $30.0 million. In connection with the 2011 Incremental Facility, we incurred loan discount costs of approximately $0.8 million. As the modification of the Senior Facilities agreement was not substantial, the unamortized loan discount costs will be amortized over the term of the amended Senior Facilities. The aggregate principal amount of commitments under the Senior Facilities, after giving effect to the 2011 Incremental Facility, is $350.0 million. We used the proceeds for general corporate purposes.

Effective November 7, 2012, we entered into a Joinder Agreement to our credit agreement under the existing Senior Facilities. The 2012 Incremental Facility increased the aggregate term loan commitments available to Hillman Group under the Senior Facilities by $76.8 million. Subject to the conditions precedent to each funding date described in Section 17 of the 2012 Incremental Facility, Hillman was permitted to make two drawings under the 2012 Incremental Facility on any business day after November 7, 2012 and prior to April 1, 2013. We drew down on funds from the 2012 Incremental Facility in order to fund the permitted acquisition of Paulin on February 19, 2013. The aggregate principal amount of commitments under the Senior Facilities, after giving effect to the 2012 Incremental Facility, was $420.0 million.

Effective February 14, 2013, we completed an amendment to our credit agreement under the existing Senior Facilities. The Senior Facilities amendment modified the term loan pricing to reduce the EuroDollar margin by 50 basis points and reduce the EuroDollar floor on EuroDollar loans by an additional 25 basis points. This amendment modified the term loan pricing to reduce the base rate margin by 50 basis points and reduce the floor on base rate loans by an additional 25 basis points. This amendment also extended the maturity date of the Senior Facilities by one year to May 28, 2017.

Our Senior Facilities require the maintenance of the maximum secured leverage ratio described above and limit our ability to incur debt, make investments, make dividend payments to holders of the Trust Preferred Securities or undertake certain other business activities. Upon the occurrence of an event of default under the credit agreement, all amounts outstanding, together with accrued interest, could be declared immediately due and payable by our lenders. Below are the calculations of the financial covenant, as amended on April 18, 2011, with the Senior Facilities requirement for the twelve trailing months ended March 31, 2013:

(dollars in thousands)

	Actual	Ratio Requirement
Secured Leverage Ratio
Senior term loan balance	$388,375
Revolver	—
Capital leases and other credit obligations	970

Total debt	$389,345

Adjusted EBITDA (1)	$116,302
Leverage ratio (must be below requirement)	3.35	4.75

(1)	Adjusted EBITDA is a non-GAAP measure defined as income from operations ($38,731), plus depreciation ($21,503), amortization ($21,670), stock compensation expense ($975), restructuring costs ($3,810), acquisition and integration costs ($4,661), litigation related costs ($10,562), foreign exchange losses ($2,886), management fees ($155), pro-forma EBITDA from the Paulin Acquisition ($9,100) (before cost synergies) and other ($2,249).

Related Party Transactions

The Predecessor was obligated to pay management fees to a subsidiary of CHS in the amount of $58.0 thousand per month. The Predecessor was also obligated to pay transaction fees to a subsidiary of OTPP in the amount of $26.0 thousand per month, plus out of pocket expenses. The Successor has recorded management fee charges of $155.0 thousand for the year ended December 31, 2012, $110.0 thousand for the year ended December 31, 2011 and $0 for the seven month period ended December 31, 2010. The Predecessor has recorded aggregate management and transaction fee charges and expenses from CHS and OTPP of $438.0 thousand for the five month period ended May 28, 2010.

Gregory Mann and Gabrielle Mann are employed by the All Points subsidiary of Hillman. All Points leases an industrial warehouse and office facility from companies under the control of the Manns. The Predecessor and Successor have recorded rental expense for the lease of this facility on an arm’s length basis. The Successor recorded rental expense for the lease of this facility in the amount of $82.0 thousand and $82.0 thousand for the three month period ended March 31, 2013 and 2012, $311.0 thousand for the year ended December 31, 2012, $311.0 thousand for the year ended December 31, 2011 and $181.0 thousand for the seven month period ended December 31, 2010. The Predecessor recorded rental expense for the lease of this facility in the amount of $130.0 thousand for the five month period ended May 28, 2010.

In connection with the Paulin Acquisition, we entered into three leases for five properties containing industrial warehouse, manufacturing plant, and office facilities on February 19, 2013. The owners of the properties under one lease are relatives of Richard Paulin, who is employed by The Hillman Group Canada ULC, and the owner of the properties under the other two leases is a company which is owned by Richard Paulin and certain of his relatives. The Company has recorded rental expense for the three leases on an arm’s length basis. The rental expense for the three leases was $69.0 thousand for the three month period ended March 31, 2013.

Critical Accounting Policies and Estimates

Our accounting policies are more fully described in Note 2, Summary of Significant Accounting Policies, of Notes to Consolidated Financial Statements. As disclosed in that note, the preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Future events cannot be predicted with certainty and, therefore, actual results could differ from those estimates. The following section describes our critical accounting policies.

Revenue Recognition:

Revenue is recognized when products are shipped or delivered to customers depending upon when title and risks of ownership have passed and the collection of the relevant receivables is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable. Sales tax collected from customers and remitted to governmental authorities are accounted for on a net basis and therefore excluded from revenues in the consolidated statements of comprehensive income.

We offer a variety of sales incentives to our customers primarily in the form of discounts, rebates and slotting fees. Discounts are recognized in the financial statements at the date of the related sale. Rebates are estimated based on the revenue to date and the contractual rebate percentage to be paid. A portion of the estimated cost of the rebate is allocated to each underlying sales transaction. Discounts, rebates and slotting fees are included in the determination of net sales.

We also establish reserves for customer returns and allowances. The reserve is established based on historical rates of returns and allowances. The reserve is adjusted quarterly based on actual experience. Returns and allowances are included in the determination of net sales.

Accounts Receivable and Allowance for Doubtful Accounts:

We establish the allowance for doubtful accounts using the specific identification method and also provides a reserve in the aggregate. The estimates for calculating the aggregate reserve are based on historical information. Increases to the allowance for doubtful accounts result in a corresponding expense. We write off individual accounts receivable when they become uncollectible. The allowance for doubtful accounts was $697.0 thousand as of March 31, 2013 and $1.1 million as of December 31, 2012.

Inventory Realization

Inventories consisting predominantly of finished goods are valued at the lower of cost or market, cost being determined principally on the weighted average cost method. Excess and obsolete inventories are carried at net realizable value. The historical usage rate is the primary factor used by us in assessing the net realizable value of excess and obsolete inventory. A reduction in the carrying value of an inventory item from cost to market is recorded for inventory with no usage in the preceding twenty-four month period or with on-hand quantities in excess of twenty-four months average usage. The inventory reserve amounts were $13.5 million as of March 31, 2013 and $6.9 million as of December 31, 2012. The increase in the inventory reserve at March 31, 2013 from December 31, 2012 was primarily the result of including the Paulin Acquisition.

Goodwill and Other Intangible Assets

Goodwill represents the excess purchase cost over the fair value of net assets of companies acquired in business combinations. Goodwill is an indefinite lived asset and is assessed for impairment at least annually, or more frequently if a triggering event occurs. If the carrying amount of goodwill is greater than the fair value, impairment may be present. ASC 350 permits an entity to assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount before applying the two-step goodwill impairment model. If it is determined through the qualitative assessment that a reporting unit’s fair value is more likely than not greater than its carrying value, the remaining impairment steps would be unnecessary. The qualitative assessment is optional, allowing companies to go directly to the quantitative assessment.

The quantitative assessment for goodwill impairment is a two-step test. Under the first step, the fair value of each reporting unit is compared with its carrying value (including goodwill). If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit and we must perform step two of the impairment test (measurement). Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with ASC 805. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. Fair value of the reporting unit is determined using a discounted cash flow analysis. If the fair value of the reporting unit exceeds its carrying value, step two does not need to be performed.

We also evaluate indefinite-lived intangible assets (primarily trademarks and trade names) for impairment annually or more frequently if events and circumstances indicate that it is more likely than not that the fair value of an indefinite-lived intangible asset is below its carrying amount. In connection with the evaluation, an independent appraiser assessed the value of its intangible assets based on a relief from royalties, excess earnings, and lost profits discounted cash flow model. An impairment charge is recorded if the carrying amount of an indefinite-lived intangible asset exceeds the estimated fair value on the measurement date.

Our annual impairment assessment is performed for the reporting units as of October 1. The estimated fair value of each reporting unit subject to the impairment test exceeded its carrying cost. The October 1 goodwill and intangible impairment test data aligns the impairment assessment with the preparation of our annual strategic plan and allows additional time for a more thorough analysis by our independent appraiser. An independent appraiser assessed the value of our goodwill based on a discounted cash flow model and multiple of earnings. Assumptions critical to our fair value estimates under the discounted cash flow model include the discount rate, projected average revenue growth and projected long-term growth rates in the determination of terminal values. No impairment charges were recorded by us in the three month periods ended March 31, 2013 and 2012.

Long-Lived Assets

We evaluate our long-lived assets for impairment and will continue to evaluate them based on the estimated undiscounted future cash flows as events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable. No impairment charges were recognized for long-lived assets in the three month periods ended March 31, 2013 and 2012.

Income Taxes

Deferred income taxes are computed using the asset and liability method. Under this method, deferred income taxes are recognized for temporary differences between the financial reporting basis and income tax basis of assets and liabilities, based on enacted tax laws and statutory tax rates applicable to the periods in which the temporary differences are expected to reverse. Valuation allowances are provided for tax benefits where it is more likely than not that certain tax benefits will not be realized. Adjustments to valuation allowances are recorded for changes in utilization of the tax related item.

Risk Insurance Reserves

We self-insure our product liability, automotive, workers’ compensation and general liability losses up to $250.0 thousand per occurrence. Catastrophic coverage has been purchased from third party insurers for occurrences in excess of $250.0 thousand up to $40.0 million. The two risk areas involving the most significant accounting estimates are workers’ compensation and automotive liability. Actuarial valuations performed by us outside risk insurance expert were used to form the basis for workers’ compensation and automotive liability loss reserves. The actuary contemplated Hillman’s specific loss history, actual claims reported, and industry trends among statistical and other factors to estimate the range of reserves required. Risk insurance reserves are comprised of specific reserves for individual claims and additional amounts expected for development of these claims, as well as for incurred but not yet reported claims. We believe that the liability recorded for such risk insurance reserves is adequate as of March 31, 2013, but due to judgments inherent in the reserve estimation process, it is possible that the ultimate costs will differ materially from this estimate.

We self-insure our group health claims up to an annual stop loss limit of $200.0 thousand per participant. Aggregate coverage is maintained for annual group health insurance claims in excess of 125% of expected claims. Historical group insurance loss experience forms the basis for the recognition of group health insurance reserves. Hillman’s management believes the liability recorded for such insurance reserves is adequate as of December 31, 2012, but due to judgments inherent in the reserve estimation process, it is possible that the ultimate costs will differ materially from this estimate.

Common Stock

After consummation of the Merger, we had one class of common stock. All outstanding shares of Hillman common stock are owned by Holdco. Under the terms of the Stockholders Agreement for the Holdco common stock, management shareholders have the ability to put their shares back to Holdco under certain conditions, including death or disability. ASC 480-10-S99 requires shares to be classified outside of permanent equity if they can be redeemed and the redemption is not solely within control of the issuer. Further, if it is determined that redemption of the shares is probable, the shares are marked to redemption value, which equals fair value, at each balance sheet date with the change in value recorded in additional paid-in capital. Accordingly, the 210.4 shares of common stock held by management are recorded outside permanent equity and have been adjusted to the fair value of $14,485 as of March 31, 2013.

As of March 31, 2013, the fair value of the management owned common stock was determined by the Board of Directors using an enterprise basis and taking into account all relevant market factors. As of December 31, 2012, the fair value of the management owned common stock was based upon an independent valuation appraisal of the common stock. An independent appraiser assessed the value of our common stock based on a discounted cash flow model and multiple of earnings. Assumptions critical to our common stock value under the discounted cash flow model include the discount rate, projected average revenue growth and projected long-term growth rates in the determination of terminal values. In periods prior to December 31, 2012, the fair value of the management owned common stock was determined by the Board of Directors using an enterprise basis and taking into account all relevant market factors.

The fair value of the common stock has been calculated at each balance sheet date prior to December 31, 2012 by estimating the enterprise value of Hillman less the redemption value of all obligations payable in preference to the common stock. These obligations include the long term debt, senior notes, bank revolving credit and the Trust Preferred Securities. The remainder was divided by the fully diluted common shares outstanding to arrive at a fair value per common share outstanding.

The enterprise value of Hillman was determined based on the earnings before interest, taxes, depreciation and amortization adjusted for management fees, stock compensation costs, and other acquisition and integration related general and administrative costs (“Adjusted EBITDA”) for the most recent twelve month period multiplied by a valuation multiple. As of December 31, 2011 and 2010, we applied valuation multiples of 9.78x and 9.83x, respectively, to trailing twelve months Adjusted EBITDA in determining enterprise value. Management periodically reviews the appropriateness of this multiple and notes that it was consistent with comparable distribution companies.

A change of 0.1 in the valuation multiple used to calculate the enterprise value at December 31, 2011 adjusted the per share fair value of the common stock by approximately $26.85.

The calculation of the fair value of the common stock as of December 31, 2011 and 2010 is detailed below together with the presentation of the fair value of the common stock as of December 31, 2012:

(dollars in thousands)	December 31, 2012(5)	December 31, 2011	December 31, 2010
Trailing twelve fiscal months EBITDA (1)		$92,262	$85,056
Valuation Multiple (2)		9.78	9.83

Hillman Enterprise Value Excluding Serv-A-Lite		902,462	835,717
Ook Fair Value (3)		15,323	—
Serv-A-Lite Fair Value (3)		—	21,335

Hillman Enterprise Value		917,785	857,052
Less:
Senior term loans		315,575	288,550
Bank revolving credit		—	12,000
10.875% senior notes		200,000	150,000
Junior subordinated debentures redemption value, net (4)		105,446	105,446

Total Debt		621,021	555,996
Plus:
Cash		12,027	7,585
Proceeds from option exercise		33,314	32,284

Common Equity Value (6)	$402,802	$342,105	$340,925
Fully-diluted Common Shares outstanding	349,480	342,105	340,925

Fully-diluted Value Per Common Share	$1,152.6	$1,000.0	$1,000.0

(1)	EBITDA is calculated for the most recent four fiscal quarters as follows:

	December 31, 2011	December 31, 2010
Income from operations	$38,453	$7,923
Depreciation and amortization	42,050	31,637
Management fees	110	438
Stock compensation expense	—	19,053
Acquisition and integration	2,805	22,492
Exchange rate (gain) loss	446	(391)
Restructuring cost	2,113	—
Excess legal on patent litigation	665	1,897
Litigation settlement cost	2,120	—
Consigned inventory cost	1,118	—
Royalty on engraving products	—	771
Other adjustments	2,382	1,236

EBITDA	$92,262	$85,056

The other adjustments include restructuring costs and professional fees.

(2)	Hillman periodically reviews the valuation multiple used and notes that it is consistent with comparable multiples used for distribution companies.
(3)	Ook was acquired on December 1, 2011 and Serv-A-Lite was acquired on December 29, 2010. Their respective purchase prices were deemed the accurate measure of enterprise value.
(4)	The value of the junior subordinated debentures is the redemption value of $25 per share.
(5)	At December 31, 2012, a common stock valuation was performed by an independent appraiser based upon a discounted cash flow model and multiple of earnings. Hillman used this valuation in its determination of common equity value.
(6)	At December 31, 2012, the Common Equity Value includes $41,210 in proceeds from option exercise.

Stock Based Compensation

We have a stock-based employee compensation plan. The options have certain put features and, therefore, liability classification is required. Hillman has elected to use the intrinsic value method to value the common option in accordance with ASC Topic 718, “Compensation-Stock Compensation”. See Note 14, Stock-Based Compensation, to the audited consolidated financial statements for the year ended December 31, 2012 included elsewhere in this prospectus for further information.

Fair Value of Financial Instruments

Cash, restricted investments, accounts receivable, short-term borrowings, accounts payable and accrued liabilities are reflected in the consolidated financial statements at book value due to the short-term nature of these instruments. The carrying amounts of the long-term debt under the revolving credit facility and variable rate senior term loan approximate the fair value at December 31, 2012 and 2011 and March 31, 2013. The fair values of the fixed rate senior notes and junior subordinated debentures were determined utilizing current trading prices obtained from indicative market data at December 31, 2012 and 2011 and March 31, 2013, respectively. See Notes 16 and 13, Fair Value Measurements to the audited annual consolidated financial statements and the unaudited interim consolidated financial statements, respectively, included elsewhere in this prospectus.

Recent Accounting Pronouncements

The FASB, the SEC, and other accounting organizations or governmental entities from time to time issue new pronouncements or new interpretations of existing accounting standards that require changes to our accounting policies and procedures. To date, we do not believe any new pronouncements or interpretations have had a material impact on our consolidated results of operations or financial condition, but future pronouncements or interpretations could require the change of policies or procedures.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to the impact of interest rate changes as borrowings under the Senior Credit Agreement bear interest at variable interest rates. It is our policy to enter into interest rate swap transactions only to the extent considered necessary to meet our objectives.

On June 24, 2010, we entered into the 2010 Swap, with a two-year term for a notional amount of $115.0 million. The 2010 Swap was effective May 31, 2011 and its termination date is May 31, 2013. The 2010 Swap fixes the interest rate at 2.47% plus the applicable interest rate margin.

The 2010 Swap was initially designated a cash flow hedge. Effective April 18, 2011, we executed the second amendment to the credit agreement and as a result the 2010 Swap was no longer considered effective and de-designated as a cash flow hedge.

On May 20, 2013, Hillman Group purchased the 2013 Cap Agreement with a two-year term for a notional amount of $225.0 million. The effective date of the 2013 Cap Agreement is May 28, 2013 and its termination date is May 28, 2015. The 2013 Cap Agreement provides for a cap strike price of 1.250% and a floating rate option of 3 months USD-LIBOR-BBA.

Based on our exposure to variable rate borrowings at December 31, 2012, a one percent (1%) change in the weighted average interest rate for a period of one year would change the annual interest expense by approximately $2.0 million.

We are exposed to foreign exchange rate changes of the Australian, Canadian and Mexican currencies as it impacts the $139.0 million tangible and intangible net asset value of our Australian, Canadian and Mexican subsidiaries as of March 31, 2013. The foreign subsidiaries net tangible assets were $90.0 million and the net intangible assets were $49.0 million as of March 31, 2013. We consider our exposure to foreign currency translation gains or losses to be immaterial.

THE TRANSACTIONS

The Merger

On May 28, 2010, Hillman was acquired by an affiliate of OHCP III (as defined herein) and certain members of Hillman’s management and Board of Directors (“Holdco”). Pursuant to the terms and conditions of an Agreement and Plan of Merger dated as of April 21, 2010, Hillman was merged with Holdco with Hillman surviving the Merger. As a result of the Merger, Hillman is a wholly-owned subsidiary of Holdco. The total consideration paid in the Merger was $832.7 million which includes $11.5 million for the Quick-Tag™ license and related patents, repayment of outstanding debt and the net value of the Company’s outstanding junior subordinated debentures ($105.4 million liquidation value, net of $3.3 million in trust common securities, at the time of the merger).

Bank Financing

On May 28, 2010, we and certain of our subsidiaries closed on a senior secured first lien credit facility, consisting of a term loan and a revolving credit facility. Hillman and Hillman Group are the borrowers under the senior secured credit facilities, which provide for an aggregate principal amount of $420.0 million in borrowings, consisting of a $390.0 million term loan facility and a $30.0 million revolving credit facility. The term loan facility matures on May 28, 2017 and the revolving credit facility matures on May 28, 2015. For more information on our senior secured credit facilities and other indebtedness, see “Description of Certain Other Indebtedness” in this prospectus.

Acquisitions

Concurrently with the closing of the Merger, we closed the Quick-Tag™ acquisition for a purchase price of $11.5 million. We used a portion of our borrowings under our term loan to finance the Quick-Tag™ acquisition.

On December 29, 2010, we acquired Serv-A-Lite™. Established in 1979, Serv-A-Lite™ is a major supplier of specialty fasteners and electrical parts to the retail hardware market, and has developed a strong reputation in the industry for its highly flexible service programs, excellent customer service, and innovative products. Effective March 31, 2011, Serv-A-Lite was merged with and into Hillman Group, with Hillman Group as the surviving entity.

On March 16, 2011, we closed the TagWorks Acquisition. Founded in 2007, TagWorks™ provides innovative pet ID tag programs to a leading pet products chain retailer using a unique, patent-protected / patent-pending technology and product portfolio. In conjunction with this agreement, we entered into an agreement with KeyWorks, a company affiliated with TagWorks L.L.C., to assign its patent-pending retail key program technology to us and to continue to work collaboratively with us to develop next generation key duplicating technology. Effective December 31, 2011, TagWorks L.L.C. was merged with and into Hillman Group, with Hillman Group as the surviving entity.

On December 1, 2011, Hillman Group purchased certain assets of Micasa Trading Corporation, a Florida based producer of the Ook brand of picture hangers and related products. The Ook brand’s excellence in the picture hanging specialty category strengthened our position of providing value-added products and services to home centers and hardware retailers.

On February 19, 2013, Hillman acquired all of the issued and outstanding Class A common shares of Paulin and Paulin became an indirect wholly owned subsidiary of Hillman. On March 31, 2013, Paulin was amalgamed with and into The Hillman Group Canada ULC. Paulin is an Ontario, Canada-based distributor and manufacturer of fasteners, fluid system products, automotive parts, and screw machine components. In the Paulin Acquisition, we acquired a leading Canadian distributor and manufacturer of fasteners, fluid system products, automotive parts, and retail hardware components.

BUSINESS

General

We are one of the largest providers of hardware-related products and related merchandising services to retail markets in North America. We had net sales of $555.5 million in 2012. We sell our products to hardware stores, home centers, mass merchants, pet supply stores, and other retail outlets principally in the United States, Canada, Mexico, Australia, Latin America and the Caribbean. Product lines include thousands of small parts such as fasteners and related hardware items; threaded rod and metal shapes; keys, key duplication systems and accessories; builder’s hardware; and identification items, such as tags and letters, numbers, and signs. We support our product sales with value added services including design and installation of merchandising systems and maintenance of appropriate in-store inventory levels.

We hold a leading position in all of our core product categories and have a strong history of new product introductions and acquisitions of complementary product lines. Our product mix encompasses low price-point consumer products that exhibit recession-resistant characteristics. We sell these products to a diverse customer base comprising hardware stores, home improvement centers, mass merchants, national and regional hardware stores, pet supply stores, and other retail outlets in the United States, Canada, Mexico, Latin America, the Caribbean and Australia. Our wide-ranging service offerings and approximately 850 person full-time sales force makes us a highly effective outsourcing solution for managing SKU intensive, low price-point hardware product categories.

The following charts illustrate the contribution to our net sales by product category and customer type for the year ended December 31, 2012(1):

(1)	Our net sales by product category and customer type for the year ended December 31, 2012 do not reflect the Paulin Acquisition, which occurred in February 2013.

We have delivered strong financial results through economic cycles, even in difficult operating environments. For example, during the recessionary periods between 2008 and 2010, we generated significant free cash flow and exhibited relative stability in revenues, profitability and returns. Specifically, while our net sales declined 4.9% between 2008 and 2009 and we experienced a net loss of approximately $1.2 million in each of 2008 and 2009, our Adjusted EBITDA grew from $77.4 million to $83.3 million during the same period, representing a compound annual growth rate of 7.6%. Our net sales increased from $506.5 million in 2011 to $555.5 million in 2012. We have grown our Adjusted EBITDA in 14 of the last 15 years. Our strong profitability, combined with the low capital intensity of the business, has resulted in attractive free cash flows and substantial deleveraging. We continue to demonstrate strong operating and financial performance by offering inexpensive consumer products with demand characteristics not significantly affected by macroeconomic uncertainty. Our commitment to value-added merchandising services and category management has also increased our customers’ reliance on us, thereby creating stability and predictability in our business model.

Industry Overview

We operate in multiple channels of the retail marketplace such as hardware stores, home centers, mass merchants, pet supply stores, and other retail outlets. These retail channels have experienced significant change as a result of the growth of the large national big box chains, which have taken market share from the regional home centers and independent hardware dealers and cooperatives. We have developed sales, marketing, merchandising and service specifically to meet the needs of the big box chains which include Lowe’s, The Home Depot, Wal-Mart, Menards, Kmart and Sears. We believe that our market knowledge, merchandising skills, breadth of inventory, and value-added services, including support and fulfillment capabilities, will enable us to maintain our relationships with the big box chains.

The U.S. economy has undergone a period of recession and the future economic environment may continue to be less favorable than that of recent years. The economic slowdown has led to reduced consumer and business spending and any delay in the recovery could lead to further reduced spending in the foreseeable future, including by our customers. In addition, economic conditions, including decreased access to credit, may result in financial difficulties leading to restructurings, bankruptcies, liquidations and other unfavorable events for our customers, suppliers and other service providers. If such conditions deteriorate in 2013 or through 2014, our industry, business and results of operations may be materially adversely impacted.

Competitive Strengths

We believe our key competitive strengths include:

Market Leader with Strong Positions in Attractive Growth Markets. We believe we are the market leader in served sales channels for all of our core product categories. Our strong growth over the last 17 years has helped solidify our leading position in each of our business lines. Our leadership position has translated into significant economies of scale that provide a unique competitive advantage in areas such as sourcing, logistics, inventory management, merchandising, customer service and information technology. We are actively expanding our geographic presence with share gains in Canada, Mexico, Australia, Latin American and the Caribbean to complement our strong position in the United States. In 2011, we were awarded the bulk fastener, picture hanging and key business for the Lowe’s/Woolworths joint venture in Australia. In 2012, the Paulin Acquisition allowed us to acquire a leading Canadian distributor and manufacturer of fasteners, fluid system products, automotive parts, and retail hardware components. We believe we are well-positioned to establish ourselves as a leader in several new product categories due to our relationship with our existing customer base and distribution network.

Product Line	Product Category Position	2012 Revenue ($mm) (1)	Highlights
Fastener	#1	$309

•    Distributes approximately 64,000 SKUs (prior to the Paulin Acquisition), which management believes to be one of the largest selections among suppliers servicing the hardware retail segment

•    Low per unit cost helps insulate end-user demand from economic cyclicality

•    The Ook and Serv-A-Lite™ acquisitions expanded our line of picture hanging products, specialty fasteners and electrical parts

Product Line	Product Category Position	2012 Revenue ($mm) (1)	Highlights
			• Paulin is a leading Canadian distributor and manufacturer of fasteners, fluid system products, automotive parts, and retail hardware components

Key Duplication	#1	$87

•   Patent-protected industry-leading key duplication technologies

•   Growing installed base of over 13,900 Axxess+ machines in North America

•   Highly attractive profitability characteristics for both us and customers

•   New technology and new fashionable products represent significant growth drivers

•   Conventional key cutting systems sold to Traditional hardware stores

•   TagWorks™/KeyWorks collaboration is expected to provide an opportunity to develop a next generation consumer operated key duplicating system

Engraving	#1	$49

•   Installed base of over 2,500 Quick-Tag™ self-service engraving machines in the United States and Canada

•   Growing opportunities with continued expansion in high traffic destinations—amusement parks, zoos, movie theaters, sporting venues

•   TagWorks™ provides innovative pet ID tag programs to leading pet products chain retailers

Letters, Numbers and Signs	#1	$32	• Most widely used brand in the United States • Industry’s low-cost manufacturer • Capitalizes on existing distribution infrastructure

Threaded Rod	#1	$33	• Acquired product line in 2006, making us the category leader • Complementary to our other product lines

Builder’s Hardware	—	$16

•   Includes a variety of common household items such as coat hooks, door stops, hinges, gate latches, hasps and decorative hardware

•   Exemplifies our strategy of leveraging core competencies to further penetrate customer accounts with new product offerings

Other	—	$29	• Includes key accessories, automotive key duplication revenue, and revenue from Code Cutter

(1)	Our 2012 revenue does not reflect the Paulin Acquisition in February 2013.

Source: Hillman management estimates.

Core Competencies Create Competitive Advantages. The complexity associated with the procurement, distribution, stocking and merchandising of approximately 64,000 SKUs (prior to the Paulin Acquisition) in our fastener category makes direct sourcing by customers a difficult task; one that we believe we deliver with excellence. While the SKU count that we supply is high relative to our customers’ total SKU count, our customers’ decision not to source directly is typically influenced by the relatively low percentage of their revenue that our products represent. We also benefit as the exclusive supplier for many product lines across a customer’s entire store footprint.

Our installed base of more than 13,900 Axxess+ systems and 2,500 Quick-Tag™ engraving machines in North America creates significant switching costs in our key duplication and engraving product categories. Our patent-protected equipment would be expensive to replace given the aggregate high value of our current installations. Moreover, high merchandise display costs in each customer store make displacing us time consuming and expensive.

Finally, as evidenced by our 97.1% order fill rate, our ability to consistently meet the highly demanding customer service and procurement requirements of sophisticated national retailers such as Wal-Mart, Kmart, Sears, Lowe’s, The Home Depot and Menards represents a competitive advantage. We are able to successfully utilize our distribution capabilities to meet such customers’ just-in-time inventory requirements throughout their entire footprint in the United States, Canada, Mexico, Australia, Latin America and the Caribbean. Such distribution capabilities, coupled with our highly differentiated service oriented business model and long-term customer relationships enhance our competitive position.

Long-Term Customer Relationships. We maintain longstanding relationships, with an average of 14 years for our top eight customers, with many of the largest and most respected retailers in North America. Our long-term customer relationships provide revenue stability and a platform for sustainable growth, and are driven by our unique operating model, unmatched service capabilities and our sales force’s desire to be the preferred supplier and valued partner to our customers. We have historically been successful in adding new products to our existing customers by leveraging our supply chain and adopting a focused sales approach. With approximately 850 full-time dedicated national and regional sales and service representatives, we have established strong institutional relationships with our customers while providing superior customer service. As of December 31, 2012 (prior to the Paulin Acquisition), our national and regional sales and service representatives served over 20,000 accounts.

Highly Diversified and Stable Product Categories. We provide a comprehensive selection of fasteners and related hardware products to the retail channel with approximately 80,000 SKUs (prior to the Paulin Acquisition). The items within our product categories possess highly attractive end-user demand attributes, drive traffic through our retail partners and, importantly, generate high margins for both us and our customers. We believe that end-user demand for our products exhibit price inelastic and recession-resistant characteristics: whether a small package of fasteners for a small repair project or a key requiring replacement or a tag for a new pet, macroeconomic conditions do not tend to materially influence the purchasing decision. This is illustrated by our strong operating performance during periods of economic weakness. Lastly, the depth and breadth of our product categories ensure a wide product selection for end-users, which enhances store foot traffic, minimizes lost or missed sales and improves merchant profitability.

Comprehensive Service Offering. Our representatives regularly visit store locations to provide merchandising services, including highly valued in-store inventory management and in-store display and promotion development. The quality of our service force has been instrumental in developing our strong and long standing relationships with customers. Our sales representatives are today one of the only factory service groups providing regular services in many national retailer’s stores. This hands-on service and support also offers opportunities to sell additional products and further solidify existing relationships. We are often the exclusive supplier of our product categories to the customer’s entire store footprint, creating additional efficiencies in distribution and management.

Robust Sales and Operations Planning and Reporting. We have developed and implemented an integrated sales and operations planning (“S&OP”) group through which our leadership team consistently achieves focus, alignment and synchronization among all functions of the organization. The S&OP group is organized by market channel to improve forecasting accuracy and create product level information by customer group. The integration and synchronization of customer purchasing needs to the manufacturing process in Asia provides suppliers with 26 weeks of demand forecasts with weekly shipping schedules. In addition, our dedicated internal monthly reporting packages provide our management with timely reports on key performance indicators, income and expense items and balance sheet metrics including snapshots of product and customer sales, margins and profits, working capital and detailed MD&A and management briefs on strategic initiatives. The reporting packages also provide information on budgeted financials compared to actual results by customer and product segments, which facilitate executive level monthly meetings to manage operations effectively.

National Distribution Network and Supply Chain Efficiency. Our distribution infrastructure forms the centerpiece of our unique selling proposition and provides us with a significant competitive advantage. Including the Paulin Acquisition, our twenty-four strategically located distribution centers in the United States, Canada, Australia and Mexico, covering over 2.0 million square feet of space, enable us to maintain a 97.1% order fill rate and ship orders to customers within 48 hours. Our highly efficient and technologically advanced 335,700 square foot distribution center in Forest Park, Ohio, where the majority of our products are received, is the hub of our distribution network. This highly sophisticated network, which utilizes pick-to-light and radio frequency technologies, enables us to effectively manage the vast number of SKUs, a task our customers and competitors are unable to replicate efficiently. We believe we could meaningfully increase our sales within our current facility footprint and have identified potential for further capacity expansion through Lean initiatives. By managing multiple product sources in multiple countries and supplying products and services to thousands of retailers nationwide, we provide a highly differentiated value-added distribution service.

Proven and Economically Aligned Management Team. Our senior management team has a broad range of expertise with an average of approximately 13 years of experience at Hillman. Our senior management team represents a solid mix of tenured employees with long careers at Hillman, augmented by new management talent from large, well-respected organizations. Our current management team has driven our highly effective business strategy over a long period, leading to our strong operating and financial performance over that time period. Furthermore, members of our management team invested an aggregate of $12.5 million in connection with the acquisition of 100% of the capital stock of Hillman by OHCP HM Acquisition Corp. pursuant to equity rollover agreements.

Equity Ownership. Oak Hill Capital Partners (as defined herein) is a private equity firm managing funds with more than $8 billion of initial capital commitments from leading entrepreneurs, endowments, foundations, corporations, pension funds and global financial institutions. Over a period of more than 25 years, the professionals at Oak Hill Capital Partners and its predecessors have invested in more than 70 significant private equity transactions across broad segments of the U.S. and global economies. Oak Hill Capital Partners applies an industry-focused, theme-based approach and engages experienced operating consultants to work directly with management teams to implement strategic and operational initiatives. Oak Hill Capital Partners is one of two independently managed firms (which may work together from time to time) that operate with the Oak Hill name and invest in various asset classes, including equity and debt securities.

Strategy

We intend to continue to expand our business, enhance our market position and increase our revenues and cash flow by focusing on the following:

Focus on Incremental Penetration of Existing Customers: Meaningful opportunity exists for expansion of our current product offerings to our existing customers. Increased penetration of the fastener, key duplication threaded rod and builder’s hardware product lines to some of our largest customers presents a significant growth opportunity. We plan to increase our product penetration by leveraging our existing supply chain in conjunction with innovative sales and merchandising programs and a focused sales approach with existing customers.

Add New Products to Expand Existing Customer Relationships: We have historically been successful in adding new products to our existing portfolio, both through organic initiatives as well as acquisitions, by seeking product expansion opportunities that are complementary to the existing portfolio and that can be marketed through our existing sales force. The success of our new product introductions is reflected in the evolution of our diverse product portfolio. For example, the revenue contribution of our non-Fastener product lines has increased from approximately $4.9 million in 1996 to approximately $246.0 million in 2012. We introduced our Threaded Rod product line in 2006 and added the Builder’s Hardware product line in 2007. In 2013, we added fluid system products, automotive parts, and additional retain hardware components to our product portfolio with the Paulin Acquisition. Significant additional opportunities exist for further growth through product line expansion.

Enhance Growth Through Footprint Expansion of Major Customers: We believe that we are the exclusive provider of our core products to most customers and we believe we are well positioned to secure aisle space for such products when these customers open new stores. It is anticipated that customers in our National and Regional segment will continue to open new stores in the coming years, providing us with a “built-in” organic growth opportunity. Store openings by big box chains (defined as mass merchants, home centers, and large-format grocery/drug centers), are expected to gain momentum should the retailing environment improve in step with a general economic recovery.

Continue Our International Growth: We have expanded into Canada, Mexico, Central America, the Caribbean and Australia in recent years, and believe we are well-positioned to expand even further into these and potentially into other international markets. We typically follow the international footprint expansion of our National accounts, including The Home Depot and Lowe’s. For example, The Home Depot’s entry into the Mexican market early in the decade and its subsequent expansion to 101 stores currently provides us with a strong “built-in” growth platform in Mexico. Our distribution centers in Canada and Mexico also provide crucial support to our international customers. We continue to seek international expansion through new customers, increased penetration of existing customers, continued footprint expansion of current customers, and launch of new products. We recently began doing business in Australia and our first sales were reported in the third quarter of 2011.

Focused on Increased Operating Efficiencies: We will continue to focus on enhancing our operating efficiency, including working capital management and effectively managing our cost structure. We intend to expand our implementation of Lean initiatives throughout the organization, providing potential for enhanced profitability and more efficient inventory management. Our focus will include improved sourcing capabilities, potential rationalization of our distribution center network, and greater manufacturing efficiencies in selected facilities.

Pursue Tuck-In Acquisition Opportunities: We have demonstrated a strong track record of successfully acquiring and integrating acquisitions, and plan to continue to selectively pursue tuck-in acquisitions. Over the past 17 years we have completed 15 acquisitions, allowing us to expand our product portfolio with existing customers and enter new markets. Our long-tenured management team, which has participated in the integration of these acquisitions, is well versed in identifying and realizing synergies through effective integration. Notable recent acquisitions include the Threaded Rod distribution business of SteelWorks in January 2006, the Quick-Tag™ acquisition in May 2010, the Serv-A-Lite Acquisition in December 2010, the TagWorks Acquisition in March 2011, the Ook Acquisition in December 2011, and the Paulin Acquisition in February 2013. The SteelWorks acquisition strengthened our relationships with national retailers and provided us with another product category in which we now hold a leadership position. The Serv-A-Lite Acquisition strengthened Hillman’s position in specialty fasteners and electrical parts to hardware retailers. The TagWorks™/KeyWorks collaboration is expected to provide an opportunity to develop a next generation consumer operated key duplicating system. The Ook brand’s excellence in the picture hanging specialty category strengthened our position of providing value-added products and services to home centers and hardware retailers. The Paulin Acquisition allowed us to acquire a leading Canadian distributor and manufacturer of fasteners, fluid system products, automotive parts, and retail hardware components.

Hillman Group Organization

We are organized as five separate business segments, the largest of which is (1) The Hillman Group operating primarily in the United States. The other business segments consist of subsidiaries of the Hillman Group operating in (2) Canada under the names The Hillman Group Canada ULC and H. Paulin & Co., (3) Mexico under the name SunSource Integrated Services de Mexico SA de CV, (4) Florida under the name All Points Industries, Inc. and (5) Australia under the name The Hillman Group Australia Pty. Ltd. The Hillman Group provides merchandising services and products such as fasteners and related hardware items; threaded rod and metal shapes; keys, key duplication systems and accessories; builder’s hardware; and identification items, such as tags and letters, numbers and signs, to retail outlets, primarily hardware stores, home centers and mass merchants, pet supply stores, grocery stores and drug stores. Our Canada segment also produces fasteners, stampings, fittings and processes threaded parts for automotive suppliers, industrial Original Equipment Manufacturers (“OEM”) and industrial distributors. Through its field sales and service organization, Hillman complements its extensive product selection with value-added services for the retailer.

We market and distribute approximately 80,000 SKUs (prior to the Paulin Acquisition) of small, hard-to-find and hard-to-manage hardware items. Hillman functions as a merchandising manager for retailers and supports these products with in-store service, high order fill rates and rapid delivery of products sold. Sales and service representatives regularly visit retail outlets to review stock levels, reorder items in need of replacement, and interact with the store management to offer new product and merchandising ideas. Thousands of items can be actively managed with the retailer experiencing a substantial reduction in in-store labor costs and replenishment paperwork. Service representatives also assist in organizing the products in a consumer-friendly manner. Hillman complements its broad range of products with value-added merchandising services such as displays, product identification stickers, retail price labels, store rack and drawer systems, assistance in rack positioning and store layout, and inventory restocking services. Hillman regularly refreshes retailers’ displays with new products and package designs utilizing color-coding to simplify the shopping experience for consumers and improve the attractiveness of individual store displays.

We ship our products from 24 strategically located distribution centers in the United States, Canada, Mexico and Australia, (See—“Properties” below) and are recognized for providing retailers with industry leading fill-rates and lead times. Our main distribution centers utilize state-of-the-art warehouse management systems (“WMS”) to ship customer orders within 48 hours while achieving a 97.1% order fill rate. We utilize third-party logistics providers to warehouse and ship customer orders in Mexico and Australia.

We also design, manufacture and market industry-leading identification and duplication equipment for home, office, automotive and specialty keys. In early 2000, Hillman revolutionized the key duplication market with the patent-protected Axxess Key Duplication System™ which provided to store associates, with little or no experience, the ability to accurately identify and duplicate a key. In 2007, Hillman upgraded its key duplication technology with Precision Laser Key™ utilizing innovative digital and laser imaging to identify a key and duplicate the cut-pattern automatically. Through Hillman’s creative use of technology and efficient use of inventory management systems, Hillman has proven to be a profitable revenue source within big box retailers. Hillman’s duplication systems have been placed in over 13,950 retail locations to date and are supported by Hillman sales and service representatives.

In addition, we apply a variety of innovative options of consumer-operated vending systems for engraving specialty items such as pet identification tags, luggage tags and other engraved identification tags. Hillman has developed unique engraving systems leveraging state-of-the-art technologies to provide a customized solution for mass merchant and pet supply retailers. To date, approximately 6,500 Hillman engraving systems have been placed in retail locations which are also supported by Hillman’s sales and service representatives.

Products and Suppliers

Our vast product portfolio is recognized by top retailers across North America for providing consistent quality and innovation to DIY’ers and professional contractors. Our product strategy concentrates on providing total project solutions for common and unique home improvement projects. Our portfolio provides retailers the assurance that their shoppers can find the right product at the right price within an ‘easy to shop’ environment.

As of December 31, 2012, we managed a worldwide supply chain of approximately 427 vendors, the largest of which accounted for approximately 6.7% of our 2012 annual purchases and the top five of which accounted for approximately 22.7% of our 2012 annual purchases. About 43.1% of our 2012 annual purchases were from non-U.S. suppliers, with the balance from U.S. manufacturers and master distributors. Our vendor quality control procedures include on-site evaluations and frequent product testing. Vendors are also evaluated based on delivery performance and the accuracy of their shipments.

Fasteners

Fasteners remain the core of our business and the product line encompasses more than 64,000 SKUs as of December 31, 2012 (prior to the Paulin Acquisition), which we believe to be one of the largest selections among suppliers servicing the hardware retail segment. The fastener line includes standard and specialty nuts, bolts, washers, screws, anchors, and picture hanging items. Hillman offers zinc, chrome, and galvanized plated steel fasteners in addition to stainless steel, brass, and nylon fasteners in this vast line of products. In addition, Hillman carries a complete line of indoor and outdoor project fasteners for use with drywall and deck construction.

We keep the fastener category vibrant and refreshed for retailers by providing a continuous stream of new products. Some of Hillman’s latest offerings include an expansion of Hillman’s WeatherMaxx™ Stainless Steel fasteners. The fast-growing category provides consumers with value-added performance in exterior applications and incremental margins for retailers. The new WeatherMaxx™ features a variety of packaging options ensuring consumers find the right quantity for large or small projects. In addition, the new Tite-Series marks Hillman’s expansion into the fast growing and highly profitable construction fastener segment. The Tite-Series features fasteners for common new construction and remodeling projects such as deck building, roof repair, landscaping and gutter repair. The Tite-Series offers enhanced performance with an easy-start, type 17 bit, serrated threads and reduced torque requirements. The program also features an innovative new merchandising format which allows retailers to increase holding power while displaying products in a neat and organized system.

In 2012, we developed a new Mass Merchant Fastener program. The new line targets consumers visiting mass merchants, grocery and department stores who desire to purchase their hardware needs while shopping for grocery and general merchandise needs. The product offering provides convenience to the light-duty DIY’er and solutions to the top 100 home improvement projects. The program also features bold color-coded packaging and merchandising allowing consumers to easily navigate the display and locate items quickly. Hillman’s management believes that this new line is among the most comprehensive and innovative in this market segment which is growing in popularity due to busy consumers who prefer one-stop shopping superstores. Other new fastener offerings include new hobby and craft hardware, ProCrafter™ woodworking screws, electrical sockets and specialty connectors.

Also in 2012, we expanded our fastener presence beyond retailers’ ‘brick and mortar’ locations by entering into the e-commerce segment. We supported e-commerce requests by posting over 20,000 items available for sale on retailers’ websites. We supported direct to store and direct to consumer fulfillment for consumers who chose to order fasteners directly from retailers’ websites. Consumers could visit the retailer’s website, select their desired fasteners, pay by credit card and pick-up their order at the retailer’s store or choose to have the order shipped to the address of the consumer’s choice. We plan to continue to support retailers’ requests to expand their on-line offering in 2013 and beyond.

In 2013, we completed the Paulin Acquisition in which we acquired a leading Canadian distributor and manufacturer of fasteners, as well as fluid system products, automotive parts, and retail hardware components. Paulin’s manufacturing processes include Cold Heading, Nut Forming, Metal Stamping, Screw Machine, Adhesive Coating and Packaging. The industries served by Paulin include automotive, industrial, retail hardware, and agricultural. All manufacturing facilities are located in Ontario, Canada, while Paulin’s distribution facilities are located in Vancouver, Edmonton, Winnipeg, Toronto, Montreal, Moncton and Cleveland, Ohio. Paulin supplies over 75,000 different SKUs of standard fasteners and fittings.

Fasteners generated approximately 55.6% of our total revenues in 2012, as compared to 55.2% in 2011.

Keys and Key Accessories

We design and manufacture proprietary equipment which forms the cornerstone for our key duplication business. The Hillman key duplication system is offered in various retail channels including mass merchants, home centers, automotive parts retailers, F&I hardware stores, and grocery/drug chains; it can also be found in many service-based businesses like parcel shipping outlets.

We market our key duplication system under two brands. The Axxess Precision Key Duplication System™ is marketed to national retailers requiring a key duplication program easily mastered by novice associates, while the Hillman Key Program targets the franchise hardware and independent retailers, with a machine that works well in businesses with lower turnover and highly skilled employees. There are over 13,900 Axxess Programs placed in North American retailers including The Home Depot, Lowe’s, Wal-Mart, Menards, Kmart and Sears.

We introduced the Precision Laser Key System™ in 2007. This system uses a digital optical camera, lasers and proprietary software to scan a customer’s key. The system identifies the key and retrieves the key’s specifications, including the appropriate blank and cutting pattern, from a comprehensive database. This technology automates nearly every aspect of key duplication and provides the ability for every store associate to cut a key accurately. We have placed approximately 1,000 of these key duplicating systems in North American retailers and our management believes that we are well-positioned to capitalize on this relatively new technology.

In 2012, we expanded market testing of the innovative FastKey consumer operated key duplication system. FastKey utilizes technology from the Precision Laser Key System™ and combines a consumer-friendly vending system which allows retail shoppers to duplicate the most popular home, office and small lock keys. The FastKey system covers a large percentage of the key market and features a unique key sleeve that ensures proper insertion, alignment and duplication of the key. Consumers who attempt to duplicate keys not included in the FastKey system receive a ‘service slip’ identifying their key and referring them to the main Hillman key cutting location within the store. The FastKey market test has demonstrated the ability to increase overall key sales at the store retail level.

In addition to key duplication, we have an exclusive, strategic partnership with Barnes Distribution for the distribution of the proprietary PC+© Code Cutter machine which produces automobile keys based on a vehicle’s identification number. The Code Cutter machines are marketed to automotive dealerships, auto rental agencies and various companies with truck and vehicle fleets. Since its introduction, over 7,900 PC+© units and over 8,500 of the newer Flash Code Cutter units have been sold.

We also market keys and key accessories in conjunction with our duplication systems. Our proprietary key offering features the Universal Blank which uses a ‘universal’ keyway to replace 4-5 original equipment keys. This innovative system allows a retailer to duplicate 99% of the key market while stocking fewer than 100 SKUs. We continually refresh the retailer’s key offering by introducing decorated and licensed keys and accessories. Our Wackey™ and Fanatix™ lines feature decorative themes of art and popular licenses such as NFL, Disney, Breast Cancer Awareness, M&M’s and Harley Davidson to increase the purchase frequency and average transaction value per key. In 2012, we introduced a successful line of decorative and licensed lanyards. We have taken the key and key accessory categories from a price sensitive commodity to a fashion driven business and have significantly increased retail pricing and gross margins.

Keys, key accessories and Code Cutter units represented approximately 20.8% of our total revenues in 2012, as compared to 21.9% in 2011.

Engraving

Our engraving business focuses on the growing consumer spending trends surrounding personalized and pet identification. Innovation has played a major role in the development of Hillman’s engraving business unit. From the original Quick-Tag™ consumer-operated vending system to the proprietary laser system of TagWorks™, We continue to lead the industry with consumer-friendly engraving solutions.

Quick-Tag™ is a patented, consumer-operated vending system that custom engraves and dispenses pet identification tags, military-style I.D. tags, holiday ornaments and luggage tags. Styles include NFL and NCAA logo military tags. Quick-Tag™ is an easy, convenient means for the consumer to custom engrave tags and generates high levels of customer satisfaction with attractive margins for the retailer. Hillman has placed over 2,500 Quick-Tag™ machines in retail outlets throughout the United States and Canada. In addition to placements in retail outlets, Hillman has placed machines inside theme parks such as Disney, Sea World, and Universal Studios.

In 2010, we launched the next generation engraving platform with our new FIDO™ system. This new engraving program integrates a fun attractive design with a user interface that provides new features for the consumer. The individual tag is packaged in a mini cassette and the machine’s mechanism flips the tag to allow engraving on both sides. The user interface features a loveable dog character that guides the consumer through the engraving process. Hillman has placed approximately 1,000 FIDO™ systems in PETCO stores as of December 31, 2012.

In 2011, we acquired the innovative TagWorks™ engraving system featuring patented technology, unique product portfolio and attractive off-board merchandising. The TagWorks™ system utilizes laser printing technology and allows consumers to watch the engraving process. The off-board merchandising allows premium-priced tags to be displayed in store-front locations and is effective at increasing the average price per transaction.

We design, manufacture and assemble the engraving equipment in our Tempe, Arizona facility. Engraving products represented approximately 8.8% of our total revenues in 2012, as compared to 8.2% in 2011.

Letters, Numbers and Signs

LNS includes product lines that target both the homeowner and commercial user. Product lines within this category include individual and/or packaged letters, numbers, signs, safety related products (e.g. 911 signs), driveway markers, and a diversity of sign accessories, such as sign frames.

Through a series of strategic acquisitions, exclusive partnerships, and organic product developments, we have created an LNS program which gives retailers one of the largest product offerings available in this category. This SKU intensive product category is considered a staple for retail hardware departments and is typically merchandised in eight linear feet of retail space containing hundreds of SKUs. In addition to the core product program, we provide our customers with value-added retail support including custom plan-o-grams and merchandising solutions.

We have demonstrated the continual launch of new products to match the needs of DIY and commercial end-users. We recently introduced popular programs such as high-end address plaques and numbers, the custom create-a-sign program and commercial signs. We also introduced innovative solar technology to add an element of illumination to the core category.

The Hillman LNS program can be found in big box retailers, mass merchants, and pet supply accounts. In addition, we have product placement in F&I hardware retailers.

The LNS category represented approximately 5.8% of our total revenues in 2012, as compared to 6.5% in 2011.

Threaded Rod

We are a leading supplier of metal shapes and threaded rod in the retail market. The SteelWorks™ threaded rod product includes hot and cold rolled rod, both weld-able and plated, as well as a complete offering of All-Thread rod in galvanized steel, stainless steel, and brass.

The SteelWorks™ program is carried by many top retailers, including Lowe’s, Menards, and Sears, and through cooperatives such as Ace Hardware. In addition, we are the primary supplier of metal shapes to many wholesalers throughout the country.

Threaded rod generated approximately 6.0% of our total revenues in 2012, as compared to 6.1% in 2011.

Builder’s Hardware

The builder’s hardware category includes a variety of common household items such as coat hooks, door stops, hinges, gate latches, hasps and decorative hardware.

We market the builder’s hardware products under the Hardware Essentials™ brand and provide the retailer with an innovative merchandising solution. The Hardware Essentials™ program utilizes modular packaging, color coding and integrated merchandising to simplify the shopping experience for consumers. Colorful signs, packaging and installation instructions guide the consumer quickly and easily to the correct product location. Hardware Essentials™ provides retailers and consumers decorative upgrade opportunities through the introduction of high-end finishes such as satin nickel, pewter and antique bronze.

The combination of merchandising, upgraded finishes and product breadth is designed to improve the retailer’s performance. The addition of the builder’s hardware product line exemplifies our strategy of leveraging our core competencies to further penetrate customer accounts with new product offerings. In 2012, we expanded the placement of the Hardware Essentials™ line in the F&I channel. The F&I channel provided successful conversions in over 650 new locations and is driving strong sales performance for retailers.

As of December 31, 2012, the Hardware Essentials™ line is placed in over 2,500 retail locations and generated approximately 2.9% of our total revenues in 2012, as compared to 2.0% in 2011.

Markets and Customers

Over the course of our 49-year operating history, we have developed longstanding relationships with over 20,000 active customer accounts as of December 31, 2012 (prior to the Paulin Acquisition), ranging from small local and regional hardware stores to large retail outlets with national and international footprints and mass merchants. We have a successful track record of generating high levels of customer satisfaction as a result of our uniquely tailored sales and service approach for each of these customer segments. Our customers demand a high level of expertise in managing point of purchase data, item profitability, inventory turns, retail pricing, merchandising capability and display management and we successfully manage these objectives on a daily basis. A measure of our effectiveness in partnering with our customers is the breadth and duration of the relationships we maintain with many of the largest and most respected retailers in North America. These longstanding relationships were developed through considerable sales force effort that we believe cannot be easily replicated. We serve three main customer segments: large retail chains with a national presence, traditional hardware stores and smaller regional retail chains.

National: National accounts include such retailers as Lowe’s, Home Depot, Wal-Mart, Tractor Supply, Sears, Menards and PETCO. For the year ended December 31, 2012, Lowe’s was our single largest customer, representing 21.6% of revenue, Home Depot was our second largest at 11.6% of revenue and Wal-Mart was our third largest at 6.9% of revenue. Our sales representatives play critical roles in helping retailers manage store inventory of up to 5,000 SKUs by frequently updating physical inventory availability in their computer systems to ensure optimal SKU replenishment, best-in-class merchandising and display maintenance on all fastener, key, LNS and builder’s hardware categories, and providing technical service and support for all engraving and key duplicating machines. Our status as a national supplier to major national retailers has allowed us to develop a strong competitive position within our product categories.

Traditional: Our traditional accounts consist of approximately 15,000 franchise and independent (“F&I”) retail outlets, which are typically members of larger cooperatives such as True Value, Ace Hardware, and Do-It-Best. The segment is divided into two divisions: Store Direct and Warehouse. Through Store Direct, we supply our products directly to independent hardware stores and provide in-store inventory management, product display and price implementation services. Through our Warehouse division, we supply wholesalers, cooperatives and central warehouses such as True Value, Ace Hardware, and Do-It-Best that distribute to their member network and do not require our merchandising services. The Warehouse channel reduces logistics expenses for us while reducing central warehouse inventory and delivery costs for the cooperatives.

Regional: Our regional accounts are comprised of large multi-store chains that operate within regional marketing areas, such as Orchard Supply, 84 Lumber, Westlake Hardware, Orscheln Farm, and Valu Home Center. These customers operate similarly to our national accounts and have centralized purchasing managers. In order to effectively compete against the national retailers, regional chains have been challenged to develop unique niches to maintain and build customer loyalty. We have responded to these challenges by successfully working with regional customers to develop unique merchandising and product assortments that meet targeted customer needs.

Distribution Network and Supply Chain

Our customers are generally not equipped to, nor have a desire to handle the sourcing and merchandising of a vast number of low-priced SKUs without the benefit of the economies of scale that we enjoy. We provide a value-added distribution service by providing a wide breadth of products and services to our large-scale national customers on a regional or national basis that smaller competitors are unable to match. Our 335,700-square foot distribution center in Forest Park, Ohio, is the core of our distribution network, augmented by twenty-three additional distribution centers located strategically throughout the United States, Canada, Australia and Mexico as of March 31, 2013. This distribution network provides customers with on-demand supply of approximately 80,000 SKUs (prior to the Paulin Acquisition) and the efficiency of a 97.1% order fill rate. Our focus on service levels has enabled us to reduce our network inbound and outbound cycle times significantly, demonstrating the capability to receive and allocate products within two hours and pick, pack and ship orders within four hours.

As of December 31, 2012, we purchased our products from approximately 427 vendors throughout the world. Our global sourcing strategy is focused on finding the highest quality products from reliable vendors at the lowest prices. This strategy has evolved into a highly efficient system comprised of multiple vendors supplying thousands of low-cost SKUs from multiple countries. Low-cost country sourcing, primarily from Taiwan, China, India and Malaysia, accounted for 43% of our total purchases as of December 31, 2012, the vast majority of which is for the Fastener product category. We continue to evaluate the cost benefits of sourcing from low-cost countries versus sourcing domestically, and expect our sourcing from low-cost countries to increase, creating opportunities for incremental margin improvement. Our vendor quality control procedures include on-site evaluations and frequent product testing, and we evaluate vendors based on delivery performance and the accuracy of their shipments. Our sourcing group is strategically aligned by product category to improve speed to market and to enhance category expertise.

(1)	There is also a distribution center in Melbourne, Australia, which is not shown on the map.
(2)	The Milton, Canada facilities support manufacturing operations exclusively.
(3)	The Monterrey, Mexico distribution center is owned and operated by a third party logistics provider.

Sales and Marketing

We sell our products to national accounts such as Lowe’s, Home Depot, Wal-Mart, Tractor Supply, Sears, Menards, PetSmart and PETCO. Our status as a national supplier of proprietary products to big box retailers allows us to develop a strong market position and high barriers to entry within our product categories.

We service more than 15,000 F&I retail outlets. These individual dealers are typically members of the larger cooperatives, such as True Value, Ace Hardware, and Do-It-Best. We ship directly to the cooperative’s retail locations and also supply many items to the cooperative’s central warehouses. These central warehouses distribute to their members that do not have a requirement for Hillman’s in-store service. These arrangements reduce credit risk and logistic expenses for Hillman while also reducing central warehouse inventory and delivery costs for the cooperatives.

A typical hardware store maintains thousands of different items in inventory, many of which generate small dollar sales but large profits. It is difficult for a retailer to economically monitor all stock levels and to reorder the products from multiple vendors. This problem is compounded by the necessity of receiving small shipments of inventory at different times and having to stock the goods. The failure to have these small items available will have an adverse effect on store traffic, thereby denying the retailer the opportunity to sell items that generate higher dollar sales.

We sell our products to approximately 20,000 customers as of December 31, 2012, the top five of which accounted for approximately 45.6% of our total revenue in 2012. For the year ended December 31, 2012, Lowe’s was the single largest customer, representing approximately 21.6% of our total revenue, Home Depot was the second largest at approximately 11.6% and Wal-Mart was the third largest at approximately 6.9% of our total revenue. No other customer accounted for more than 5.0% of our total revenue in 2012.

Our telemarketing activity sells to thousands of smaller hardware outlets and non-hardware accounts. We are also pursuing new business internationally in such places as Canada, Mexico, Australia, South and Central America, and the Caribbean.

Competition

Our primary competitors in the national accounts marketplace for fasteners are Illinois Tool Works Inc., Dorman Products Inc., Crown Bolt LLC., Midwest Fastener Corporation, and the Newell Group. Competition is based primarily on in-store service and price. Other competitors are local and regional distributors. Competitors in the pet tag market are specialty retailers, direct mail order and retailers with in-store mail order capability. The Quick-Tag™, FIDO™ and TagWorks™ systems have patent protected technology that is a major barrier to entry and preserves this market segment.

The principal competitors for our F&I business are Midwest Fastener and Hy-Ko Products Company (“Hy-Ko”) in the hardware store marketplace. Midwest Fasteners primarily focuses on fasteners, while Hy-Ko is the major competitor in LNS products and keys/key accessories. We estimate that Hillman, together with Paulin, sells to approximately 65% of the full service hardware stores in the F&I marketplace. The hardware outlets that purchase products but not services from Hillman also purchase products from local and regional distributors and cooperatives. We compete primarily on field service, merchandising, as well as product availability, price and depth of product line.

Background

Hillman Group was founded in 1964 by Max Hillman, Sr. as a refillable fastener franchise of Sharon Bolt & Screw, and has been an industry leader for more than 45 years. In 1982, Hillman Group was sold to Sun Distributors (a division of Sunoco), which implemented national expansion plans for Hillman Group. Sunoco then spun off Sun Distributors under the name SunSource in 1986, as we continued to expand our distribution network nationwide.

In the early 1990s, we moved toward a national distribution network with the initiation of national sales accounts and moved into a 150,000 square foot master distribution center and corporate office in Cincinnati, Ohio. Our first major national account was True Value Hardware, obtained in 1993. In 1998, we were awarded half of Home Depot’s national keys and LNS business, a relationship that extends today to almost all of Home Depot’s U.S. stores. We were awarded the Lowe’s fastener business in 2001, and soon thereafter SunSource was acquired by Allied Capital.

Allied Capital divested all of the SunSource businesses to concentrate on Hillman, renaming SunSource as The Hillman Companies, Inc. On March 31, 2004, Hillman was acquired by affiliates of CHS and Teacher’s Private Capital, the private equity arm of OTPP.

On January 5, 2006, we purchased certain assets of SteelWorks, a Denver, Colorado based manufacturer and distributor of metal shapes, threaded rod and metal sheet to the retail hardware and home improvement industry.

On December 28, 2007, we entered into a Stock Purchase Agreement by and among All Points, Gabrielle Mann, Gregory Mann and us, whereby we acquired all of the equity interest of All Points. All Points, a Pompano Beach, Florida based distributor of commercial and residential fasteners catering to the hurricane protection industry, has positioned itself as a major supplier to manufacturers of railings, screen enclosures, windows and hurricane shutters. All Points has also developed a retail division that supplies hardware for hurricane protection to the do-it-yourself consumer.

On May 28, 2010, Hillman was acquired by an affiliate of OHCP III and certain management members. Concurrently with this transaction, we also acquired a license and patents related to Quick-Tag™ from Quick-Tag Holdings and Quick-Tag Inc.

On December 29, 2010, we acquired Serv-A-Lite™. Established in 1979, Serv-A-Lite™ is a major supplier of specialty fasteners and electrical parts to the retail hardware market, and has developed a strong reputation in the industry for its highly flexible service programs, excellent customer service, and innovative products.

On March 16, 2011, we closed the TagWorks Acquisition. Founded in 2007, TagWorks™ provides innovative pet ID tag programs to a leading pet products chain retailer using a unique, patent-protected / patent-pending technology and product portfolio. In conjunction with this agreement, we entered into an agreement with KeyWorks, a company affiliated with TagWorks L.L.C., to assign its patent-pending retail key program technology to us and to continue to work collaboratively with us to develop next generation key duplicating technology.

On December 1, 2011, Hillman Group purchased certain assets of Micasa Trading Corporation, a Florida based producer of the Ook brand of picture hangers and related products. The Ook brand’s excellence in the picture hanging specialty category strengthened our position of providing value-added products and services to home centers and hardware retailers.

On February 19, 2013, we acquired all of the issued and outstanding Class A common shares of Paulin and Paulin became an indirect wholly owned subsidiary of Hillman. Paulin is an Ontario, Canada-based distributor and manufacturer of fasteners, fluid system products, automotive parts, and screw machine components. In the Paulin Acquisition, we acquired a leading Canadian distributor and manufacturer of fasteners, fluid system products, automotive parts, and retail hardware components.

Insurance Arrangements

Under our current insurance programs, commercial umbrella coverage is obtained for catastrophic exposure and aggregate losses in excess of expected claims. Since 1991, we have retained the exposure on certain expected losses related to worker’s compensation, general liability and automobile. We also retain the exposure on expected losses related to health benefits of certain employees. We believe that our present insurance is adequate for our businesses. See Note 17, Commitments and Contingencies, to the audited consolidated financial statements included elsewhere in this prospectus.

Employees

As of December 31, 2012, Hillman had 1,932 full time and part time employees and Paulin had approximately 640 full time and part time employees, none of which were covered by a collective bargaining agreement. In the opinion of management, employee relations are good.

Backlog

We do not consider the sales backlog to be a significant indicator of future performance due to the short order cycle of our business. Our sales backlog from ongoing operations was approximately $4.0 million (excluding Paulin) as of March 31, 2013, approximately $4.8 million as of December 31, 2012, and approximately $3.4 million as of December 31, 2011.

Properties

Our principal office, manufacturing and distribution properties as of March 31, 2013 were as follows:

Location	Approximate Square Footage	Description
Cincinnati, Ohio	248,200	Office, Distribution
Forest Park, Ohio	335,700	Office, Distribution
Cleveland, Ohio	37,500	Distribution
Flint, Michigan	31,500	Distribution
Tempe, Arizona	184,100	Office, Manufacturing, Distribution
Jacksonville, Florida	96,500	Distribution
Shafter, California	135,000	Distribution
Lewisville, Texas	80,500	Distribution
East Moline, Illinois	111,300	Distribution
Goodlettsville, Tennessee	72,000	Manufacturing, Distribution
Pompano Beach, Florida	38,800	Office, Distribution
Scarborough, Ontario	133,000	Office, Manufacturing, Distribution
	68,500	Distribution
	137,000	Distribution
Pickering, Ontario	191,100	Office, Distribution
Mississauga, Ontario	34,700	Office, Distribution
	24,600	Distribution
	40,500	Manufacturing
Milton, Ontario	36,500	Manufacturing
Toronto, Ontario	23,000	Manufacturing
Burnaby, British Columbia	29,000	Distribution
Edmonton, Alberta	40,600	Distribution
Winnipeg, Manitoba	42,500	Distribution
Laval, Quebec	34,400	Distribution
Moncton, New Brunswick	12,800	Distribution
Monterey, Mexico	13,200	Distribution
Melbourne, Australia	15,600	Distribution

Legal Proceedings

Legal proceedings have been or are pending which are either in the ordinary course of business or incidental to our business. Those legal proceedings incidental to business are generally not covered by insurance or other indemnity. In the opinion of management, the ultimate resolution of the pending litigation matters will not have a material adverse effect on our consolidated financial position, operations or cash flows.

MANAGEMENT

Directors and Executive Officers

The following is a summary of the biographies for at least the last five years of Hillman’s current directors and executive officers.

Directors

Name and Age	Position and Five-year Employment History
Maurice P. Andrien (71)	Mr. Andrien has served as director since September 2001. From September 2001 to March 2004, Mr. Andrien was Chairman of The Hillman Companies, Inc., Cincinnati, Ohio. From April 1999 to November 2001, Mr. Andrien was President and Chief Executive Officer of SunSource Inc., the predecessor of Hillman. Mr. Andrien presently serves on the boards of State Industrial Products, Inc., Finance Scholars Group, Inc., and Kaba Holding AG. Mr. Andrien previously served as a director of Cogniscape LLC. Mr. Andrien’s qualifications to sit on our board of directors include his long affiliation with the Company, including his service as President and Chief Executive Officer of SunSource Inc., the predecessor of the Company.

Robert L. Caulk (61)	Mr. Caulk has served as director since May 2010. Mr. Caulk is the Chairman of Bushnell Outdoor Products, a global manufacturer and marketer of sports optics and outdoor accessories, and Hunter Fan Company, a marketer of residential ceiling fans and other home environment products. He was the Chairman and Chief Executive Officer of United Industries Corporation, a manufacturer and marketer of consumer products, from 2001 through 2005 and was its President and Chief Executive Officer from 1999 to 2001. He served as the President and Chief Executive Officer of Spectrum Brands, North America, following its acquisition of United Industries in 2005, until February 2006. Mr. Caulk also serves as a director on several corporate and non-profit boards, including Menard, Inc., Polaris Industries, Inc., Maritz, Inc., and St. Louis Academy of Science and Natures Variety, where he serves as Vice Chairman. Mr. Caulk previously served as a director of Ascendia Brands, Inc. in 2008 and of Sligh Furniture Company from 2000 to 2011. Mr. Caulk was selected to serve on our board of directors due to his extensive management experience.

Max W. Hillman (66)	Mr. Hillman has served as director since September 2001. Mr. Hillman is President and Chief Executive Officer and member of the Board of Directors of The Hillman Companies, Inc. and President (since June 2012) and Chief Executive Officer of The Hillman Group, Inc. From April 2000 to November 2001, Mr. Hillman was Co-Chief Executive Officer of Hillman Group. Mr. Hillman presently serves on the board of Woodstream Corp., Sunsource Technology Services Inc., and West Chester Holdings, Inc. Mr. Hillman previously served as a director of State Industrial Products from 2006 to 2011. Mr. Hillman’s qualifications to sit on our board of directors include his role as President and Chief Executive Officer of the Company and formerly Co-Chief Executive Officer of Hillman Group, prior to the 2004 CHS merger transaction.

Name and Age	Position and Five-year Employment History
David Jones (63)	Mr. Jones has served as director since May 2010. Mr. Jones is an operating consultant (with the title of Senior Advisor) to the investment funds managed by Oak Hill Capital Management, LLC, providing consulting services to various portfolio companies since February 2008. Between 1996 and May 2007, Mr. Jones was Chairman and Chief Executive Officer of Spectrum Brands, Inc. (formerly Rayovac Corporation). From 1996 to April 1998, he also served Rayovac as President. After Mr. Jones was no longer an executive officer of Spectrum Brands, it filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in March 2009 and exited from bankruptcy proceedings in August 2009. From 1995 to 1996, Mr. Jones was Chief Operating Officer, Chief Executive Officer, and Chairman of the Board of Directors of Thermoscan, Inc. From 1989 to 1994, he served as President and Chief Executive Officer of The Regina Company. Mr. Jones also served as a director of Simmons Bedding Company from January 2000 to January 2010, as a director of Spectrum Brands from September 1996 to August 2007, and as a director of Tyson Foods, Inc. from October 1999 to July 2005. He currently serves as a director of Pentair, Inc., Dave & Buster’s, Inc., and Earth Fare, Inc. Mr. Jones was selected to serve on our board of directors due to his extensive management experience.

Alan Lacy (59)	Mr. Lacy has served as director since May 2010. Mr. Lacy is an operating consultant (with the title of Senior Advisor) to the investment funds managed by Oak Hill Capital Management, LLC, providing consulting services to various portfolio companies since July 2007. Mr. Lacy is the former Vice Chairman and Chief Executive Officer of Sears Holdings Corporation, which formed as a result of the merger of Sears, Roebuck and Co. and Kmart Holding Corporation. He served as Vice Chairman from March 2005 through July 2006 and as Chief Executive Officer from March 2005 through September 2005. He previously served Sears, Roebuck and Co. as Chairman of the Board from December 2000 and as President and Chief Executive Officer from October 2000. Mr. Lacy was the Chairman of the Board of Sears Canada, Inc. from 2000 through 2006. Mr. Lacy has been a director of Bristol-Myers Squibb Company since 2008, a Trustee of Fidelity Funds since 2008, and served as a director of The Western Union Company from 2006 to 2011. He also currently serves as a director of Dave & Buster’s, Inc. and Earth Fare, Inc. Mr. Lacy was selected to serve on our board of directors due to his extensive management experience.

Kevin Mailender (35)	Mr. Mailender has served as director since May 2010. Mr. Mailender has been a Principal of Oak Hill Capital Management, LLC since 2008 and previously was a Vice President of Oak Hill Capital Management between 2004 and 2008. Mr. Mailender currently serves as a director of Dave & Buster’s, Inc. and Earth Fare, Inc. Mr. Mailender was selected to serve on our board of directors due to his financial, investment, and business experience.

Name and Age	Position and Five-year Employment History

James P. Waters (51)	Mr. Waters was elected as a director on May 23, 2013. Mr. Waters is Executive Vice President and Chief Operating Officer of The Hillman Companies, Inc. and The Hillman Group, Inc. Mr. Waters has been with the Company since September 1999. From November 2001 to June 2011, Mr. Waters served as Chief Financial Officer and Secretary of The Hillman Companies, Inc., and Vice President, Chief Financial Officer, and Secretary of The Hillman Group, Inc. Effective July 1, 2013, Mr. Waters will succeed Mr. Hillman as Chief Executive Officer.

Tyler Wolfram (46)	Mr. Wolfram has served as director since May 2010. Mr. Wolfram has been a Managing Partner of Oak Hill Capital Management, LLC since 2013 and was previously a Partner of Oak Hill Capital Management, LLC from 2001 until 2013. Mr. Wolfram is a member of Oak Hill Management’s Executive Committee, Investment Committee, and Investor Relations Committee. Mr. Wolfram served on the board of directors of Duane Reade Holdings, Inc. from 2004 until April 2010 and currently serves as a director of NSA International, Inc., Dave & Buster’s, Inc., and Earth Fare, Inc. Mr. Wolfram serves as the Chairman of our board of directors due to his financial, investment, and business experience.

Executive Officers

Name and Age	Position and Five-year Employment History
Max W. Hillman (66)	President and Chief Executive Officer of The Hillman Companies, Inc. and The Hillman Group, Inc. See above.

James P. Waters (51)	Executive Vice President and Chief Operating Officer of The Hillman Companies, Inc. and The Hillman Group, Inc. See above.

Anthony A. Vasconcellos (48)	Chief Financial Officer and Treasurer of The Hillman Companies, Inc. and The Hillman Group, Inc. since October 2011. From October 2011 to May 2012, Mr. Vasconcellos also served as Secretary of The Hillman Companies, Inc. and The Hillman Group, Inc. From July 2010 through January 2011, Mr. Vasconcellos was a consultant with Vasco Company. From September 1998 to April 2010, Mr. Vasconcellos served as Chief Financial Officer, and from 2005 also as Executive Vice President, of Townsquare Media, Inc. (formerly known as Regent Communications, Inc.).

Robert J. Lackman (56)	Senior Vice President of Operations for The Hillman Group, Inc. Prior to joining Hillman in November 2010, Mr. Lackman was employed by Duro Bag Manufacturing Co., where he served as Executive Vice President of Purchasing and Supply Chain from November 2008. From January 2007 to October 2008, he served as Vice President of Purchasing and Supply Chain of Broder Bros., Co. Prior to 2007 he held the position of Director of Procurement, Global Importing & Supply Chain of xpedx.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview and analysis of our compensation programs, the compensation decisions we have made under these programs, and the factors we considered in making these decisions with respect to the compensation earned by the following individuals, who as determined under the rules of the SEC are collectively referred to herein as our “named executive officers” or “NEOs” for fiscal year 2012:

•	Max W. Hillman, Chief Executive Officer and President

•	James P. Waters, Executive Vice President and Chief Operating Officer. Effective July 1, 2013, Mr. Waters will succeed Mr. Hillman as Chief Executive Officer

•	Anthony A. Vasconcellos, Chief Financial Officer and Treasurer

•	Robert J. Lackman, Senior Vice President of Operations, The Hillman Group, Inc.

•	George L. Heredia, Senior Vice President of Engraving and Engineering Services, The Hillman Group, Inc. On December 31, 2012, Mr. Heredia resigned from the Company to pursue other interests.

Overview of the Compensation Program

Compensation Philosophy

The objective of Hillman’s corporate compensation and benefits program is to establish and maintain competitive total compensation programs that will attract, motivate, and retain the qualified and skilled workforce necessary for the continued success of Hillman. To help align compensation paid to executive officers with the achievement of corporate goals, Hillman has designed its cash compensation program as a pay-for-performance based system that rewards NEOs for their individual performance and contribution in achieving corporate goals. In determining the components and levels of NEO compensation each year, the Compensation Committee considers Hillman’s performance, the business objectives for specific divisions of Hillman, personal management performance objectives, as well as each individual’s performance and potential to enhance long-term stockholder value. To remain competitive, the Compensation Committee also periodically reviews compensation survey information published by various organizations as another factor in setting NEO compensation. The Compensation Committee relies on judgment and does not have any formal guidelines or formulas for allocating between long-term and currently paid compensation, cash and non-cash compensation, or among different forms of non-cash compensation for Hillman’s NEOs.

Components of Total Compensation

Compensation packages in 2012 for our NEOs were comprised of the following elements:

Short-Term Compensation Elements

Element	Role and Purpose
Base Salary	Attract and retain executives and reward their skills and contributions to the day-to-day management of our company.

Annual Performance- Based Bonus	Motivate the attainment of annual financial, operational and individual goals by paying bonuses determined by the achievement of specified performance targets with a performance period of one year.

Discretionary Bonuses	From time to time, Hillman may award discretionary bonuses to compensate executives for special contributions or extraordinary circumstances or events.

Long-Term Compensation Elements

Element	Role and Purpose
Stock Options	Motivate the attainment of long-term value creation, align executive interests with the interests of our stockholders, create accountability for executives to enhance stockholder value, and promote long-term retention through the use of multi-year vesting awards.

Severance and Change of Control Benefits	Promote long-term retention and align the interests of executives with stockholders in the event of a change in control transaction which, although in the best interests of stockholders generally, may result in loss of employment for an individual NEO.

Benefits

Element	Role and Purpose
Employee Benefit Plans and Perquisites	Participation in Company-wide health and retirement benefit programs, provide financial security and additional compensation commensurate with senior executive level duties and responsibilities.

Process

Role of the Compensation Committee and Management

The Compensation Committee meets annually to review and consider base salary and any proposed adjustments, prior year annual performance bonus results and targets for the current year, and any long-term incentive awards. The Compensation Committee also reviews the compensation package for all new executive officer hires.

The key member of management involved in the compensation process is our Chief Executive Officer (“CEO”), Max W. Hillman. Our CEO presents recommendations for each element of compensation for each NEO, other than himself, to the Compensation Committee, which in turn evaluates these goals and either approves or appropriately revises them and presents them to the Board of Directors for review and approval. On an annual basis, a comprehensive report is provided by the CEO to the Compensation Committee on all of Hillman’s compensation programs.

Determination of CEO Compensation

The Compensation Committee determines the level of each element of compensation for our CEO and presents its recommendations to the full Board of Directors for review and approval. Consistent with its determination process for other NEOs, the Compensation Committee considers a variety of factors when determining compensation for our CEO, including past corporate and individual performance, general market survey data for similar size companies, and the degree to which the individual’s contributions have the potential to influence the outcome of Hillman’s short- and long-term operating goals and alignment with shareholder value.

Assessment of Market Data, Peer Comparisons and Benchmarking of Compensation

In establishing the compensation for each NEO, the Compensation Committee considers information about the compensation practices of companies both within and outside our industry and geographic region, and considers evolving compensation trends and practices generally. The Compensation Committee periodically reviews third-party market data published by various organizations such as the Employers Resource Association of Cincinnati, the National Association of Manufacturers, and the Compensation Data Manufacturing and Distribution Survey. The Compensation Committee may review such survey data for market trends and developments, and as one factor when making its annual compensation determinations. The Compensation

Committee does not typically use market data to establish specific targets for compensation or any particular component of compensation, and does not otherwise numerically benchmark its compensation decisions. Rather, the Compensation Committee may review survey information about the type and amount of compensation paid to executives in similar positions and with similar responsibilities as reported on an aggregate basis for companies with comparable sales volume and number of employees both within and outside its industry and geographic region. Hillman did not utilize a compensation consultant during fiscal years 2012, 2011, or 2010.

Short Term Compensation Elements

Base Salary

Hillman believes that executive base salaries are an essential element to attract and retain talented and qualified executives. Base salaries are designed to provide financial security and a minimum level of fixed compensation for services rendered to Hillman. Base salary adjustments may reflect an individual’s performance, experience, and/or changes in job responsibilities. Hillman also considers other compensation provided to its NEOs, such as the value of outstanding options, when determining base salary.

Base salaries are generally effective on January 31 of the applicable year. The rate of annual base salary for each NEO for fiscal years 2012, 2011, and 2010 are set forth below.

Name	2012 Salary	2011 Salary		2010 Salary
Max W. Hillman	$445,000	$445,000		$435,000
James P. Waters	$300,000	$300,000	(1)	$262,000
Anthony A. Vasconcellos (2)	$280,000	$275,000		—
Robert J. Lackman	$250,000	$240,000		$235,000
George L. Heredia (3)	$243,000	$243,000		$243,000

(1)	Mr. Waters’ 2011 annual salary as of January 31, 2011 was $270,000, and was increased to $300,000 effective June 19, 2011 in recognition of his expanded duties in connection with his promotion to Executive Vice President and Chief Operating Officer.
(2)	Mr. Vasconcellos was hired effective October 5, 2011.
(3)	Mr. Heredia’s employment was terminated effective December 31, 2012.

The increase, if any, in base salary for each NEO for a fiscal year reflects each individual’s particular skills, responsibilities, experience, and prior year performance. The fiscal year 2012 base salary amounts were determined as part of the total compensation paid to each NEO and were not considered, by themselves, as fully compensating the NEOs for their service to Hillman.

Hillman determined that employee base salary compensation for 2012 should generally reflect an average increase of 3% to compensate employees for cost of living increases, subject to adjustments to reflect specific factors relating to individual performance and expectations for the year. As with other elements of NEO compensation, Mr. Hillman made recommendations for base salary adjustments to the Compensation Committee (other than for himself). Messrs. Hillman and Waters received no salary increase in 2012 as a result of the financial performance of Hillman in 2011. Mr. Vasconcellos received a 1.8% increase in 2012 because he was hired in October 2011. Mr. Lackman received a 4.2% increase in 2012 because of significant operational improvements of Hillman in 2011. Mr. Heredia received no salary increase in 2012 as a result of the lack of growth in the engraving business in 2011.

Annual Performance-Based Bonuses

Pursuant to their employment agreements, each NEO is eligible to receive an annual cash bonus under the terms of a performance-based bonus plan. Each employment agreement specifies an annual target and maximum bonus as a percentage of the NEO’s annual base salary, which percentages may be adjusted (but not decreased below those stated in the NEO’s employment agreement) for any particular year in Hillman’s discretion. The specific performance criteria and performance goals are established annually by our Compensation Committee in consultation with our CEO (other than with respect to himself) and approved by our Board of Directors. The performance targets are communicated to the NEOs following formal approval by the Compensation Committee and Board of Directors, which is normally around late February. The table below shows the target bonus and maximum bonuses as a percentage of base salary for each NEO for 2012. Generally, the higher the level of responsibility of the NEO within Hillman, the greater the percentages of base salary applied for that individual’s target and maximum bonus compensation.

2012 Target and Maximum Bonus

Name	2012 Target Bonus as Percentage of Base Salary	2012 Maximum Bonus as Percentage of Base Salary
Max W. Hillman	75%	150%
James P. Waters	60%	120%
Anthony A. Vasconcellos	45%	90%
Robert J. Lackman	45%	90%
George L. Heredia	35%	70%

For 2012, each NEO’s annual bonus was determined based on actual performance in several categories of pre-established performance criteria as further described below. If actual results for each performance category equal the specified target performance level, the total 2012 bonus is the target bonus shown above. If actual results for each performance category equal or exceed the specified maximum performance level, the total 2012 bonus is the maximum bonus shown above. As described below, for some performance criteria, a portion of the target bonus may be payable if actual results for that category are less than the target performance level but are at least equal to a specified threshold level of performance.

The table below shows the performance criteria for fiscal year 2012 selected for each NEO and the relative weight of total target and maximum bonus assigned to each component.

2012 Performance Criteria and Relative Weight

Name	EBITDA	GM	PMOs
Max W. Hillman	80%	10%	10%
James P. Waters	80%	—	20%
Anthony A. Vasconcellos	70%	10%	20%
Robert J. Lackman	70%	—	30%
George L. Heredia	70%	20%	10%

For 2012, the bonus criteria for all NEOs included a Hillman performance goal measured by earnings before interest, taxes, depreciation, and amortization (“EBITDA”), as adjusted for other items included in the calculation of the fair value of Hillman’s common stock. The 2012 bonus criteria for Messrs. Hillman and Vasconcellos included Company-wide gross sales margin (“GM”) (in dollars) and, because Mr. Heredia had direct sales responsibility, his 2012 bonus criteria included a GM component based on the engraving division.

The remaining criteria for each NEO consisted of personal management objectives (“PMOs”) based on the attainment of special project or division-based goals. Mr. Hillman had one PMO for 2012. Mr. Waters had two PMOs for 2012 which were weighted equally. Mr. Vasconcellos had one PMO for 2012. Mr. Lackman had three PMOs for 2012 which were weighted 50%, 33%, and 17%. Mr. Heredia had one PMO for 2012. Mr. Hillman’s PMO was for Company-wide succession planning. Messrs. Waters and Heredia had PMOs for the Tempe reorganization. Messrs. Waters, Vasconcellos, and Lackman were all eligible for bonuses based on successful acquisition integration. Mr. Lackman’s remaining bonus criteria related to GM percentage, excluding the engraving and All Points divisions, and successful implementation of the offshore Shanghai and Taiwan offices.

The 2012 bonus payments were determined based on actual results as compared to specified goals for each performance category. With respect to EBITDA and GM matters, actual 2012 results were compared to specified quantitative threshold, target, and maximum performance goals. For each category, bonus was payable because the performance results were at least equal to the category threshold goal. Actual performance in fiscal year 2012 for EBITDA was just below the target performance goal. Actual performance in fiscal year 2012 for GM was just above the target performance goal. The table below summarizes the threshold, target, and maximum goals and actual performance for fiscal year 2012 for EBITDA and GM.

	2012 Performance Goals ($ in millions)			2012 Actual Results
Performance Category	Threshold	Target	Maximum
EBITDA	$101.36	$108.09	$113.26	$107.02
GM-Company	$272.15	$280.49	$288.82	$281.23
GM-Engraving	$20.31	$20.93	$21.56	$21.18

The determination of the amount of 2012 bonus payable in respect of the quantitative PMOs was based on actual fiscal year 2012 results compared to specified threshold, target, and maximum goals. Mr. Hillman achieved a target payout on Succession Plan implementation for 2012. Messrs. Waters, Vasconcellos, and Lackman achieved a maximum payout for Successful Acquisition Integration. Messrs. Waters and Heredia achieved a maximum payout for Tempe Reorganization. Mr. Lackman achieved a target payout on GM percentage, excluding the engraving and All Points divisions, and on offshore Shanghai and Taiwan office implementation.

The table below shows the amount of annual performance bonus earned by each NEO for fiscal year 2012 in each performance category.

2012 Bonus Payments by Criteria

Name	EBITDA	GM	PMOs	Total
Max W. Hillman	$239,399	$36,353	$33,375	$309,127
James P. Waters	$129,114	—	$72,000	$201,114
Anthony A. Vasconcellos	$79,082	$13,723	$50,403	$143,208
Robert J. Lackman	$70,709	—	$44,999	$115,608
George L. Heredia	$53,380	$23,720	$17,010	$94,110

Long Term Compensation Elements

All equity awards are granted under our Option Plan, which is designed to align the interests of our stockholders and executive officers by increasing the proprietary interest of our executive officers in our growth and success to advance our interests by attracting and retaining key employees, and motivating such executives to act in our long-term best interests. We grant equity awards to promote the success and enhance the value of Hillman by providing participants with an incentive for outstanding performance. Equity-based awards also provide Hillman with the flexibility to motivate, attract, and retain the services of employees upon whose judgment, interest, and special effort the successful conduct of our operation is largely dependent. Mr. Vasconcellos was granted 2,300 stock options on February 17, 2012 in accordance with the terms of his employment agreement. No other NEO was granted any stock options or other equity compensation awards in 2012.

Severance and Change in Control Benefits

Hillman has entered into an employment agreement with each NEO that provides for severance payments and benefits in the event that his employment is terminated under specified conditions including death, disability, termination by Hillman without “cause”, or his resignation for “good reason” (each as defined in the agreements). Pursuant to the employment agreements, certain severance payments and benefits may be accelerated if such termination or resignation occurs within 90 days following a change in control. The payments provided in the event of termination without cause or resignation for good reason following a change in control are designed to assure Hillman of the continued employment and attention and dedication to duty of these key management employees and to seek to ensure the availability of their continued service, notwithstanding the possibility or occurrence of a change in control of Hillman and resultant employment termination. The severance payments and benefits payable both in the event of, and independently from, a change in control are in amounts that Hillman has determined are necessary to remain competitive in the marketplace for executive talent.

Employee Benefits Plans and Perquisites

Executives are eligible to participate in the same health and benefit plans generally available to all full-time employees, including health, dental, vision, term life, and disability insurance. All executives are entitled to four weeks of paid vacation. In addition, the NEOs are eligible to participate in Hillman’s Defined Contribution Plan (401(k) Plan) and the Hillman Nonqualified Deferred Compensation Plan, both described below.

Defined Contribution Plan

Hillman’s NEOs and most other full-time employees are covered under a 401(k) retirement savings plan (the “Defined Contribution Plan”) which permits employees to make tax-deferred contributions and provides for a matching contribution of 50% of each dollar contributed by the employee up to 6% of the employee’s compensation. In addition, the Defined Contribution Plan provides a discretionary annual contribution in amounts authorized by the Board of Directors, subject to the terms and conditions of the plan.

Nonqualified Deferred Compensation Plan

All NEOs and certain other senior managers are eligible to participate in the Hillman Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”). The Deferred Compensation Plan allows eligible employees to defer up to 100% of their annual base salary and bonus. Hillman contributes a matching contribution of 25% on the first $10,000 of employee deferrals.

Perquisites

All NEOs are entitled to reimbursement for the reasonable expenses of leasing or buying a car up to $700 per month ($1,050 per month for Mr. Hillman). Mr. Hillman receives up to $500 per month as reimbursement for membership dues at country clubs which he uses in part for business and client development purposes.

Miscellaneous

Hillman does not have any equity or security ownership guidelines for executives, including the NEOs. Hillman considers the accounting and tax treatment of particular forms of compensation awarded to NEOs as part of its overall review of compensation, but does not structure its compensation practices to comply with specific accounting or tax treatment.

Compensation Committee Report

Hillman does not have any equity or security ownership guidelines for executives, including the NEOs. Hillman considers the accounting and tax treatment of particular forms of compensation awarded to NEOs as part of its overall review of compensation, but does not structure its compensation practices to comply with specific accounting or tax treatment.

Respectfully submitted,

The Compensation Committee

Tyler Wolfram

Dave Jones

Kevin Mailender

The information contained in the Compensation Committee Report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent specifically incorporated by reference therein.

Summary Compensation Table

The following table sets forth compensation that the Company’s principal executive officer, principal financial officer, and each of the next three highest paid executive officers of the Company (collectively, the “NEOs”) earned during the years ended December 31, 2012, December 31, 2011, and December 31, 2010 in each executive capacity in which each NEO served. Max Hillman served as both an officer and director but did not receive any compensation with respect to his role as a director.

Name and Principal Position	Year	Salary(1) ($)	Bonus (2) ($)	Options Awards (3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	Nonqualified Deferred Compensation Earnings (5) ($)	All Other Compensation (6) ($)	Total ($)
Max W. Hillman	2012	445,000	—	—	309,127	—	21,122	775,249
President and CEO	2011	443,846	—	—	43,388	—	13,718	500,952
The Hillman Companies, Inc.	2010	433,846	—	0	232,250	—	31,895	697,991

James P. Waters (7)	2012	300,000	—	—	201,114	—	10,933	512,047
Senior VP and COO	2011	286,000	100,000	—	67,251	—	9,896	463,147
The Hillman Companies, Inc.	2010	260,615	—	0	80,318	—	12,148	353,081

Anthony A. Vasconcellos (8)	2012	279,423	—	0	143,208	—	14,233	436,864
CFO and Treasurer	2011	56,058	25,000	—	—	—	2,500	83,558
The Hillman Companies, Inc.	2010	—	—	—	—	—	—	—

Robert J. Lackman	2012	248,846	—	—	115,608	—	17,841	382,295
Senior VP of Operations	2011	239,423	—	—	39,249	—	16,922	295,594
The Hillman Group, Inc.	2010	31,635	35,000	0	—	—	1,131	67,766

George L. Heredia (9)	2012	243,000	—	—	94,110	—	16,331	353,441
Senior VP of Engraving and Engineering Services	2011	243,000	—	—	36,146	—	14,096	293,242
The Hillman Group, Inc.	2010	243,000	—	0	59,771	—	17,476	320,247

(1)	Represents base salary paid including any deferral of salary into the Defined Contribution Plan and the Deferred Compensation Plan. Base salary adjustments are generally effective January 31 of each fiscal year. Mr. Waters’ base salary was increased to $270,000 on January 31, 2011 and was increased to $300,000 effective June 19, 2011 in recognition of his expanded duties in connection with his promotion to Executive Vice President and Chief Operating Officer.
(2)	Mr. Waters received a discretionary bonus payment of $100,000 in 2011 in recognition of his extraordinary service in connection with the acquisition and integration of TagWorks L.L.C. Mr. Vasconcellos joined the Company effective October 5, 2011 and received a fixed bonus of $25,000 in lieu of a performance-based bonus. Mr. Lackman joined the Company effective November 1, 2010 and in lieu of a performance-based bonus for that year received a fixed payment of $35,000.
(3)	The amount included in the “Option Awards” column represents the grant date fair value of options calculated in accordance with FASB ASC Topic 718 (which is $0). See Note 14, Stock-Based Compensation, to the accompanying consolidated financial statements for details.
(4)	Represents earned bonus for services rendered in each year based on achievement of performance goals under the performance-based bonus plan.
(5)	There were no above market earnings in the Deferred Compensation Plan for the NEOs.

(6)	All other compensation consists of the following:

NEO	Year	Matching Contribution to Hillman Retirement Savings and 401(k) Plan ($)	Matching Contribution to Non-Qualified Deferred Compensation Plan ($)	Personal Use/ Car Allowance ($)	Country Club Dues ($)	Total ($)
Max W. Hillman	2012	10,303	2,500	4,846	3,473	21,122
	2011	4,108	2,500	559	6,551	13,718
	2010	11,863	2,500	12,325	5,207	31,895
James P. Waters	2012	7,003	1,865	2,065	—	10,933
	2011	3,776	3,135	2,985	—	9,896
	2010	8,859	2,500	789	—	12,148
Anthony A. Vasconcellos	2012	6,637	2,500	5,096	—	14,233
	2011	—	2,500	—	—	2,500
	2010	—	—	—	—	—
Robert J. Lackman	2012	7,434	2,007	8,400	—	17,841
	2011	5,529	2,993	8,400	—	16,922
	2010	—	—	1,131	—	1,131
George L. Heredia	2012	7,479	452	8,400	—	16,331
	2011	3,196	2,500	8,400	—	14,096
	2010	9,076	—	8,400	—	17,476

(7)	Mr. Waters served as Chief Financial Officer and Secretary through June 19, 2011.
(8)	Mr. Vasconcellos was hired as Chief Financial Officer, Treasurer, and Secretary effective October 5, 2011 and served as Secretary until May 10, 2012.
(9)	Mr. Heredia’s employment was terminated effective December 31, 2012.

Grants of Plan-Based Awards Table for Fiscal Year 2012

The table below summarizes the non-equity incentive awards granted to NEOs in 2012.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise Price of Option Awards ($)	Grant Date Fair Value of Option Awards ($) (3)
		Target ($)	Maximum ($)
Max W. Hillman	—	333,750	667,500	—	—	—
James P. Waters	—	180,000	360,000	—	—	—
Anthony A. Vasconcellos	—	126,000	252,000	—	—	—
	2/17/12			2,300	1,000	0
Robert J. Lackman	—	112,500	225,000	—	—	—
George L. Heredia	—	85,050	170,100	—	—	—

(1)	The amounts in this table reflect the 2012 performance-based bonus awards that each NEO was eligible to receive pursuant to the terms of his employment agreement and the Company’s 2012 performance bonus plan. Each NEO’s overall target and maximum performance based bonus for 2012 was determined as a percentage of base salary. There is no single threshold level of bonus payment under the 2012 annual bonus plan. See the description of Annual Performance Bonus in the CD&A for a description of the specific performance components and more detail regarding the determination of actual 2012 annual performance bonus payments.
(2)	Represents grant of options to Mr. Vasconcellos pursuant to the Option Plan on February 17, 2012.
(3)	The amount included in the “Option Awards” column represents the grant date fair value of options calculated in accordance with FASB ASC Topic 718 (which is $0). See Note 14, Stock-Based Compensation, to the accompanying consolidated financial statements for details.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table sets forth the number of unexercised options held by the NEOs at December 31, 2012. No stock awards were outstanding at the end of fiscal year 2012.

Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Max W. Hillman	980	840	2,380	1,000	11/23/2020
James P. Waters	613	525	1,487	1,000	11/23/2020
Anthony A. Vasconcellos	307	613	1,380	1,000	2/17/2022
Robert J. Lackman	368	315	892	1,000	11/23/2020
George L. Heredia	368	315	892	1,000	11/23/2020

All stock options reported in the table above are options to acquire Holdco common stock granted under the Option Plan in 2010, except for Mr. Vasconcellos who was granted his stock options in 2012. Pursuant to each NEO’s stock option award agreement, these options were divided into three equal vesting tranches.

The first tranche is a service-based award which vests 20% annually until fully vested on the fifth anniversary of May 28, 2010 (October 5, 2011 for Mr. Vasconcellos), subject to the optionee’s continued employment with Hillman on each such vesting date. The first two installments of that tranche vested on May 28, 2011 and May 28, 2012 (except for Mr. Vasconcellos, for whom the first installment of that tranche vested on October 5, 2012).

The second tranche is performance-based and vests 20% on December 31, 2010 (December 31, 2012 for Mr. Vasconcellos) and on each anniversary thereafter subject to both the optionee’s continued employment with the Company on each such vesting date and the Company’s achievement of the applicable Adjusted EBITDA performance goal determined by the Compensation Committee. The performance-based option targets are cumulative, such that if a portion of the performance-based options fails to vest because the applicable annual Adjusted EBITDA performance goal is not achieved, such portion of the options will vest as of the performance measurement date for a later period if the cumulative Adjusted EBITDA performance goal is met in such later period.

On February 21, 2013, the Compensation Committee determined that one-half of the performance-based options for 2010 vested while the other half remain available for vesting in 2013. The Compensation Committee determined that no performance-based options for 2011 vested but that the vesting possibility for such portion of the performance-based options has been extended for an additional year until 2016. The Compensation Committee determined that the performance-based options for 2012 fully vested. The Compensation Committee is currently evaluating the annual and cumulative Adjusted EBITDA performance goals for 2013 through 2016.

For purposes of these stock option awards, “Adjusted EBITDA” means annual Adjusted EBITDA (net of the payment of management incentive bonuses) calculated consistently with the Company’s historical practice and equitably adjusted, at the sole discretion of the Holdco board of directors, for extraordinary or non-recurring items (including one-time transaction fees and expenses), corporate mergers and acquisitions, and changes in corporate accounting policies.

Upon a change in control, all service-vesting options will vest if the OH IRR (as defined below) calculated immediately following such change in control equals or exceeds 15% and all performance-based options will vest if such OH IRR equals or exceeds 17.5%. However, if the vesting of these service-vesting or performance-based options, as applicable, together with the vesting of all other outstanding stock options, would cause the OH IRR to drop below 15% or 17.5%, as applicable, then the vesting of such options, together with similar service-vesting or performance-based options, as applicable, granted to other employees, will be reduced in the discretion of the Holdco board of directors so that the OH IRR does not drop below 15% or 17.5% as applicable.

The third tranche of each stock option grant is outcome-based. Subject to the optionee’s continuous employment with the Company through the consummation of a change in control, 50% of the outcome-based options will vest if the Holdco board of directors determines that the OH IRR calculated immediately following such change in control equals or exceeds 15% and if such OH IRR equals or exceeds 17.5% then the remaining 50% will vest. However, if the vesting of these outcome-based options, together with the vesting of all other outstanding stock options, would cause the OH IRR to drop below 15% or 17.5%, as applicable, then the vesting of such options, together with similar outcome-based options granted to other employees, will be reduced in the discretion of the Holdco board of directors so that the OH IRR does not drop below 15% or 17.5%, as applicable.

For purposes of these stock option awards, “OH IRR” means the discount rate (compounded annually) that causes (i) the present value as of May 28, 2010, of all amounts actually received by Oak Hill Capital Partners III, L.P., Oak Hill Capital Management Partners III, L.P., related Oak Hill partnerships, and their respective limited partners and affiliates in respect of their shares of Holdco common stock to equal (ii) the present value as of May 28, 2010, of all investments in Holdco made by such Oak Hill investors.

If the optionee’s employment is terminated for any reason other than for cause or due to the optionee’s retirement at or after age 61, all outcome-based options held by such optionee will remain outstanding and eligible to vest during the twelve month period following termination of employment. Any remaining unvested service-vesting and performance-based portion of the option will be automatically forfeited on termination for any reason and the vested portions will remain exercisable until the earlier of 12 months following termination and the original expiration date of the option. Additionally, for Max Hillman only, on termination due to retirement, his vested options will remain outstanding until the original expiration date. On termination for cause, the entire stock option, whether vested or unvested, will be forfeited.

Option Exercises and Stock Vested During Fiscal Year 2012

No NEO exercised any stock options during the year ended December 31, 2012 and there were no stock awards outstanding or eligible for vesting during fiscal year 2012.

Nonqualified Deferred Compensation for Fiscal Year 2012

The following table sets forth activity in the Deferred Compensation Plan for the NEOs for the year ended December 31, 2012:

Name	Executive Contributions ($) (1)	Company Matching Contributions ($) (2)	Aggregate Earnings ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/12 ($) (4)
Max W. Hillman	73,258	2,500	168,991	—	2,314,275
James P. Waters	35,175	1,865	13,343	71,422	246,002
Anthony A. Vasconcellos	11,177	2,500	1,737	—	28,009
Robert J. Lackman	12,442	2,007	2,535	—	31,740
George L. Heredia	1,807	452	5,392	—	51,470

(1)	The amounts in this column represent the deferral of base salary and bonuses and are also included in the Summary Compensation Table in the Salary or Non-Equity Incentive Plan Compensation columns, as appropriate.

(2)	The amounts in this column are also included in the Summary Compensation Table in the All Other Compensation column.
(3)	Earnings in the Deferred Compensation Plan were at market rates and are excluded from the Summary Compensation Table.
(4)	Amounts reported in this column for each NEO include amounts previously reported in the Company’s Summary Compensation Table in previous years when earned if that officer’s compensation was required to be disclosed in a previous year. Amounts previously reported in such years include previously earned, but deferred, salary and bonus and Company matching contributions. This total reflects the cumulative value of each NEO’s deferrals, matching contributions and investment experience.

All executives and certain senior managers are eligible to participate in the Deferred Compensation Plan. The Deferred Compensation Plan allows eligible employees to defer up to 100% of their annual base salary and bonus. A separate account is maintained for each participant in the Deferred Compensation Plan, reflecting hypothetical contributions, earnings, expenses, and gains or losses. The plan is “unfunded” for tax purposes – those are notional accounts and not held in trust. The Company contributes a matching contribution of 25% on the first $10,000 of salary and bonus deferrals. A participant vests in the Company matching contributions 20% each year, over five years. Participants in the Deferred Compensation Plan can choose to invest amounts deferred and the matching company contributions in a variety of mutual fund investments, consisting of bonds, stocks and short-term investments as well as blended funds. The account balances are thus subject to investment returns and will change over time depending on market performance. A participant is entitled to receive his or her account balance upon termination of employment or the date or dates selected by the participant on his or her enrollment forms. If a participant dies or experiences a total and permanent disability before terminating employment and before commencement of payments, the entire value of the participant’s account shall be paid at the time selected by the participant in his or her enrollment forms.

The available investment choices are the same as the primary investment choices available under the Defined Contribution Plan, which are as follows (with 2012 annual rates of return indicated for each):

American Beacon Large Cap Value Fund Investor Class (18.68%)

Artisan Mid Cap Value Fund (11.39%)

ASTON/Fairpointe Mid Cap N Fund (16.45%)

Baron Small Cap Fund (17.98%)

Columbia Small cap Index Z Fund (16.19%)

Columbia Acorn International Z Fund (21.60%)

Dreyfus MidCap Index Fund (17.20%)

Fidelity Contrafund (16.26%)

Fidelity International Discovery Fund (21.93%)

Perkins Small Cap Value Fund Class T (8.99%)

Royce Pennsylvania Mutual Service Fund (14.15%)

Spartan 500 Index Fund Fidelity Advantage Class (15.97%)

T. Rowe Price Dividend Growth Fund (14.85%)

R. Rowe Price Mid-Cap Growth Advantage (13.62%)

Fidelity Freedom 2040 Fund (14.53%)

Fidelity Freedom 2045 Fund (14.79%)

Fidelity Freedom 2055 Fund (15.32%)

Vanguard Target Retirement 2010 Fund (10.12%)

Vanguard Target Retirement 2015 Fund (11.37%)

Vanguard Target Retirement 2020 Fund (12.35%)

Vanguard Target Retirement 2025 Fund (13.29%)

Vanguard Target Retirement 2030 Fund (14.24%)

Vanguard Target Retirement 2035
Fund (15.16%)

Vanguard Target Retirement 2040
Fund (15.56%)

Vanguard Target Retirement 2045
Fund (15.58%)

Vanguard Target Retirement 2050
Fund (15.58%)

Vanguard Target Retirement 2055
Fund (15.58%)

Vanguard Target Retirement
Income Fund (8.23%)

PIMCO Real Return Fund
Institutional (9.25%)

PIMCO Total Return Institutional
(10.36%)

Spartan US Bond Index Fund
Advantage (4.17%)

Fidelity Retirement Money Market
(0.01%)

Potential Payments Upon Termination or Change in Control

Severance Payments and Benefits Under Employment Agreements

Hillman has an employment agreement in effect with Messrs. Hillman, Waters, Vasconcellos and Lackman and a separation agreement with Mr. Heredia, effective December 31, 2012. The employment agreements provide for an initial term of three years beginning May 28, 2010 (October 5, 2011 for Mr. Vasconcellos and November 1, 2010 for Mr. Lackman) and automatically renew for successive one-year terms thereafter unless either the Company or the executive provides notice of non-renewal. Our non-renewal notice must be provided 180 days in advance for Messrs. Hillman and Waters and 90 days in advance for Messrs. Vasconcellos, Lackman, and Heredia. Each executive’s non-renewal notice must be provided 180 days in advance. The employment agreement with each NEO provides for specified payments and benefits in connection with a termination of employment.

No severance payments or benefits are payable in the event of a termination for cause or resignation without good reason (each as defined below). For each NEO, in the event of termination by reason of executive’s death, disability, or due to non-renewal by the executive, the executive would be entitled to a prorated portion of his annual bonus, if any, for the year in which termination occurs, based on actual performance results for the full year and payable when bonuses are paid to other senior executives. Additional severance payments and benefits for each NEO are described below.

For all NEOs with effective employment agreements, severance payments and benefits are conditioned upon the execution by the executive of a release of claims against the Company and his continued compliance with the restrictive covenants contained in the employment agreement. The employment agreements require the executive not to disclose at any time confidential information of the Company or of any third party to which the Company has a duty of confidentiality and to assign to the Company all intellectual property developed during employment. Pursuant to their employment agreements, the executive is also required during employment and for one year thereafter not to compete with the Company and is required not to solicit the employees, customers, or business relations of the Company or make disparaging statements about the Company during employment and for two years thereafter. For Messrs. Hillman and Waters, the post-employment non-compete period is extended to two years following termination of employment by reason of termination by the Company without cause or resignation with good reason. For each NEO, non-renewal by the Company is treated the same as a termination by the Company without cause. The terms of Mr. Heredia’s restrictive covenants as contained in his separation agreement are described below.

Max Hillman and James Waters

For Messrs. Hillman and Waters, in the event of termination of employment during the initial term by reason of termination by the Company without cause, resignation with good reason, or due to non-renewal by the Company, the executive would be entitled to (i) continued payments of base salary for a period of two years following termination, (ii) an amount equal to the greater of the average of the annual bonuses for the preceding three years or the most recent bonus paid to him prior to termination (whichever is greater, the “Termination Bonus Amount”), paid in the year following termination, (iii) a prorated portion of his annual bonus, if any, for the year in which termination occurs, payable when bonus payments for such year are made to other senior executives, and (iv) Company-paid continuation of health benefits coverage for 12 months and life and disability benefits coverage for six months.

If the executive’s employment is terminated after the initial term by reason of termination by the Company without cause, resignation with good reason, or due to non-renewal by the Company, the executive would receive the same severance payments and benefits described in the preceding paragraph except that he would be entitled to only 50% of the Termination Bonus Amount.

In the event of a termination by the Company without cause, resignation with good reason, or due to non-renewal by the Company within 90 days following a change in control (as defined below), the executive would be entitled to (i) a lump sum payment equal to the sum of one year of his then current rate of base salary plus the Termination Bonus Amount (or 50% of the Termination Bonus Amount if the termination occurs after the initial term), payable within 30 days of termination, (ii) a prorated portion of his annual bonus, if any, for the year in which termination occurs, payable when bonus payments for such year are made to other senior executives, and (iii) beginning on the first anniversary of the termination date, payments of his base salary (as of the termination date) for a period of one year.

Anthony Vasconcellos and Robert Lackman

For Messrs. Vasconcellos and Lackman, in the event of termination during the initial term by reason of termination by the Company without cause, resignation with good reason, or due to non-renewal by the Company, the executive would be entitled to (i) continued payments of base salary for a period of one year following termination, (ii) the Termination Bonus Amount, payable when bonus payments for such year are made to other senior executives, (iii) a prorated portion of his annual bonus for the year in which termination occurs, payable when bonus payments for such year are made to other senior executives, and (iv) Company-paid continuation of health benefits coverage for 12 months and life and disability benefits coverage for six months.

In the event of termination of employment after the initial term due to termination by the Company without cause, resignation with good reason, or due to non-renewal by the Company, the executive would receive the same severance payments and benefits described in the preceding paragraph except that he would be entitled to only 50% of the Termination Bonus Amount.

In the event of termination by the Company without cause, resignation with good reason, or due to non-renewal by the Company within 90 days following a change in control, the executive would be entitled to (i) a lump sum payment equal to the sum of one year of his then current rate of base salary plus the Termination Bonus Amount (or 50% of the Termination Bonus Amount if the termination occurs after the initial term), payable within 30 days of termination of employment and (ii) a prorated portion of his annual bonus for year in which termination occurs, payable when bonus payments for such year are made to other senior executives.

For purposes of the employment agreements, “cause” generally means (i) willful failure to substantially perform duties under the employment agreement, other than due to disability, (ii) willful act which constitutes gross misconduct or fraud and which is injurious to the Company, (iii) conviction of, or plea of guilty or no contest, to a felony, or (iv) material breach of confidentiality, non-compete, or non-solicitation agreements with the Company which is not cured within 10 days after written notice from the Company.

“Good reason” is defined generally as (i) any material diminution in the executive’s position, authority, or duties with the Company, (ii) the Company reassigning the executive to work at a location that is more than 75 miles from the executive’s current work location, (iii) for Mr. Hillman only, his removal from the Board without cause, (iv) any amendment to the Company’s bylaws which results in a material and adverse change to the officer and director indemnification provisions contained therein, or (v) a material breach of the compensation, benefits, term, and severance provisions of the employment agreement by the Company which is not cured within 10 days following written notice from the executive. For Messrs. Vasconcellos and Lackman, the Company has a 10-day period to cure all circumstances otherwise constituting good reason.

For purposes of the employment agreements, “change in control” generally means any transaction or series of transactions pursuant to which any person(s) or a group of related persons in the aggregate acquire(s) (i) capital stock of Hillman possessing the voting power (other than voting rights accruing only in the event of a default, breach, or event of noncompliance) to elect a majority of the board of Hillman or (ii) all or substantially all of Hillman’s assets determined on a consolidated basis, excluding an initial public offering and provided that such change in control constitutes a change in control for purposes of Section 409A of the Code.

George Heredia

We entered into a separation agreement with Mr. Heredia in February 2013, effective December 31, 2012, providing one year continued base salary and the Termination Bonus Amount, payable when bonuses are paid to other senior executives, a prorated bonus and continuation of health benefits for one year, subject to a one-year non-compete and two-year non-solicit in addition to customary confidentiality and non-disparagement provisions. In addition, Mr. Heredia agreed to an extension of the non-compete period for one year (for a total of two years) and to make himself reasonably available as a consultant to the Company regarding the key and engraving business for two years following his termination, in consideration for which we agreed to pay him an additional severance payment of $100,000 payable during such second year.

All service-vesting options held by the NEOs will vest if the OH IRR (as defined above) calculated immediately following such change in control equals or exceeds 15% and all performance-based options will vest if such OH IRR equals or exceeds 17.5%. However, if the vesting of these service-vesting or performance-based options, as applicable, together with the vesting of all other outstanding stock options, would cause the OH IRR to drop below 15% or 17.5%, as applicable, then the vesting of such options, together with similar service-vesting or performance-based options, as applicable, granted to other employees, will be reduced in the discretion of the Holdco board of directors so that the OH IRR does not drop below 15% or 17.5%, as applicable. Subject to the optionee’s continuous employment with the Company through the consummation of a change in control, 50% of the outcome-based options will vest if the Holdco board of directors determines that the OH IRR calculated immediately following such change in control equals or exceeds 15% and if such OH IRR equals or exceeds 17.5% then the remaining 50% will vest. However, if the vesting of these outcome-based options, together with the vesting of all other outstanding stock options, would cause the OH IRR to drop below 15% or 17.5%, as applicable, then the vesting of such options, together with similar outcome-based options granted to other employees, will be reduced in the discretion of the Holdco board of directors so that the OH IRR does not drop below 15% or 17.5%, as applicable. Upon a termination for any reason other than for cause or due to the executive’s retirement at or after age 61, all outcome-based options held by such executive will remain outstanding and eligible to vest during the twelve-month period following termination of employment.

Estimated Payments Upon Termination of Employment or Change in Control

The table below shows the severance payments and benefits that each NEO would receive upon (1) death, disability, or non-renewal by executive, (2) termination without cause, resignation with good reason, or non-renewal by the Company, (3) termination without cause, resignation with good reason, or non-renewal by the Company within 90 days of a change in control or (4) a change in control, regardless of termination. The amounts are calculated as if the date of termination (and change in control where applicable) were December 31, 2012 (i.e., during the initial term). For purposes of the table, the cost of continuing health care, life, and disability insurance coverage is based on the current Company cost for the level of such coverage elected by the executive.

Name	Death, Disability, or non-renewal by Executive ($)	Termination without cause, resignation with good reason, or non-renewal by the Company ($)	Termination without cause, resignation with good reason, or non-renewal by the Company within 90 days of a change in control ($)	Change in Control (regardless of termination) (1) ($)
Max W. Hillman	309,127	1,428,865	1,413,973	489,440
James P. Waters	201,114	920,626	908,637	305,976
Anthony A. Vasconcellos	143,208	462,082	448,208	302,936
Robert J. Lackman	115,608	419,459	404,857	183,616
George L. Heredia (2)	94,110	421,235	408,772	183,616

(1)	Represents the cash-out value of unvested options as of December 31, 2012, at the fair market value of the Company’s common stock ($1,152) less the exercise price assuming that the IRR thresholds were met or exceeded. Note that, in the absence of an actual transaction, it is not possible to determine whether the thresholds would in fact actually be met.
(2)	Amounts in table are based on what Mr. Heredia was entitled to under the terms of his agreement as in effect on December 31, 2012 (and thus excludes the additional $100,000 payment in consideration for the extension of the noncompete, which was not agreed until execution of the separation agreement in February 2013).

Director Compensation for Fiscal Year 2012

The following table sets forth compensation earned by our directors who are not also employees of Hillman during the year ended December 31, 2012.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Total ($)
Tyler Wolfram (1)	0	—	—	0
Kevin Mailender (1)	0	—	—	0
Maurice P. Andrien, Jr.(2)	56,000	—	—	56,000
Robert Caulk (2)	81,000	—	—	81,000
David Jones (2)	75,000	—	—	75,000
Alan Lacy (2)	50,000	—	—	50,000

(1)	Messrs. Wolfram and Mailender are employed and compensated by OHCP and were not compensated for their services on the Board during the year ended December 31, 2012.
(2)	Messrs. Andrien and Lacy are each entitled to receive an annual Board fee of $50,000. Messrs. Caulk and Jones are each entitled to an annual Board fee of $75,000. Additionally, Messrs. Andrien and Caulk are each entitled to receive $6,000 annually as compensation for serving on the Audit Committee.
(3)	No options were awarded to directors during 2012. As of December 31, 2012, Mr. Jones had 3,436 unexercised options, Mr. Lacy had 1,718 unexercised options, Mr. Caulk had 860 unexercised options and Mr. Andrien had 600 unexercised options.

Directors do not receive any perquisites or other personal benefits from the Company.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

All of the outstanding shares of capital stock of Hillman Group are owned by Hillman Investment, all of whose shares are owned by The Hillman Companies, Inc. All of the outstanding shares of capital stock of The Hillman Companies, Inc. are owned by Holdco. All of the shares of capital stock of Holdco are owned by Oak Hill Capital Partners III, L.P., Oak Hill Capital Management Partners III, L.P. and officers, directors and employees of the Company. The following table sets forth information as of the close of business on March 31, 2013 as to the share ownership of Holdco by the directors, executive officers and holders of 5% or more of the shares of Holdco.

	Shares Beneficially Owned
Name and Address of Beneficial Owners (1)	Number	Percentage (%) (2)
Oak Hill Capital Partners III, L.P. (3)	285,372	92.4
Oak Hill Capital Management Partners III, L.P.	9,372	3.0
Maurice P. Andrien	150	*
Robert L. Caulk	150	*
David A. Jones	1,000	*
Alan J. Lacy	500	*
Kevin M. Mailender	—	—
Tyler J. Wolfram	—	—
Max W. Hillman (4)	2,980	*
James P. Waters (5)	1,913	*
Anthony A. Vasconcellos (6)	307	*
Robert J. Lackman (7)	368	*
All Directors and Executive Officers as a Group (10 persons)	7,368	2.4

*	Less than 1%
(1)	Unless otherwise noted, the business address of each beneficial owner is c/o The Hillman Group, Inc., 10590 Hamilton Avenue, Cincinnati, OH 45231-1764.
(2)	Based on 308,791 shares outstanding as of March 31, 2013.
(3)	The business address of Oak Hill Capital Partners III, L.P. and Oak Hill Capital Management Partners III, L.P. (collectively, the “Oak Hill Partnerships”) is 65 East 55th Street, 32nd Floor, New York, New York 10022. OHCP MGP III, Ltd. is the sole general partner of OHCP MGP Partners III, L.P., which is the sole general partner of OHCP GenPar III, L.P., which is the sole general partner of each of the Oak Hill Partnerships. OHCP MGP III, Ltd. exercises voting and dispositive control over the shares held by each of the Oak Hill Partnerships. Investment and voting decisions with regard to the shares of the Purchaser’s common stock owned by the Oak Hill Partnerships is made by the board of directors of OHCP MGP III, Ltd. The members of the board are J. Taylor Crandall, Steven B. Gruber, and Denis J. Nayden. Each of these individuals disclaims beneficial ownership of the shares owned by the Oak Hill Partnerships.
(4)	Includes 2,000 shares held by Max William Hillman 2012 Spousal GST Trust and 980 vested Holdco stock options.
(5)	Includes 613 vested Holdco stock options.
(6)	Includes 307 vested Holdco stock options.
(7)	Includes 368 vested Holdco stock options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Successor recorded management fee and expense charges of $0 for the three months ended March 31, 2013, $0 for the three months ended March 31, 2012, $155,424 for the year ended December 31, 2012, $110,436 for the year ended December 31, 2011 and had no management fee charges for the seven month period ended December 31, 2010. The Predecessor was obligated to pay management fees to a subsidiary of CHS in the amount of $57,962 per month and to pay transaction fees to a subsidiary of OTPP in the amount of $25,640 per month, plus out of pocket expenses. The Predecessor has recorded aggregate management and transaction fee charges and expenses from CHS and OTPP of $438,180 for the five month period ended May 28, 2010.

Gregory Mann and Gabrielle Mann are employed by the All Points subsidiary of Hillman. All Points leases an industrial warehouse and office facility from companies under the control of the Manns (the “Mann Lease”). We engaged a real estate broker to ensure the terms of the Mann Lease were at market. The transaction was approved by Hillman’s Board of Directors. The Predecessor and Successor have recorded rental expense for the lease of this facility on an arm’s length basis. The Successor recorded rental expense for the lease of this facility in the amount of $82,000 for the three months ended March 31, 2013, $82,000 for the three months ended March 31, 2012, $311,339 for the year ended December 31, 2012, $311,339 for the year ended December 31, 2011 and $181,614 for the seven month period ended December 31, 2010. The Predecessor recorded rental expense for the lease of this facility in the amount of $129,725 for the five month period ended May 28, 2010.

In connection with the Paulin Acquisition, the Company entered into three leases for five properties containing industrial warehouse, manufacturing plant, and office facilities on February 19, 2013. The owners of the properties under one lease are relatives of Richard Paulin, who is employed by The Hillman Group Canada ULC, and the owner of the properties under the other two leases is a company which is owned by Richard Paulin and certain of his relatives. The Company has recorded rental expense for the three leases on an arm’s length basis. The rental expense for the three leases was $68,692 for the three month period ended March 31, 2013.

Hillman’s Code of Business Conduct and Ethics addresses the approval of related party transactions including transactions between Hillman and its officers, directors, and employees. Hillman does not allow officers, directors and employees to give preferences in business dealings based upon personal financial considerations. Officers, directors and employees are also not permitted to own financial interest in or hold any employment or managerial position with a competing firm or one that seeks to do or does business with the company without prior approval of the Board of Directors of Hillman. In addition, Hillman’s code prohibits officers, directors and employees from receiving or giving loans, gifts or benefits to any supplier, customer or competitor unless specifically permitted in Hillman’s code. Such expenditures or gifts must be reported to, and approved by a supervisor. Compliance review and reporting procedures for violations of company rules are also listed in the ethics code.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

Senior Secured Credit Facilities

Hillman and Hillman Group are the borrowers under the senior secured credit facilities, which provide for an aggregate principal amount of $420.0 million in borrowings, consisting of a $390.0 million term loan facility and a $30.0 million revolving credit facility. The term loan facility matures on May 28, 2017 and the revolving credit facility matures on May 28, 2015.

The obligations under the credit facilities are guaranteed by OHCP HM Acquisition Corp. and each of its direct and indirect domestic subsidiaries (other than Hillman, Hillman Trust and Hillman Group) (collectively, the “Guarantors”) and are secured by substantially all of the assets of Hillman, Hillman Group and the Guarantors.

Borrowings under the credit facilities will bear interest based upon either a LIBOR interest rate option (subject to a minimum floor of 1.75% per annum for revolving loans and 1.25% for term loans) or a base rate option (subject to a minimum floor of 2.75% per annum for revolving loans and 2.25% for term loans) as selected by the Borrower, plus, in the case of LIBOR loans, 3.75% per annum for revolving loans and 3.00% for term loans and, in the case of base rate loans, 2.75% per annum for revolving loans and 2.00% for term loans.

Borrowings under the term loan facility are payable in equal quarterly amounts of $725,000 prior to the term loan maturity date, with the remaining balance payable at the term loan maturity date. No amortization will be required with respect to the revolving credit facility. The credit facilities are subject to customary mandatory prepayment requirements in connection with certain asset dispositions, insurance and condemnation receipts, incurrence of indebtedness and excess cash flow.

The credit facilities contain a financial covenant requiring Hillman and its subsidiaries to maintain a certain maximum secured leverage ratio (based on consolidated Total Debt of Hillman and its subsidiaries against the consolidated EBITDA of Hillman and its subsidiaries). The credit facilities also contain customary restrictive covenants, including limitations on incurrence of indebtedness other than certain permitted indebtedness, incurrence of liens, dividends and other distributions, asset dispositions and investments.

Trust Preferred Securities

In September 1997, Hillman Trust, a Grantor trust, completed a $105.4 million underwritten public offering of 4,217,724 11.6% Trust Preferred Securities. Hillman Trust invested the proceeds from the sale of the preferred securities in an equal principal amount of 11.6% junior subordinated debentures of Hillman due September 2027.

Hillman Trust distributes monthly cash payments it receives from Hillman as interest on the debentures to preferred security holders at an annual rate of 11.6% on the liquidation amount of $25.00 per preferred security.

In connection with the public offering of Trust Preferred Securities, Hillman Trust issued $3.26 million of trust common securities to Hillman. Hillman Trust invested the proceeds from the sale of the Hillman Trust common securities in an equal principal amount of 11.6% junior subordinated debentures of Hillman due September 2027. Hillman Trust distributes monthly cash payments it receives from Hillman as interest on the debentures to Hillman at an annual rate of 11.6% on the liquidation amount of the common security.

We may defer interest payments on the debentures at any time, for up to 60 consecutive months. If this occurs, Hillman Trust will also defer distribution payments on the preferred securities. The deferred distributions, however, will accumulate at a rate of 11.6% per annum. Hillman Trust will redeem the preferred securities when the debentures are repaid, or at maturity on September 30, 2027. We may redeem the debentures before their maturity at a price equal to 100% of the principal amount of the debentures redeemed, plus accrued interest. If we redeem any debentures before their maturity, Hillman Trust will use the cash it receives to redeem preferred securities and common securities as provided in the trust agreement. We guarantee the obligations of Hillman Trust on the Trust Preferred Securities.

Intercompany Note

In connection with the issuance of the Trust Preferred Securities, we issued the Intercompany Note to Hillman Investment in aggregate principal amount of $105.4 million (which represents the liquidation value of the Trust Preferred Securities). The Intercompany Note matures on September 30, 2027, bears interest at 11.6% per annum and is subordinated to all senior indebtedness of Hillman Group, including indebtedness under our senior secured credit facilities and the notes. Historically, the interest paid on the Intercompany Note has been used to fund interest payments on the junior subordinated debentures of Hillman underlying the Trust Preferred Securities of Hillman Trust. The indenture restricts the ability of Hillman Group to refinance or otherwise pay principal and interest on the Intercompany Note. Because it is an intercompany obligation, the Intercompany Note is not reflected in our consolidated financial statements.

THE EXCHANGE OFFER

Terms of the Exchange Offer

We are offering to exchange our exchange notes for a like aggregate principal amount of our initial notes.

The exchange notes that we propose to issue in this exchange offer will be substantially identical to our initial notes except that, unlike our initial notes, the exchange notes will have no transfer restrictions or registration rights. We previously issued $200.0 million in aggregate principal amount of 10.875% Senior Notes due 2018 pursuant to the same indenture as the initial notes and the exchange notes offered hereby. The exchange notes will constitute part of a single class of securities together with the existing notes and have the same terms as the existing notes except as otherwise provided herein. You should read the description of the exchange notes in the section in this prospectus entitled “Description of Notes.”

We reserve the right in our sole discretion to purchase or make offers for any initial notes that remain outstanding following the expiration or termination of this exchange offer and, to the extent permitted by applicable law, to purchase initial notes in the open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise. The terms and prices of these purchases or offers could differ significantly from the terms of this exchange offer.

Expiration Date; Extensions; Amendments; Termination

This exchange offer will expire at 5:00 p.m., New York City time, on                , 2013, unless we extend it in our reasonable discretion. The expiration date of this exchange offer will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Securities Exchange Act of 1934.

We expressly reserve the right to delay acceptance of any initial notes, extend or terminate this exchange offer and not accept any initial notes that we have not previously accepted if any of the conditions described below under “—Conditions to the Exchange Offer” have not been satisfied or waived by us. We will notify the exchange agent of any extension by oral notice promptly confirmed in writing or by written notice. We will also notify the holders of the initial notes by a press release or other public announcement communicated before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date unless applicable laws require us to do otherwise.

We also expressly reserve the right to amend the terms of this exchange offer in any manner. If we make any material change, we will promptly disclose this change in a manner reasonably calculated to inform the holders of our initial notes of the change including providing public announcement or giving oral or written notice to these holders. A material change in the terms of this exchange offer could include a change in the timing of the exchange offer, a change in the exchange agent and other similar changes in the terms of this exchange offer. If we make any material change to this exchange offer, we will disclose this change by means of a post-effective amendment to the registration statement which includes this prospectus and will distribute an amended or supplemented prospectus to each registered holder of initial notes. In addition, we will extend this exchange offer for an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. We will promptly notify the exchange agent by oral notice, promptly confirmed in writing, or written notice of any delay in acceptance, extension, termination or amendment of this exchange offer.

Procedures for Tendering Initial Notes

Proper Execution and Delivery of Letters of Transmittal

To tender your initial notes in this exchange offer, you must use one of the three alternative procedures described below:

(1)     Regular delivery procedure: Complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal. Have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal. Mail or otherwise deliver the letter of transmittal or the facsimile together with the certificates representing the initial notes being tendered and any other required documents to the exchange agent on or before 5:00 p.m., New York City time, on the expiration date.

(2)     Book-entry delivery procedure: Send a timely confirmation of a book-entry transfer of your initial notes, if this procedure is available, into the exchange agent’s account at The Depository Trust Company in accordance with the procedures for book-entry transfer described under “—Book-Entry Delivery Procedure” below, on or before 5:00 p.m., New York City time, on the expiration date.

(3)     Guaranteed delivery procedure: If time will not permit you to complete your tender by using the procedures described in (1) or (2) above before the expiration date and this procedure is available, comply with the guaranteed delivery procedures described under “—Guaranteed Delivery Procedure” below.

The method of delivery of the initial notes, the letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand-delivery service. If you choose the mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send any letters of transmittal or initial notes to us. You must deliver all documents to the exchange agent at its address provided below. You may also request your broker, dealer, commercial bank, trust company or nominee to tender your initial notes on your behalf.

Only a holder of initial notes may tender initial notes in this exchange offer. A holder is any person in whose name initial notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

If you are the beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you must contact that registered holder promptly and instruct that registered holder to tender your notes on your behalf. If you wish to tender your initial notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your initial notes, either make appropriate arrangements to register the ownership of these notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

You must have any signatures on a letter of transmittal or a notice of withdrawal guaranteed by:

(1)	a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc.,

(2)	a commercial bank or trust company having an office or correspondent in the United States, or

(3)	an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, unless the initial notes are tendered:

(a)	by a registered holder or by a participant in The Depository Trust Company whose name appears on a security position listing as the owner, who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal and only if the exchange notes are being issued directly to this registered holder or deposited into this participant’s account at The Depository Trust Company, or

(b)	for the account of a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934.

If the letter of transmittal or any bond powers are signed by:

(1)	the recordholder(s) of the initial notes tendered: the signature must correspond with the name(s) written on the face of the initial notes without alteration, enlargement or any change whatsoever.

(2)	a participant in The Depository Trust Company: the signature must correspond with the name as it appears on the security position listing as the holder of the initial notes.

(3)	a person other than the registered holder of any initial notes: these initial notes must be endorsed or accompanied by bond powers and a proxy that authorize this person to tender the initial notes on behalf of the registered holder, in satisfactory form to us as determined in our sole discretion, in each case, as the name of the registered holder or holders appears on the initial notes.

(4)	trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity: these persons should so indicate when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must also be submitted with the letter of transmittal.

To tender your initial notes in this exchange offer, you must make the following representations:

(1)	you are authorized to tender, sell, assign and transfer the initial notes tendered and to acquire exchange notes issuable upon the exchange of such tendered initial notes, and that we will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by us,

(2)	any exchange notes acquired by you pursuant to the exchange offer are being acquired in the ordinary course of business, whether or not you are the holder,

(3)	you or any other person who receives exchange notes, whether or not such person is the holder of the exchange notes, has an arrangement or understanding with any person to participate in a distribution of such exchange notes within the meaning of the Securities Act and is not participating in, and does not intend to participate in, the distribution of such exchange notes within the meaning of the Securities Act,

(4)	you or such other person who receives exchange notes, whether or not such person is the holder of the exchange notes, is not an “affiliate,” as defined in Rule 405 of the Securities Act, of ours, or if you or such other person is an affiliate, you or such other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable,

(5)	if you are not a broker-dealer, you represent that you are not engaging in, and do not intend to engage in, a distribution of exchange notes, and

(6)	if you are a broker-dealer that will receive exchange notes for your own account in exchange for initial notes, you represent that the initial notes to be exchanged for the exchange notes were acquired by you as a result of market-making or other trading activities and acknowledge that you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such exchange notes.

You must also warrant that the acceptance of any tendered initial notes by the issuers and the issuance of exchange notes in exchange therefor shall constitute performance in full by the issuers of its obligations under the registration rights agreement relating to the initial notes.

To effectively tender notes through The Depository Trust Company, the financial institution that is a participant in The Depository Trust Company will electronically transmit its acceptance through the Automated Tender Offer Program. The Depository Trust Company will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by The Depository Trust Company to the exchange agent stating that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the notes that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant.

Book-Entry Delivery Procedure

Any financial institution that is a participant in The Depository Trust Company’s systems may make book-entry deliveries of initial notes by causing The Depository Trust Company to transfer these initial notes into the exchange agent’s account at The Depository Trust Company in accordance with The Depository Trust Company’s procedures for transfer. To effectively tender notes through The Depository Trust Company, the financial institution that is a participant in The Depository Trust Company will electronically transmit its acceptance through the Automatic Tender Offer Program. The Depository Trust Company will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by The Depository Trust Company to the exchange agent stating that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the notes that this participation has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant. The exchange agent will make a request to establish an account for the initial notes at The Depository Trust Company for purposes of the exchange offer within two business days after the date of this prospectus.

A delivery of initial notes through a book-entry transfer into the exchange agent’s account at The Depository Trust Company will only be effective if an agent’s message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at the address indicated below under “—Exchange Agent” on or before the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedure

If you are a registered holder of initial notes and desire to tender your notes, and (1) these notes are not immediately available, (2) time will not permit your notes or other required documents to reach the exchange agent before the expiration date or (3) the procedures for book-entry transfer cannot be completed on a timely basis and an agent’s message delivered, you may still tender in this exchange offer if:

(1)	you tender through a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act,

(2)	on or before the expiration date, the exchange agent receives a properly completed and duly executed letter of transmittal or facsimile of the letter of transmittal, and a notice of guaranteed delivery, substantially in the form provided by us, with your name and address as holder of the initial notes and the amount of notes tendered, stating that the tender is being made by that letter and notice and guaranteeing that within three New York Stock Exchange trading days after the expiration date the certificates for all the initial notes tendered, in proper form for transfer, or a book-entry confirmation with an agent’s message, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent, and

(3)	the certificates for all your tendered initial notes in proper form for transfer or a book-entry confirmation as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes

Your tender of initial notes will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the related letter of transmittal.

We will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your initial notes tendered, or a timely confirmation of a book-entry transfer of these notes into the exchange agent’s account at The Depository Trust Company with an agent’s message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent.

All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tenders will be determined by us in our sole discretion. Our determination will be final and binding.

We reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes which, if accepted, would, in our opinion or our counsel’s opinion, be unlawful. We also reserve the absolute right to waive any conditions of this exchange offer or irregularities or defects in tender as to particular notes with the exception of conditions to this exchange offer relating to the obligations of broker dealers, which we will not waive. If we waive a condition to this exchange offer, the waiver will be applied equally to all note holders. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within such time as we shall determine. We, the exchange agent or any other person will be under no duty to give notification of defects or irregularities with respect to tenders of initial notes. We and the exchange agent or any other person will incur no liability for any failure to give notification of these defects or irregularities. Tenders of initial notes will not be deemed to have been made until such irregularities have been cured or waived. The exchange agent will return without cost to their holders any initial notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived promptly following the expiration date.

If all the conditions to the exchange offer are satisfied or waived on the expiration date, we will accept all initial notes properly tendered and will issue the exchange notes promptly thereafter. Please refer to the section of this prospectus entitled “—Conditions to the Exchange Offer” below. For purposes of this exchange offer, initial notes will be deemed to have been accepted as validly tendered for exchange when, as and if we give notice of acceptance to the exchange agent (such notice, if given orally to be promptly confirmed in writing).

We will issue the exchange notes in exchange for the initial notes tendered pursuant to a notice of guaranteed delivery by an eligible institution only against delivery to the exchange agent of the letter of transmittal, the tendered initial notes and any other required documents, or the receipt by the exchange agent of a timely confirmation of a book-entry transfer of initial notes into the exchange agent’s account at The Depository Trust Company with an agent’s message, in each case, in form satisfactory to us and the exchange agent.

If any tendered initial notes are not accepted for any reason provided by the terms and conditions of this exchange offer or if initial notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged initial notes will be returned without expense to the tendering holder, or, in the case of initial notes tendered by book-entry transfer procedures described above, will be credited to an account maintained with the book-entry transfer facility, promptly after withdrawal, rejection of tender or the expiration or termination of the exchange offer.

By tendering into this exchange offer, you will irrevocably appoint our designees as your attorney-in-fact and proxy with full power of substitution and resubstitution to the full extent of your rights on the notes tendered. This proxy will be considered coupled with an interest in the tendered notes. This appointment will be effective only when, and to the extent that we accept your notes in this exchange offer. All prior proxies on these notes will then be revoked and you will not be entitled to give any subsequent proxy. Any proxy that you may give subsequently will not be deemed effective. Our designees will be empowered to exercise all voting and other rights of the holders as they may deem proper at any meeting of note holders or otherwise. The initial notes will be validly tendered only if we are able to exercise full voting rights on the notes, including voting at any meeting of the note holders, and full rights to consent to any action taken by the note holders.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw tenders of initial notes at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you must send a written or facsimile transmission notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date at the address provided below under “—Exchange Agent” and before acceptance of your tendered notes for exchange by us.

Any notice of withdrawal must:

(1)	specify the name of the person having tendered the initial notes to be withdrawn,

(2)	identify the notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of these notes,

(3)	be signed by the person having tendered the initial notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the initial notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender,

(4)	specify the name in which any of these initial notes are to be registered, if this name is different from that of the person having tendered the initial notes to be withdrawn, and

(5)	if applicable because the initial notes have been tendered through the book-entry procedure, specify the name and number of the participant’s account at The Depository Trust Company to be credited, if different than that of the person having tendered the initial notes to be withdrawn.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of all notices of withdrawal and our determination will be final and binding on all parties. Initial notes that are withdrawn will be deemed not to have been validly tendered for exchange in this exchange offer.

The exchange agent will return without cost to their holders all initial notes that have been tendered for exchange and are not exchanged for any reason, promptly after withdrawal, rejection of tender or expiration or termination of this exchange offer.

You may retender properly withdrawn initial notes in this exchange offer by following one of the procedures described under “—Procedures for Tendering Initial Notes” above at any time on or before the expiration date.

Conditions to the Exchange Offer

We will complete this exchange offer only if:

(1)	there is no change in the laws and regulations which would reasonably be expected to impair our ability to proceed with this exchange offer,

(2)	there is no change in the current interpretation of the staff of the Commission which permits resales of the exchange notes, and

(3)	there is no stop order issued by the Commission or any state securities authority suspending the effectiveness of the registration statement which includes this prospectus or the qualification of the indenture for our exchange notes under the Trust Indenture Act of 1939 and there are no proceedings initiated or, to our knowledge, threatened for that purpose.

These conditions are for our sole benefit. We may assert any one of these conditions regardless of the circumstances giving rise to it and may also waive any one of them, in whole or in part, at any time and from time to time, if we determine in our reasonable discretion that it has not been satisfied, subject to applicable law. Notwithstanding the foregoing, all conditions to the exchange offer must be satisfied or waived before the expiration of this exchange offer. If we waive a condition to this exchange offer, the waiver will be applied equally to all note holders. Each of these rights will be deemed an ongoing right which we may assert at any time and from time to time.

If we determine that we may terminate this exchange offer because any of these conditions is not satisfied, we may:

(1)	refuse to accept and return to their holders any initial notes that have been tendered,

(2)	extend the exchange offer and retain all notes tendered before the expiration date, subject to the rights of the holders of these notes to withdraw their tenders, or

(3)	waive any condition that has not been satisfied and accept all properly tendered notes that have not been withdrawn or otherwise amend the terms of this exchange offer in any respect as provided under the section in this prospectus entitled “—Expiration Date; Extensions; Amendments; Termination.”

Accounting Treatment

We will record the exchange notes at the same carrying value as the initial notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize the costs of the exchange offer and the unamortized expenses related to the issuance of the exchange notes over the term of the exchange notes.

Exchange Agent

We have appointed Wells Fargo Bank, National Association as exchange agent for this exchange offer. You should direct all questions and requests for assistance on the procedures for tendering and all requests for additional copies of this prospectus or the letter of transmittal to the exchange agent as follows:

By Registered or Certified Mail:

Wells Fargo Bank, National Association

Corporate Trust Operations

MAC N9303-121

P.O. Box 1517

Minneapolis, MN 55480

By Regular Mail or Overnight Courier:

Wells Fargo Bank, National Association

Corporate Trust Operations

MAC N9303-121

Sixth & Marquette Avenue

Minneapolis, MN 55479

In Person by Hand Only:

Wells Fargo Bank, National Association

12th Floor Northstar East Building

Corporate Trust Operations

608 Second Avenue South

Minneapolis, MN 55479

Facsimile Transmission [for Eligible Institutions only]: (612) 667-6282

Information or Confirmation by Telephone: (800) 344-5128

Fees and Expenses

We will bear the expenses of soliciting tenders in this exchange offer, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

We will not make any payments to brokers, dealers or other persons soliciting acceptances of this exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with this exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the initial notes and for handling or forwarding tenders for exchange to their customers.

We will pay all transfer taxes, if any, applicable to the exchange of initial notes in accordance with this exchange offer. However, tendering holders will pay the amount of any transfer taxes, whether imposed on the registered holder or any other persons, if:

(1)	certificates representing exchange notes or initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the notes tendered,

(2)	tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal, or

(3)	a transfer tax is payable for any reason other than the exchange of the initial notes in this exchange offer.

If you do not submit satisfactory evidence of the payment of any of these taxes or of any exemption from this payment with the letter of transmittal, we will bill you directly the amount of these transfer taxes.

Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences

The initial notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your initial notes for exchange notes in accordance with this exchange offer, or if you do not properly tender your initial notes in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

In addition, except as set forth in this paragraph, you will not be able to obligate us to register the initial notes under the Securities Act. You will not be able to require us to register your initial notes under the Securities Act unless:

(1)	the exchange offer is not permitted by applicable law or SEC policy;

(2)	you are prohibited by applicable law or SEC policy from participating in the exchange offer;

(3)	you may not resell the exchange notes you acquire in the exchange offer to the public without delivering a prospectus and that the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by you; or

(4)	you are a broker-dealer and hold initial notes acquired directly from us or one of our affiliates,

in which case the registration rights agreement requires us to file a registration statement for a continuous offer in accordance with Rule 415 under the Securities Act for the benefit of the holders of the initial notes described in this sentence. We do not currently anticipate that we will register under the Securities Act any notes that remain outstanding after completion of the exchange offer.

Delivery of Prospectus

Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” In this description, the term “Hillman Companies” refers only to The Hillman Companies, Inc. and not to any of its Subsidiaries; “Parent” refers to Hillman Investment Company and not to any of its Subsidiaries; and the word “Issuer” refers only to The Hillman Group, Inc. and not to any of its Subsidiaries.

Issuer issued the existing notes and the initial notes and will issue the exchange notes described in this prospectus under an indenture dated May 28, 2010, among itself, the Guarantors, and Wells Fargo Bank, National Association, as trustee as amended and supplemented on December 29, 2010, April 1, 2011, February 5, 2013 and February 19, 2013. The initial notes were issued upon the closing of the Paulin Acquisition in exchange for a like principal amount of temporary 10.875% Senior Notes previously issued in a private transaction that was not subject to the registration requirements of the Securities Act. The notes offered hereby are referred to in this prospectus as the “exchange notes.” Issuer previously issued $200.0 million in aggregate principal amount of notes under the indenture, which we refer to in this prospectus as the “existing notes.” The exchange notes and the existing notes are referred to together as the “notes.” The terms of the notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. Copies of the indenture are available as set forth below in the section of this prospectus titled “—Additional Information.” Certain defined terms used in this description but not defined below in the section of this prospectus titled “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes and the Note Guarantees

The Notes

The notes:

•	will be general unsecured obligations of Issuer;

•	will be pari passu in right of payment with all existing and future unsecured senior Indebtedness of Issuer;

•	will be senior in right of payment to any future subordinated Indebtedness of Issuer; and

•	will be unconditionally guaranteed by the Guarantors.

The Note Guarantees

The notes will be guaranteed by Hillman Companies, Parent and each of Issuer’s Domestic Subsidiaries.

Each guarantee of the notes:

•	will be a general unsecured obligation of the Guarantor;

•	will be pari passu in right of payment with all existing and future unsecured senior Indebtedness of that Guarantor; and

•	will be senior in right of payment to any future subordinated Indebtedness of that Guarantor.

However, the notes and the guarantees will be effectively subordinated to all borrowings under the Credit Agreement, which will be secured by substantially all of the assets of Issuer and the Guarantors. See “Risk Factors—Risks Relating to this Offering—Your right to receive payments on these notes is effectively subordinated to the rights of our existing and future secured creditors.”

Principal, Maturity and Interest

Issuer issued $65.0 million in aggregate principal amount of initial notes on February 19, 2013 in exchange for a like principal amount of temporary 10.875% Senior Notes previously issued in a private transaction and will issue up to $65.0 million in aggregate principal amount of exchange notes in this offering. Issuer previously issued $200.0 million in aggregate principal amount of existing notes. Issuer may issue additional notes under the indenture from time to time after this offering in an unlimited aggregate principal amount. Any issuance of additional notes is subject to all of the terms and conditions (except with regard to issue date, issue price, first interest payment amount and first interest payment date) in the indenture, including the covenant described below in the section of this prospectus titled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Issuer will issue notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes will mature on June 1, 2018. References to the notes include any additional notes.

Interest on the notes accrues at the rate of 10.875% per annum and will be payable semi-annually in arrears on June 1 and December 1, commencing on December 1, 2013 in the case of the exchange notes. Interest on overdue principal and interest and Special Interest, if any, will accrue at the then applicable interest rate on the notes. Issuer will make each interest payment to the holders of record on the immediately preceding May 15 and November 15, as the case may be.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder of notes has given wire transfer instructions to Issuer at least ten Business Days prior to the applicable payment date, Issuer will pay all principal of, premium on, if any, interest and Special Interest, if any, on, that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Issuer elects to make interest payments by check mailed to the note holders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. Issuer may change the paying agent or registrar without prior notice to the holders of the notes, and Issuer or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Issuer will not be required to transfer or exchange any note selected for redemption. Also, Issuer will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Note Guarantees

The notes are guaranteed by Hillman Companies, Parent and each of Issuer’s current and future Domestic Subsidiaries. These Note Guarantees are joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee are limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance or fraudulent transfer under federal or state or other applicable law. See “Risk Factors—Risks Relating to this Offering—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than Issuer or another Guarantor, unless:

(1)	immediately after giving effect to such transaction, no Default or Event of Default exists; and

(2)	either:

(a)	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger unconditionally assumes all the obligations of that Guarantor under its Note Guarantee, the indenture and the registration rights agreement pursuant to a supplemental indenture reasonably satisfactory to the trustee; or

(b)	in the case of any Guarantor other than Hillman Companies or Parent, the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

The Note Guarantee of a Guarantor will be released:

(1)    in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor, by way of merger, consolidation or otherwise, to a Person that is not (either before or after giving effect to such transaction) Issuer or a Restricted Subsidiary of Issuer, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2)    in connection with any sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) Issuer or a Restricted Subsidiary of Issuer, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture and the Guarantor ceases to be a Restricted Subsidiary of Issuer as a result of the sale or other disposition;

(3)    if Issuer designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(4)    upon legal defeasance, covenant defeasance or satisfaction and discharge of the indenture as provided below in the sections of this prospectus titled “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

See “—Repurchase at the Option of Holders—Asset Sales.”

Optional Redemption

At any time prior to June 1, 2013, Issuer may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 110.875% of the principal amount of the notes redeemed, plus accrued and unpaid interest and Special Interest, if any, to the date of redemption (subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date), with the net cash proceeds of an

Equity Offering by Issuer or a contribution to Issuer’s common equity capital made with the net cash proceeds of a concurrent Equity Offering by Issuer’s direct or indirect parent; provided that:

(1)	at least 65% of the aggregate principal amount of notes originally issued under the indenture (excluding notes held by Issuer and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs within 90 days of the date of the closing of such Equity Offering.

At any time prior to June 1, 2014, Issuer may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, to the date of redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Except pursuant to the preceding paragraphs, the notes will not be redeemable at Issuer’s option prior to June 1, 2014.

On or after June 1, 2014, Issuer may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Special Interest, if any, on the notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on June 1 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2014	105.438%
2015	102.719%
2016 and thereafter	100.000%

Unless Issuer defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

Issuer is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require Issuer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Issuer will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest and Special Interest, if any, on the notes repurchased to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, Issuer will mail, or cause to be mailed, a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase, on the Change of Control Payment Date specified in the notice, which date will be a Business Day no earlier than 30 days and no later than 60 days from the date such notice is mailed, notes properly tendered by such holder pursuant to such Change of Control Offer, pursuant to the procedures required by the indenture and described in such notice. Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, Issuer will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by Issuer.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that Issuer repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Issuer and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above in the section of this prospectus titled “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Issuer and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Issuer to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Holders may not be entitled to require us to purchase their notes in certain circumstances involving a significant change in the composition of the Board of Directors, including in connection with a proxy contest where the Board of Directors does not approve a dissident slate of directors but approves them as continuing directors, even if the Board of Directors initially opposed the directors.

Asset Sales

Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	Issuer (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	at least 75% of the total consideration received in the Asset Sale by Issuer or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on Hillman Companies’ most recent consolidated balance sheet, of Issuer or any Restricted Subsidiary (other than contingent liabilities and liabilities that are Subordinated Indebtedness) that are assumed by the transferee of any such assets pursuant to a customary novation or indemnity agreement that releases Issuer or such Restricted Subsidiary from or indemnifies against further liability;

(b)	any securities, notes or other obligations received by Issuer or any such Restricted Subsidiary from such transferee that are promptly, but in any event within 90 days of the consummation of the Asset Sale, subject to ordinary settlement periods, converted by Issuer or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion;

(c)	any Designated Non-cash Consideration received by Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of $15.0 million and 2.5% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value); and

(d)	any stock or assets of the kind referred to in clauses (3) or (5) of the next paragraph of this covenant.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Issuer (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1)	to repay Indebtedness and other Obligations under a Credit Facility that are secured by a Lien and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2)	to repay or repurchase and retire any Indebtedness that was secured by the assets sold in such Asset Sale;

(3)	to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of Issuer;

(4)	to make a capital expenditure;

(5)	to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; or

(6)	any combination of clauses (1) through (5);

provided, that, if during the 365 day period following the consummation of an Asset Sale Issuer or a Restricted Subsidiary enters into a definitive binding agreement committing it to apply the Net Proceeds in accordance with the requirements of the above clauses after such 365 period, such 365 day period will be extended with respect to the amount of Net Proceeds so committed until such Net Proceeds are required to be applied in accordance with such agreement (but such extension will in no event be for a period longer than 180 days) (or, if earlier, the date of termination of such agreement).

Pending the final application of any Net Proceeds, Issuer (or the applicable Restricted Subsidiary) may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture. Following the entering into of a binding agreement with respect to an Asset Sale and prior to the consummation thereof, cash or Cash Equivalents (whether or not actual Net Proceeds of such Asset Sale) used for the purposes described in clauses (1) through (6) above that are designated as used in accordance therewith, and not previously or subsequently so designated in respect of any other Asset Sale, shall be deemed to be Net Proceeds applied in accordance therewith.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, within 30 days thereof, Issuer will make an offer (an “Asset Sale Offer”), to (A) all holders of notes and (B) all holders of other Indebtedness that is pari passu in right of payment with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase, prepay or redeem with the proceeds of asset sales, to purchase, prepay or redeem the maximum principal amount of notes and such other pari passu Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, prepayment or redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, such amounts shall no longer be considered Excess Proceeds for purposes of the indenture and Issuer may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered in (or required to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis, based on the amounts tendered or required to be prepaid or redeemed (with such adjustments as may be deemed appropriate by Issuer so that only notes in denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

The agreements governing the other Indebtedness of the Issuer contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require Issuer to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on Issuer. In the event a Change of Control or Asset Sale occurs at a time when Issuer is prohibited from purchasing notes, Issuer could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Issuer does not obtain a consent or repay those borrowings, Issuer will remain prohibited from purchasing notes. In that case, Issuer’s failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under the other indebtedness. Finally, Issuer’s ability to pay cash to the holders of notes upon a repurchase may be limited by Issuer’s then existing financial resources. See “Risk Factors—Risks Relating to the Offering—We may not be able to fulfill our repurchase obligations with respect to the notes upon a change of control.”

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis (or, in the case of notes issued in global form as discussed under “—Book-Entry, Delivery and Form,” based on a method that most nearly approximates a pro rata selection as the trustee deems fair and appropriate) unless otherwise required by law or applicable stock exchange or depositary requirements.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Certain Covenants

Restricted Payments

Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of Issuer’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Issuer or any of its Restricted Subsidiaries) or to the direct or indirect holders of Issuer’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Issuer and other than dividends or distributions payable to Issuer or a Restricted Subsidiary of Issuer);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Issuer) any Equity Interests of Issuer or any direct or indirect parent of Issuer;

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness (excluding any intercompany Indebtedness between or among Issuer and any of its Restricted Subsidiaries or among Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof (other than a payment of interest on the Subordinated Intercompany Promissory Note); or

(4)	make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(a)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(b)	Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below in the section of this prospectus titled “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(c)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Issuer and its Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (10), (11) and (13) of the next succeeding paragraph), is less than the sum, without duplication, of:

(1)	50% of the Consolidated Net Income of Issuer for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(2)	100% of the aggregate net cash proceeds received by Issuer since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Qualifying Equity Interests of Issuer (in each case other than Excluded Contributions) or from the issue or sale of convertible or exchangeable Disqualified Stock of Issuer or convertible or exchangeable debt securities of Issuer, in each case that have been converted into or exchanged for Qualifying Equity Interests of Issuer (other than Qualifying Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of Issuer); plus

(3)	to the extent that any Restricted Investment that was made after the date of the indenture is (a) sold for cash or otherwise cancelled, liquidated or repaid for cash, the amount of cash received or (b) made in an entity that subsequently becomes a Restricted Subsidiary of Issuer, the initial amount of such Restricted Investment; plus

(4)	to the extent that any Unrestricted Subsidiary designated as such after the date of the indenture is redesignated as a Restricted Subsidiary after the date of the indenture, the Fair Market Value of Issuer’s Restricted Investment in such Subsidiary as of the date of such redesignation; plus

(5)	100% of any dividends or distributions received in cash by Issuer or a Restricted Subsidiary of Issuer that is a Guarantor after the date of the indenture from an Unrestricted Subsidiary, to the extent that such dividends or distributions were not otherwise included in the Consolidated Net Income of Issuer for such period.

The preceding provisions will not prohibit:

(1)    the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(2)    the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the sale (other than to a Subsidiary of Issuer) of, Equity Interests of Issuer (other than Disqualified Stock) or from the contribution of common equity capital to Issuer; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Qualifying Equity Interests for purposes of clause (c)(2) of the preceding paragraph and will not be considered to be net cash proceeds from an Equity Offering for purposes of the “Optional Redemption” provisions of the indenture;

(3)    the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Issuer to the holders of its Equity Interests on a pro rata basis;

(4)    the repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness in exchange for, or out of the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness, provided that any redemption of Subordinated Indebtedness for which a notice of redemption has been validly given pursuant to the indenture or any other instrument governing such Subordinated Indebtedness and which is redeemed within 60 days of the incurrence of such Permitted

Refinancing Indebtedness shall be deemed to have occurred substantially concurrent with such incurrence for purposes of this clause (4);

(5)    so long as no Default or Event of Default has occurred and is continuing, payments to Parent that are used by Parent, Hillman Companies, or another direct or indirect parent of Issuer to repurchase, redeem or otherwise acquire or retire for value any Equity Interests of Parent, Hillman Companies or any other direct or indirect parent of Issuer or payments to repurchase, redeem or otherwise acquire or retire for value any Equity Interests of Issuer or any Restricted Subsidiary of Issuer, in each case, held by any current or former officer, director or employee of Issuer or any of its Restricted Subsidiaries (or their estates or beneficiaries under their estates), upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed (A) $2.0 million in any calendar year (with unused amounts up to $1.0 million being available to be used in any succeeding calendar year for a total of up to $3.0 million in any calendar year) plus (B) the amount of any net cash proceeds received by or contributed to Issuer from the issuance and sale since the date of the indenture of Qualified Equity Interests of Issuer, Parent, Hillman Companies or another direct or indirect parent of Issuer to its officers, directors or employees that have not been applied to the payment of Restricted Payments pursuant to the terms of clause (c) of the preceding paragraph or this clause (5), plus (C) the net cash proceeds of any “key-man” life insurance policies received by the Issuer or a Restricted Subsidiary of the Issuer after the date of the indenture that have not been applied to the payment of Restricted Payments pursuant to this clause (5); provided, further, that the cancellation of Indebtedness owing to Issuer or any Restricted Subsidiary in connection with the repurchase of Qualified Equity Interests will not be deemed to constitute a Restricted Payment under the indenture;

(6)   the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options (or related withholding taxes);

(7)   so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Issuer or any preferred stock of any Restricted Subsidiary of Issuer issued on or after the date of the indenture in accordance with the covenant described below in the section of this prospectus titled “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(8)   payments of cash, dividends, distributions, advances or other Restricted Payments by Issuer or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Capital Stock of any such Person;

(9)   Permitted Payments to Parent;

(10) so long as no Default or Event of Default has occurred and is continuing and such payment is then permitted by any Credit Facilities then in effect, without duplication, (a) distributions to Parent in an amount necessary to permit payments of interest on the Junior Subordinated Debentures at the Stated Maturity of such interest payments provided such payments are applied to make payments of interest on the Junior Subordinated Debentures at the Stated Maturity of such interest payments or (b) payments of interest on the Subordinated Intercompany Promissory Note at the Stated Maturity of such interest payments provided such payments are applied to make payments of interest on the Junior Subordinated Debentures at the Stated Maturity of such interest payments;

(11) Restricted Payments made with Excluded Contributions;

(12) so long as no Default or Event of Default has occurred and is continuing, the repurchase of any Subordinated Indebtedness at a purchase price not greater than 101% of the principal amount thereof in the event of a Change of Control pursuant to a provision no more favorable to the holders thereof than the provisions described in “—Repurchase at the Option of Holders—Change of Control” provided that, in each case, prior to the repurchase the Issuer has made a Change of Control Offer to and repurchased all notes issued under the indenture that were validly tendered for payment in connection with the offer to purchase;

(13) distributions or dividends to Hillman Group or Parent to make the payments described in the section of the final offering memorandum, dated May 18, 2010, for the existing notes titled “Use of Proceeds” (if any); and

(14) so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount not to exceed the greater of $15.0 million and 2.5% of Total Assets since the date of the indenture.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of Issuer whose resolution with respect thereto will be delivered to the trustee. For the avoidance of doubt, any “deemed dividend” resulting from the filing of a consolidated or combined tax return by any direct or indirect parent of Issuer and not involving any cash distribution will not be a “Restricted Payment.”

For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (14) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Issuer will be entitled to classify or re-classify (based on circumstances existing on the date of such reclassification) such Restricted Payment or portion thereof in any manner that complies with this covenant and such Restricted Payment will be treated as having been made pursuant to only such clause or clauses or the first paragraph of this covenant.

Incurrence of Indebtedness and Issuance of Preferred Stock

Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Issuer will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Issuer may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and Issuer’s Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness or the issuance of the following items of Disqualified Stock or preferred stock, as applicable (collectively, “Permitted Debt”):

(1)

the incurrence by Issuer and any Guarantor of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Issuer and its Restricted Subsidiaries thereunder) not to exceed $420.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by Issuer or any of its Restricted Subsidiaries since the date of the indenture to repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(2)	the incurrence by Issuer and its Restricted Subsidiaries of (a) the Existing Indebtedness and (b) the Subordinated Intercompany Promissory Note;

(3)	the incurrence by Issuer and the Guarantors of Indebtedness represented by the notes and related Note Guarantees issued on the date of the indenture and the related exchange notes and the related Note Guarantees issued pursuant to the related registration rights agreement;

(4)	the incurrence by Issuer or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of Issuer or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of $5.0 million and 1.5% of Total Assets at any time outstanding;

(5)	the incurrence by Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2)(a), (3), (4), (5), (14), (15), (16) or (17) of this paragraph;

(6)	the incurrence by Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Issuer and any of its Restricted Subsidiaries; provided, however, that:

(a)	if Issuer or any Guarantor is the obligor on such Indebtedness and the payee is not Issuer or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of Issuer, or the Note Guarantee, in the case of a Guarantor; and

(b)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Issuer or a Restricted Subsidiary of Issuer and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Issuer or a Restricted Subsidiary of Issuer, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the issuance by any of Issuer’s Restricted Subsidiaries to Issuer or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Issuer or a Restricted Subsidiary of Issuer; and

(b)	any sale or other transfer of any such preferred stock to a Person that is not either Issuer or a Restricted Subsidiary of Issuer,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8)	the incurrence by Issuer or any of its Restricted Subsidiaries of Hedging Obligations not entered into for speculation;

(9)

the guarantee or co-issuance by Issuer or any of the Guarantors of Indebtedness of Issuer or a Restricted Subsidiary of Issuer to the extent that the guaranteed or co-issued Indebtedness was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed or co-issued is subordinated to or pari passu in right of payment with the notes, then the

Guarantee or co-issuance must be subordinated or pari passu, as applicable, in right of payment to the same extent as the Indebtedness guaranteed;

(10)	the incurrence by Issuer or any of its Restricted Subsidiaries of Indebtedness in respect of letters of credit, bank guarantees, workers’ compensation claims, self-insurance obligations, bankers’ acceptances, guarantees, performance, surety, statutory, appeal, completion, export or import, indemnities, customs, revenue bonds or similar instruments in the ordinary course of business, including guarantees or obligations with respect thereto (in each case other than for an obligation for money borrowed); provided, however that upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

(11)	the incurrence by Issuer or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days or incurrence;

(12)	the incurrence by Issuer of Contribution Indebtedness;

(13)	the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, incurred in connection with the disposition of any business, assets or Restricted Subsidiary of the Issuer (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the principal amount of such Indebtedness does not exceed the gross proceeds actually received by the Issuer or any Restricted Subsidiary of the Issuer in connection with such transactions;

(14)	Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries to finance the purchase or redemption of Equity Interests of the Issuer or any direct or indirect parent company of the Issuer, including Parent and Hillman Companies, to the extent described in clause (5) of the second paragraph in the section of this prospectus titled “—Restricted Payments;”

(15)	Indebtedness of a Subsidiary outstanding on the date such Subsidiary was acquired by the Issuer or a Restricted Subsidiary of the Issuer (other than Indebtedness incurred in contemplation of, or in connection with, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary of or was otherwise acquired by the Issuer or a Restricted Subsidiary of the Issuer); provided that, on the date that such Subsidiary is acquired by the Issuer or a Restricted Subsidiary of the Issuer and after giving effect to the incurrence of such Indebtedness and the acquisition of such Subsidiary pursuant to this clause (15), either (a) the Issuer would have been able to incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant or (b) the Issuer’s Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition;

(16)	the incurrence by one or more Foreign Subsidiaries of additional Indebtedness incurred by a Foreign Subsidiary in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (16) and then outstanding, does not exceed the greater of $20.0 million and 3% of Total Assets; and

(17)	the incurrence by Issuer of additional Indebtedness or Disqualified stock, or by one or more Restricted Subsidiaries of additional Indebtedness or preferred stock, in an aggregate principal amount (or accreted value or liquidation amount, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness, Disqualified Stock or preferred stock incurred pursuant to this clause (17) and then outstanding, not to exceed the greater of $20.0 million and 3% of Total Assets.

Issuer will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Issuer or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Issuer solely by virtue of being unsecured or by virtue of being secured on a junior priority basis or pursuant to any customary provisions of any inter-creditor agreements related to the lien subordination (but not the payment subordination) of any such junior security interest.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (17) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Issuer will be permitted to classify and reclassify, in each case in its sole discretion, such item of Indebtedness and may divide, classify and reclassify (based on circumstances in existence at the time of such reclassification or redivision) such Indebtedness in more than one of the types of Indebtedness described, except that Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of Issuer as accrued. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Issuer or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person.

Liens

Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness on any asset now owned or hereafter acquired, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to Issuer or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Issuer or any of its Restricted Subsidiaries;

(2)	make loans or advances to Issuer or any of its Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to Issuer or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2)	the indenture, the notes and the related Note Guarantees;

(3)	agreements governing other Indebtedness permitted to be incurred under the provisions of the covenant described above in the section of this prospectus titled “—Incurrence of Indebtedness and Issuance of Preferred Stock” and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the restrictions therein will not materially adversely impact the ability of Issuer to make required principal and interest payments on the notes;

(4)	applicable law, rule, regulation or order;

(5)	any instrument governing Indebtedness or Capital Stock of a Person acquired by Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the properties or assets of the Person, so acquired;

(6)	customary non-assignment or non-transfer provisions in contracts, leases and licenses entered into in the ordinary course of business;

(7)	purchase money obligations for property acquired and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(8)	any agreement for the sale or other disposition of assets (including the Equity Interests of a Restricted Subsidiary) that restricts transfers of assets (including distributions by that Restricted Subsidiary) pending the closing of sale or other disposition;

(9)	Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10)	Liens permitted to be incurred under the provisions of the covenant described above in the section of this prospectus titled “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(11)	provisions limiting the disposition or distribution of assets or property in partnership agreements, limited liability company organizational governance documents, joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment), which limitation is applicable only to the assets that are the subject of such agreements; and

(12)	restrictions on cash or other deposits or net worth imposed by suppliers, landlords or customers under contracts entered into in the ordinary course of business.

For purposes of determining compliance with this covenant, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common Equity Interests shall not be deemed a restriction on the ability to make distributions on Equity Interests and (ii) the subordination of loans or advances made to Issuer or a Restricted Subsidiary of Issuer to other Indebtedness incurred by Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Merger, Consolidation or Sale of Assets

Issuer will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Issuer is the surviving Person), or (2) sell, assign, lease, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Issuer and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)	either: (a) Issuer is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Issuer) or to which such sale, lease, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia; and, if such entity is not a corporation, a co-obligor of the notes is a corporation organized or existing under any such laws;

(2)	the Person formed by or surviving any such consolidation or merger (if other than Issuer) or the Person to which such sale, lease, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Issuer under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(3)	immediately after such transaction, no Default or Event of Default exists; and

(4)	Issuer or the Person formed by or surviving any such consolidation or merger (if other than Issuer), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period (i) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above in the section of this prospectus titled “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) have had a Fixed Charge Coverage Ratio greater than the actual Fixed Charge Coverage Ratio for Issuer for such four-quarter period.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Issuer and its Restricted Subsidiaries. Clauses (3) and (4) of the first paragraph of this covenant will not apply to (1) any merger or consolidation of Issuer with or into one of its Restricted Subsidiaries for any purpose or (2) with or into an Affiliate solely for the purpose of reincorporating Issuer in another jurisdiction.

Upon the consummation of any transaction effected in accordance with these provisions, if the Issuer is not the continuing Person, the resulting, surviving or transferee Person will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the indenture and the notes with the same effect as if such successor Person had been named as the Issuer in the indenture. Upon such substitution, except in the case of a lease of all or substantially all its assets, the Issuer will be released from its obligations under the indenture and the notes.

Transactions with Affiliates

Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Issuer (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $5.0 million, unless:

(1)	the Affiliate Transaction is on terms that are no less favorable to Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Issuer or such Restricted Subsidiary with an unrelated Person; and

(2)	Issuer delivers to the trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, Issuer delivers to the Trustee a resolution of the Board of Directors of Issuer set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Issuer; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to Issuer or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by Issuer or any of its Restricted Subsidiaries in the ordinary course of business and payments and other benefits (including bonuses, retirement, severances, health, stock option and other benefit plans) pursuant thereto;

(2)	transactions between or among (A) Issuer and one or more Restricted Subsidiaries or (B) Restricted Subsidiaries;

(3)	transactions with a Person (other than an Unrestricted Subsidiary of Issuer) that is an Affiliate of Issuer solely because Issuer owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)	payment of reasonable and customary fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of Issuer or any of its Restricted Subsidiaries;

(5)	(A) any issuance of Equity Interests (other than Disqualified Stock) of Issuer to Affiliates of Issuer (or contributions in respect of such Equity Interests by Affiliates) and the granting of registration and other customary rights in connection therewith, (B) contributions to the common capital of Issuer or (C) the granting of registration and other customary rights related to Equity Interests to Affiliates of the Issuer;

(6)	Restricted Payments or Permitted Investments that do not violate the provisions of the indenture described above in the section of this prospectus titled “—Restricted Payments;”

(7)	loans or advances (or the cancellation thereof) to officers, directors, employees or consultants not to exceed $2.0 million in the aggregate at any one time outstanding;

(8)	transactions with customers, clients, suppliers, or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and which, in the reasonable determination of the Board of Directors of the Issuer are on terms at least as favorable as would reasonably have been obtained at such time from an unaffiliated party;

(9)	(x) any agreement described in the section of this prospectus titled “Certain Relationships and Related Transactions,” as in effect on the date of the indenture or as thereafter amended, renewed or replaced in any manner, that, taken as a whole, is not more disadvantageous to the holders of the notes or Issuer in any material respect than such agreement as it was in effect on the date of the indenture or (y) any transaction pursuant to any agreement referred to in the immediately preceding clause (x);

(10)	any transaction with an Affiliate where the only consideration paid by Issuer or any Restricted Subsidiary is Qualified Equity Interests;

(11)	transactions permitted by, and complying with, the provisions of the covenant described in the section of this prospectus titled “Merger, Consolidation or Sale of Assets;”

(12)	transactions between Issuer or any of its Restricted Subsidiaries and any Person that is an Affiliate solely because one or more of its directors is also a director of Issuer or any direct or indirect parent of Issuer; provided that such director abstains from voting as a director of Issuer or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(13)	transactions entered into in good faith with any of Issuer’s or a Restricted Subsidiary’s Affiliates which provide for shared services and/or facilities arrangements and which provide cost savings and/or other operational efficiencies to the Issuer and the Restricted Subsidiaries, taken as a whole, as determined in good faith by the Issuer’s Board of Directors, and payments related thereto;

(14)	Permitted Payments to Parent;

(15)	the entering into of any tax sharing agreement that provides for payments to Parent or any other direct or indirect parent of Issuer no greater than the amounts provided for in clause (2) of the definition of “Permitted Payments to Parent”; and

(16)	the Subordinated Intercompany Promissory Note and the payments of interest thereon at the Stated Maturity of such interest payments.

Business Activities

Issuer will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Issuer and its Restricted Subsidiaries taken as a whole.

Additional Note Guarantees

If Issuer or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel reasonably satisfactory to the trustee within 20 Business Days of the date on which it was acquired or created.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Issuer and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above in the section of this prospectus titled “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by Issuer. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of Issuer may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of Issuer as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officer’s certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above in the section of this prospectus titled “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Issuer as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described in the section of this prospectus titled “—Incurrence of Indebtedness and Issuance of Preferred Stock,” Issuer will be in default of such covenant. The Board of Directors of Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Issuer; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described in the section of this prospectus titled “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Issuer will furnish to the holders of notes and the trustee (or file with the SEC for public availability and provide the trustee with electronic notification thereof including a hyperlink to the relevant SEC website), within the time periods specified in the SEC’s rules and regulations (giving effect to Rule 12h-5 and Rule 12b-25 under the Exchange Act):

(1)	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Issuer were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by Issuer’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if Issuer were required to file such reports.

In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, the Issuer will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (giving effect to Rule 12h-5 and Rule 12b-25 under the Exchange Act) (unless the SEC will not accept such a filing).

If, at any time after consummation of the exchange offer contemplated by the registration rights agreement, Issuer is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Issuer will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. Issuer will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Issuer’s filings for any reason, Issuer will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if Issuer were required to file those reports with the SEC.

If Issuer has designated any Significant Subsidiary as an Unrestricted Subsidiary, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries of Issuer.

Notwithstanding the foregoing, if any direct or indirect parent of Issuer, including Parent or Hillman Companies, fully and unconditionally guarantees the notes, the filing of such reports by such parent within the time periods specified above will satisfy such obligations of Issuer; provided that, following effectiveness of an exchange offer registration statement or shelf registration statement, such reports shall include the information required by Rule 3-10 of Regulation S-X with respect to Issuer and the Guarantors.

In addition, Issuer and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1)	default for 30 days in the payment when due of interest and Special Interest, if any, on the notes;

(2)	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

(3)	failure by Issuer to accept and pay for notes tendered when and as required by the provisions of the indenture described in the sections of this prospectus titled “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales” or failure by Issuer or any of its Restricted Subsidiaries to comply with the provisions described under the section of this prospectus titled “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(4)	failure by Issuer or any of its Restricted Subsidiaries for 60 days after notice to Issuer by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture;

(5)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Issuer or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Issuer or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

(a)	is caused by a failure to pay such Indebtedness at final maturity after the expiration of any applicable grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(6)	failure by Issuer or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $10.0 million (excluding amounts which insurance carriers of the Hillman Companies, Parent, Issuer or any Restricted Subsidiaries have expressly agreed to pay under applicable policies), which judgments are not paid, discharged or stayed, for a period of 60 days;

(7)	except as permitted by the indenture or the Note Guarantees, any Note Guarantee of any Significant Subsidiary is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and

(8)	certain events of bankruptcy or insolvency described in the indenture with respect to Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Issuer, any Restricted Subsidiary of Issuer that is a Significant Subsidiary or any group of Restricted Subsidiaries of Issuer that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, premium on, if any, interest and Special Interest, if any.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, interest or Special Interest, if any, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the trustee written notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding notes make a written request to the trustee to pursue the remedy;

(3)	such holder or holders offer and, if requested, provide to the trustee security or indemnity reasonably satisfactory to the trustee against any loss, liability or expense;

(4)	the trustee does not comply with such request within 60 days after receipt of the request and the offer of security or indemnity; and

(5)	during such 60-day period, holders of a majority in aggregate principal amount of the then outstanding notes do not give the trustee a direction inconsistent with such request.

The holders of a majority in aggregate principal amount of the then outstanding notes by written notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture, if the rescission would not conflict with any judgment or decree, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, interest or Special Interest, if any, on, the notes. Upon such waiver, the Default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured, but no such waiver will extend to any subsequent or other Default or impair any right consequent thereon.

Issuer is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Issuer is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Issuer or any Guarantor, as such, will have any liability for any obligations of Issuer or the Guarantors under the notes, the indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

Issuer may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding notes to receive payments in respect of the principal of, premium on, if any, interest or Special Interest, if any, on, such notes when such payments are due from the trust referred to below;

(2)	Issuer’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee under the indenture, and Issuer’s and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, Issuer may, at its option and at any time, elect to have the obligations of Issuer and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, all Events of Default described under “—Events of Default and Remedies” (except those relating to payments on the notes or bankruptcy, receivership, rehabilitation or insolvency events) will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	Issuer must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium on, if any, interest and Special Interest, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and Issuer must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2)	in the case of Legal Defeasance, Issuer must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, Issuer must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture and the agreements governing any other Indebtedness being defeased, discharged, refinanced or replaced) to which Issuer or any of the Guarantors is a party or by which Issuer or any of the Guarantors is bound;

(6)	Issuer must deliver to the trustee an officers’ certificate stating that the deposit was not made by Issuer with the intent of preferring the holders of notes over the other creditors of Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of Issuer or others; and

(7)	Issuer must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding notes (including, without limitation, additional notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the notes), and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, interest or Special Interest, if any, on, the notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the indenture or the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, additional notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1)	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note or alter or waive any of the provisions with respect to the redemption of the notes (except those provisions relating to the covenants described above in the section of this prospectus titled “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4)	waive a Default or Event of Default in the payment of principal of, premium on, if any, interest or Special Interest, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the notes;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, premium on, if any, interest or Special Interest, if any, on, the notes;

(7)	waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above in the section of this prospectus titled “—Repurchase at the Option of Holders”);

(8)	release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, Issuer, the Guarantors and the trustee may amend or supplement the indenture, the notes or the Note Guarantees:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of Issuer’s or a Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of Issuer’s or such Guarantor’s assets, as applicable, or otherwise to comply with the provisions in the section of this prospectus titled “Merger, Consolidation or Sale of Assets;”

(4)	to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the rights of any holder under the indenture;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6)	to conform the text of the indenture, the notes, the Note Guarantees to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, the notes, the Note Guarantees, which intent may be evidenced by an officers’ certificate to that effect;

(7)	to provide for the issuance of additional notes under the indenture in accordance with the limitations set forth thereunder as of the date thereof; or

(8)	to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the notes or to secure the notes; or

(9)	to evidence and provide for the acceptance of the appointment of a successor trustee.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:

(a)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Issuer, have been delivered to the trustee for cancellation; or

(b)	all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable by reason of redemption or final maturity within one year and Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal of, premium on, if any, interest and Special Interest, if any, on, the notes to the date of maturity or redemption;

(2)

in respect of clause 1(b), no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which Issuer or any Guarantor is a party or by which Issuer or any Guarantor is bound (other than the indenture and the agreements governing any other Indebtedness being defeased, discharged, refinanced or replaced);

(3)	Issuer or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4)	Issuer has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, Issuer must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of Issuer or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default has occurred and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee reasonable indemnity or security satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture and the registration rights agreement without charge by writing to The Hillman Group, Inc., 10590 Hamilton Avenue, Cincinnati, Ohio, 45231-1764, Attention: Chief Financial Officer.

Book-Entry, Delivery and Form

Except as described below, we will initially issue the exchange notes in the form of one or more registered exchange notes in global form without coupons. We will deposit each global note on the date of the closing of this exchange offer with, or on behalf of, The Depository Trust Company in New York, New York, and register the exchange notes in the name of The Depository Trust Company or its nominee, or will leave these notes in the custody of the trustee.

Depository Trust Company Procedures

For your convenience, we are providing you with a description of the operations and procedures of The Depository Trust Company , the Euroclear System and Clearstream Banking, S.A. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We are not responsible for these operations and procedures and urge you to contact the system or its participants directly to discuss these matters.

The Depository Trust Company has advised us that it is a limited purpose trust company created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between its participants through electronic book entry changes in the accounts of these participants.

These direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Access to The Depository Trust Company’s system is also indirectly available to other entities that clear through or maintain a direct or indirect, custodial relationship with a direct participant. The Depository Trust Company may hold securities beneficially owned by other persons only through its participants and the ownership interests and transfers of ownership interests of these other persons will be recorded only on the records of the participants and not on the records of The Depository Trust Company.

The Depository Trust Company has also advised us that, in accordance with its procedures, upon deposit of the global notes, it will credit the accounts of the direct participants with an interest in the global notes, and it will maintain records of the ownership interests of these direct participants in the global notes and the transfer of ownership interests by and between direct participants.

The Depository Trust Company will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, indirect participants or other owners of beneficial interests in the global notes. Both direct and indirect participants must maintain their own records of ownership interests of, and the transfer of ownership interests by and between, indirect participants and other owners of beneficial interests in the global notes.

Investors in the global notes may hold their interests in the notes directly through The Depository Trust Company if they are direct participants in The Depository Trust Company or indirectly through organizations that are direct participants in The Depository Trust Company. Investors in the global notes may also hold their interests in the notes through Euroclear and Clearstream if they are direct participants in those systems or indirectly through organizations that are participants in those systems. Euroclear and Clearstream will hold omnibus positions in the global notes on behalf of the Euroclear participants and the Clearstream participants, respectively, through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositories, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A. and The Chase Manhattan Bank, N.A., as operators of Clearstream. These depositories, in turn, will hold these positions in their names on the books of DTC. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of The Depository Trust Company. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of those systems.

The laws of some states require that some persons take physical delivery in definitive certificated form of the securities that they own. This may limit or curtail the ability to transfer beneficial interests in a global note to these persons. Because The Depository Trust Company can act only on behalf of direct participants, which in turn act on behalf of indirect participants and others, the ability of a person having a beneficial interest in a global note to pledge its interest to persons or entities that are not direct participants in The Depository Trust Company or to otherwise take actions in respect of its interest, may be affected by the lack of physical certificates evidencing the interests.

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders of these notes under the indenture for any purpose.

Payments with respect to the principal of and interest on any notes represented by a global note registered in the name of The Depository Trust Company or its nominee on the applicable record date will be payable by the trustee to or at the direction of The Depository Trust Company or its nominee in its capacity as the registered holder of the global note representing these notes under the indenture. Under the terms of the indenture, we and the trustee will treat the person in whose names the notes are registered, including notes represented by global notes, as the owners of the notes for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal and interest on global notes registered in the name of The Depository Trust Company or its nominee will be payable by the trustee to The Depository Trust Company or its nominee as the registered holder under the indenture. Consequently, none of the Company, the Guarantors, the trustee or any of our agents, or the trustee’s agents has or will have any responsibility or liability for:

(1)	any aspect of The Depository Trust Company’s records or any direct or indirect participant’s records relating to, or payments made on account of, beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of The Depository Trust Company’s records or any direct or indirect participant’s records relating to the beneficial ownership interests in any global note or

(2)	any other matter relating to the actions and practices of The Depository Trust Company or any of its direct or indirect participants.

The Depository Trust Company has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes, including principal and interest, is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the security as shown on its records, unless it has reasons to believe that it will not receive payment on the payment date. Payments by the direct and indirect participants to the beneficial owners of interests in the global note will be governed by standing instructions and customary practice and will be the responsibility of the direct or indirect participants and will not be the responsibility of The Depository Trust Company, the trustee or us.

Neither we nor the trustee will be liable for any delay by The Depository Trust Company or any direct or indirect participant in identifying the beneficial owners of the notes and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from The Depository Trust Company or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes.

Transfers between participants in The Depository Trust Company will be effected in accordance with The Depository Trust Company’s procedures, and will be settled in same day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures. Cross-market transfers between the participants in The Depository Trust Company, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through The Depository Trust Company in accordance with The Depository Trust Company’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in The Depository Trust Company, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to The Depository Trust Company. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

The Depository Trust Company has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account The Depository Trust Company has credited the interests in the global notes and only in respect of the portion of the aggregate principal amount of the notes as to which the participant or participants has or have given that direction. However, if there is an event of default with respect to the notes, The Depository Trust Company reserves the right to exchange the global notes for legended notes in certificated form and to distribute them to its participants.

Although The Depository Trust Company, Euroclear and Clearstream have agreed to these procedures to facilitate transfers of interests in the global notes among participants in The Depository Trust Company, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform these procedures and may discontinue them at any time. None of the Company, the Guarantors, the trustee or any of our or the trustee’s respective agents will have any responsibility for the performance by The Depository Trust Company, Euroclear or Clearstream or their direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

All global notes will be exchangeable by us for definitive notes in registered certificated form if:

(1)	We deliver to the trustee written notice from the Depository Trust Company that it is unwilling or unable to continue to act as depositary for the global notes or is no longer a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary within 120 days after the date of such notice from the Depository Trust Company,

(2)	We, in our sole discretion, determine that the global notes (in whole but not in part) should be exchanged for Definitive Notes and deliver written notice of such effect to the trustee, or

(3)	there has occurred and is continuing a Default or Event of Default with respect to the notes.

In all cases, certificated notes delivered in exchange for any global note or beneficial interests in a global note will be registered in the name, and issued in any approved denominations, requested by or on behalf of The Depository Trust Company, in accordance with its customary procedures.

Exchange of Certificated Notes for Book-Entry Notes

Initial notes issued in certificated form may be exchanged for beneficial interests in the global note.

Same Day Settlement

We expect that the interests in the global notes will be eligible to trade in The Depository Trust Company’s Same Day Funds Settlement System. As a result, secondary market trading activity in these interests will settle in immediately available funds, subject in all cases to the rules and procedures of The Depository Trust Company and its participants. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in The Depository Trust Company will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of The Depository Trust Company. The Depository Trust Company has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a participant in The Depository Trust Company will be received with value on the settlement date of The Depository Trust Company but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following The Depository Trust Company’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1)	1.0% of the principal amount of the note; or

(2)	the excess of:

(a)	the present value at such redemption date of (i) the redemption price of the note at June 1, 2014, (such redemption price being set forth in the table appearing above in the section of this prospectus titled “—Optional Redemption”) plus (ii) all required interest payments due on the note through June 1, 2014, (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points per annum discounted on a semi-annual bond equivalent basis; over

(b)	the principal amount of the note.

Calculation of the Applicable Premium will be made by Issuer or on behalf of Issuer by such person as Issuer shall designate.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets or rights by Issuer or any of Issuer’s Restricted Subsidiaries; and

(2)	the issuance of Equity Interests by any of Issuer’s Restricted Subsidiaries or the sale by Issuer or any of Issuer’s Restricted Subsidiaries of Equity Interests in any of Issuer’s Subsidiaries;

provided, that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Issuer and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above in the section of this prospectus titled “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above in the section of this prospectus titled “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $2.0 million;

(2)	a transfer of assets between or among Issuer and its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary of Issuer to Issuer or to a Restricted Subsidiary of Issuer;

(4)

any exchange of assets for assets (including a combination of assets and Cash Equivalents) related to a Permitted Business of comparable or greater market value or usefulness to the business of the Issuer and its Restricted Subsidiaries as a whole, as determined in good faith by the Issuer, which in the event of an exchange of assets with a Fair Market Value in excess of (a) $2.0 million shall be evidenced by an officers’ certificate, and (b) $5.0 million shall be set forth in a resolution approved in good faith by at least a majority of the members of the Board of Directors of the Issuer;

(5)	the sale, lease or other transfer of inventory, products, byproducts, goods held for sale, services, accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business (including the abandonment or other disposition of any assets, including intellectual property, that is no longer used or useful or no longer economically practical to maintain in the conduct of the business of Issuer and its Restricted Subsidiaries taken as whole);

(6)	licenses and sublicenses by Issuer or any of its Restricted Subsidiaries of software or intellectual property in the ordinary course of business;

(7)	any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(8)	the granting of, creation of or realization on Liens not prohibited by the covenant described above in the section of this prospectus titled “—Liens;”

(9)	the sale, transfer or other disposition of cash or Cash Equivalents;

(10)	a Restricted Payment that does not violate the covenant described above in the section of this prospectus titled “—Certain Covenants—Restricted Payments” or a Permitted Investment;

(11)	the transfer of assets related to any Hedging Obligations incurred in compliance with “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” pursuant to the unwinding of any such Hedging Obligations; and

(12)	dispositions of Investments in joint ventures to the extent required by, or made pursuant to, buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding agreements.

“Asset Sale Offer” has the meaning assigned to that term in the indenture governing the notes.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members or managers thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars, pounds sterling, euros, the national currency of any participating member state of the European Union, Canadian dollars, or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than 12 months from the date of acquisition;

(3)	certificates of deposit and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition;

(6)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition; and

(7)	in the case of a Foreign Subsidiary, substantially similar investments, of comparable credit quality, denominated in the currency of any jurisdiction in which such Person conducts business.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Issuer and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than a Principal or a Related Party of a Principal;

(2)	the adoption of a plan relating to the liquidation or dissolution of Issuer;

(3)

the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Issuer, measured by voting power rather than number of shares; provided, however, that such event shall not be deemed a Change of Control so long as one or more of the Principals has the right or ability by voting power or contract to elect or designate for election a majority of the Board of Directors of Issuer; or

(4)	the first day on which a majority of the members of the Board of Directors of Issuer are not Continuing Directors.

For purposes of this definition, (i) any direct or indirect holding company of Issuer (including Parent) shall not itself be considered a “person” or “group” for purposes of clause (3) above, provided that no “person” or “group” (other than the Principals and their Related Parties) beneficially owns, directly or indirectly, more than 50% of the Voting Stock of such holding company and (ii) no Change of Control pursuant to clause (1) above shall be deemed to have occurred solely as the result of a transfer of assets among the Issuer and the Guarantors.

“Change of Control Offer” has the meaning assigned to that term in the indenture governing the notes.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)	the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(2)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)	depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; minus

(4)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business; plus,

(5)	all adjustments used in connection with the calculation of “Adjusted EBITDA” (as presented in the final offering memorandum, dated as of May 18, 2010, for the existing notes.)

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis (excluding the net income (loss) of any Unrestricted Subsidiary of such Person), determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that:

(1)

all (a) extraordinary, nonrecurring or unusual gains and losses or income or expenses, including, without limitation, any expenses related to a facilities closing and any reconstruction, recommissioning or reconfiguration of fixed assets for alternate uses; any severance or relocation expenses; executive recruiting costs; restructuring costs; curtailments or modifications to pension and post-retirement employee benefit plans; (b) any expenses (including, without limitation, financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees and related out-of-pocket expenses), costs or charges incurred in connection with any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or incurrence or repayment of Indebtedness permitted under the indenture, including a refinancing thereof (in each case whether or not successful) (including any such costs and charges incurred in connection with the transactions described in the section of this prospectus titled “Recent Developments”); and (c) gains and losses realized in connection with any sale of assets outside the ordinary course of business, the disposition of securities, the early extinguishment of Indebtedness or associated with Hedging Obligations, together with any related provision for taxes on any such gain, will be excluded;

(2)	the net income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(3)	solely for the purpose of the covenant described above under the caption “—Certain Covenants—Restricted Payments,” the net income (but not loss) of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(4)	any foreign currency translation gains or losses (including gains or losses related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, will be excluded;

(5)	the effect of any non-cash impairment charges or asset write-downs or write-offs resulting from the application of GAAP, including pursuant to ASC 350 and 360, and the amortization of intangibles arising from the application of GAAP, including pursuant to ASC 805, will be excluded;

(6)	any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights;

(7)	the cumulative effect of a change in accounting principles will be excluded;

(8)	non-cash gains and losses attributable to movement in the mark-to-market valuation of Hedging Obligations pursuant to ASC 815; and

(9)	interest payments made on the Subordinated Intercompany Promissory Note at the Stated Maturity of such interest payments and any amortization of premium resulting from any fair value adjustments of such note, will be excluded.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Issuer who:

(1)	was a member of such Board of Directors on the date of the indenture; or

(2)	was nominated for election or elected to such Board of Directors with the approval of the Principals or a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Contribution Indebtedness” means Indebtedness of Issuer in an aggregate principal amount not to exceed two times the aggregate amount of cash received by Issuer after the date of the indenture from the sale of its Equity Interests (other than Disqualified Stock) or as a contribution to its common equity capital (in each case, other than to or from a Subsidiary of Issuer); provided that such Indebtedness (a) is incurred within 180 days after the sale of such Equity Interests or the making of such capital contribution and (b) is designated as “Contribution Indebtedness” pursuant to an officer’s certificate on the date of its incurrence. Any sale of Equity Interests or capital contribution that forms the basis for an incurrence of Contribution Indebtedness will not be considered to be a sale of Qualifying Equity Interests and will be disregarded for purposes of the “Restricted Payments” covenant and will not be considered to be an Equity Offering for purposes of the “Optional Redemption” provisions of the indenture.

“Credit Agreement” means the Credit Agreement, dated as of the date of the indenture, as amended by Amendment No. 1 to Credit Agreement dated as of December 22, 2010 and Amendment No. 2 to Credit Agreement dated as of April 18, 2011, as modified by the Joinder Agreement, dated as of November 4, 2011, and as amended by Amendment No. 3 to Credit Agreement, dated as of January 25, 2012, by and among OHCP HM Acquisition Corp., The Hillman Companies, Inc., Hillman Investment Company, The Hillman Group, Inc. and the lenders and agents from time to time party thereto, providing for up to $420.0 million of revolving credit and term loan borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to investors) in whole or in part from time to time.

“Credit Facilities” means, one or more debt facilities (which may be outstanding at the same time and including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other lenders or investors or indentures or other agreements providing for revolving credit loans, term loans, debt securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or other indebtedness, in each case, as amended, restated, supplemented, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to investors) in whole or in part, in one or more instances, from time to time (including successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing, including into one or more debt facilities, commercial paper facilities or other debt instruments, indentures or agreements (including by means of sales of debt securities (including additional notes) to investors), providing for revolving credit loans, term loans, letters of credit, debt securities or other debt obligations, from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means any non-cash consideration received by Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Non-cash Consideration pursuant to an officer’s certificate executed by an officer of Issuer or such Restricted Subsidiary at the time of such Asset Sale.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, (i) any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Issuer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above in the section of this prospectus titled “—Certain Covenants—Restricted Payments,” (ii) if such Capital Stock is issued to any employee or to any plan for the benefit of employees of Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because they may be required to be repurchased by Issuer in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (iii) any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that Issuer and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of Issuer that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of Issuer.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private sale either (1) of Equity Interests of Issuer by Issuer (other than Disqualified Stock and other than to a Subsidiary of Issuer) or (2) of Equity Interests of a direct or indirect parent entity of Issuer (other than to Issuer or a Subsidiary of Issuer) to the extent that the net proceeds therefrom are contributed to the common equity capital of Issuer.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Contributions” means the Cash Equivalents received by Issuer after the date of the indenture from (1) contributions to its common equity capital, and (2) the sale (other than to a Subsidiary of Issuer or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Equity Interests (other than Disqualified Stock) of Issuer, in each case designated as Excluded Contributions pursuant to an officer’s certificate executed by an officer of the Issuer on or promptly after the date such capital contributions are made or the date such Equity Interest is sold, as the case may be. Any Excluded Contribution shall not be used or counted pursuant to paragraph (c)(2) of the covenant described under “—Certain Covenants—Restricted Payments.”

“Existing Indebtedness” means all Indebtedness of Issuer and its Subsidiaries (other than Indebtedness under the Credit Agreement and the Subordinated Intercompany Promissory Note) in existence on the date of the indenture, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of Issuer (unless otherwise provided in the indenture).

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect (including all Pro Forma Cost Savings) to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries

acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (including all Pro Forma Cost Savings) as if they had occurred on the first day of the four-quarter reference period;

(2)	the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;
(5)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and
(6)	if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)	the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Issuer (other than Disqualified Stock) or to Issuer or a Restricted Subsidiary of Issuer, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP; less

(5)	the consolidated interest income of such Person and its Restricted Subsidiaries for such period, whether received or accrued, to the extent such income was included in determining Consolidated Net Income.

To the extent related to the Transactions or any refinancing of Indebtedness, amortization of debt issuance costs and premium and other financing fees and expenses shall be excluded from the calculation of Fixed Charges. In addition, interest payments made on the Subordinated Intercompany Promissory Note at the Stated

Maturity of such interest payments and any amortization of premium resulting from any fair value adjustments of such note, will be excluded from the calculation of Fixed Charges.

“Foreign Subsidiary” means any Restricted Subsidiary of the Issuer that is not a Domestic Subsidiary and any direct or indirect Restricted Subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means Hillman Companies, Parent and any Subsidiary of Issuer that executes a Note Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of ASC 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Issuer or any Restricted Subsidiary of Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Issuer, Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Issuer’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above in the section of this prospectus titled “—Certain Covenants—Restricted Payments.” The acquisition by Issuer or any Restricted Subsidiary of Issuer of a Person that holds an Investment in a third Person will be deemed to be an Investment by Issuer or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the penultimate paragraph of the covenant described above in the section of this prospectus titled “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Junior Subordinated Debentures” means Hillman Companies’ outstanding 11.6% Junior Subordinated Debentures due 2027 underlying the trust preferred securities issued by Hillman Group Capital Trust, as amended from time to time, provided that no such amendment may increase the interest rate or change the Stated Maturity of interest payments.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to the ratings business thereof.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (A) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees and expenses, and brokerage and sales commissions, (B) any relocation expenses incurred as a result of the Asset Sale, (C) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (D) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale, (E) amounts to be paid to any Person (other than Issuer or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale or having a Lien thereon, and (F) appropriate amounts to be provided as a reserve in accordance with GAAP against liabilities associated with such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and indemnification obligations associated with such Asset Sale, with any subsequent reduction of the reserve other than by payments made and charged against the reserved amount to be deemed a receipt of cash.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither Issuer nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise; and

(2)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Issuer or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary).

“Note Guarantee” means the Guarantee by each Guarantor of Issuer’s obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Parent” means Hillman Investment Company and any other person who is the direct owner of the Voting Stock of Issuer.

“Permitted Business” means the businesses engaged in by Issuer and its Subsidiaries on the date of the indenture as described in this prospectus and any other businesses that are complementary or ancillary thereto, reasonably related thereto or reasonable extensions thereof.

“Permitted Investments” means:

(1)	any Investment in Issuer or in a Restricted Subsidiary of Issuer;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by Issuer or any Restricted Subsidiary of Issuer in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of Issuer; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Issuer or a Restricted Subsidiary of Issuer;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale or other asset disposition that was made pursuant to and in compliance with the covenant described above in the section of this prospectus titled “—Repurchase at the Option of Holders—Asset Sales;”

(5)	any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Issuer;

(6)	any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Issuer or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes;

(7)	Investments represented by Hedging Obligations;

(8)	loans or advances to directors, officers and employees made in the ordinary course of business of Issuer or any Restricted Subsidiary of Issuer in an aggregate principal amount not to exceed $2.0 million at any one time outstanding;

(9)	repurchases of the notes;

(10)	any guarantee of Indebtedness permitted to be incurred by the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” other than a guarantee of Indebtedness of an Affiliate of Issuer that is not a Restricted Subsidiary of Issuer;

(11)	any Investment existing on, or made pursuant to binding commitments existing on, the date of the indenture and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the date of the indenture; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the date of the indenture or (b) as otherwise permitted under the indenture;

(12)	Investments acquired after the date of the indenture as a result of the acquisition by Issuer or any Restricted Subsidiary of Issuer of another Person, including by way of a merger, amalgamation or consolidation with or into Issuer or any of its Restricted Subsidiaries in a transaction that is not prohibited by the covenant described above in the section of this prospectus titled “—Merger, Consolidation or Sale of Assets” after the date of the indenture to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(13)	advances, loans, rebates and extensions of credit to suppliers, customers and vendors in the ordinary course of business;

(14)	any Investment acquired by Issuer or any of its Restricted Subsidiaries as a result of a foreclosure by Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; and

(15)	other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) that are at the time outstanding not to exceed the greater of $10.0 million and 1.5% of Total Assets.

“Permitted Liens” means:

(1)	Liens on assets of Issuer or any Guarantor securing Indebtedness and other Obligations under Credit Facilities that was permitted by the terms of the indenture to be incurred pursuant to clause (1) or clause (17) of the definition of Permitted Debt and/or securing Hedging Obligations related thereto and/or securing Obligations with regard to Treasury Management Arrangements;

(2)	Liens in favor of Issuer or the Guarantors;

(3)	Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of Issuer or is merged with or into or consolidated with Issuer or any Restricted Subsidiary of Issuer; provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary of Issuer or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of Issuer or is merged with or into or consolidated with Issuer or any Restricted Subsidiary of Issuer;

(4)	Liens on property (including Capital Stock) existing at the time of acquisition of the property by Issuer or any Subsidiary of Issuer; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of, such acquisition;

(5)	Liens to secure the performance of public or statutory obligations, insurance, surety, or appeal bonds, customs duties, workers compensation obligations, unemployment insurance or similar legislation, good faith deposits in connection with bids, tenders, contracts or leases, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(6)	Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the proceeds thereof;

(7)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(8)	Liens existing on the date of the indenture;

(9)	customary Liens in favor of trustees and escrow agents, and netting and setoff rights, margins Liens and the like in favor of financial institutions and counterparties to financial obligations and instruments, including any such Liens securing Hedging Obligation;

(10)	Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets;

(11)	options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and similar transactions;

(12)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(13)	Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(14)	survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(15)	Liens created for the benefit of (or to secure) the notes (or the Note Guarantees);

(16)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a)	the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)	the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(17)	Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(18)	filing of Uniform Commercial Code financing statements as a precautionary measure in connection with operating leases;

(19)

bankers’ Liens, Liens securing appeal bonds of letters of credit issued in support of or in lieu of appeal bonds, rights of setoff, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(20)	Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(21)	Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(22)	leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(23)	Liens securing Hedging Obligations to the extent permitted by the covenant described above in the section of this prospectus titled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(24)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(25)	Liens securing Indebtedness incurred under any Credit Facility, so long as the Secured Indebtedness Ratio would be no greater than to 3.0 to 1.0 after giving pro forma effect to the incurrence of such Indebtedness and the application of the proceeds therefrom;

(26)	Liens on the assets of any Foreign Subsidiary securing Indebtedness and other Obligations under Indebtedness permitted by the terms of the indenture pursuant to clauses (16) and (17) of the definition of Permitted Debt or by the first paragraph of “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(27)	Liens of Issuer or any Restricted Subsidiary of Issuer with respect to obligations that do not exceed $10.0 million at any one time outstanding.

“Permitted Payments to Parent” means, without duplication as to amounts:

(1)	payments by Issuer to or on behalf of Parent or any direct or indirect parent of Issuer (i) in an amount sufficient to pay franchise taxes and other fees required to maintain the legal existence of Parent or another direct or indirect parent of Issuer in an amount sufficient for Parent or any direct or indirect parent of Issuer to pay out-of-pocket legal, accounting and filing costs and other expenses in the nature of overhead in the ordinary course of business, plus (ii) amounts necessary to pay expenses required to maintain their corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, its officers and employees and corporate overhead expenses, plus (iii) amounts necessary to pay customary and reasonable costs and expenses of financings, acquisitions or offerings of securities of any direct or indirect parent of Issuer that are not consummated, in the case of clauses (i), (ii) and (iii) above in an aggregate amount not to exceed $1.0 million in any calendar year; and

(2)

payments made directly or indirectly to Parent or the direct or indirect parent of Parent of the amount that Parent or a direct or indirect parent of Parent is required to pay for federal, state or local income, franchise or similar taxes as the common parent of an affiliated group (within the meaning of Section 1504 of the Code) or a combined or unitary group of corporations of which Issuer is a member and quarterly or annual payments for other taxes incurred by Parent or its direct or indirect Parent (but only to the extent that such other taxes relate to the operations of, or such Persons’ direct or indirect ownership of, the Issuer and its Subsidiaries); provided that (A) such payments with respect to income, franchise or similar taxes may be made only in respect of the period during which Issuer is consolidated, combined, or affiliated with Parent and the direct or indirect parent of Parent for purposes of the payment of such taxes and (B) such payments with respect to income, franchise or similar taxes shall not exceed the aggregate amount that the Issuer reasonably estimates would be payable by the Issuer and its Subsidiaries if they filed a separate consolidated return with Issuer as the parent, determined without giving effect to any deductions for amounts payable to Parent or the direct or indirect parent of Parent that have not been paid in cash.

“Permitted Refinancing Indebtedness” means any Indebtedness or Disqualified Stock of Issuer or any Indebtedness or preferred stock of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used (or will be used within 60 days of the incurrence or issuance of such permitted Refinancing Indebtedness) to renew, refund, refinance, replace, defease or discharge other Indebtedness or Disqualified Stock of Issuer or any Indebtedness or preferred stock of its Restricted Subsidiaries (other than Indebtedness, Disqualified Stock or preferred stock held by the Issuer or any of its Subsidiaries); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness, Disqualified Stock or preferred stock renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness, dividends on Disqualified Stock or preferred stock and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity that is (i) equal to or greater than the final maturity date and the Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or preferred stock being renewed, refunded, refinanced, replaced, defeased or discharged or (ii) more than 90 days after the final maturity date of the notes;

(3)	if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)	such Indebtedness is incurred either by Issuer or by the Restricted Subsidiary of Issuer that was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and is guaranteed only by the Guarantors (if the Issuer incurs such Indebtedness) or by Persons who were obligors on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Principal” means (A) Oak Hill Capital Partners, LLC, Oak Hill Capital Partners III, L.P., and Oak Hill Capital Management Partners III, L.P. and any of their Affiliates (but excluding any of their portfolio companies); and (B) any of Max W. Hillman, Richard P. Hillman, James P. Waters, George L. Heredia and Ali Fartaj.

“Pro Forma Cost Savings” means operating expense reductions and other operating improvements or synergies determined in good faith by Issuer to be reasonably expected to result from any acquisition, merger, disposition or operational change (provided that such operating expense reductions and other operating improvements or synergies are (1) reasonably identifiable and factually supportable and (2) realized within twelve months of the date on which such acquisition, merger, disposition or operational change is consummated), based on assumptions determined in good faith by Issuer.

“Qualifying Equity Interests” means Equity Interests of Issuer other than (1) Disqualified Stock and (2) Equity Interests that were used to support an incurrence of Contribution Indebtedness.

“Related Party” means:

(1)	any controlling stockholder, controlling member, general partner, majority owned Subsidiary, spouse, descendant or other immediate family member (which includes any child, stepchild, parent, stepparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law) (in the case of an individual) of any Principal; or

(2)	any estate, trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding a majority (and controlling) interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1); or

(3)	any executor, administrator trustee, manager, director, or other similar fiduciary of any Person referred to in the immediately preceding clause (2), acting solely in such capacity.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group, and any successor to the ratings business thereof.

“Secured Indebtedness Ratio” means, as of any date of determination, the ratio of (A) the aggregate principal amount of Indebtedness of Issuer and the Guarantors outstanding as of that date (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Issuer and the Guarantors thereunder) that is secured by a Lien to (B) Issuer’s Consolidated EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of determination, with such pro forma and other adjustments to the Indebtedness of Issuer and its Restricted Subsidiaries and to Consolidated EBITDA as are consistent with the adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Special Interest” has the meaning assigned to that term pursuant to the Registration Rights Agreement.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means Indebtedness of the Issuer, any Guarantor or any Restricted Subsidiary that is expressly subordinated in right of payment to the notes or the Note Guarantees, as applicable.

“Subordinated Intercompany Promissory Note” means the Amended and Restated Subordinated Promissory Note from Issuer to Parent in the principal amount of $105,446,000, maturing on September 30, 2027, and bearing interest (payable monthly) at a rate of 11.6% per annum, as in existence on the date of the indenture.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Total Assets” means the total assets of the Issuer and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Issuer. For purposes of testing whether any Investment, Indebtedness or other item that is incurred based on a basket related to Total Assets such item shall be permitted if such basket was available on the date of such incurrence even if Total Assets subsequently decreases.

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to June 1, 2014; provided, however, that if the period from the redemption date to June 1, 2014, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any Subsidiary of Issuer that is designated by the Board of Directors of Issuer as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent:

(1)	the Indebtedness of the Subsidiary is not Non-Recourse Debt, any guarantee or other credit support thereof by the Issuer or a Restricted Subsidiary is permitted under the “Limitations on Additional Indebtedness and Issuance of Preferred Stock” covenant;

(2)	except as permitted by the covenant described above in the section of this prospectus titled “—Certain Covenants—Transactions with Affiliates,” such Subsidiary is not party to any agreement, contract, arrangement or understanding with Issuer or any Restricted Subsidiary of Issuer unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Issuer;

(3)	such Subsidiary is a Person with respect to which neither Issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results, unless such obligation is a Permitted Investment or is otherwise permitted under the covenant described above under in the section of this prospectus titled “—Certain Covenants—Restricted Payments;” and

(4)	such Subsidiary has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Issuer or any of its Restricted Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or preferred stock at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal or liquidation preference, including payment at final maturity, in respect of the Indebtedness, Disqualified Stock or preferred stock, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness or liquidation preference of such Disqualified Stock or preferred stock.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax consequences of exchanging initial notes for exchange notes pursuant to this exchange offer and the ownership and disposition of exchange notes acquired by U.S. Holders and Non-U.S. Holders (each as defined below, and collectively referred to as “Holders”) pursuant to this exchange offer. Subject to the limitations and qualifications set forth in this registration statement (including exhibit 8.1 thereto) this discussion is the opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, our U.S. federal income tax counsel. This discussion is not a complete analysis or description of all of the possible tax consequences of such transactions and does not address all tax considerations that might be relevant to particular Holders in light of their personal circumstances or to persons that are subject to special tax rules. In particular, the information set forth below deals only with Holders that hold the initial notes and exchange notes as capital assets for U.S. federal income tax purposes (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”)). This description of certain U.S. federal income tax consequences does not address the tax treatment of special classes of Holders, such as:

•	financial institutions,

•	regulated investment companies,

•	real estate investment trusts,

•	partnership or other pass-through entities (or investors in such entities),

•	tax-exempt entities,

•	insurance companies,

•	persons holding the initial notes or exchange notes as part of a hedging, integrated, or conversion transaction, constructive sale or “straddle,”

•	U.S. expatriates,

•	persons subject to the alternative minimum tax, and

•	dealers or traders in securities or currencies.

This summary does not address U.S. federal estate and gift tax consequences or tax consequences under any state, local or foreign laws.

For purposes of this discussion, you are a “U.S. Holder” if you are a beneficial owner of initial notes and you are for U.S. federal income tax purposes (1) an individual who is a citizen or a resident alien of the United States, (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust (A) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust, or (B) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

For purposes of this discussion, you are a “Non-U.S. Holder” if you are a beneficial owner of initial notes, you are not a U.S. Holder, and you are an individual, corporation, estate or trust.

If an entity treated as a partnership for U.S. federal tax purposes holds initial notes or exchange notes, the tax treatment of a partner or other owner will depend upon the status of the partner (or other owner) and the activities of the entity. If you are a partner (or other owner) of such an entity that holds initial notes, you should consult your tax advisor regarding the tax consequences of the exchanging initial notes for exchange notes and of holding and disposing of exchange notes.

The following discussion is based upon the Code, U.S. judicial decisions, administrative pronouncements and final, temporary and proposed Treasury regulations (“Treasury Regulations”)—all as in effect as of the date hereof. All of the preceding authorities are subject to change, possibly with retroactive effect, which may result in U.S. federal income tax consequences different from those discussed below. We have not requested, and will not request, a ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax consequences described below. As a result, there can be no assurance that the IRS or a court considering these issues will not disagree with or challenge any of the conclusions we have reached and describe herein.
We urge you to consult your own tax advisor regarding the application of U.S. federal, state and local tax laws, as well as any applicable foreign tax laws, to your particular situation.

Payments upon a Change of Control

We may be obligated to pay amounts in excess of stated interest or principal on the exchange notes in the event of a Change of Control. If such payments are treated as subject to either a remote or incidental contingency, the tax consequences of your acquisition, ownership and disposition of exchange notes pursuant to this offering would be as provided for in the rest of this discussion. If, however, the contingencies relating to one or more of such payments are treated as not remote or incidental, the exchange notes would be treated as contingent payment debt instruments (“CPDIs”).

There is no specific guidance as to when a contingency is remote or incidental. We intend to take the position that the contingencies relating to payments upon a Change of Control are remote and/or incidental for purposes of the CPDI rules. Our determination that these contingencies are remote and/or incidental is binding on you, unless you disclose your contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS, and the IRS may challenge these determinations. If the exchange notes were deemed to be CPDIs, a Holder would generally be required to treat any gain recognized on the sale or other disposition of the Notes as ordinary income rather than as capital gain. Furthermore, a Holder would be required to accrue interest income on a constant-yield basis at an assumed yield determined at the time of issuance of the initial notes, with adjustments to such accruals when any contingent payments are made that differ from the payments calculated based on the assumed yield. The remainder of this discussion assumes that the initial notes and the exchange notes will not be considered CPDIs.

Tax Consequences to U.S. Holders

This section applies to you if you are a U.S. Holder, as defined above.

Exchange Offer

Exchanging an initial note for an exchange note will not be treated as a taxable exchange for U.S. federal income tax purposes. Consequently, you will not recognize gain or loss upon receipt of an exchange note. Your holding period for an exchange note should include the holding period for the initial note and your initial basis in an exchange note will be the same as your adjusted basis in the initial note.

Payments of Stated Interest

Subject to the possible treatment of the exchange notes as CPDIs (see “Payments upon a Change of Control” above), you will be taxed on qualified stated interest (“QSI”) on your exchange notes as ordinary income at the time it accrues or is received, depending on your method of accounting for U.S. federal income tax purposes. We expect the stated interest payments made on the exchange notes to be treated as QSI. An interest payment on a debt instrument with a term greater than one year is QSI if it is one of a series of stated interest payments on a debt instrument that are unconditionally payable at least annually at a single fixed rate, applied to the outstanding principal amount of the debt instrument. Some portion of the purchase price paid by an initial purchaser for the initial notes may be attributable to interest accrued prior to the issuance of the initial notes (“pre-issuance accrued interest”). In such case, we intend to treat a portion of the first interest payment paid after the issuance of the initial notes, which may occur after the consummation of this exchange offer, as a return of a portion of the purchase price rather than interest income. Holders should consult their tax advisors regarding the treatment of pre-issuance accrued interest.

Market Discount and Bond Premium

Market Discount. If you purchased an initial note (which will be exchanged for an exchange note pursuant to this exchange offer) for an amount that is less than its “revised issue price,” the amount of the difference should be treated as market discount for U.S. federal income tax purposes. Any market discount applicable to an initial note should carry over to the exchange note received in exchange therefor. The amount of any market discount will be treated as de minimis and disregarded if it is less than one-quarter of one percent of the revised issue price of the initial note, multiplied by the number of complete years to maturity. For this purpose, the “revised issue price” of an initial note equals the issue price of the initial note. Although the Code does not expressly so provide, the revised issue price of the initial note should be decreased by the amount of any payments previously made on the initial note (other than payments of qualified stated interest). The rules described below do not apply to you if you purchased an initial note that has de minimis market discount.

Under the market discount rules, you are required to treat any principal payment on, or any gain on the sale, exchange, redemption or other disposition of, an exchange note as ordinary income to the extent of any accrued market discount (on the initial note or the exchange note) that has not previously been included in income. If you dispose of an exchange note in an otherwise nontaxable transaction (other than certain specified nonrecognition transactions), you will be required to include any accrued market discount as ordinary income as if you had sold the exchange note at its then fair market value. In addition, you may be required to defer, until the maturity of the exchange note or its earlier disposition in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the initial note or the exchange note received in exchange therefor.

Market discount accrues ratably during the period from the date on which you acquired the initial note through the maturity date of the exchange note (for which the initial note was exchanged), unless you make an irrevocable election to accrue market discount under a constant yield method. You may elect to include market discount in income currently as it accrues (either ratably or under the constant-yield method), in which case the rule described above regarding deferral of interest deductions will not apply. If you elect to include market discount in income currently, your adjusted basis in an exchange note will be increased by any market discount included in income. An election to include market discount currently will apply to all market discount obligations acquired during or after the first taxable year in which the election is made, and the election may not be revoked without the consent of the IRS.

Bond Premium. If you purchased an initial note (which will be exchanged for an exchange note pursuant to this exchange offer) for an amount in excess of its principal amount, the excess will be treated as bond premium. Any bond premium applicable to an initial note should carry over to the exchange note received in exchange therefor. You may elect to amortize bond premium over the remaining term of the exchange note on a constant yield method. In such case, you will reduce the amount required to be included in income each year with respect to interest on your exchange note by the amount of amortizable bond premium allocable to that year. The election, once made, is irrevocable without the consent of the IRS and applies to all taxable bonds held during the taxable year for which the election is made or subsequently acquired. If you elected to amortize bond premium on an initial note, such election should carry over to the exchange note received in exchange therefor. If you do not make this election, you will be required to include in gross income the full amount of interest on the exchange note in accordance with your regular method of tax accounting, and will include the premium in your tax basis for the exchange note for purposes of computing the amount of your gain or loss recognized on the taxable disposition of the exchange note. You should consult your own tax advisors concerning the computation and amortization of any bond premium on the exchange note.

Mandatory Exchange Redemption

In connection with the closing of the Paulin Acquisition, Hillman Group mandatorily exchanged all of its previously offered $65.0 million aggregate principal amount of temporary 10.875% Senior Notes issued under an indenture dated as of December 21, 2012 by issuing in exchange therefor a like aggregate amount of the initial notes.

We believe that the mandatory exchange redemption described above should not be treated as an exchange of the Notes for U.S. federal income tax purposes. Accordingly, a U.S. Holder should have the same adjusted tax basis in the initial notes as the U.S. Holder had in the previously offered notes exchanged therefor. Moreover, the holding period for the initial notes should include the holding period for the previously offered notes exchanged therefor.

Sale, Exchange and Retirement of the Exchange Notes

You will recognize capital gain or loss upon the sale, exchange or retirement of your exchange notes in an amount equal to the difference between (i) the amount of cash you receive (other than cash in respect of accrued stated interest and accrued market discount, which will be taxable as ordinary income to the extent not previously included in income), and (ii) your adjusted tax basis in your exchange notes at the time of sale. Your adjusted tax basis for an exchange note will be the price you paid for it, increased by any market discount previously included in gross income reduced (but not below zero) by payments, if any, you have previously received other than stated interest payments, by amortized bond premium and by payments of any amounts treated as a return of pre-issuance accrued interest with respect to the exchange notes. If you are a non-corporate U.S. Holder, you may be eligible for a reduced rate of taxation with respect to capital gain that you recognize if you have held the exchange notes for more than one year. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information reporting requirements will apply to U.S. Holders other than certain exempt recipients with respect to certain payments of interest on exchange notes and the proceeds of disposition (including a retirement or redemption of an exchange note). In addition, certain payments to you will be subject to backup withholding if you:

•	fail to provide a correct taxpayer identification number (which, if you are an individual, would ordinarily be your Social Security Number),

•	have been notified by the IRS that you are subject to backup withholding,

•	fail to certify that you are exempt from withholding, or

•	otherwise fail to comply with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amounts withheld from payments to you under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided the required information is timely furnished to the IRS. You should consult your tax advisor regarding the application of backup withholding in your particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

New Legislation

Newly enacted legislation requires certain U.S. Holders who are individuals, estates or trusts to pay a 3.8% tax (in addition to taxes they would otherwise be subject to) on their “net investment income” for taxable years beginning after December 31, 2012 to the extent that their gross income exceeds a certain threshold. Net investment income includes, among other things, interest on and capital gains from the sale or other disposition of exchange notes. U.S. Holders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of the exchange notes.

Tax Consequences to Non-U.S. Holders

This section applies to you if you are a Non-U.S. Holder, as defined above.

The rules governing U.S. federal income taxation of Non-U.S. Holders are complex. Non-U.S. Holders should consult with their own tax advisors to determine the effect of U.S. federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the exchange notes, including any reporting requirements.

Payments of Interest on Exchange Notes

Subject to the discussion below concerning backup withholding, payments in respect of interest on an exchange note (which, for purposes of this discussion, does not include any pre-issuance accrued interest as discussed above under “Tax Consequences to U.S. Holders—Payments of Stated Interest”) that are not effectively connected with the conduct of a U.S. trade or business (as discussed below under “Income Effectively Connected with a U.S. Trade or Business”) and, if certain tax treaties apply, are not attributable to a permanent establishment or fixed base in the United States, will not be subject to U.S. federal income tax or withholding tax, if:

•	you do not own, actually or constructively, for U.S. federal income tax purposes, 10% or more of the total combined voting power of all classes of our stock entitled to vote,

•	you are not, for U.S. federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to us,

•

you are not considered a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business for purposes of the applicable U.S. federal income tax rules, and

•	you provide a properly completed IRS Form W-8BEN (or other appropriate form) certifying your non-U.S. status.

The gross amount of payments of interest that do not qualify for the exception from withholding described above will be subject to U.S. federal withholding tax at a rate of 30%, unless (A) you provide a properly completed IRS Form W-8BEN (or other appropriate form) claiming an exemption from or reduction in withholding under an applicable tax treaty, or (B) such interest is effectively connected with your conduct of a U.S. trade or business and you provide a properly completed IRS Form W-8ECI or Form W-8BEN (or other appropriate form).

Sale, Exchange or Disposition of the Exchange Notes

Subject to the discussion below concerning backup withholding, you will not be subject to U.S. federal income tax on any gain realized on the sale, exchange or other taxable disposition of the exchange notes, unless:

•

you are an individual present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met, in which case you will be subject to a flat 30% tax (or a lower applicable treaty rate) with respect to such gain (offset by certain U.S. source capital losses), or

•

such gain is effectively connected with your conduct of a trade or business in the United States (and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base in the United States), in which case you will be subject to tax as described below under “Income Effectively Connected with a U.S. Trade or Business.”

Any amounts in respect of accrued interest recognized on the sale or exchange of an exchange note will not be subject to U.S. federal withholding tax, unless the sale or exchange is part of a plan the principal purpose of which is to avoid tax and the withholding agent has actual knowledge or reason to know of such plan.

Income Effectively Connected with a U.S. Trade or Business

If you are engaged in a trade or business in the United States and if payments in respect of interest on the exchange notes or gain realized on the disposition of the exchange notes is effectively connected with the conduct of such trade or business, you will be subject to regular U.S. federal income tax on the interest or gain on a net income basis in the same manner as if you were a U.S. Holder, unless an applicable income tax treaty provides otherwise. However, the interest or gain in respect of the exchange notes would be exempt from U.S. withholding tax if you claim the exemption by providing a properly completed IRS Form W-8ECI or W-8BEN. In addition, if you are a foreign corporation, you may also be subject to a branch profits tax on your effectively connected earnings and profits for the taxable year, subject to certain adjustments, at a rate of 30% unless reduced or eliminated by an applicable tax treaty.

Information Reporting and Backup Withholding

Unless certain exceptions apply, we must report to the IRS and to you any payments to you in respect of interest during the taxable year. Under current U.S. federal income tax law, backup withholding tax will not apply to payments of interest by us or our paying agent on your exchange notes, if you provide us with a properly competed IRS Form W-8BEN (or other appropriate form), provided that we or our paying agent, as the case may be, do not have actual knowledge or reason to know that the payee is a U.S. person.

Payments pursuant to the sale, exchange or other disposition of exchange notes, effected at an office outside the United States (within the meaning of the applicable Treasury Regulations) of a foreign broker, other than payments in respect of interest, will not be subject to information reporting and backup withholding; provided, that information reporting may apply if the foreign broker has certain connections to the United States, unless the beneficial owner of the exchange note certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption. Payments effected at an office outside the United States (within the meaning of the applicable Treasury Regulations) of a U.S. broker will not be subject to backup withholding, but are subject to information reporting unless the beneficial owner of the exchange note certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption. Payments effected at an office of a broker inside the United States (within the meaning of the applicable Treasury regulations), however, are subject to information reporting and backup withholding, unless the beneficial owner of the exchange notes certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption.

Backup withholding is not an additional tax; any amounts withheld from a payment to you under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS. You should consult your tax advisor regarding the application of information reporting and backup withholding in your particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

PLAN OF DISTRIBUTION

Each broker–dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker–dealer in connection with resales of exchange notes received in exchange for unregistered notes where such unregistered notes were acquired as a result of market–making activities or other trading activities. To the extent any such broker–dealer participates in the exchange offer, we have agreed that for a period of up to 180 days we will use commercially reasonable efforts to make this prospectus, as amended or supplemented, available to such broker–dealer for use in connection with any such resale, and will deliver as many additional copies of this prospectus and each amendment or supplement to this prospectus as such broker–dealer may reasonably request.

We will not receive any proceeds from any sale of exchange notes by broker–dealers. Exchange notes received by broker–dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over–the–counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker–dealer or the purchasers of any such exchange notes. Any broker–dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker–dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer and will indemnify the holders of outstanding notes, including any broker–dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York, will pass on the validity of the exchange notes and guarantees offered hereby. Holland & Knight LLP will pass on certain legal matters of Florida law relating to the guarantees by All Points Industries, Inc. Paul, Weiss, Rifkind, Wharton & Garrison LLP has represented Oak Hill Capital Partners and its related parties from time to time.

EXPERTS

The consolidated balance sheets of The Hillman Companies, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of comprehensive income, changes in stockholders’ equity (deficit), and cash flows for the years ended December 31, 2012 (Successor), December 31, 2011 (Successor), seven months ended December 31, 2010 (Successor), and the five months ended May 28, 2010 (Predecessor), and related financial statement schedule, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated balance sheets of H. Paulin & Co., Limited as of December 31, 2012 and December 31, 2011, and the consolidated statements of operations, comprehensive income, changes in equity, and cash flows for the years ended December 31, 2012 and December 31, 2011 have been audited by Deloitte LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and other information with the SEC. In addition, we have filed with the SEC a registration statement on Form S-4 to register the exchange notes. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about us and the exchange notes offered in this prospectus, you should refer to the registration statement and its exhibits. You may read and copy any document we file with the Commission at the Commission’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Copies of these reports, proxy statements and information may be obtained at prescribed rates from the Public Reference Section of the Commission at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the Commission maintains a web site that contains reports, proxy statements and other information regarding registrants, such as us, that file electronically with the Commission. The address of this web site is http://www.sec.gov.

Anyone who receives a copy of this prospectus may obtain a copy of the indenture without charge by writing to The Hillman Companies, Inc., Attn.: Chief Financial Officer, 10590 Hamilton Avenue, Cincinnati, Ohio 45231-1764, (513) 851-4900.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND

FINANCIAL STATEMENT SCHEDULES

Report of Management on Internal Control Over Financial Reporting

The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States. Internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of The Hillman Companies, Inc. and its consolidated subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States, and that receipts and expenditures of The Hillman Companies, Inc. and its consolidated subsidiaries are being made only in accordance with authorizations of management and directors of The Hillman Companies, Inc. and its consolidated subsidiaries, as appropriate; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of The Hillman Companies, Inc. and its consolidated subsidiaries that could have a material effect on the consolidated financial statements.

The Company’s management, with the participation of our principal executive officer and principal financial officer, assessed the effectiveness of our internal control over financial reporting as of December 31, 2012, the end of our fiscal year. Management based its assessment on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Management’s assessment included evaluation of such elements as the design and operating effectiveness of key financial reporting controls, process documentation, accounting policies and our overall control environment. This assessment is supported by testing and monitoring performed under the direction of management.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluations of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. Accordingly, even an effective system of internal control over financial reporting will provide only reasonable assurance with respect to financial statement preparation.

Based on its assessment, the Company’s management has concluded that our internal control over financial reporting was effective, as of December 31, 2012, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external reporting purposes in accordance with accounting principles generally accepted in the United States. We reviewed the results of management’s assessment with the Audit Committee of The Hillman Companies, Inc.

This annual report does not include an attestation report of the Company’s independent registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s independent registered public accounting firm pursuant to rules of the Securities and Exchange Commission that permit the Company to provide only management’s report in this annual report.

/s/ MAX W. HILLMAN	/s/ ANTHONY A. VASCONCELLOS

Max W. Hillman	Anthony A. Vasconcellos
Chief Executive Officer	Chief Financial Officer
Dated: March 29, 2013	Dated: March 29, 2013

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

The Hillman Companies, Inc.

We have audited the accompanying consolidated balance sheets of The Hillman Companies, Inc. and subsidiaries (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of comprehensive income, changes in stockholders’ equity (deficit), and cash flows for the years ended December 31, 2012 (Successor), December 31, 2011 (Successor), seven months ended December 31, 2010 (Successor), and the five months ended May 28, 2010 (Predecessor). In connection with our audits of the consolidated financial statements, we also have audited financial statement schedule II—Valuation Accounts. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Hillman Companies, Inc. and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for the years ended December 31, 2012 (Successor), December 31, 2011 (Successor), seven months ended December 31, 2010 (Successor), and the five months ended May 28, 2010 (Predecessor), in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material aspects, the information set forth therein.

/s/ KPMG LLP

KPMG LLP

Cincinnati, Ohio

March 29, 2013

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	December 31, 2012	December 31, 2011

ASSETS
Current assets:
Cash and cash equivalents	$65,548	$12,027
Restricted investments	846	364
Accounts receivable, net	62,344	63,565
Inventories, net	113,838	103,975
Deferred income taxes	10,464	9,908
Other current assets	8,506	5,646

Total current assets	261,546	195,485
Property and equipment, net	68,492	66,342
Goodwill	455,338	457,443
Other intangibles, net	366,644	386,202
Restricted investments	3,399	3,390
Deferred financing fees	12,858	13,055
Investment in trust common securities	3,261	3,261
Other assets	4,255	2,673

Total assets	$1,175,793	$1,127,851

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$32,571	$31,273
Current portion of senior term loans	3,200	3,200
Additional acquisition consideration	—	12,387
Current portion of capitalized lease and other obligations	819	31
Accrued expenses:
Salaries and wages	9,351	5,628
Pricing allowances	4,057	5,728
Income and other taxes	2,492	2,253
Interest	2,868	2,203
Deferred compensation	846	364
Other accrued expenses	11,397	9,207

Total current liabilities	67,601	72,274
Long-term senior term loans	307,727	310,550
Long-term capitalized lease and other obligations	245	103
Long-term senior notes	272,942	204,248
Junior subordinated debentures	115,132	115,411
Deferred compensation	3,399	3,390
Deferred income taxes	117,949	123,888
Other non-current liabilities	6,187	7,193

Total liabilities	891,182	837,057

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

LIABILITIES AND STOCKHOLDERS’ EQUITY (CONTINUED)	December 31, 2012	December 31, 2011

Common stock with put options:
Common stock, $.01 par, 5,000 shares authorized, 198.3 issued and outstanding at December 31, 2012 and 2011.	14,116	12,247

Commitments and contingencies (Note 17)

Stockholders’ Equity:
Preferred Stock:
Preferred stock, $.01 par, 5,000 shares authorized, none issued and outstanding at December 31, 2012 and 2011.	—	—

Common Stock:
Common stock, $.01 par, 5,000 shares authorized, 4,801.7 issued and outstanding at December 31, 2012 and 2011.	—	—

Additional paid-in capital	294,675	296,544
Accumulated deficit	(25,051)	(17,817)
Accumulated other comprehensive income (loss)	871	(180)

Total stockholders’ equity	270,495	278,547

Total liabilities and stockholders’ equity	$1,175,793	$1,127,851

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(dollars in thousands)

	Successor			Predecessor
	Year ended December 31, 2012	Year ended December 31, 2011	Seven Months ended December 31, 2010	Five Months ended May 28, 2010
Net sales	$555,465	$506,526	$276,680	$185,716
Cost of sales (exclusive of depreciation and amortization shown separately below)	275,016	252,491	136,554	89,773
Selling, general and administrative expenses	188,330	169,766	90,760	82,850
Acquisition and integration (Note 22)	3,031	2,805	11,150	11,342
Depreciation	22,009	21,333	11,007	7,283
Amortization	21,752	20,717	10,669	2,678
Management and transaction fees to related party	155	110	—	438
Other (income) expense, net	4,204	851	(145)	114

Income (loss) from operations	40,968	38,453	16,685	(8,762)

Interest expense, net	41,138	40,679	20,712	8,327
Interest expense on mandatorily redeemable preferred stock and management purchased options	—	—	—	5,488
Interest expense on junior subordinated debentures	12,610	12,610	7,356	5,254
Investment income on trust common securities	(378)	(378)	(220)	(158)

Loss before income taxes	(12,402)	(14,458)	(11,163)	(27,673)

Income tax benefit	(5,168)	(4,679)	(3,125)	(2,465)

Net loss	$(7,234)	$(9,779)	$(8,038)	$(25,208)

Net loss (from above)	$(7,234)	$(9,779)	$(8,038)	$(25,208)
Other comprehensive income:
Foreign currency translation adjustments	1,051	(179)	(1)	17
Interest rate swap, net of tax	—	624	(624)	1,161

Total other comprehensive income (loss)	1,051	445	(625)	1,178

Comprehensive loss	$(6,183)	$(9,334)	$(8,663)	$(24,030)

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Successor			Predecessor
	Year Ended December 31, 2012	Year Ended December 31, 2011	Seven Months Ended December 31, 2010	Five Months Ended May 28, 2010

Cash flows from operating activities:
Net loss	$(7,234)	$(9,779)	$(8,038)	$(25,208)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Depreciation and amortization	43,761	42,050	21,676	9,961
Loss on dispositions of property and equipment	292	53	60	74
Deferred income tax benefit	(5,603)	(4,634)	(5,660)	(1,921)
Deferred financing and original issue discount amortization	2,180	2,011	1,294	515
Interest on mandatorily redeemable preferred stock and management purchased options	—	—	—	5,488
Stock-based compensation expense	714	—	—	19,053
Other non-cash interest and change in value of interest rate swap	(787)	1,250	392	—
Changes in operating items:
Accounts receivable	1,376	(4,441)	14,686	(16,816)
Inventories	(10,380)	(2,175)	(11,661)	2,959
Other assets	(3,931)	(3,251)	(1,156)	124
Accounts payable	(1,146)	672	7,051	1,830
Other accrued liabilities	5,146	2,291	(5,780)	4,352
Other items, net	(970)	166	(1,665)	(894)

Net cash provided by (used for) operating activities	23,418	24,213	11,199	(483)

Cash flows from investing activities:
Ook acquisition	—	(15,323)	—	—
Tagworks acquisition	—	(40,271)	—	—
Payments for Quick Tag and Laser Key licenses	—	—	(12,750)	—
Servalite acquisition	—	—	(21,335)	—
Capital expenditures	(24,313)	(17,935)	(9,675)	(5,411)
Proceeds from sale of property and equipment	3	—	—	—

Net cash used for investing activities	(24,310)	(73,529)	(43,760)	(5,411)

Cash flows from financing activities:
Borrowings of senior term loans	—	30,000	290,000	—
Repayments of senior term loans	(3,200)	(2,975)	(149,756)	(9,544)
Discount on senior term loans	—	(2,000)	—	—
Borrowings of revolving credit loans	19,000	9,444	12,600	—
Repayments of revolving credit loans	(19,000)	(21,444)	(600)	—
Payment of additional acquisition consideration	(12,387)	(12,490)	—	—
Principal payments under capitalized lease obligations	(47)	(30)	(50)	(459)
Repayments of unsecured subordinated notes	—	—	(49,820)	—
Borrowings of senior notes	65,000	50,000	150,000	—
Premium on senior notes	4,225	4,625	—	—
Financing fees, net	—	(1,372)	(15,729)	—
Borrowings under other credit obligations	1,119	—	—	—
Repayments of other credit obligations	(297)	—	—	—
Purchase of predecessor equity securities	—	—	(506,407)	—
Proceeds from sale of successor equity securities	—	—	308,641	—

Net cash provided by (used for) financing activities	54,413	53,758	38,879	(10,003)

Net increase (decrease) in cash and cash equivalents	53,521	4,442	6,318	(15,897)

Cash and cash equivalents at beginning of period	12,027	7,585	1,267	17,164

Cash and cash equivalents at end of period	$65,548	$12,027	$7,585	$1,267

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

(dollars in thousands)

	Predecessor			Successor	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity (Deficit)
	Common Stock		Preferred Stock	Common Stock
	Class A	Class C	Class A
Balance at December 31, 2009—Predecessor	$—	$—	$1	$—	$10,302	$(19,377)	$(1,485)	$(10,559)

Net loss	—	—	—	—	—	(25,208)	—	(25,208)
Class A Common Stock FMV adjustment (2)	—	—	—	—	(5,650)	—	—	(5,650)
Dividends to shareholders	—	—	—	—	(7,583)	—	—	(7,583)
Change in cumulative foreign translation adjustment (1)	—	—	—	—	—	—	17	17
Change in derivative security value (1)	—	—	—	—	—	—	1,161	1,161

Balance at May 28, 2010—Predecessor	—	—	1	—	(2,931)	(44,585)	(307)	(47,822)
Close stockholders’ deficit at merger date	—	—	(1)	—	2,931	44,585	307	47,822
Issuance of 5,000 shares of common stock	—	—	—	—	308,641	—	—	308,641
Transfer of 200.8 shares of common stock to mezzanine	—	—	—	—	(12,397)	—	—	(12,397)

Balance at May 28, 2010—Successor	—	—	—	—	296,244	—	—	296,244

Net loss	—	—	—	—	—	(8,038)	—	(8,038)
Sale of 150 Holdco common shares (3)	—	—	—	—	150	—	—	150
Change in cumulative foreign translation adjustment (1)	—	—	—	—	—	—	(1)	(1)
Change in derivative security value (1)	—	—	—	—	—	—	(624)	(624)

Balance at December 31, 2010—Successor	—	—	—	—	296,394	(8,038)	(625)	287,731

Net loss	—	—	—	—	—	(9,779)	—	(9,779)
Sale of 150 Holdco common shares (4)	—	—	—	—	150	—	—	150
Change in cumulative foreign translation adjustment (1)	—	—	—	—	—	—	(179)	(179)
Change in derivative security value due to de-designation (1)	—	—	—	—	—	—	624	624

Balance at December 31, 2011—Successor	—	—	—	—	296,544	(17,817)	(180)	278,547
Net loss	—	—	—	—	—	(7,234)	—	(7,234)
FMV adjustment to common stock with put options (2)	—	—	—	—	(1,869)	—	—	(1,869)
Change in cumulative foreign translation adjustment (1)	—	—	—	—	—	—	1,051	1,051

Balance at—December 31, 2012—Successor	$—	$—	$—	$—	$294,675	$(25,051)	$871	$270,495

(1)	The cumulative foreign translation adjustment and change in derivative security value are net of taxes and represent the only items of other comprehensive income (loss).
(2)	Management of the Successor Company controlled 198.3 shares of common stock at December 31, 2012 and management of the Predecessor Company controlled 395.7 shares of Class A common stock at December 31, 2009. These shares contained a put feature that allowed redemption at the holder’s option. These shares were classified as temporary equity and were adjusted to fair value. See Note 13, Common and Preferred Stock, for further details.
(3)	In December 2010, a former member of management sold 150.0 shares of Holdco to a member of the Board of Directors.
(4)	In January 2011, the Company sold 150.0 shares of Holdco to a member of the Board of Directors.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

1.	Basis of Presentation:

The accompanying financial statements include the consolidated accounts of The Hillman Companies, Inc. and its wholly-owned subsidiaries (collectively “Hillman” or the “Company”). All significant intercompany balances and transactions have been eliminated.

On May 28, 2010, The Hillman Companies, Inc. was acquired by an affiliate of Oak Hill Capital Partners (“OHCP”) and certain members of Hillman’s management and Board of Directors. Pursuant to the terms and conditions of an Agreement and Plan of Merger dated as of April 21, 2010, the Company was merged with an affiliate of OHCP with the Company surviving the merger (the “Merger Transaction”). As a result of the Merger Transaction, The Hillman Companies, Inc. is a wholly-owned subsidiary of OHCP HM Acquisition Corp. (“Holdco”). The total consideration paid in the Merger Transaction was $832,679 which includes $11,500 for the Quick-Tag™ license and related patents, the repayment of outstanding debt and the net value of the Company’s outstanding junior subordinated debentures ($105,443 liquidation value, net of $3,261 in trust common securities, at the time of the merger).

Prior to the Merger Transaction, affiliates of Code Hennessy & Simmons LLC (“CHS”) owned 49.3% of the Company’s outstanding common stock and 54.6% of the Company’s voting common stock, Ontario Teacher’s Pension Plan (“OTPP”) owned 28.0% of the Company’s outstanding common stock and 31.0% of the Company’s voting common stock and HarbourVest Partners VI owned 8.7% of the Company’s outstanding common stock and 9.7% of the Company’s voting common stock. Certain current and former members of management owned 13.7% of the Company’s outstanding common stock and 4.4% of the Company’s voting common stock. Other investors owned 0.3% of the Company’s outstanding common stock and 0.3% of the Company’s voting common stock.

The Company’s consolidated statements of comprehensive income, cash flows and changes in stockholders’ equity for the periods presented prior to May 28, 2010 are referenced herein as the predecessor financial statements (the “Predecessor” or “Predecessor Financial Statements”). The Company’s consolidated balance sheet and its related statements of comprehensive income, cash flows and changes in stockholders’ equity for the periods presented subsequent to the Merger Transaction are referenced herein as the successor financial statements (the “Successor” or “Successor Financial Statements”). The Predecessor Financial Statements do not reflect certain transaction amounts that were incurred at the close of the Merger Transaction. Such transaction amounts include the write-off of $5,010 in deferred financing fees associated with the Predecessor debt obligations.

The Successor Financial Statements reflect the allocation of the aggregate purchase price of $832,679, including the value of the Company’s junior subordinated debentures, to the assets and liabilities of Hillman based on fair values at the date of the Merger Transaction in accordance with ASC Topic 805, “Business Combinations.” The excess of the purchase price over the net assets has been allocated to goodwill and intangible assets based upon an independent valuation appraisal. The intangible assets and goodwill are deductible for income tax purposes over a 15 year life.

The Company’s financial statements have been presented on the basis of push down accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) No. 805-50-S99 (Prior authoritative literature: Staff Accounting Bulletin No. 54 Application of “Push Down” Basis of Accounting in Financial Statements of Subsidiaries Acquired by Purchase). FASB ASC 805-50-S99 states that the push down basis of accounting should be used in a purchase transaction in which the entity becomes wholly-owned by another entity. Under the push down basis of accounting, certain transactions incurred by the parent company which would otherwise be accounted for in the accounts of the parent are “pushed down” and recorded on the financial statements of the subsidiary. Accordingly, certain items resulting from the Merger Transaction have been recorded on the financial statements of the Company.

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

1.	Basis of Presentation (continued):

The following tables reconcile the fair value of the acquired assets and assumed liabilities to the total purchase price:

Amount
Cash paid as merger consideration	$715,736
Cash paid for Quick Tag license and related patents	11,500

Fair value of consideration transferred	$727,236

Cash	$1,267
Accounts Receivable	68,573
Inventory	79,297
Other current assets	11,497
Property and equipment	53,607
Goodwill	432,245
Intangible assets	366,400
Other non-current assets	3,644

Total assets acquired	1,016,530
Less:
Accounts payable	(21,021)
Deferred income taxes	(133,249)
Junior subordinated debentures	(105,443)
Junior subordinated debentures premium	(7,378)
Other liabilities assumed	(22,203)

Net assets acquired	$727,236

Nature of Operations:

The Company is organized as five separate business segments, the largest of which is (1) The Hillman Group operating primarily in the United States. The other business segments consist of subsidiaries of the Hillman Group operating in (2) Canada under the name The Hillman Group Canada, Ltd., (3) Mexico under the name SunSource Integrated Services de Mexico SA de CV, (4) Florida under the name All Points Industries, Inc. and (5) Australia under the name The Hillman Group Australia Pty. Ltd. The Hillman Group provides merchandising services and products such as fasteners and related hardware items; threaded rod and metal shapes; keys, key duplication systems and accessories; builder’s hardware; and identification items, such as tags and letters, numbers and signs, to retail outlets, primarily hardware stores, home centers and mass merchants, pet supply stores, grocery stores and drug stores. Through its field sales and service organization, Hillman complements its extensive product selection with value-added services for the retailer. The Company has approximately 20,380 customers, the largest three of which accounted for 40.1%, 41.0% and 43.7% of net sales in 2012, 2011 and 2010, respectively.

2.	Summary of Significant Accounting Policies:

Cash and Cash Equivalents:

Cash and cash equivalents consist of commercial paper, U.S. Treasury obligations and other liquid securities purchased with initial maturities less than 90 days and are stated at cost which approximates market value. The

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

2.	Summary of Significant Accounting Policies (continued):

Company has foreign bank balances of approximately $2,201 and $2,627 at December 31, 2012 and 2011, respectively. The Company maintains cash and cash equivalent balances with financial institutions that exceed federally insured limits. The Company has not experienced any losses related to these balances. Management believes its credit risk is minimal.

Restricted Investments:

The Company’s restricted investments are trading securities carried at fair market value which represent assets held in a Rabbi Trust to fund deferred compensation liabilities owed to the Company’s employees. See Note 11, Deferred Compensation Plan.

Accounts Receivable and Allowance for Doubtful Accounts:

The Company establishes the allowance for doubtful accounts using the specific identification method and also provides a reserve in the aggregate. The estimates for calculating the aggregate reserve are based on historical collection experience. Increases to the allowance for doubtful accounts result in a corresponding expense. The Company writes off individual accounts receivable when collection becomes improbable. The allowance for doubtful accounts was $1,105 and $641 as of December 31, 2012 and 2011, respectively.

Inventories:

Inventories consisting predominantly of finished goods are valued at the lower of cost or market, cost being determined principally on the weighted average cost method. Excess and obsolete inventories are carried at net realizable value. The historical usage rate is the primary factor used by the Company in assessing the net realizable value of excess and obsolete inventory. A reduction in the carrying value of an inventory item from cost to market is recorded for inventory with no usage in the preceding 24 month period or with on hand quantities in excess of 24 months average usage. The inventory reserve amounts were $6,944 and $7,406 at December 31, 2012 and 2011, respectively.

Property and Equipment:

Property and equipment, including assets acquired under capital leases, are carried at cost and include expenditures for new facilities and major renewals. Maintenance and repairs are charged to expense as incurred. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation are removed from their respective accounts, and the resulting gain or loss is reflected in income from operations.

Costs incurred to develop software for internal use are capitalized and amortized over the estimated useful life of the software. Costs related to maintenance of internal-use software are expensed as incurred. Costs used for the development of internal-use software were capitalized and placed in to service in the amount of $5,685 in the Successor year ended December 31, 2012, $161 in the Successor year ended December 31, 2011, $1,134 in the Successor seven month period ended December 31, 2010 and $246 in the Predecessor period ended May 28, 2010.

Depreciation:

For financial accounting purposes, depreciation, including that related to plant and equipment acquired under capital leases, is computed on the straight-line method over the estimated useful lives of the assets, generally three to ten years or over the terms of the related leases, whichever is shorter.

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

2.	Summary of Significant Accounting Policies (continued):

Goodwill and Other Intangible Assets:

Goodwill represents the excess purchase cost over the fair value of net assets of companies acquired in business combinations. Goodwill is an indefinite lived asset and is assessed for impairment at least annually, or more frequently if a triggering event occurs. If the carrying amount of goodwill is greater than the fair value, impairment may be present. ASC 350 permits an entity to assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount before applying the two-step goodwill impairment model. If it is determined through the qualitative assessment that a reporting unit’s fair value is more likely than not greater than its carrying value, the remaining impairment steps would be unnecessary. The qualitative assessment is optional, allowing companies to go directly to the quantitative assessment.

The quantitative assessment for goodwill impairment is a two-step test. Under the first step, the fair value of each reporting unit is compared with its carrying value (including goodwill). If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit and the Company must perform step two of the impairment test (measurement). Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with ASC 805, Business Combinations. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. Fair value of the reporting unit is determined using a discounted cash flow analysis. If the fair value of the reporting unit exceeds its carrying value, step two does not need to be performed.

The Company also evaluates indefinite-lived intangible assets (primarily trademarks and trade names) for impairment annually or more frequently if events and circumstances indicate that it is more likely than not that the fair value of an indefinite-lived intangible asset is below its carrying amount. In connection with the evaluation, an independent appraiser assessed the value of its intangible assets based on a relief from royalties, excess earnings, and lost profits discounted cash flow model. An impairment charge is recorded if the carrying amount of an indefinite-lived intangible asset exceeds the estimated fair value on the measurement date.

The Company’s annual impairment assessment is performed for the reporting units as of October 1. The estimated fair value of each reporting unit subject to the impairment test exceeded its carrying cost. The October 1 goodwill and intangible impairment test data aligns the impairment assessment with the preparation of the Company’s annual strategic plan and allows additional time for a more thorough analysis by the Company’s independent appraiser. An independent appraiser assessed the value of The Company’s goodwill based on a discounted cash flow model and multiple of earnings. Assumptions critical to the Company’s fair value estimates under the discounted cash flow model include the discount rate, projected average revenue growth and projected long-term growth rates in the determination of terminal values. No impairment charges were recorded by the Company in 2012 or 2011 as a result of the annual impairment assessment.

Long-Lived Assets:

The Company evaluates its long-lived assets for impairment including an evaluation based on the estimated undiscounted future cash flows as events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable. No impairment charges were recognized for long-lived assets in the years ended December 31, 2012 and 2011, the seven months ended December 31, 2010 or the five months ended May 28, 2010.

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

2.	Summary of Significant Accounting Policies (continued):

Income Taxes:

Deferred income taxes are computed using the asset and liability method. Under this method, deferred income taxes are recognized for temporary differences between the financial reporting basis and income tax basis of assets and liabilities, based on enacted tax laws and statutory tax rates applicable to the periods in which the temporary differences are expected to reverse. Valuation allowances are provided for tax benefits where management estimates it is more likely than not that certain tax benefits will not be realized. Adjustments to valuation allowances are recorded for changes in utilization of the tax related item. See Note 6, Income Taxes, for additional information.

Risk Insurance Reserves:

The Company self-insures its product liability, automotive, workers’ compensation and general liability losses up to $250 per occurrence. Catastrophic coverage has been purchased from third party insurers for occurrences in excess of $250 up to $40,000. The two risk areas involving the most significant accounting estimates are workers’ compensation and automotive liability. Actuarial valuations performed by the Company’s outside risk insurance expert were used to form the basis for workers’ compensation and automotive liability loss reserves. The actuary contemplated the Company’s specific loss history, actual claims reported, and industry trends among statistical and other factors to estimate the range of reserves required. Risk insurance reserves are comprised of specific reserves for individual claims and additional amounts expected for development of these claims, as well as for incurred but not yet reported claims. The Company believes the liability recorded for such risk insurance reserves is adequate as of December 31, 2012.

The Company self-insures its group health claims up to an annual stop loss limit of $200 per participant. Aggregate coverage is maintained for annual group health insurance claims in excess of 125% of expected claims. Historical group insurance loss experience forms the basis for the recognition of group health insurance reserves. The Company believes the liability recorded for such health insurance reserves is adequate as of December 31, 2012.

Retirement Benefits:

Certain employees of the Company are covered under a profit-sharing and retirement savings plan (“defined contribution plan”). The plan provides for a matching contribution for eligible employees of 50% of each dollar contributed by the employee up to 6% of the employee’s compensation. In addition, the plan provides an annual contribution in amounts authorized by the Board of Directors, subject to the terms and conditions of the plan.

The Company’s defined contribution plan costs were $1,426 and $1,327 in the Successor years ended December 31, 2012 and 2011, respectively, $710 in the Successor seven month period ended December 31, 2010 and $594 in the Predecessor five month period ended May 28, 2010.

Revenue Recognition:

Revenue is recognized when products are shipped or delivered to customers depending upon when title and risks of ownership have passed and the collection of the relevant receivables is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable. Sales tax collected from customers and remitted to governmental authorities are accounted for on a net basis and therefore excluded from revenues in the consolidated statements of operations.

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

2.	Summary of Significant Accounting Policies (continued):

The Company offers a variety of sales incentives to its customers primarily in the form of discounts and rebates. Discounts are recognized in the consolidated financial statements at the date of the related sale. Rebates are estimated based on the revenue to date and the contractual rebate percentage to be paid. A portion of the estimated cost of the rebate is allocated to each underlying sales transaction. Discounts, rebates and slotting fees are included in the determination of net sales.

The Company also establishes reserves for customer returns and allowances. The reserve is established based on historical rates of returns and allowances. The reserve is adjusted quarterly based on actual experience. Returns and allowances are included in the determination of net sales.

Shipping and Handling:

The costs incurred to ship product to customers, including freight and handling expenses, are included in selling, general and administrative (“SG&A”) expenses on the Company’s consolidated statements of operations. The Company’s shipping and handling costs were $23,067 and $21,695 in the Successor years ended December 31, 2012 and 2011, respectively, $16,105 in the Successor seven month period ended December 31, 2010 and $3,153 in the Predecessor period ended May 28, 2010.

Research and Development:

The Company expenses research and development costs consisting primarily of internal wages and benefits in connection with improvements to the key duplicating and engraving machines. The Company’s research and development costs were $1,222 and $1,187 in the Successor years ended December 31, 2012 and 2011, respectively, $476 in the Successor seven month period ended December 31, 2010 and $446 in the Predecessor period ended May 28, 2010.

Common Stock:

After consummation of the Merger Transaction, The Hillman Companies, Inc. has one class of common stock. All outstanding shares of The Hillman Companies, Inc. common stock are owned by Holdco. Under the terms of the Stockholders Agreement for the Holdco common stock, management shareholders have the ability to put their shares back to Holdco under certain conditions, including death or disability. ASC 480-10-S99 requires shares to be classified outside of permanent equity if they can be redeemed and the redemption is not solely within control of the issuer. Further, if it is determined that redemption of the shares is probable the shares are marked to market at each balance sheet date with the change in fair value recorded in additional paid-in capital. Accordingly, the 198.3 shares of Holdco common stock held by management are recorded outside permanent equity and have been adjusted to the fair value of $14,116 as of December 31, 2012 and $12,247 as of December 31, 2011. See Note 13, Common and Preferred Stock.

Stock Based Compensation:

The Company has a stock-based employee compensation plan, which is more fully described in Note 14, Stock Based Compensation. The options have certain put features available to the holder and, therefore, liability classification is required. The Company has elected to use the intrinsic value method to value the common option in accordance with ASC Topic 718, “Compensation-Stock Compensation”.

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

2.	Summary of Significant Accounting Policies (continued):

Fair Value of Financial Instruments:

Cash, restricted investments, accounts receivable, short-term borrowings, accounts payable and accrued liabilities are reflected in the consolidated financial statements at book value, which approximates fair value, due to the short-term nature of these instruments. The carrying amounts of the long-term debt under the revolving credit facility and variable rate senior term loan approximate the fair value at December 31, 2012 and 2011 because of the short maturity of these instruments. The fair values of the fixed rate senior notes and junior subordinated debentures at December 31, 2012 and 2011 were determined utilizing current trading prices obtained from indicative market data. See Note 16, Fair Value Measurements.

Derivatives and Hedging:

The Company uses derivative financial instruments to manage its exposures to (1) interest rate fluctuations on its floating rate senior debt; (2) price fluctuations in metal commodities used in its key products; and (3) fluctuations in foreign currency exchange rates. The Company measures those instruments at fair value and recognizes changes in the fair value of derivatives in earnings in the period of change, unless the derivative qualifies as an effective hedge that offsets certain exposures. The Company enters into derivative instrument transactions with financial institutions acting as the counter-party. The Company does not enter into derivative transactions for speculative purposes and, therefore, holds no derivative instruments for trading purposes.

The relationships between hedging instruments and hedged items are formally documented, in addition to the risk management objective and strategy for each hedge transaction. For interest rate swaps, the notional amounts, rates and maturities of our interest rate swaps are closely matched to the related terms of hedged debt obligations. The critical terms of the interest rate swap are matched to the critical terms of the underlying hedged item to determine whether the derivatives used for hedging transactions are highly effective in offsetting changes in the cash flows of the underlying hedged item. If it is determined that a derivative ceases to be a highly effective hedge, we discontinue hedge accounting and recognize all subsequent derivative gains and losses in our statement of comprehensive income.

Derivative instruments designated in hedging relationships that mitigate exposure to the variability in future cash flows of our variable-rate debt or variable cost of key products are considered cash flow hedges. We record all derivative instruments in other assets or other liabilities on our consolidated balance sheets at their fair values. If the derivative is designated as a cash flow hedge and the hedging relationship qualifies for hedge accounting, the effective portion of the change in the fair value of the derivative is recorded in other comprehensive income. Instruments not qualifying for hedge accounting are recognized in our statement of comprehensive income in the period of the change. See Note 15, Derivatives and Hedging.

Translation of Foreign Currencies:

The translation of the Company’s Canadian, Mexican and Australian local currency based financial statements into U.S. dollars is performed for balance sheet accounts using exchange rates in effect at the balance sheet date and for revenue and expense accounts using an average exchange rate during the period. Cumulative translation adjustments are recorded as a component of accumulated other comprehensive income (loss) in stockholders’ equity.

Use of Estimates in the Preparation of Financial Statements:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

2.	Summary of Significant Accounting Policies (continued):

assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for the reporting period. Actual results may differ from these estimates.

3.	Recent Accounting Pronouncements:

The Financial Accounting Standards Board, or the FASB, the SEC, and other accounting organizations or governmental entities from time to time issue new pronouncements or new interpretations of existing accounting standards that require changes to our accounting policies and procedures. To date, the Company Management does not believe any new pronouncements or interpretations have had a material impact on our consolidated results of operations or financial condition, but future pronouncements or interpretations could require the change of policies or procedures.

4.	Acquisitions:

On December 1, 2011, the Hillman Group purchased certain assets of Micasa Trading Corporation (“Micasa”), a Miami, Florida based producer of the Ook™ brand of picture hangers and related products (“Ook” or the “Ook Acquisition”). The aggregate purchase price was $14,811 paid in cash. The asset acquisition met the definition of a business for business combinations.

In addition, subject to fulfillment of certain conditions provided in the purchase agreement, Micasa could earn an additional undiscounted contingent consideration of up to $6,000 to be paid in March 2013. The additional consideration was contingent upon the achievement of a defined gross profit earnings target for the year ended December 31, 2012. The defined gross profit earnings target was not achieved and the fair value of the contingent consideration arrangement was $0 at December 31, 2012.

Micasa was established in 1964 and developed into a major supplier of picture hanging fasteners and innovative parts within the retail hardware market. The Ook™ brand’s excellence in this specialty category strengthens Hillman’s position of providing value-added products and services to home centers and hardware retailers.

The following table reconciles the estimated fair value of the acquired Ook Acquisition assets and assumed liabilities to the total purchase price:

Account receivable	$2,186
Inventory	2,082
Deferred income taxes	854
Goodwill	3,765
Intangibles	7,690

Total assets acquired	16,577
Less:
Liabilities assumed	1,766

Total purchase price	$14,811

The excess of the purchase price over the net assets has been allocated to goodwill and intangible assets based upon an independent valuation appraisal. The intangible assets and goodwill are deductible for income tax purposes over a 15 year life.

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

4.	Acquisitions (continued):

On March 16, 2011, Hillman Group acquired all of the membership interests in TagWorks L.L.C., an Arizona limited liability company (the “TagWorks Acquisition”) for an initial purchase price of approximately $40,000 in cash.

In addition, Hillman Group paid additional consideration of $12,500 to the sellers of TagWorks on October 31, 2011, and also paid additional consideration of $12,500 on March 30, 2012. The March 30, 2012 additional consideration was contingent on the successful achievement of defined revenue and earnings targets for the year ended December 31, 2011.

Founded in 2007, TagWorks provides innovative pet ID tag programs to a leading pet products chain retailer using a unique, patent-protected / patent-pending technology and product portfolio. In conjunction with the TagWorks Acquisition, Hillman Group entered into a seventeen (17) year agreement with KeyWorks-KeyExpress, LLC (“KeyWorks”), a company affiliated with TagWorks, to assign its patent-pending retail key program technology to Hillman Group and to continue to work collaboratively with us to develop next generation key duplicating technology.

The closing of the TagWorks Acquisition occurred concurrently with the offering of $50,000 aggregate principal amount of Hillman Group’s 10.875% Senior Notes due 2018. Hillman Group used the net proceeds of the note offering to fund the TagWorks Acquisition, to repay a portion of indebtedness under its revolving credit facility and to pay related transaction and financing fees. The notes are guaranteed by The Hillman Companies, Inc., Hillman Investment Company and all of the domestic subsidiaries of Hillman Group.

The following table reconciles the estimated fair value of the acquired TagWorks assets and assumed liabilities to the total purchase price:

Account receivable	$735
Inventory	1,086
Other current assets	217
Deferred income taxes	24
Property and equipment	17,403
Goodwill	14,996
Intangibles	34,840

Total assets acquired	69,301
Less:
Liabilities assumed	4,622

Total purchase price	$64,679

The excess of the purchase price over the net assets has been allocated to goodwill and intangible assets based upon an independent valuation appraisal. The intangible assets and goodwill are deductible for income tax purposes over a 15 year life.

Effective December 31, 2011, TagWorks was merged with and into Hillman Group, with Hillman Group as the surviving entity.

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

4.	Acquisitions (continued):

On December 29, 2010, the Hillman Group entered into a Stock Purchase Agreement (the “Agreement”) by and among Serv-A-Lite Products, Inc. (“Servalite”), Thomas Rowe, Mary Jennifer Rowe, and the Hillman Group, whereby the Hillman Group acquired all of the equity interest of Servalite (the “Servalite Acquisition”). The aggregate purchase price was $21,517 paid in cash.

The following table reconciles the fair value of the acquired assets and assumed liabilities to the total purchase price:

Account receivable	$2,633
Inventory	5,485
Other current assets	86
Deferred income taxes	1,341
Property and equipment	49
Goodwill	4,537
Intangibles	9,100

Total assets acquired	23,231
Less:
Liabilities assumed	1,714

Total purchase price	$21,517

The excess of the purchase price over the net assets has been allocated to goodwill and intangible assets based upon an independent valuation appraisal. The intangible assets and goodwill are deductible for income tax purposes over a 15 year life.

Effective March 31, 2011, Servalite was merged with and into Hillman Group, with Hillman Group as the surviving entity.

5.	Related Party Transactions:

The Predecessor was obligated to pay management fees to a subsidiary of CHS in the amount of $58 per month. The Predecessor was also obligated to pay transaction fees to a subsidiary of OTPP in the amount of $26 per month, plus out of pocket expenses. The Successor has recorded management fee charges and expenses from OHCP of $155 for the year ended December 31, 2012, $110 for the year ended December 31, 2011 and no management fee charges for the seven month period ended December 31, 2010. The Predecessor has recorded aggregate management and transaction fee charges and expenses from CHS and OTPP of $438 for the five month period ended May 28, 2010.

Gregory Mann and Gabrielle Mann are employed by the All Points subsidiary of Hillman. All Points leases an industrial warehouse and office facility from companies under the control of the Manns. The Predecessor and Successor have recorded rental expense for the lease of this facility on an arm’s length basis. The Successor recorded rental expense for the lease of this facility in the amount of $311 for each of the years ended December 31, 2012 and 2011 and $181 for the seven month period ended December 31, 2010. The Predecessor recorded rental expense for the lease of this facility in the amount of $130 for the five month period ended May 28, 2010.

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

6.	Income Taxes:

The components of the Company’s income tax provision for the three years ended December 31, 2012 were as follows:

	Successor			Predecessor
	Year ended December 31, 2012	Year ended December 31, 2011	Seven Months ended December 31, 2010	Five Months ended May 28, 2010
Current:
Federal & State	$206	$217	$96	$83
Foreign	344	317	108	73

Total current	550	534	204	156

Deferred:
Federal & State	(5,000)	(5,119)	(4,348)	(2,063)
Foreign	(746)	(271)	38	91

Total deferred	(5,746)	(5,390)	(4,310)	(1,972)

Valuation allowance	28	177	981	(649)

Provision (benefit) for income taxes	$(5,168)	$(4,679)	$(3,125)	$(2,465)

The Company has U.S. federal net operating loss (“NOL”) carryforwards for tax purposes, totaling $62,886 as of December 31, 2012, that are available to offset future taxable income. These carry forwards expire from 2023 to 2032. Management estimates that these losses will be fully utilized prior to the expiration date. No valuation allowance has been provided against the federal NOL. In addition, the Company’s foreign subsidiaries have NOL carryforwards aggregating $4,263 which expire from 2027 to 2032. Management has recorded a valuation reserve of $261 against the deferred tax assets recorded for the foreign subsidiary.

The Company has state net operating loss carryforwards with an aggregate tax benefit of $2,963 which expire from 2013 to 2032. Management estimates that the Company will not be able to utilize some of the loss carryforwards in certain states before they expire. A valuation allowance with a year-end balance of $368 has been recorded for these deferred tax assets. In 2012, the valuation allowance for state net operating loss carryforwards increased by $72. The increase was primarily a result of a change in the estimation of the utilization of the net operating losses in the carryforward years.

The Company has a federal capital loss carryforward of $1,015 as of December 31, 2012. This loss is available to offset future capital gains. This loss will expire from 2013 to 2014 if not utilized. Management has recorded a valuation allowance of $374 for this capital loss carryforward to fully offset the deferred tax asset in 2012. Management estimates that the utilization of this capital loss carryforward is uncertain due to the short carryforward period and the uncertainty of generating sufficient capital gains in the carryforward period. In 2012, the valuation allowance for the capital loss carryforward was decreased by $214 in the twelve month period. The decrease was attributed to utilization in the carryforward period. The Company has $232 of general business tax credit carryforwards which expire from 2017 to 2031. A valuation allowance of $149 has been established for these tax credits. The Company has $9 of foreign tax credit carryforwards which expire from 2020 to 2021. A valuation allowance of $9 has been established for these tax credits.

A deferred tax asset of $1,940 has been recorded for costs that were capitalized in connection with the 2010 Merger Transaction. Costs totaling $5,013 were capitalized in connection with the 2010 Merger Transaction including $1,138 of investment banking fees, $1,370 of consulting fees, $1,964 of legal and accounting fees, and

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

6.	Income Taxes (continued):

$541 of other miscellaneous transaction costs. Certain of these capitalized costs are not amortized under the tax law and can only be recovered for tax purposes under certain circumstances. The Company has established a valuation allowance of $1,940 for the entire amount of the deferred tax asset related to these non-amortizable capitalized costs.

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The table below reflects the significant components of the Company’s net deferred tax assets and liabilities at December 31, 2012 and 2011:

	As of December 31, 2012		As of December 31, 2011
	Current	Non-current	Current	Non-current
Deferred Tax Asset:
Inventory	$5,994	$—	$6,429	$—
Bad debt reserve	1,116	—	1,243	—
Casualty loss reserve	708	308	419	492
Accrued bonus / deferred compensation	1,546	1,592	889	1,377
Litigation settlement accrual	—	—	629	—
Derivative security value	740	—	—	—
Medical insurance reserve	508	—	190	—
Deferred lease incentive	—	422	—	454
Original issue discount amortization	—	536	—	509
Transaction costs	—	3,348	—	3,498
Federal / foreign net operating loss	—	23,164	—	23,233
State net operating loss	—	2,963	—	3,047
Unrecognized tax benefit	—	(3,002)	—	(4,440)
Federal capital loss carry forwards	—	374	—	588
Tax credit carry forwards	—	2,618	—	2,559
All other items	578	835	852	639

Gross deferred tax assets	11,190	33,158	10,651	31,956
Valuation allowance for deferred tax assets	(726)	(2,374)	(743)	(2,236)

Net deferred tax assets	$10,464	$30,784	$9,908	$29,720

Deferred Tax Liability:
Intangible asset amortization	$—	$135,946	$—	$141,169
Property and equipment	—	12,504	—	12,439
All other items	—	283	—	—

Deferred tax liabilities	$—	$148,733	$—	$153,608

Net deferred tax liability		$107,485		$113,980

Long term net deferred tax liability		$117,949		$123,888
Current net deferred tax asset		10,464		9,908
Long term net deferred tax asset		—		—

Net deferred tax liability		$107,485		$113,980

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

6.	Income Taxes (continued):

The objective of accounting for income taxes is to recognize the amount of taxes payable or refundable for the current year and the deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the entity’s financial statements. Hillman is subject to income taxes in the United States and in certain foreign jurisdictions. In general, it is the practice and intention of the Company to reinvest the earnings of its non-U.S. subsidiaries in those operations. As of December 31, 2012, the Company has not made a provision for U.S. or additional foreign withholding taxes on approximately $822 of the excess of the amount for financial reporting over the tax basis of investments in foreign subsidiaries that is indefinitely reinvested. Generally, such amounts become subject to U.S. taxation upon the remittance of dividends and under certain other circumstances. It is not practicable to estimate the amount of deferred tax liability related to investments in these foreign subsidiaries because of the complexities of the hypothetical calculation.

Realization of the net deferred tax assets is dependent on the reversal of deferred tax liabilities and generating sufficient taxable income prior to their expiration. Although realization is not assured, management estimates it is more likely than not that the net deferred tax assets will be realized. The amount of net deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward periods are reduced.

Below is a reconciliation of statutory income tax rates to the effective income tax rates for the periods indicated:

	Successor			Successor
	Year ended December 31, 2012	Year ended December 31, 2011	Seven Months ended December 31, 2010	Five Months ended May 28, 2010
Statutory federal income tax rate	35.0%	35.0%	35.0%	35.0%
Non-U.S. taxes and the impact of non-U.S. losses for which a current tax benefit is not available	-6.1%	-0.9%	-0.4%	-0.1%
State and local income taxes, net of U.S. federal income tax benefit	1.9%	2.5%	3.2%	0.9%
Adjustment of reserve for change in valuation allowance and other items	1.2%	-1.2%	-9.2%	2.3%
Adjustment for change in tax law	-0.4%	-2.6%	0.0%	0.3%
Adjustment of unrecognized tax benefits	11.6%	0.0%	0.0%	-5.6%
Permanent differences:
Interest expense on mandatorily redeemable preferred stock	0.0%	0.0%	0.0%	-6.2%
Stock based compensation expense	0.0%	0.0%	0.0%	-17.5%
Meals and entertainment expense	-1.1%	-0.9%	-0.6%	-0.2%
Other permanent differences	-0.9%	0.0%	0.0%	0.0%
Other adjustments	0.5%	0.5%	0.0%	0.0%

Effective income tax rate	41.7%	32.4%	28.0%	8.9%

The Company has recorded a $1,438 decrease in the reserve for unrecognized tax benefits in the twelve month period ended December 31, 2012 related to the expiration of the statute of limitations for an earlier year. The

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

6.	Income Taxes (continued):

unrecognized tax benefits are shown in the financial statements as a reduction of the deferred tax asset for the Company’s net operating loss carryforwards. A summary of the changes for the last three years follows:

	2012	2011	2010
Unrecognized tax benefits - January 1	$4,440	$4,433	$2,879
Gross increases—tax positions in current period	—	7	1,557
Gross increases—tax positions in prior period	—	—	—
Gross decreases—tax positions in prior period	(1,438)	—	(3)

Unrecognized tax benefits—December 31	$3,002	$4,440	$4,433

Amount of unrecognized tax benefit that, if recognized would affect the company’s effective tax rate	$3,002	$4,440	$4,433

The Company recognizes potential accrued interest and penalties related to unrecognized tax benefits in income tax expense. In conjunction with the adoption of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of FASB No. 109, “Accounting for Income Taxes”, which was codified in ASC 740-10, the Company has not recognized any adjustment of interest or penalties in its consolidated financial statements due to its net operating loss position. The Company does not anticipate a decrease in the unrecognized tax benefits for the tax year ending December 31, 2013.

The Company files a consolidated income tax return in the U.S. and numerous consolidated and separate income tax returns in various states and foreign jurisdictions. As of December 31, 2012, with a few exceptions, the Company is no longer subject to U.S. federal, state, and foreign tax examinations by tax authorities for the tax years prior to 2009. However, the IRS can make adjustments to losses carried forward by the Company from 2004 forward and utilized on its federal return.

7.	Property and Equipment:

Property and equipment, net, consists of the following at December 31, 2012 and 2011:

	Estimated Useful Life (Years)	2012	2011
Land	n/a	$531	$531
Buildings	27	778	772
Leasehold improvements	3-10	5,044	4,797
Machinery and equipment	2-10	102,494	83,518
Furniture and fixtures	3-5	835	684
Construction in process		2,899	3,489

Property and equipment, gross		112,581	93,791
Less: Accumulated depreciation		44,089	27,449

Property and equipment, net		$68,492	$66,342

Machinery and equipment includes capitalized software of $10,972 and $5,287 as of December 31, 2012 and 2011, respectively. Captitalized interest of $109 and $99 was recorded for the years ended December 31, 2012 and 2011, respectively.

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

8.	Other Intangibles:

Intangible assets are amortized over their useful lives and are subject to impairment testing. The values assigned to intangible assets in connection with the Merger Transaction and the acquisitions of Servalite, TagWorks and Ook were determined through separate independent appraisals. In connection with the Merger Transaction, the Company acquired the Quick-Tag™ license for consideration amounting to $11,500. Other intangibles, net as of December 31, 2012 and 2011 consist of the following:

	Estimated Useful Life (Years)	December 31, 2012	Estimated Useful Life (Years)	December 31, 2011
Customer relationships	20	$328,382	20	$326,200
Trademarks—All Others	Indefinite	49,413	Indefinite	49,660
Trademarks—TagWorks	5	240	5	240
Patents	5-20	20,250	5-20	20,200
Quick Tag license	6	11,500	6	11,500
Laser Key license	5	1,250	5	1,250
KeyWorks license	10	4,100	10	4,100
Non compete agreements	5-10	4,450	5.5-10	4,200
Lease agreement	0.5	240	0.5	240

Intangible assets, gross		419,825		417,590
Less: Accumulated amortization		53,181		31,388

Other intangibles, net		$366,644		$386,202

The Predecessor Company’s amortization expense for amortizable assets was $2,678 for the five months ended May 28, 2010. The Successor Company’s amortization expense for amortizable assets was $21,752, $20,717 and $10,669 for the years ended December 31, 2012 and 2011 and the seven months ended December 31, 2010, respectively. For the years ending December 31, 2013, 2014, 2015, 2016 and 2017, the Successor’s amortization expense for amortizable assets is estimated to be $21,544, $21,544, $20,883, $18,952 and $18,098, respectively.

9.	Long-Term Debt:

On May 28, 2010, the Company and certain of its subsidiaries completed the financing on a $320,000 senior secured first lien credit facility (the “Senior Facilities”), consisting of a $290,000 term loan and a $30,000 revolving credit facility (“Revolver”). The term loan portion of the Senior Facilities had a six year term and the Revolver had a five year term. Prior to a subsequent amendment, the Senior Facilities provided borrowings at interest rates based on a EuroDollar rate plus a margin of 3.75% (the “EuroDollar Margin”), or a base rate (the “Base Rate”) plus a margin of 2.75% (the “Base Rate Margin”). The EuroDollar rate was subject to a minimum floor of 1.75% and the Base Rate was subject to a minimum floor of 2.75%.

The Senior Facilities contain financial and operating covenants which require the Company to maintain certain financial ratios, including a secured leverage ratio. This debt agreement provides for customary events of default, including, but not limited to, payment defaults, breach of representations or covenants, cross-defaults, bankruptcy events, failure to pay judgments, attachment of its assets, change of control and the issuance of an order of dissolution. Certain of these events of default are subject to notice and cure periods or materiality thresholds. The occurrence of an event of default permits the lenders under the Senior Facilities to accelerate repayment of all amounts due.

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

9.	Long-Term Debt (continued):

Effective April 18, 2011, the Company completed an amendment to the credit agreement governing its Senior Facilities. The Senior Facilities amendment eliminated the total leverage and interest coverage covenants and reduced the secured leverage covenant to 4.75x with no future step downs. The term loan pricing was modified to reduce the Eurodollar Margin and the Base Rate Margin by 25 basis points and reduce the floor on Eurodollar and Base Rate Loans by an additional 25 basis points. In connection with the amendment to the credit agreement, the Company incurred loan discount costs of $1,250. As the modification of the Senior Facilities agreement was not substantial, the unamortized loan discount and debt issuance costs will be amortized over the term of the amended Senior Facilities. The Company was in compliance with all provisions and covenants of the amended Senior Facilities as of December 31, 2012.

Effective November 4, 2011, the Company entered into a Joinder Agreement to its credit agreement under the existing Senior Facilities (the “2011 Incremental Facility”). The 2011 Incremental Facility increased the aggregate term loan commitments available to Hillman Group under the Senior Facilities by $30,000. In connection with the 2011 Incremental Facility, the Company incurred loan discount costs of $750. As the modification of the Senior Facilities agreement was not substantial, the unamortized loan discount costs will be amortized over the term of the amended Senior Facilities. The aggregate principal amount of commitments under the Senior Facilities, after giving effect to the 2011 Incremental Facility, was $350,000. The Company used the proceeds for general corporate purposes.

Effective November 7, 2012, the Company entered into a Joinder Agreement to its credit agreement under the existing Senior Facilities (the “2012 Incremental Facility”). The 2012 Incremental Facility increased the aggregate term loan commitments available to Hillman Group under the Senior Facilities by $76,800. Subject to the conditions precedent to each funding date described in Section 17 of the 2012 Incremental Facility, the Company may make two drawings under the 2012 Incremental Facility on any business day after November 7, 2012 and prior to April 1, 2013. On February 19, 2013, the Company drew down on funds from the 2012 Incremental Facility in order to fund the permitted acquisition of Paulin. The aggregate principal amount of commitments under the Senior Facilities, after giving effect to the 2012 Incremental Facility, was $420,000.

Concurrently with the Merger Transaction, Hillman Group issued $150,000 aggregate principal amount of its senior notes due 2018 (the “10.875% Senior Notes”). On March 16, 2011, Hillman Group completed an offering of $50,000 aggregate principal amount of its 10.875% Senior Notes. Hillman Group received a premium of $4,625 on the $50,000 10.875% Senior Notes offering. On December 21, 2012, Hillman Group completed an offering of $65,000 aggregate principal amount of its temporary 10.875% Senior Notes. Hillman Group received a premium of $4,225 on the $65,000 temporary 10.875% Senior Notes offering. The temporary 10.875% Senior Notes were mandatorily exchanged for a like aggregate principal amount of 10.875% Senior Notes on February 19, 2013 in connection with the acquisition of Paulin. The 10.875% Senior Notes are guaranteed by The Hillman Companies, Inc., Hillman Investment Company and all of the domestic subsidiaries of Hillman Group. Hillman Group pays interest on the 10.875% Senior Notes semi-annually on June 1 and December 1 of each year.

The Company pays interest to the Hillman Group Capital Trust (“Trust”) on the Junior Subordinated Debentures underlying the Trust Preferred Securities at the rate of 11.6% per annum on their face amount of $105,443, or $12,231 per annum in the aggregate. The Trust distributes an equivalent amount to the holders of the Trust Preferred Securities. Pursuant to the Indenture that governs the Trust Preferred Securities, the Trust is able to defer distribution payments to holders of the Trust Preferred Securities for a period that cannot exceed 60 months

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

9.	Long-Term Debt (continued):

(the “Deferral Period”). During a Deferral Period, the Company is required to accrue the full amount of all interest payable, and such deferred interest payable would become immediately payable by the Company at the end of the Deferral Period.

As of December 31, 2012 and 2011, long-term debt is summarized as follows:

	2012	2011
Revolving credit agreement	$—	$—
Term Loan B	310,927	313,750
10.875% Senior Notes (1)	272,942	204,248
Capital leases and other obligations	1,064	134

	584,933	518,132
Less: amounts due in one year	4,019	3,231

Long-term debt	$580,914	$514,901

(1)	The 2012 amount includes $65,000 in aggregate principal amount of temporary 10.875% Senior Notes which were mandatorily exchanged for a like aggregate principal amount of 10.875% Senior Notes on February 19, 2013 in connection with the Paulin Acquisition.

The aggregate minimum principal maturities of the long-term debt excluding the discount of $1,448 on Term Loan B and unamortized premium of $7,942 on the 10.875% Senior Notes for each of the five years following December 31, 2012 are as follows:

Amount
2013	$4,019
2014	3,333
2015	3,267
2016	3,242
2017	299,578
2018 and thereafter	265,000

As of December 31, 2012, the Company had $24,444 available under its revolving credit agreement and letter of credit commitments outstanding of $5,556. The Company had outstanding debt of $313,439 under its secured credit facilities at December 31, 2012, consisting of $312,375 in Term B-2 loans and $1,064 in capitalized lease and other obligations. The term loan consisted of $312,375 in Term B-2 Loans currently at a three (3) month LIBOR rate of 5.00%. The capitalized lease and other obligations were at various interest rates.

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

10.	Leases:

Certain warehouse, office space and equipment are leased under capital and operating leases with terms in excess of one year. Future minimum lease payments under non-cancellable leases consisted of the following at December 31, 2012:

	Capital Leases	Operating Leases
2013	$830	$7,114
2014	141	6,267
2015	71	5,160
2016	43	5,041
2017	3	4,683
Later years	—	28,716

Total minimum lease payments	1,088	$56,981

Less amounts representing interest	(24)

Present value of net minimum lease payments (including $819 currently payable)	$1,064

The rental expense for all operating leases was $8,787, $9,039, $4,989, and $3,616 for the Successor years ended December 31, 2012 and 2011, seven months ended December 31, 2010 and Predecessor five months ended May 28, 2010, respectively. Certain leases are subject to terms of renewal and escalation clauses.

11.	Deferred Compensation Plan:

The Company maintains a deferred compensation plan for key employees (the “Nonqualified Deferred Compensation Plan” or “NQDC”) which allows the participants to defer up to 25% of salary and commissions and up to 100% of bonuses to be paid during the year and invest these deferred amounts into certain Company directed mutual fund investments, subject to the election of the participants. The Company is permitted to make a 25% matching contribution on deferred amounts up to $10, subject to a five year vesting schedule.

As of December 31, 2012 and 2011, the Company’s consolidated balance sheets included $4,245 and $3,754, respectively, in restricted investments representing the assets held in mutual funds to fund deferred compensation liabilities owed to the Company’s current and former employees. The current portion of the restricted investments was $846 and $364 as of December 31, 2012 and 2011, respectively.

The assets held in the NQDC are classified as an investment in trading securities. The Company recorded trading gains and offsetting compensation expense of $329 and $19 for the years ended December 31, 2012 and 2011, respectively. The Company recorded trading gains and offsetting compensation expense of $16 for the five months ended May 28, 2010 and $283 for the seven months ended December 31, 2010.

During the years ended December 31, 2012 and 2011, distributions from the deferred compensation plan aggregated $357 and $233, respectively. During the five months ended May 28, 2010, distributions from the deferred compensation plan aggregated $274 and there were no distributions during the seven months ended December 31, 2010.

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

12.	Guaranteed Preferred Beneficial Interest in the Company’s Junior Subordinated Debentures:

In September 1997, The Hillman Group Capital Trust, a Grantor trust, completed a $105,446 underwritten public offering of 4,217,724 11.6% Trust Preferred Securities (“TOPrS”). The Trust invested the proceeds from the sale of the preferred securities in an equal principal amount of 11.6% Junior Subordinated Debentures of Hillman due September 2027.

The Trust distributes monthly cash payments it receives from the Company as interest on the debentures to preferred security holders at an annual rate of 11.6% on the liquidation amount of $25.00 per preferred security.

In connection with the public offering of TOPrS, the Trust issued $3,261 of trust common securities to the Company. The Trust invested the proceeds from the sale of the trust common securities in an equal principal amount of 11.6% Junior Subordinated Debentures of Hillman due September 2027. The Trust distributes monthly cash payments it receives from the Company as interest on the debentures to the Company at an annual rate of 11.6% on the liquidation amount of the common security.

The Company may defer interest payments on the debentures at any time, for up to 60 consecutive months. If this occurs, the Trust will also defer distribution payments on the preferred securities. The deferred distributions, however, will accumulate interest at a rate of 11.6% per annum. The Trust will redeem the preferred securities when the debentures are repaid, or at maturity on September 30, 2027. The Company may redeem the debentures before their maturity at a price equal to 100% of the principal amount of the debentures redeemed, plus accrued interest. When the Company redeems any debentures before their maturity, the Trust will use the cash it receives to redeem preferred securities and common securities as provided in the trust agreement. The Company guarantees the obligations of the Trust on the Trust Preferred Securities.

The Company has determined that the Trust is a variable interest entity and the holders of the Trust Preferred Securities are the primary beneficiaries of the Trust. Accordingly, the Company has de-consolidated the Trust. Summarized below is the financial information of the Trust as of December 31, 2012:

Non-current assets—junior subordinated debentures—preferred	$111,871
Non-current assets—junior subordinated debentures—common	3,261

Total assets	$115,132

Non-current liabilities—trust preferred securities	$111,871
Stockholder’s equity—trust common securities	3,261

Total liabilities and stockholders’ equity	$115,132

The non-current assets for the Trust relate to its investment in the 11.6% junior subordinated deferrable interest debentures of Hillman due September 30, 2027.

The TOPrS constitute mandatorily redeemable financial instruments. The Company guarantees the obligations of the Trust on the Trust Preferred Securities. Accordingly, the guaranteed preferred beneficial interest in the Company’s junior subordinated debentures is presented in long-term liabilities in the accompanying consolidated balance sheet.

On May 28, 2010, the Junior Subordinated Debentures were recorded at the fair value of $116,085 based on the price underlying the Trust Preferred Securities of $26.75 per share upon close of trading on the American Stock Exchange on that date plus the liquidation value of the trust common securities. The Company is amortizing the premium on the Junior Subordinated Debentures of $7,381 over their remaining life.

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

13.	Common and Preferred Stock:

Common Stock

Prior to the Merger Transaction, The Hillman Companies, Inc. had three classes of common stock. Immediately prior to the consummation of the Merger Transaction, the Company had (i) 23,141 authorized shares of Class A Common Stock, 6,201 of which were issued and outstanding, (ii) 2,500 authorized shares of Class B Common Stock, 970.6 of which were issued and outstanding, and (iii) 30,109 authorized shares of Class C Common Stock, 2,787.1 of which issued and outstanding.

Each share of Class A Common Stock entitled its holder to one vote. Each holder of Class A Common Stock was entitled at any time to convert any or all of such shares into an equal number of shares of Class C Common Stock. Holders of Class B Common Stock had no voting rights. The Class B Common Stock was initially purchased by and issued to certain members of the Company’s management and was subject to vesting over five years in connection with the acquisition of The Hillman Companies, Inc. by affiliates of CHS and OTPP in 2004. Each share of Class C Common Stock entitled its holder to one vote, provided that the aggregate voting power of Class C Common Stock (with respect to the election of directors) could not exceed 30%. Each holder of Class C Common Stock was entitled at any time to convert any or all of the shares into an equal number of shares of Class A Common Stock.

Upon consummation of the Merger Transaction, each share of Class A Common Stock, Class B Common Stock and Class C Common Stock of The Hillman Companies, Inc. issued and outstanding immediately prior thereto (other than as set forth in the immediately preceding sentence), as well as each outstanding option to purchase any such shares of common stock, was converted into the right to receive, in cash, a portion of the merger consideration in the Merger Transaction. Certain shares held by Company management were contributed by the holders thereof to Holdco in exchange for shares of Holdco.

After consummation of the Merger Transaction, The Hillman Companies, Inc. has one class of common stock. All outstanding shares of The Hillman Companies, Inc. common stock are owned by Holdco.

Under the terms of the Stockholders Agreement for the Holdco Common Stock, management shareholders have the ability to put their shares back to Holdco under certain conditions, including death or disability. ASC 480-10-S99 requires shares to be classified outside of permanent equity if they can be redeemed and the redemption is not solely within control of the issuer. Further, if it is determined that redemption of the shares is probable, the shares are marked to redemption value which equals fair value at each balance sheet date with the change in fair value recorded in additional paid-in capital. Accordingly, the 198.3 shares of common stock held by management are recorded outside permanent equity and were adjusted to the fair value of $14,116 as of December 31, 2012 and $12,247 as of December 31, 2011.

Preferred Stock:

Immediately prior to the Merger Transaction, The Hillman Companies, Inc. had 238,889 authorized shares of its Class A Preferred Stock, 82,104.8 of which were issued and outstanding and 13,450.7 of which were reserved for issuance upon the exercise of options to purchase shares of its Class A Preferred Stock. Holders of The Hillman Companies, Inc.’s Class A Preferred Stock were not entitled to any voting rights and were entitled to preferential dividends that accrued on a daily basis.

In addition, prior to the Merger Transaction, Hillman Investment Company, a subsidiary of The Hillman Companies, Inc. had 166,667 authorized shares of its Class A Preferred Stock, 57,282.4 of which were issued and

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

13.	Common and Preferred Stock (continued):

outstanding and 9,384.2 of which were reserved for issuance upon the exercise of options to purchase shares of its Class A Preferred Stock. Holders of Hillman Investment Company’s Class A Preferred Stock were not entitled to any voting rights and were entitled to preferential dividends that accrued on a daily basis.

Hillman Investment Company Class A Preferred Stock was mandatorily redeemable on March 31, 2028 and, prior to the Merger Transaction, was classified as debt in the Company’s consolidated balance sheets. The Hillman Investment Company Class A Preferred Stock was redeemable at its liquidation value of one thousand dollars per share plus all accumulated and unpaid dividends. Dividends on the mandatorily redeemable Class A Preferred Stock were $4,911 for the Predecessor five months ended May 28, 2010. The dividends on the mandatorily redeemable Class A Preferred Stock were recorded as interest expense in the accompanying consolidated statements of operations.

In connection with the 2004 acquisition of the Company, options in a predecessor to the Company were cancelled and converted into rights to receive options to purchase 3,895.16 shares of The Hillman Companies, Inc. Class A Preferred Stock and 2,717.55 shares of Hillman Investment Company Class A Preferred Stock (collectively the “Purchased Options”). The Purchased Options had a weighted average strike price of $170.69 per share. The fair value of the Hillman Investment Company Class A Preferred Stock options has been included with the underlying security in the accompanying consolidated balance sheets. Security instruments with a redemption date that is certain to occur are to be classified as liabilities. The Hillman Companies, Inc. Class A Preferred Stock options, which had a March 31, 2028 expiration date, were classified at their fair value in the liability section of the consolidated balance sheets. To the extent the Company pays a dividend to holders of the Class A Preferred Stock and the Hillman Investment Company Class A Preferred Stock, the Purchased Option holder was entitled to receive an amount equal to the dividend which would have been paid if the Purchased Options had been exercised on the date immediately prior to the record date for the dividend. Dividends on the Purchased Options were recorded as interest expense in the accompanying consolidated statement of operations. Additionally, under the terms of the ESA, the Purchased Options could be put back to the Company at fair value if employment was terminated.

The initial and subsequent valuations of the Purchased Options were measured at fair value with the change in fair value recognized as interest expense. Interest expense of $577 was recorded for the Predecessor five months ended May 28, 2010 to recognize the increase in fair value of the Purchased Options.

Upon consummation of the Merger Transaction, each share of The Hillman Companies, Inc.’s Class A Preferred Stock issued and outstanding immediately prior thereto, as well as each outstanding option to purchase any such shares of preferred stock, was converted into the right to receive an amount, in cash, equal to the liquidation value thereof plus all accrued and unpaid dividends on such shares as of the effective time of the Merger Transaction. In addition, at closing of the Merger Transaction, Hillman Investment Company redeemed each outstanding share of its Class A Preferred Stock at an amount equal to the liquidation value thereof plus all accrued and unpaid dividends on such shares as of the effective time of the Merger Transaction. Options to purchase shares of Hillman Investment Company’s Class A Preferred Stock were cancelled in exchange for a similar cash payment.

14.	Stock-Based Compensation:

2004 Common Stock Option Plan:

On March 31, 2004, the Predecessor adopted its 2004 Common Stock Option Plan following Board of Director and shareholder approval. Grants under the 2004 Common stock Option Plan consisted of nonqualified stock

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

14.	Stock-Based Compensation (continued):

options for the purchase of Class B Common Shares. The stock options issued under the 2004 Common Stock Option Plan were accounted for in a manner consistent with the underlying security. Therefore, the Class B Common Stock Options were adjusted to the fair value of the Class B Common shares less the strike price of the Class B Common shares adjusted for the proportion of employee service.

Compensation expense of $3,784 was recorded in the accompanying consolidated statements of operations for the Predecessor five months ended May 28, 2010.

In connection with the Merger Transaction, the 2004 Common Stock Option Plan was terminated, and all options outstanding thereunder were cancelled with the holder receiving a per share amount in cash equal to the per share Merger Transaction consideration less the applicable exercise price.

Preferred Option Plan:

On March 31, 2004, certain members of the Predecessor Company’s management were granted options to purchase 9,555.5 shares of Class A Preferred Stock and 6,666.7 shares of Hillman Investment Company Class A Preferred Stock (collectively the “Preferred Options”). The Preferred Options were granted with an exercise price of one thousand dollars per share which was equal to the value of the underlying Preferred Stock. The Preferred Options were subject to vesting over five years with 20% vesting on each anniversary of the Merger Transaction. Holders of the Preferred Options were entitled to accrued dividends as if the underlying Preferred Stock were issued and outstanding as of the grant date.

Accounting guidance required that stock-based compensation awards are classified as liabilities if the underlying security is classified as a liability. Therefore, the Preferred Options were treated as liability classified awards.

Accounting guidance allows nonpublic entities, such as the Company, to make a policy decision as to whether to measure its liability awards at fair value or intrinsic value. The Company’s management has determined that the lack of an active market, trading restrictions and absence of any trading history preclude the reasonable estimate of fair value. Regardless of the valuation method selected, a nonpublic entity is required to re-measure its liabilities under share based payment awards at each reporting date until settlement. Accordingly, the Company elected to use the intrinsic value method to value the Preferred Options at the end of each reporting period pro-rated for the portion of the service period rendered. Compensation expense of $1,410 was recognized in the accompanying consolidated statements of operations for the Predecessor five month period ended May 28, 2010.

In connection with the Merger Transaction, the options to purchase shares of The Hillman Companies, Inc.’s and Hillman Investment Company’s Class A Preferred Stock were cancelled with the holder receiving a per share amount in cash equal to the per share Merger Transaction consideration less the applicable exercise price.

Class B Shares:

The outstanding shares of Class B Common Stock were subject to vesting over five years with 20% of the shares vesting on each anniversary of the Merger Transaction. Vested shares of the Class B Common Stock could be put back to the Company at fair value upon termination. Unvested shares of the Class B Common Stock could be put back to the Company at the lesser of fair value or cost. Accordingly, the value of the Class B common shares was adjusted at each balance sheet date to fair value for the proportion of consideration received in the form of employee service plus an amount equal to the lesser of fair value or original cost for the proportion of the Class B common shares for which employee service had not been recognized. The Class B common shares were fully vested as of March 31, 2009.

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

14.	Stock-Based Compensation (continued):

Compensation expense of $13,859 was recorded in the accompanying consolidated statements of operations for the Predecessor five months ended May 28, 2010.

Upon consummation of the Merger Transaction, the Class B Common Stock issued and outstanding immediately prior thereto was converted into the right to receive, in cash, a portion of the merger consideration in the Merger Transaction. Certain shares held by Company management were contributed by the holders thereof to Holdco in exchange for shares of Holdco.

OHCP HM Acquisition Corp. 2010 Stock Option Plan:

Effective May 28, 2010, Holdco established the OHCP HM Acquisition Corp. 2010 Stock Option Plan, as amended (the “Option Plan”), pursuant to which Holdco may grant options for up to an aggregate of 40,689 shares of its common stock. The Option Plan is administered by a committee of the Holdco board of directors. Such committee determines the terms of each option grant under the Option Plan, except that the exercise price of any granted option may not be lower than the fair market value of one share of common stock of Holdco as of the date of grant.

Under the Option Plan, the Company granted 32,284 options in 2010, 1,030 options in 2011 and 7,375 common options in 2012. The options were granted with an exercise price which was equal to the grant date fair value of the underlying securities.

Option holders are not required by the terms of the Option Agreement or the Stockholders Agreement to hold the shares for any period of time following exercise. Since the arrangement permits the holders to put the shares back without being exposed to the risks and rewards of the share for a reasonable period of time then liability classification is required. Consistent with past practice, the Company has elected to use the intrinsic value method to value the options.

Stock options granted to management under the Option Plan are divided into three equal vesting tranches. The first tranche is a service-based award which vests ratably over five years, subject to the optionee’s continued employment with the Company on each vesting date. The Company will recognize compensation costs for the portion of the awards that are service based over the requisite service period for each of the five separate vesting service periods. The second tranche is performance-based and vests ratably over five years, subject to both the optionee’s continued employment on each vesting date and the achievement of Company performance targets. Again, compensation costs will be recognized for the performance based awards over the requisite service period for each of the five separate vesting service periods. However, if achievement of the applicable performance target is not probable, no compensation cost will be recorded. The third tranche of each stock option grant is outcome-based and depends on OHCP receiving a certain rate of return upon a change in control, provided that the optionee is still employed by the Company at the time of such change in control. This provision would be viewed as having a performance condition due to the change in control requirement and that condition would only be probable at the time that the change in control occurred, and accordingly, the Company will not recognize compensation expense for the third tranche until a change in control is deemed to be probable.

The Company has elected to use the intrinsic value method to value the options at the end of each reporting period. The intrinsic value of the common shares exceeded the exercise price of the options at December 31, 2012, and therefore, compensation expense of $714 was recorded in the accompanying consolidated statements of operations for the year ended December 31, 2012. The intrinsic value of the common shares was equal to the

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

14.	Stock-Based Compensation (continued):

exercise price at December 31, 2011 and 2010, and therefore, no compensation expense was recorded in the accompanying consolidated statements of operations for the year ended December 31, 2011 or the Successor seven month period ended December 31, 2010.

15.	Derivatives and Hedging:

The Company uses derivative financial instruments to manage its exposures to (1) interest rate fluctuations on its floating rate senior debt; (2) price fluctuations in metal commodities used in its key products; and (3) fluctuations in foreign currency exchange rates. The Company measures those instruments at fair value and recognizes changes in the fair value of derivatives in earnings in the period of change, unless the derivative qualifies as an effective hedge that offsets certain exposures.

Interest Rate Swap Agreements—On August 29, 2008, the Company entered into an Interest Rate Swap Agreement (“2008 Swap”) with a three-year term for a notional amount of $50,000. The 2008 Swap fixed the interest rate at 3.41% plus applicable interest rate margin.

The 2008 Swap was designated as a cash flow hedge, and prior to its termination on May 24, 2010, it was reported on the consolidated balance sheet in other non-current liabilities with a related deferred charge recorded as a component of other comprehensive income in shareholders’ equity. For the Predecessor five month period ended May 28, 2010, interest expense in the accompanying consolidated statement of comprehensive income includes a $1,579 charge incurred to terminate the 2008 Swap.

On June 24, 2010, the Company entered into a forward Interest Rate Swap Agreement (the “2010 Swap”) with a two-year term for a notional amount of $115,000. The forward start date of the 2010 Swap was May 31, 2011 and its termination date is May 31, 2013. The 2010 Swap fixes the interest rate at 2.47% plus the applicable interest rate margin.

The 2010 Swap was initially designated as a cash flow hedge. Effective April 18, 2011, the Company executed the second amendment to the credit agreement which modified the interest rate on the Senior Facilities. The critical terms for the 2010 Swap no longer matched the terms of the amended Senior Facilities and the 2010 Swap was de-designated. As a result, $643 of previously unrecognized losses recorded as a component of other comprehensive income were recognized as interest expense in year ended December 31, 2011.

At December 31, 2012, the fair value of the 2010 Swap was $(418) and was reported on the condensed consolidated balance sheet in other current liabilities with a reduction in interest expense recorded in the statement of comprehensive income for the favorable change in fair value since December 31, 2011. The fair value of the 2010 Swap was $(1,205) as of December 31, 2011 and was reported on the condensed consolidated balance sheet in other non-current liabilities.

Metal Swap Agreements—On April 20, 2012, the Company entered into a Commodity Metal Swap Agreement (the “2012 Metal Swap No. 1”) with an approximate eight-month term for 35 MT of copper at a notional amount of $294.7. The maturity date is December 31, 2012 and the 2012 Metal Swap No. 1 fixes the copper price at $8.42 per MT.

On May 30, 2012, the Company entered into a Commodity Metal Swap Agreement (the “2012 Metal Swap No. 2”) with an approximate seven-month term for 10 MT of copper at a notional amount of $77.9. The maturity date is December 31, 2012 and the 2012 Metal Swap No. 2 fixes the copper price at $7.79 per MT.

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

15.	Derivatives and Hedging (continued):

On May 30, 2012, the Company entered into a Commodity Metal Swap Agreement (the “2012 Metal Swap No. 3”) with an approximate ten-month term for 35 MT of copper at a notional amount of $272.5. The maturity date is March 31, 2013 and the 2012 Metal Swap No. 3 fixes the copper price at $7.785 per MT.

The Company uses metal commodity swap agreements to hedge anticipated purchases of key blanks which can fluctuate with changes in copper prices. The Company’s current metal swap agreements do not qualify for hedge accounting treatment because they do not meet the provisions specified in ASC 815. Accordingly, the gain or loss on these derivatives is recognized in current earnings.

At December 31, 2012, the fair value of 2012 Metal Swap No. 1 was $17 and was reported on the consolidated balance sheet in other current assets with a decrease in cost of sales recorded in the statement of comprehensive income for the favorable change in fair value since the inception date in the second quarter of 2012. At December 31, 2012, the fair value of 2012 Metal Swap No. 2 and 2012 Metal Swap No. 3 was ($6) and was reported on the consolidated balance sheet in other current liabilities with an increase in cost of sales recorded in the statement of comprehensive income for the unfavorable change in fair value since the inception dates in the second quarter of 2012.

Foreign Currency Forward Contract—On December 18, 2012, the Company entered into a Foreign Currency Forward Contract (the “2012 FX Contract”) with an approximate six-month term for a notional amount of C$105,000. The 2012 FX Contract maturity date is May 21, 2013 and fixes the Canadian to US dollar forward exchange rate at 0.9989. The purpose of the 2012 FX Contract is to manage the Company’s exposure to fluctuations in the exchange rate of the Canadian dollar investment used in the Paulin Acquisition.

At December 31, 2012, the fair value of the 2012 FX Contract was ($1,475) and was reported on the consolidated balance sheet in other current liabilities with an increase in other expense recorded in the statement of comprehensive income for the unfavorable change in fair value since its inception.

The Company does not enter into derivative transactions for speculative purposes and, therefore, holds no derivative instruments for trading purposes.

16.	Fair Value Measurements:

The Company uses the accounting guidance that applies to all assets and liabilities that are being measured and reported on a fair value basis. The guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The guidance also establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. Assets and liabilities carried at fair value are classified and disclosed in one of the following three categories:

Level 1:	Quoted market prices in active markets for identical assets or liabilities.

Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data.

Level 3:	Unobservable inputs reflecting the reporting entity’s own assumptions.

The accounting guidance establishes a hierarchy which requires an entity to maximize the use of quoted market prices and minimize the use of unobservable inputs. An asset or liability’s level is based on the lowest level of input that is significant to the fair value measurement.

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

16.	Fair Value Measurements (continued):

The following table sets forth the Company’s financial assets and liabilities that were measured at fair value on a recurring basis during the period, by level, within the fair value hierarchy:

	As of December 31, 2012
	Level 1	Level 2	Level 3	Total
Trading securities	$4,245	$—	$—	$4,245
Interest rate swap	—	(418)	—	(418)
Foreign exchange forward contract	—	(1,475)	—	(1,475)
Metal commodity swaps	—	(11)	—	(11)

	As of December 31, 2011
	Level 1	Level 2	Level 3	Total
Trading securities	$3,754	$—	$—	$3,754
Interest rate swaps	—	(1,205)	—	(1,205)

Trading securities are valued using quoted prices on an active exchange. Trading securities represent assets held in a Rabbi Trust to fund deferred compensation liabilities and are included as restricted investments on the accompanying consolidated balance sheets.

For the year ended December 31, 2012, the unrealized gains on these securities of $329 were recorded as other income by the Successor Company. An offsetting entry for the same amount, increasing the deferred compensation liability and compensation expense within SG&A, was also recorded.

For the year ended December 31, 2011, the unrealized gains on these securities of $19 were recorded as other income by the Successor Company. An offsetting entry for the same amount, increasing the deferred compensation liability and compensation expense within SG&A, was also recorded.

For the Predecessor five months ended May 28, 2010, the unrealized gains on these securities of $16 were recorded as other income. For the Successor seven months ended December 31, 2010, the unrealized gains on these securities of $283 were recorded as other income. In each period, an offsetting entry, for the same amount, increasing the deferred compensation liability and compensation expense within SG&A was also recorded.

The Company utilizes interest rate swap contracts to manage its targeted mix of fixed and floating rate debt, and these swaps are valued using observable benchmark rates at commonly quoted intervals for the full term of the swaps. The 2010 Swap was included in other current liabilities as of December 31, 2012 and in other non-current liabilities as of December 31, 2011 on the accompanying consolidated balance sheet.

The Company utilizes a foreign exchange forward contract to manage its exposure to currency fluctuations in the Canadian dollar versus the U.S. dollar. This forward contract is valued using observable benchmark rates at commonly quoted intervals for the full term of the forward contract. The foreign exchange forward contract was included in other current liabilities as of December 31, 2012 on the accompanying consolidated balance sheet.

The Company utilizes metal commodity swap contracts to manage its exposure to price fluctuations in metal commodities used in its key products, and these swaps are valued using observable benchmark rates at commonly quoted intervals for the full term of the swaps. The metal commodity swap contracts were included in other current assets and liabilities as of December 31, 2012 on the accompanying consolidated balance sheet.

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

16.	Fair Value Measurements (continued):

The fair value of the Company’s fixed rate senior notes and junior subordinated debentures as of December 31, 2012 and 2011 were determined by utilizing current trading prices obtained from indicative market data.

	December 31, 2012		December 31, 2011
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
10.875% Senior Notes	$272,942	$283,881	$204,248	$197,250
Junior Subordinated Debentures	115,132	128,949	115,411	129,371

17.	Commitments and Contingencies:

The Company self-insures its product liability, automotive, workers’ compensation and general liability losses up to $250 per occurrence. Catastrophic coverage has been purchased from third party insurers for occurrences in excess of $250 up to $40,000. The two risk areas involving the most significant accounting estimates are workers’ compensation and automotive liability. Actuarial valuations performed by the Company’s outside risk insurance expert were used by the Company’s management to form the basis for workers’ compensation and automotive liability loss reserves. The actuary contemplated the Company’s specific loss history, actual claims reported, and industry trends among statistical and other factors to estimate the range of reserves required. Risk insurance reserves are comprised of specific reserves for individual claims and additional amounts expected for development of these claims, as well as for incurred but not yet reported claims. The Company believes that the liability of approximately $2,626 recorded for such risk insurance reserves is adequate as of December 31, 2012, but due to judgments inherent in the reserve estimate, it is possible that the ultimate costs will differ materially from this estimate.

As of December 31, 2012, the Company has provided certain vendors and insurers letters of credit aggregating $5,556 related to its product purchases and insurance coverage of product liability, workers’ compensation and general liability.

The Company self-insures its group health claims up to an annual stop loss limit of $200 per participant. Aggregate coverage is maintained for annual group health insurance claims in excess of 125% of expected claims. Historical group insurance loss experience forms the basis for the recognition of group health insurance reserves. Provisions for losses expected under these programs are recorded based on an analysis of historical insurance claim data and certain actuarial assumptions. The Company believes that the liability of approximately $2,045 recorded for such group health insurance reserves is adequate as of December 31, 2012, but due to judgments inherent in the reserve estimation process it is possible that the ultimate costs will differ materially from this estimate.

On November 23, 2011, Steelworks Hardware LLC, the owner of the Steelworks trademark and a party to a licensing and marketing agreement with Hillman that originated in 2005 and automatically renewed for a three year period beginning in May 2010, filed a complaint against Hillman Group, Ace Hardware Corporation, Lowe’s Companies, Inc., Lowe’s Home Centers, Inc. and True Value Company in the United States District Court for the Northern District of Illinois Eastern Division. The complaint alleged a series of claims against Hillman Group and the other named defendants, including trademark and trade dress infringement in violation of the Lanham Act, violations of Illinois Consumer Fraud and Unfair Trade Practices Acts and common law breach of contract, conspiracy and tort claims.

On March 20, 2012, the Company agreed to pay $1,635 to Steelworks Hardware LLC in full settlement of all alleged claims and plaintiff legal fees in this matter. The settlement cost and plaintiff legal fees were recorded in our consolidated results of operations for the year ended December 31, 2011.

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

17.	Commitments and Contingencies (continued):

On May 4, 2010, Hy-Ko filed a complaint against Hillman Group, and Kaba Ilco Corp., a manufacturer of blank replacement keys, in the United States District Court for the Northern District of Ohio Eastern Division, alleging that the defendants engaged in violations of federal and state antitrust laws regarding their business practices relating to automatic key machines and replacement keys. Hy-Ko’s May 4, 2010 filing against the Company was based, in part, on the Company’s previously-filed claim against Hy-Ko alleging infringement of certain patents of the Company. A claim construction hearing on the Company’s patent infringement claim against Hy-Ko occurred in September 2010. A ruling on the claim construction hearing was handed down on November 22, 2011 and was favorable to the Company’s position.

On November 7, 2012, the Company entered into a mutual release, covenant not to sue, patent license, and settlement agreement with Hy-Ko for settlement of both the antitrust case and patent infringement case. In consideration for a payment from Hy-Ko, the Company granted fully paid-up, worldwide, non-transferable, irrevocable, non-exclusive licenses under two of the Company’s patents for several of Hy-Ko’s existing commercialized automated key-cutting equipment. In addition, the Company agreed to make a payment to Hy-Ko in full settlement of all alleged claims in the antitrust matter. All claims and counterclaims between Hy-Ko and the Company in both the patent case and the antitrust case have been dismissed with prejudice. The sale of the license and the settlement cost were recorded in net sales and SG&A expense, respectively, in our consolidated results of operations for the year ended December 31, 2012.

In addition, legal proceedings have been or are pending which are either in the ordinary course of business or incidental to the Company’s business. Those legal proceedings incidental to the business of the Company are generally not covered by insurance or other indemnity. In the opinion of the Company’s management, the ultimate resolution of the pending litigation matters will not have a material adverse effect on the consolidated financial position, operations or cash flows of the Company.

18.	Statements of Cash Flows:

Supplemental disclosures of cash flow information are presented below:

	Successor			Predecessor
	Year ended December 31, 2012	Year ended December 31, 2011	Seven Months ended December 31, 2010	Five Months ended May 28, 2010
Cash paid during the period for:
Interest on junior subordinated debentures	$12,232	$12,232	$7,136	$5,096

Interest	$38,880	$38,192	$19,409	$7,710

Income taxes	$479	$749	$122	$575

Non-cash investing activities:
Property and equipment purchased with capital lease	$155	$—	$152	$—

Non-cash financing activities:
Increase in accrued dividends on preferred stock	$—	$—	$—	$—

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

19.	Quarterly Data (unaudited):

2012	Total	Fourth	Third	Second	First
Net sales	$555,465	$131,682	$148,169	$147,241	$128,373
Income from operations	40,968	3,611	13,581	14,941	8,835
Net (loss) income	(7,234)	(6,810)	1,107	1,056	(2,587)

2011	Total	Fourth	Third	Second	First
Net sales	$506,526	$122,259	$137,577	$135,396	$111,294
Income from operations	38,453	4,816	14,855	15,695	3,087
Net (loss) income	(9,779)	(5,483)	1,454	(868)	(4,882)

20.	Concentration of Credit Risks:

Financial instruments which potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents and trade receivables. The Company places its cash and cash equivalents with high credit quality financial institutions. Concentrations of credit risk with respect to sales and trade receivables are limited due to the large number of customers comprising the Company’s customer base and their dispersion across geographic areas. The Company performs periodic credit evaluations of its customers’ financial condition and generally does not require collateral.

For the year ended December 31, 2012, the largest three customers accounted for 40.1% of sales and 49.7% of the year-end accounts receivable balance. For the year ended December 31, 2011, the largest three customers accounted for 41.0% of sales and 52.0% of the year-end accounts receivable balance. For the year ended December 31, 2010, the largest three customers accounted for 43.7% of sales and 52.5% of the year-end accounts receivable balance. No other customer accounted for more than 5.0% of the Company’s total sales in 2012, 2011 or 2010.

Concentration of credit risk with respect to purchases and trade payables are limited due to the large number of vendors comprising the Company’s vendor base, with dispersion across different industries and geographic areas. The Company’s largest vendor in terms of annual purchases accounted for 6.7% of the Company’s total purchases and 4.7% of the Company’s total trade payables on December 31, 2012.

21.	Segment Reporting and Geographic Information:

The Company’s segment reporting structure uses the Company’s management reporting structure as the foundation for how the Company manages its business. The Company periodically evaluates its segment reporting structure in accordance with ASC 350-20-55 and has concluded that it has five reporting units as of December 31, 2012. The United States segment, excluding All Points, is the only segment considered material by Company management as of December 31, 2012. The segments are as follows:

•	United States—excluding the All Points division

•	All Points

•	Canada

•	Mexico

•	Australia

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

21.	Segment Reporting and Geographic Information (continued):

Our United States segment distributes fasteners and related hardware items, threaded rod, keys, key duplicating systems and accessories, and identification items, such as tags and letters, numbers and signs to hardware stores, home centers, mass merchants, and other retail outlets primarily in the United States. This segment also provides innovative pet ID tag programs to a leading pet products chain retailer using a unique, patent-protected / patent-pending technology and product portfolio.

Our All Points segment is a Florida based distributor of commercial and residential fasteners catering to the hurricane protection industry in the southern United States. All Points has positioned itself as a major supplier to manufacturers of railings, screen enclosures, windows and hurricane shutters.

Our Canada segment distributes fasteners and related hardware items, threaded rod, keys, key duplicating systems and accessories, and identification items, such as tags and letters, numbers and signs to hardware stores, home centers, mass merchants, and other retail outlets in Canada.

Our Mexico segment distributes fasteners and related hardware items to hardware stores, home centers, mass merchants, and other retail outlets in Mexico.

Our Australia segment distributes keys, key duplicating systems and accessories to home centers and other retail outlets in Australia.

The Company uses profit or loss from operations to evaluate the performance of its segments. Profit or loss from operations is defined as income from operations before interest and tax expenses. Hillman accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current market prices. Segment revenue excludes intersegment sales related to the sales or transfer of products between segments which is consistent with the segment revenue information provided to the Company’s chief operating decision maker. Segment Income (Loss) from Operations for Mexico and Australia include insignificant costs allocated from the United States, excluding All Points segment, while the remaining operating segments do not include any allocations.

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

21.	Segment Reporting and Geographic Information (continued):

The table below presents revenues and income from operations for our reportable segments for the years ended December 31, 2012 and 2011, the seven months ended December 31, 2010 and the five months ended May 28, 2010.

	Successor			Predecessor
	Year Ended December 31, 2012	Year Ended December 31, 2011	Seven Months Ended December 31, 2010	Five Months Ended May 28, 2010

Revenues
United States, excluding All Points	$517,135	$473,431	$258,391	$175,470
All Points	18,837	15,236	10,087	6,244
Canada	12,555	11,762	5,053	1,759
Mexico	6,268	5,832	3,149	2,243
Australia	670	265	—	—

Total revenues	$555,465	$506,526	$276,680	$185,716

Segment Income (Loss) from Operations
United States, excluding All Points	$42,908	$37,997	$16,025	$(9,288)
All Points	881	487	362	122
Canada	(3,050)	(727)	88	123
Mexico	787	942	269	270
Australia	(546)	(324)	—	—

Total segment income (loss) from operations	$40,980	$38,375	$16,744	$(8,773)

Reconciliation (1)
Total segment income (loss) from operations	$40,980	$38,375	$16,744	$(8,773)
Elimination of intercompany profit (loss)	(12)	78	(59)	11

Total income (loss) from operations	$40,968	$38,453	$16,685	$(8,762)

(1)	This table reconciles segment income (loss) from operations to total income (loss) from operations.

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

21.	Segment Reporting and Geographic Information (continued):

Assets by segment as of December 31, 2012 and 2011 were as follows:

	December 31, 2012	December 31, 2011
Assets:
United States, excluding All Points	$1,133,824	$1,088,246
All Points	7,298	8,052
Canada	15,477	13,269
Mexico	17,816	17,097
Australia	1,378	1,187

Total Assets	$1,175,793	$1,127,851

	As of December 31, 2012	As of December 31, 2011
Cash & cash equivalents
United States	$63,347	$9,400
Canada	1,084	968
Mexico	1,066	1,560
Australia	51	99

Consolidated cash & cash equivalents	$65,548	$12,027

Following is revenue based on products for the Company’s significant product categories:

	Successor			Predecessor
	Year Ended December 31, 2012	Year Ended December 31, 2011	Seven Months Ended December 31, 2010	Five Months Ended May 28, 2010
Net sales
Keys	$86,943	$85,410	$48,897	$32,716
Engraving	48,979	41,734	17,038	12,242
Letters, numbers and signs	32,251	33,079	22,026	12,859
Fasteners	308,770	279,564	154,319	103,457
Threaded rod	33,326	31,135	17,360	12,471
Code cutter	2,851	3,312	1,844	1,377
Builders hardware	16,370	10,080	3,137	1,753
Other	25,975	22,212	12,059	8,841

Consolidated net sales	$555,465	$506,526	$276,680	$185,716

22.	Acquisition and Integration Expenses:

For the year ended December 31, 2012, the Company incurred $3,031 of expenses for banking, legal and other professional fees incurred in connection with the Ook Acquisition and the Paulin Acquisition described in Note 23, Subsequent Events.

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

22.	Acquisition and Integration Expenses (continued):

For the year ended December 31, 2011, the Company incurred $2,805 of expenses for banking, legal and other professional fees incurred in connection with the Merger Transaction, Servalite Acquisition, TagWorks Acquisition, Ook Acquisition and the start-up of operations for Hillman Australia.

For the year ended December 31, 2010, the Company incurred $22,492 of one-time acquisition and integration expenses related to the Merger Transaction. The Predecessor incurred $11,342 of the acquisition and integration expense total, primarily for investment banking, legal and other advisory fees related to the sale of the Company. The remaining $11,150 of acquisition and integration expense was incurred by the Successor for legal, consulting, accounting and other advisory services incurred in connection with the acquisition of the Company.

23.	Subsequent Events:

Effective February 14, 2013, the Company completed an amendment to the credit agreement governing its Senior Facilities. The Senior Facilities amendment modified the term loan pricing to reduce the Eurodollar Margin by 50 basis points and reduce the Eurodollar floor on Eurodollar Loans by an additional 25 basis points. This amendment modified the term loan pricing to reduce the Base Rate Margin by 50 basis points and reduce the floor on Base Rate Loans by an additional 25 basis points. This amendment also extends the maturity date of the Senior Facilities by one year to May 28, 2017.

On February 19, 2013, pursuant to the terms of the previously announced plan of arrangement dated December 17, 2012, the Company acquired all of the issued and outstanding Class A common shares of H. Paulin & Co., Limited (“Paulin”) and Paulin became an indirect wholly owned subsidiary of Hillman (the “Paulin Acquisition”). The aggregate purchase price of the Paulin Acquisition was approximately C$105,700 paid in cash.

Paulin is a leading Canadian distributor and manufacturer of fasteners, fluid system products, automotive parts and retail hardware components. Paulin’s distribution facilities are located across Canada in Vancouver, Edmonton, Winnipeg, Toronto, Montreal and Moncton, as well as in Flint, Michigan and Cleveland, Ohio. Paulin’s four manufacturing facilities are located in Ontario, Canada. Annual revenues of Paulin for 2011 were approximately C$139 million.

24.	Supplemental Consolidating Guarantor and Non-Guarantor Financial Information:

The 10.875% Senior Notes were issued by The Hillman Group, Inc. and are fully and unconditionally guaranteed on a joint and several basis by The Hillman Companies, Inc., Hillman Investment Company and each of Hillman Group’s domestic subsidiaries. The non-guarantor information presented represents our Australian, Canadian and Mexican subsidiaries.

The following financial information presents consolidating statements of operations, balance sheets, and cash flows for The Hillman Group, Inc., all guarantor subsidiaries, all non-guarantor subsidiaries and the eliminations necessary to provide the consolidated results for The Hillman Companies, Inc. and subsidiaries. For purposes of this presentation, investments in subsidiaries have been accounted for using the equity method of accounting. The principal consolidating adjustments eliminate investment in subsidiary and intercompany balances and transactions.

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

24.	Supplemental Consolidating Guarantor and Non-Guarantor Financial Information (continued):

Consolidating Statements of Comprehensive Income

For the year ended December 31, 2012

(Amounts in thousands)

	Successor
	Guarantors The Hillman Companies, Inc.	Issuer The Hillman Group, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Net sales	$—	$517,135	$18,837	$19,493	$—	$555,465
Cost of sales	—	247,964	14,162	12,878	12	275,016
Selling, general and administrative expenses	1,043	174,667	3,717	8,903	—	188,330
Acquisition and integration expense	—	3,031	—	—	—	3,031
Depreciation	—	21,839	88	82	—	22,009
Amortization	18,058	3,298	—	396	—	21,752
Intercompany administrative (income) expense	—	(347)	—	347	—	—
Management and transaction fees to related party	—	155	—	—	—	155
Other (income) expense, net	(358)	4,877	(11)	(304)	—	4,204
Income from operations	(18,743)	61,651	881	(2,809)	(12)	40,968
Intercompany interest (income) expense	(12,232)	12,232	—	—	—	—
Interest expense, net	(279)	41,415	—	2	—	41,138
Interest expense on junior subordinated debentures	12,610	—	—	—	—	12,610
Investment income on trust common securities	(378)	—	—	—	—	(378)

Income (loss) before equity in subsidiaries’ income	(18,464)	8,004	881	(2,811)	(12)	(12,402)
Equity in subsidiaries’ income (loss)	4,786	(2,023)	—	—	(2,763)	—

Income (loss) before income taxes	(13,678)	5,981	881	(2,811)	(2,775)	(12,402)
Income tax provision (benefit)	(6,456)	1,195	333	(240)	—	(5,168)

Net income (loss)	$(7,222)	$4,786	$548	$(2,571)	$(2,775)	$(7,234)

Other comprehensive income (loss):
Foreign currency translation adjustments	—	—	—	1,051	—	1,051

Total comprehensive income (loss)	$(7,222)	$4,786	$548	$(1,520)	$(2,775)	$(6,183)

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

24.	Supplemental Consolidating Guarantor and Non-Guarantor Financial Information (continued):

Consolidating Statements of Comprehensive Income

For the year ended December 31, 2011

(Amounts in thousands)

	Successor
	Guarantors The Hillman Companies, Inc.	Issuer The Hillman Group, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Net sales	$—	$465,033	$23,634	$17,859	$—	$506,526
Cost of sales	—	227,719	14,627	10,223	(78)	252,491
Selling, general and administrative expenses	19	155,891	7,026	6,830	—	169,766
Acquisition and integration expense	—	2,642	—	163	—	2,805
Depreciation	—	21,139	121	73	—	21,333
Amortization	18,433	2,077	207	—	—	20,717
Intercompany administrative (income) expense	—	(240)	—	238	2	—
Management and transaction fees to related party	—	110	—	—	—	110
Other (income) expense, net	(19)	447	(16)	441	(2)	851
Income from operations	(18,433)	55,248	1,669	(109)	78	38,453
Intercompany interest (income) expense	(12,231)	12,231	—	—	—	—
Interest expense, net	(426)	41,105	—	—	—	40,679
Interest expense on junior subordinated debentures	12,610	—	—	—	—	12,610
Investment income on trust common securities	(378)	—	—	—	—	(378)

Income (loss) before equity in subsidiaries’ income	(18,008)	1,912	1,669	(109)	78	(14,458)
Equity in subsidiaries’ income (loss)	2,599	836	—	—	(3,435)	—

Income (loss) before income taxes	(15,409)	2,748	1,669	(109)	(3,357)	(14,458)
Income tax provision (benefit)	(5,552)	149	608	116	—	(4,679)

Net income (loss)	$(9,857)	$2,599	$1,061	$(225)	$(3,357)	$(9,779)

Other comprehensive income (loss):
Foreign currency translation adjustments	—	—	—	(179)	—	(179)
Change in derivative security value	—	624	—	—	—	624

Total comprehensive income (loss)	$(9,857)	$3,223	$1,061	$(404)	$(3,357)	$(9,334)

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

24.	Supplemental Consolidating Guarantor and Non-Guarantor Financial Information (continued):

Consolidating Statements of Comprehensive Income

For the seven months ended December 31, 2010

(Amounts in thousands)

	Successor
	Guarantors The Hillman Companies, Inc.	Issuer The Hillman Group, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Net sales	$—	$258,391	$10,087	$8,202	$—	$276,680
Cost of sales	—	124,556	7,709	4,241	48	136,554
Selling, general and administrative expenses	283	84,773	1,964	3,740	—	90,760
Acquisition and integration expense	—	11,145	—	5	—	11,150
Depreciation	—	10,924	50	33	—	11,007
Amortization	10,669	—	—	—	—	10,669
Intercompany administrative (income) expense	—	(140)	—	140	—	—
Management and transaction fees to related party	—	—	—	—	—	—
Other (income) expense, net	(283)	450	2	(314)	—	(145)

Income from operations	(10,669)	26,683	362	357	(48)	16,685
Intercompany interest (income) expense	(7,135)	7,136	—	—	(1)	—
Interest expense, net	(248)	20,959	—	—	1	20,712
Interest on mandatorily redeemable preferred stock and management purchased options	—	—	—	—	—	—
Interest expense on junior subordinated debentures	7,356	—	—	—	—	7,356
Investment income on trust common securities	(220)	—	—	—	—	(220)

Income (loss) before equity in subsidiaries’ income	(10,422)	(1,412)	362	357	(48)	(11,163)
Equity in subsidiaries’ income (loss)	(977)	435	—	—	542	—

Income (loss) before income taxes	(11,399)	(977)	362	357	494	(11,163)
Income tax provision (benefit)	(3,409)	—	138	146	—	(3,125)

Net income (loss)	$(7,990)	$(977)	$224	$211	$494	$(8,038)

Other comprehensive income (loss):
Foreign currency translation adjustments	—	—	—	(1)	—	(1)
Change in derivative security value	—	(624)	—	—	—	(624)

Total comprehensive income (loss)	$(7,990)	$(1,601)	$224	$210	$494	$(8,663)

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

24.	Supplemental Consolidating Guarantor and Non-Guarantor Financial Information (continued):

Consolidating Statements of Comprehensive Income

For the five months ended May 28, 2010

(Amounts in thousands)

	Predecessor
	Guarantors The Hillman Companies, Inc.	Issuer The Hillman Group, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Net sales	$—	$175,470	$6,244	$4,002	$—	$185,716
Cost of sales	—	83,169	4,679	1,925	—	89,773
Selling, general and administrative expenses	19,069	60,784	1,396	1,601	—	82,850
Acquisition and integration	—	11,342	—	—	—	11,342
Depreciation	—	7,192	32	59	—	7,283
Amortization	2,663	—	15	—	—	2,678
Intercompany administrative (income) expense	—	(100)	—	100	—	—
Management and transaction fees to related party	438	—	—	—	—	438
Other (income) expense, net	(16)	(11)	217	(76)	—	114

Income (loss) from operations	(22,154)	13,094	(95)	393	—	(8,762)
Intercompany interest (income) expense	(5,097)	5,096	—	—	1	—
Interest expense, net	(154)	8,480	—	2	(1)	8,327
Interest on mandatorily redeemable preferred stock and management purchased options	5,488	—	—	—	—	5,488
Interest expense on junior subordinated debentures	5,254	—	—	—	—	5,254
Investment income on trust common securities	(158)	—	—	—	—	(158)

Income (loss) before equity in subsidiaries’ income	(27,487)	(482)	(95)	391	—	(27,673)
Equity in subsidiaries’ income (loss)	(398)	84	—	—	314	—

Income (loss) before income taxes	(27,885)	(398)	(95)	391	314	(27,673)
Income tax provision (benefit)	(2,677)	—	48	164	—	(2,465)

Net income (loss)	$(25,208)	$(398)	$(143)	$227	$314	$(25,208)

Other comprehensive income (loss):
Foreign currency translation adjustments	—	—	—	17	—	17
Change in derivative security value	—	1,161	—	—	—	1,161

Total comprehensive income (loss)	$(25,208)	$763	$(143)	$244	$314	$(24,030)

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

24.	Supplemental Consolidating Guarantor and Non-Guarantor Financial Information (continued):

Consolidating Balance Sheet

As of December 31, 2012

(Amounts in thousands)

	Successor
	Guarantors The Hillman Companies, Inc.	Issuer The Hillman Group, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
ASSETS
Current assets
Cash and cash equivalents	$1	$62,917	$429	$2,201	$—	$65,548
Restricted investments	846	—	—	—	—	846
Accounts receivable	—	65,916	6,473	(10,045)	—	62,344
Inventories	—	105,028	4,678	4,404	(272)	113,838
Deferred income taxes	10,359	—	610	221	(726)	10,464
Other current assets	—	6,526	145	1,835	—	8,506

Total current assets	11,206	240,387	12,335	(1,384)	(998)	261,546
Intercompany notes receivable	105,446	—	—	—	(105,446)	—
Investments in subsidiaries	(637,376)	27,204	—	—	610,172	—
Property and equipment	—	67,902	191	399	—	68,492
Goodwill	418,946	24,512	58	11,542	280	455,338
Other intangibles	311,832	46,047	250	8,515	—	366,644
Restricted investments	3,399	—	—	—	—	3,399
Deferred income taxes	29,492	—	(411)	977	(30,058)	—
Deferred financing fees	—	12,858	—	—	—	12,858
Investment in trust common securities	3,261	—	—	—	—	3,261
Other assets	—	3,521	25	709	—	4,255

Total assets	$246,206	$422,431	$12,448	$20,758	$473,950	$1,175,793

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$—	$31,873	$517	$181	$—	$32,571
Current portion of senior term loans	—	3,200	—	—	—	3,200
Current portion of capitalized lease and other obligations	—	819	—	—	—	819
Accrued expenses:
Salaries and wages	—	8,930	217	204	—	9,351
Pricing allowances	—	3,457	3	597	—	4,057
Income and other taxes	(625)	2,447	25	645	—	2,492
Interest	—	2,868	—	—	—	2,868
Deferred compensation	846	—	—	—	—	846
Other accrued expenses	—	9,822	40	1,535	—	11,397

Total current liabilities	221	63,416	802	3,162	—	67,601

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

24.	Supplemental Consolidating Guarantor and Non-Guarantor Financial Information (continued):

Consolidating Balance Sheet

As of December 31, 2012

(Amounts in thousands)

	Successor
	Guarantors The Hillman Companies, Inc.	Issuer The Hillman Group, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
LIABILITIES AND STOCKHOLDERS’ EQUITY (CONTINUED)
Intercompany debt payable	—	105,446	—	—	(105,446)	—
Long term senior term loans	—	307,727	—	—	—	307,727
Long term portion of capitalized lease and other obligations	—	245	—	—	—	245
Long term senior notes	—	272,942	—	—	—	272,942
Junior subordinated debentures	115,132	—	—	—	—	115,132
Deferred compensation	3,399	—	—	—	—	3,399
Deferred income taxes, net	146,042	—	219	2,472	(30,784)	117,949
Other non-current liabilities	714	5,473	—	—	—	6,187

Total liabilities	265,508	755,249	1,021	5,634	(136,230)	891,182

Common stock with put options:
Common stock, $.01 par, 5,000 shares authorized, 198.4 issued and outstanding at December 31, 2012.	14,116	—	—	—	—	14,116
Commitments and Contingencies
Stockholders’ Equity:
Preferred Stock:
Preferred stock, $.01 par, 5,000 shares authorized, none issued and outstanding at December 31, 2012.	—	—	—	—	—	—
Common Stock:
Common stock, $.01 par, 5,000 shares authorized, 4,801.6 issued and outstanding at December 31, 2012.	—	—	50	—	(50)	—
Additional paid-in capital	117,261	(131,642)	10,304	17,192	281,560	294,675
Accumulated deficit	(150,679)	(201,176)	1,073	(2,458)	328,189	(25,051)
Accumulated other comprehensive loss	—	—	—	390	481	871

Total stockholders’ equity	(33,418)	(332,818)	11,427	15,124	610,180	270,495

Total liabilities and stockholders’ equity	$246,206	$422,431	$12,448	$20,758	$473,950	$1,175,793

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

24.	Supplemental Consolidating Guarantor and Non-Guarantor Financial Information (continued):

Consolidating Balance Sheet

As of December 31, 2011

(Amounts in thousands)

	Successor
	Guarantors The Hillman Companies, Inc.	Issuer The Hillman Group, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
ASSETS
Current assets
Cash and cash equivalents	$1	$8,852	$547	$2,627	$—	$12,027
Restricted investments	364	—	—	—	—	364
Accounts receivable	—	59,429	1,273	2,863	—	63,565
Inventories	—	95,757	5,117	3,361	(260)	103,975
Deferred income taxes	8,176	1,676	587	211	(742)	9,908
Other current assets	—	10,620	3,976	(8,950)	—	5,646

Total current assets	8,541	176,334	11,500	112	(1,002)	195,485
Intercompany notes receivable	105,446	—	—	—	(105,446)	—
Investments in subsidiaries	(628,481)	91,378	—	—	537,103	—
Property and equipment	—	65,897	174	271	—	66,342
Goodwill	419,752	26,409	58	10,944	280	457,443
Other intangibles	329,891	47,655	250	8,406	—	386,202
Restricted investments	3,390	—	—	—	—	3,390
Deferred income taxes	28,200	321	(108)	561	(28,974)	—
Deferred financing fees	—	13,055	—	—	—	13,055
Investment in trust common securities	3,261	—	—	—	—	3,261
Other assets	—	1,676	25	972	—	2,673

Total assets	$270,000	$422,725	$11,899	$21,266	$401,961	$1,127,851

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$—	$29,997	$655	$621	$—	$31,273
Current portion of senior term loans	—	3,200	—	—	—	3,200
Current portion of capitalized lease obligations	—	31	—	—	—	31
Additional acquisition consideration	—	12,387	—	—	—	12,387
Accrued expenses:
Salaries and wages	—	5,303	110	215	—	5,628
Pricing allowances	—	5,291	—	437	—	5,728
Income and other taxes	(549)	2,342	15	445	—	2,253
Interest	—	2,203	—	—	—	2,203
Deferred compensation	364	—	—	—	—	364
Other accrued expenses	—	8,762	39	406	—	9,207

Total current liabilities	(185)	69,516	819	2,124	—	72,274

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

24.	Supplemental Consolidating Guarantor and Non-Guarantor Financial Information (continued):

Consolidating Balance Sheet

As of December 31, 2011

(Amounts in thousands)

	Successor
	Guarantors The Hillman Companies, Inc.	Issuer The Hillman Group, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Consolidated

LIABILITIES AND STOCKHOLDERS’ EQUITY (CONTINUED)
Intercompany debt payable	—	105,446	—	—	(105,446)	—
Long term senior term loans	—	310,550	—	—	—	310,550
Bank revolving credit	—	—	—	—	—	—
Long term portion of capitalized lease obligations	—	103	—	—	—	103
Long term senior notes	—	204,248	—	—	—	204,248
Junior subordinated debentures	115,411	—	—	—	—	115,411
Deferred compensation	3,390	—	—	—	—	3,390
Deferred income taxes, net	149,704	448	199	3,253	(29,716)	123,888
Other non-current liabilities	—	7,193	—	—	—	7,193

Total liabilities	268,320	697,504	1,018	5,377	(135,162)	837,057

Common stock with put options:
Common stock, $.01 par, 5,000 shares authorized, 198.4 issued and outstanding at December 31, 2011.	12,247	—	—	—	—	12,247

Commitments and Contingencies

Stockholders’ Equity:
Preferred Stock:
Preferred stock, $.01 par, 5,000 shares authorized, none issued and outstanding at December 31, 2011.	—	—	—	—	—	—
Common Stock:
Common stock, $.01 par, 5,000 shares authorized, 4,801.6 issued and outstanding at December 31, 2011.	—	—	50	—	(50)	—
Additional paid-in capital	117,221	(68,624)	10,306	16,437	221,204	296,544
Accumulated deficit	(127,788)	(206,155)	525	113	315,488	(17,817)
Accumulated other comprehensive loss	—	—	—	(661)	481	(180)

Total stockholders’ equity	(10,567)	(274,779)	10,881	15,889	537,123	278,547

Total liabilities and stockholders’ equity	$270,000	$422,725	$11,899	$21,266	$401,961	$1,127,851

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

24.	Supplemental Consolidating Guarantor and Non-Guarantor Financial Information (continued):

Consolidating Statement of Cash Flows

For the year ended December 31, 2012

(Amounts in thousands)

	Successor
	Guarantors The Hillman Companies, Inc.	Issuer The Hillman Group, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Consolidated

Cash flows from operating activities:
Net income (loss)	$(12,008)	$6,809	$548	$(2,571)	$(12)	$(7,234)
Adjustments to reconcile net loss to net cash (used for) provided by operating activities:
Depreciation and amortization	18,058	25,137	88	478	—	43,761
Dispositions of property and equipment	—	271	21	—	—	292
Deferred income tax provision (benefit)	(6,382)	1,686	300	(1,207)	—	(5,603)
Deferred financing and original issue discount amortization	(279)	2,459	—	—	—	2,180
Stock-based compensation expense	714	—	—	—	—	714
Other non-cash interest and change in value of interest rate swap	—	(787)	—	—	—	(787)
Changes in operating items:
Accounts receivable	—	2,431	(50)	(1,005)	—	1,376
Inventories	—	(9,788)	439	(1,043)	12	(10,380)
Other assets	—	(6,003)	(1,319)	3,391	—	(3,931)
Accounts payable	—	(568)	(138)	(440)	—	(1,146)
Other accrued liabilities	(76)	3,623	121	1,478	—	5,146
Other items, net	(27)	(1,645)	(3)	705	—	(970)

Net cash provided by (used for) operating activities	—	23,625	7	(214)	—	23,418

Cash flows from investing activities:
Proceeds from sale of property and equipment	—	—	3	—	—	3
Capital expenditures	—	(23,973)	(128)	(212)	—	(24,313)

Net cash used for investing activities	—	(23,973)	(125)	(212)	—	(24,310)

Cash flows from financing activities:
Repayments of senior term loans	—	(3,200)	—	—	—	(3,200)
Borrowings of revolving credit loans	—	19,000	—	—	—	19,000
Repayments of revolving credit loans	—	(19,000)	—	—	—	(19,000)
Payment of additional acquisition consideration	—	(12,387)	—	—	—	(12,387)
Principal payments under capitalized lease obligations	—	(47)	—	—	—	(47)
Borrowings under other credit obligations	—	1,119	—	—	—	1,119
Repayments of other credit obligations	—	(297)	—	—	—	(297)
Borrowings of senior notes	—	65,000	—	—	—	65,000
Premium on senior notes	—	4,225	—	—	—	4,225

Net cash (used for) provided by financing activities	—	54,413	—	—	—	54,413

Net (decrease) increase in cash and cash equivalents	—	54,065	(118)	(426)	—	53,521
Cash and cash equivalents at beginning of period	1	8,852	547	2,627	—	12,027

Cash and cash equivalents at end of period	$1	$62,917	$429	$2,201	$—	$65,548

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

24.	Supplemental Consolidating Guarantor and Non-Guarantor Financial Information (continued):

Consolidating Statement of Cash Flows

For the year ended December 31, 2011

(Amounts in thousands)

	Successor
	Guarantors The Hillman Companies, Inc.	Issuer The Hillman Group, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Cash flows from operating activities:
Net income (loss)	$(12,456)	$1,763	$1,061	$(225)	$78	$(9,779)
Adjustments to reconcile net loss to net cash (used for) provided by operating activities:
Depreciation and amortization	18,433	23,216	328	73	—	42,050
Dispositions of property and equipment	—	42	11	—	—	53
Deferred income tax provision (benefit)	(8,866)	(203)	1,350	3,085	—	(4,634)
Deferred financing and original issue discount amortization	(803)	2,814	—	—	—	2,011
Other non-cash interest and change in value of interest rate swap	—	1,250	—	—	—	1,250
Changes in operating items:
Accounts receivable	—	(6,673)	2,162	70	—	(4,441)
Inventories	—	(7,647)	5,527	23	(78)	(2,175)
Other assets	—	(4,691)	92	1,348	—	(3,251)
Accounts payable	—	387	(4)	289	—	672
Other accrued liabilities	(265)	4,053	(1,708)	211	—	2,291
Other items, net	3,957	8,989	(9,361)	(3,419)	—	166

Net cash provided by (used for) operating activities	—	23,300	(542)	1,455	—	24,213

Cash flows from investing activities:
Payment for TagWorks acquisition	—	(40,271)	—	—	—	(40,271)
Payment for Ook acquisition	—	(15,323)	—	—	—	(15,323)
Capital expenditures	—	(17,778)	(30)	(127)	—	(17,935)
Other, net	—	—	—	—	—	—

Net cash used for investing activities	—	(73,372)	(30)	(127)	—	(73,529)

Cash flows from financing activities:
Borrowings of senior term loans	—	30,000	—	—	—	30,000
Repayments of senior term loans	—	(2,975)	—	—	—	(2,975)
Discount on senior term loans	—	(2,000)	—	—	—	(2,000)
Borrowings of revolving credit loans	—	9,444	—	—	—	9,444
Repayments of revolving credit loans	—	(21,444)	—	—	—	(21,444)
Payment of additional acquisition consideration	—	(12,490)	—	—	—	(12,490)
Principal payments under capitalized lease obligations	—	(30)	—	—	—	(30)
Borrowings of senior notes	—	50,000	—	—	—	50,000
Premium on senior notes	—	4,625	—	—	—	4,625
Financing fees, net	—	(1,372)	—	—	—	(1,372)

Net cash (used for) provided by financing activities	—	53,758	—	—	—	53,758

Net (decrease) increase in cash and cash equivalents	—	3,686	(572)	1,328	—	4,442
Cash and cash equivalents at beginning of period	1	5,166	1,119	1,299	—	7,585

Cash and cash equivalents at end of period	$1	$8,852	$547	$2,627	$—	$12,027

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

24.	Supplemental Consolidating Guarantor and Non-Guarantor Financial Information (continued):

Consolidating Statement of Cash Flows

For the seven months ended December 31, 2010

(Amounts in thousands)

	Successor
	Guarantors The Hillman Companies, Inc.	Issuer The Hillman Group, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Consolidated

Cash flows from operating activities:
Net income (loss)	$(7,013)	$(1,401)	$224	$211	$(59)	$(8,038)
Adjustments to reconcile net loss to net cash (used for) provided by operating activities:
Depreciation and amortization	10,669	10,924	50	33	—	21,676
Dispositions of property and equipment	—	60	—	—	—	60
Deferred income tax provision (benefit)	(8,031)	(1,125)	176	3,320	—	(5,660)
Deferred financing and original issue discount amortization	2,590	(1,296)	—	—	—	1,294
Other non-cash interest and change in value of interest rate swap	—	392	—	—	—	392
Changes in operating items:
Accounts receivable	—	14,195	727	(236)	—	14,686
Inventories	—	(11,030)	(100)	(590)	59	(11,661)
Other assets	—	(2,626)	38	1,444	(12)	(1,156)
Accounts payable	—	7,229	(374)	196	—	7,051
Other accrued liabilities	(69)	(11,228)	4	417	5,096	(5,780)
Other items, net	199,620	(214,228)	21,567	(3,540)	(5,084)	(1,665)

Net cash provided by (used for) operating activities	197,766	(210,134)	22,312	1,255	—	11,199

Cash flows from investing activities:
Payments for Quick Tag and Laser Key licenses	—	(12,750)	—	—	—	(12,750)
Payment for Servalite acquisition	—	—	(21,335)			(21,335)
Capital expenditures	—	(9,518)	(64)	(93)	—	(9,675)
Other, net	—	—	—	—	—	—

Net cash used for investing activities	—	(22,268)	(21,399)	(93)	—	(43,760)

Cash flows from financing activities:
Borrowings of senior term loans	—	290,000	—	—	—	290,000
Repayments of senior term loans	—	(149,756)	—	—	—	(149,756)
Borrowings of revolving credit loans	—	12,600	—	—	—	12,600
Repayments of revolving credit loans	—	(600)	—	—	—	(600)
Principal payments under capitalized lease obligations	—	(50)	—	—	—	(50)
Repayments of unsecured subordinated notes	—	(49,820)	—	—	—	(49,820)
Borrowings of senior notes	—	150,000	—	—	—	150,000
Financing fees, net	—	(15,729)	—	—	—	(15,729)
Purchase predecessor equity securities	(506,407)	—	—	—	—	(506,407)
Proceeds from sale of successor equity securities	308,641	—	—	—	—	308,641

Net cash (used for) provided by financing activities	(197,766)	236,645	—	—	—	38,879

Net (decrease) increase in cash and cash equivalents	—	4,243	913	1,162	—	6,318
Cash and cash equivalents at beginning of period	1	923	206	137	—	1,267

Cash and cash equivalents at end of period	$1	$5,166	$1,119	$1,299	$—	$7,585

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

24.	Supplemental Consolidating Guarantor and Non-Guarantor Financial Information (continued):

Consolidating Statement of Cash Flows

For the five months ended May 28, 2010

(Amounts in thousands)

	Predecessor
	Guarantors The Hillman Companies, Inc.	Issuer The Hillman Group, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Cash flows from operating activities:
Net loss	$(24,810)	$(493)	$(143)	$227	$11	$(25,208)
Adjustments to reconcile net loss to net cash (used for) provided by operating activities:
Depreciation and amortization	2,663	7,192	47	59	—	9,961
Dispositions of property and equipment	—	74	—	—	—	74
Deferred income tax provision (benefit)	(2,757)	733	45	58	—	(1,921)
Deferred financing and original issue discount amortization	(155)	670	—	—	—	515
Interest on mandatorily redeemable preferred stock and management purchased options	5,488	—	—	—	—	5,488
Stock-based compensation expense	19,053	—	—	—	—	19,053
Changes in operating items:
Accounts receivable	—	(15,724)	(658)	(434)	—	(16,816)
Inventories	—	2,383	477	110	(11)	2,959
Other assets	—	597	(178)	(307)	12	124
Accounts payable	—	1,890	(71)	11	—	1,830
Other accrued liabilities	(332)	9,561	176	43	(5,096)	4,352
Other items, net	850	(6,843)	—	15	5,084	(894)

Net cash provided by (used for) operating activities	—	40	(305)	(218)	—	(483)

Cash flows from investing activities:
Capital expenditures	—	(5,396)	(7)	(8)	—	(5,411)
Other, net	—	—	—	—	—	—

Net cash used for investing activities	—	(5,396)	(7)	(8)	—	(5,411)

Cash flows from financing activities:
Repayments of senior term loans	—	(9,544)	—	—	—	(9,544)
Principal payments under capitalized lease obligations	—	(459)	—	—	—	(459)

Net cash used for financing activities	—	(10,003)	—	—	—	(10,003)

Net decrease in cash and cash equivalents	—	(15,359)	(312)	(226)	—	(15,897)
Cash and cash equivalents at beginning of period	1	16,282	518	363	—	17,164

Cash and cash equivalents at end of period	$1	$923	$206	$137	$—	$1,267

Financial Statement Schedule:

Schedule II—VALUATION ACCOUNTS

(dollars in thousands)

	Deducted From Assets in Balance Sheet
	Allowance for Doubtful Accounts		Allowance for Obsolete/ Excess Inventory

Ending Balance—December 31, 2009—Predecessor	514		7,145

Additions charged to cost and expense	26		954

Deductions due to:
Others	8	(A)	21	(A)

Ending Balance—May 28, 2010—Predecessor	532		8,078

Additions charged to cost and expense	18		553
Additions from Merger Transaction	—		951
Additions from acquired company	59		2,411

Deductions due to:
Others	89	(A)	983	(A)

Ending Balance—December 31, 2010—Successor	520		11,010

Additions charged to cost and expense	81		395
Deductions from Merger Transaction	—		(2,279)
Deductions from acquired company	98		(193)

Deductions due to:
Others	58	(A)	1,527	(A)

Ending Balance—December 31, 2011—Successor	641		7,406

Additions charged to cost and expense	643		1,264

Deductions due to:
Others	179	(A)	1,726	(A)

Ending Balance—December 31, 2012—Successor	$1,105		$6,944

Notes:

(A)	Includes write-off of accounts receivable (net of bad debt recoveries)and inventories.

Item 9—Changes in and Disagreements With Accountants on Accounting and Financial Disclosure.

None.

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(dollars in thousands)

	March 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$22,639	$65,548
Restricted investments	846	846
Accounts receivable	92,779	62,344
Inventories	170,848	113,838
Deferred income taxes	10,115	10,464
Other current assets	9,706	8,506

Total current assets	306,933	261,546
Property and equipment	84,471	68,492
Goodwill	468,512	455,338
Other intangibles	380,159	366,644
Restricted investments	3,109	3,399
Deferred financing fees	12,095	12,858
Investment in trust common securities	3,261	3,261
Other assets	3,504	4,255

Total assets	$1,262,044	$1,175,793

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$48,114	$32,571
Current portion of senior term loans	3,968	3,200
Current portion of capitalized lease and other obligations	625	819
Interest payable on junior subordinated debentures	1,019	—
Accrued expenses:
Salaries and wages	4,123	9,351
Pricing allowances	3,332	4,057
Income and other taxes	1,945	2,492
Interest	10,033	2,868
Deferred compensation	846	846
Other accrued expenses	8,263	11,397

Total current liabilities	82,268	67,601
Long term senior term loans	380,958	307,727
Long term capitalized lease and other obligations	345	245
Long term senior notes	272,652	272,942
Junior subordinated debentures	115,086	115,132
Deferred compensation	3,109	3,399
Deferred income taxes	120,038	117,949
Other non-current liabilities	6,742	6,187

Total liabilities	981,198	891,182

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(dollars in thousands)

	March 31, 2013	December 31, 2012
LIABILITIES AND STOCKHOLDERS’ EQUITY (CONTINUED)
Common stock with put options: Common stock, $.01 par, 5,000 shares authorized, 210.4 issued and outstanding at March 31, 2013	14,485	14,116

Commitments and contingencies
Stockholders’ Equity:
Preferred Stock:
Preferred stock, $.01 par, 5,000 shares authorized, none issued and outstanding at March 31, 2013	—	—
Common Stock:
Common stock, $.01 par, 5,000 shares authorized, 4,789.6 issued and outstanding at March 31, 2013	—	—
Additional paid-in capital	295,206	294,675
Accumulated deficit	(29,636)	(25,051)
Accumulated other comprehensive income (loss)	791	871

Total stockholders’ equity	266,361	270,495

Total liabilities and stockholders’ equity	$1,262,044	$1,175,793

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited)

(dollars in thousands)

	Three Months Ended March 31, 2013	Three Months Ended March 31, 2012
Net sales	$143,919	$128,373
Cost of sales (exclusive of depreciation and amortization shown separately below)	73,646	63,589
Selling, general and administrative expenses	48,369	44,920
Acquisition and integration expenses	2,029	152
Depreciation	5,542	5,889
Amortization	5,446	5,471
Other (income) expense	1,103	(483)

Income from operations	7,784	8,835
Interest expense, net	11,953	10,102
Interest expense on junior subordinated debentures	3,152	3,152
Investment income on trust common securities	(94)	(95)

Loss before income taxes	(7,227)	(4,324)
Income tax benefit	(2,642)	(1,737)

Net loss	$(4,585)	$(2,587)

Net loss (from above)	$(4,585)	$(2,587)
Other comprehensive income:
Foreign currency translation adjustments	(80)	1,237

Total other comprehensive income (loss)	(80)	1,237

Comprehensive income (loss)	$(4,665)	$(1,350)

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(dollars in thousands)

	Three Months Ended March 31, 2013	Three Months Ended March 31, 2012
Cash flows from operating activities:
Net loss	$(4,585)	$(2,587)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Depreciation and amortization	10,988	11,360
Dispositions of property and equipment	9	—
Deferred income tax benefit	(3,033)	(1,815)
Deferred financing and original issue discount amortization	583	498
Stock-based compensation expense	261	—
Other non-cash interest and change in value of interest rate swap	(207)	(163)
Changes in operating items:
Accounts receivable	(13,176)	(8,637)
Inventories	(1,959)	(2,330)
Other assets	2,207	(563)
Accounts payable	2,739	2,582
Interest payable on junior subordinated debentures	1,019	—
Other accrued liabilities	(2,263)	2,237
Other items, net	821	(294)

Net cash provided by (used for) operating activities	(6,596)	288

Cash flows from investing activities:
Paulin acquisition	(103,416)	—
Proceeds from sale of property and equipment	—	3
Capital expenditures	(6,651)	(5,447)

Net cash used for investing activities	(110,067)	(5,444)

Cash flows from financing activities:
Borrowings of senior term loans	76,800	—
Repayments of senior term loans	(800)	(800)
Discount on senior term loans	(2,152)	—
Borrowings of revolving credit loans	—	14,000
Payment of additional acquisition consideration	—	(12,387)
Principal payments under capitalized lease obligations	(94)	(7)

Net cash provided by financing activities	73,754	806

Net decrease in cash and cash equivalents	(42,909)	(4,350)
Cash and cash equivalents at beginning of period	65,548	12,027

Cash and cash equivalents at end of period	$22,639	$7,677

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (Unaudited)

(dollars in thousands)

	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balance at December 31, 2012	$—	$294,675	$(25,051)	$871	$270,495
Net loss	—	—	(4,585)	—	(4,585)
FMV adjustment to common stock with put options	—	531	—	—	531
Change in cumulative foreign currency translation adjustment	—	—	—	(80)	(80)

Balance at March 31, 2013	$—	$295,206	$(29,636)	$791	$266,361

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

1. Basis of Presentation:

The accompanying financial statements include the condensed consolidated accounts of The Hillman Companies, Inc. (“Hillman Companies”) and its wholly-owned subsidiaries (collectively “Hillman” or the “Company”). All significant intercompany balances and transactions have been eliminated.

On May 28, 2010, Hillman Companies was acquired by an affiliate of Oak Hill Capital Partners (“OHCP”) and certain members of Hillman’s management and Board of Directors. Pursuant to the terms and conditions of an Agreement and Plan of Merger dated as of April 21, 2010, the Company was merged with an affiliate of OHCP with the Company surviving the merger (the “Merger Transaction”). As a result of the Merger Transaction, Hillman Companies is a wholly-owned subsidiary of OHCP HM Acquisition Corp. (“Holdco”).

The accompanying unaudited condensed consolidated financial statements present information in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and applicable rules of Regulation S-X. Accordingly, they do not include all information or footnotes required by generally accepted accounting principles for complete financial statements. Management believes the financial statements include all normal recurring accrual adjustments necessary for a fair presentation. Operating results for the three month period ended March 31, 2013 do not necessarily indicate the results that may be expected for the full year. For further information, refer to the consolidated financial statements and notes thereto included in the Company’s annual report filed on Form 10-K for the year ended December 31, 2012.

Nature of Operations:

The Company is organized as five separate business segments, the largest of which is (1) The Hillman Group, Inc. (the “Hillman Group”) operating primarily in the United States. The other business segments consist of separate subsidiaries of the Hillman Group operating in (2) Canada under the names The Hillman Group Canada ULC and H. Paulin & Co., (3) Mexico under the name SunSource Integrated Services de Mexico SA de CV, (4) Florida under the name All Points Industries, Inc. and (5) Australia under the name The Hillman Group Australia Pty. Ltd. The Hillman Group provides merchandising services and products such as fasteners and related hardware items; threaded rod and metal shapes; keys, key duplication systems and accessories; builder’s hardware; and identification items, such as tags and letters, numbers and signs, to retail outlets, primarily hardware stores, home centers and mass merchants, pet supply stores, grocery stores and drug stores. Our Canada segment also produces fasteners, stampings, fittings and processes threaded parts for automotive suppliers, industrial Original Equipment Manufacturers (“OEM”) and industrial distributors. Through its field sales and service organization, Hillman complements its extensive product selection with value-added services for the retailer.

2. Summary of Significant Accounting Policies:

The significant accounting policies should be read in conjunction with the significant accounting policies included in the Form 10-K for the year ended December 31, 2012. Policies included herein were updated for activity in the interim period.

Use of Estimates in the Preparation of Financial Statements:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for the reporting period. Actual results may differ from estimates.

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

2. Summary of Significant Accounting Policies (continued):

Accounts Receivable and Allowance for Doubtful Accounts:

The Company establishes the allowance for doubtful accounts using the specific identification method and also provides a reserve in the aggregate. The estimates for calculating the aggregate reserve are based on historical collection experience. Increases to the allowance for doubtful accounts result in a corresponding expense. The Company writes off individual accounts receivable when collection becomes improbable. The allowance for doubtful accounts was $697 at March 31, 2013 and $1,105 at December 31, 2012.

Shipping and Handling:

The costs incurred to ship product to customers, including freight and handling expenses, are included in selling, general and administrative (“SG&A”) expenses on the Company’s condensed consolidated statements of comprehensive income. The Company’s shipping and handling costs were $5,614 and $5,379 in the three month periods ended March 31, 2013 and 2012, respectively.

3. Recent Accounting Pronouncements:

In February 2013, the FASB issued ASU 2013-02, “Comprehensive Income”. The update amended the ASC to require entities to provide information about amounts reclassified out of other comprehensive income by component. The Company is required to present, either on the face of the financial statements or in the notes, the amounts reclassified from other comprehensive income to the respective line items in the Condensed Consolidated Statements of Comprehensive Income. This amendment is effective for interim and annual periods beginning after December 15, 2012. The adoption of this amendment did not have an impact on the Company’s disclosure or the Company’s consolidated results of operations and financial condition.

4. Acquisitions:

On February 19, 2013, pursuant to the terms of the previously announced plan of arrangement dated December 17, 2012, the Company acquired all of the issued and outstanding Class A common shares of H. Paulin & Co., Limited (“Paulin”) and Paulin became an indirect wholly owned subsidiary of Hillman (the “Paulin Acquisition”). The aggregate purchase price of the Paulin Acquisition was $103,416 paid in cash.

Paulin is a leading Canadian distributor and manufacturer of fasteners, fluid system products, automotive parts and retail hardware components. Paulin’s distribution facilities are located across Canada in Vancouver, Edmonton, Winnipeg, Toronto, Montreal and Moncton, as well as in Flint, Michigan and Cleveland, Ohio. Paulin’s four manufacturing facilities are located in Ontario, Canada. Annual revenues of Paulin for 2012 were approximately $145,700.

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

4. Acquisitions (continued):

The following table reconciles the estimated fair value of the acquired assets and assumed liabilities to the total purchase price of the Paulin Acquisition:

Accounts receivable	$17,259
Inventory	55,051
Other current assets	2,656
Property and equipment	14,937
Goodwill	12,974
Intangibles	18,814

Total assets acquired	121,691
Less:
Deferred income taxes	5,471
Liabilities assumed	12,804

Total purchase price	$103,416

The excess of the purchase price over the net assets has been preliminarily allocated to goodwill and intangible assets pending final valuation by an independent appraisal.

The following table indicates the pro-forma financial statements of the Company for the three months ended March 31, 2013 and 2012. The pro-forma financial statements give effect to the acquisition of Paulin as if it had occurred on January 1, 2012:

	(Unaudited) Three Months Ended March 31, 2013	(Unaudited) Three Months Ended March 31, 2012
Net Sales	$159,849	$164,046
Net Loss	(5,050)	(2,854)

The pro-forma results are based on assumptions that the Company believes are reasonable under the circumstances. The pro-forma results are not necessarily indicative of the operating results that would have occurred if the acquisition had been effective January 1, 2012, nor are they intended to be indicative of results that may occur in the future. The underlying pro-forma information includes the historical results of the Company, the Company’s financing arrangements, and certain purchase accounting adjustments.

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

5. Other Intangibles:

Intangible assets are amortized over their useful lives and are subject to impairment testing. The values assigned to intangible assets in connection with the Paulin Acquisition were determined by management pending independent appraisal. The Paulin intangible asset values may be adjusted by management for any changes upon completion of the independent appraisal. Other intangibles, net as of March 31, 2013 and December 31, 2012 consist of the following:

	Estimated Useful Life (Years)	March 31, 2013	December 31, 2012
Customer relationships	20	$342,460	$328,382
Trademarks—All Others	Indefinite	54,339	49,413
Trademarks—TagWorks	5	240	240
Patents	5-20	20,250	20,250
Quick Tag license	6	11,500	11,500
Laser Key license	5	1,250	1,250
KeyWorks license	10	4,100	4,100
Non-compete agreements	5-10	4,450	4,450
Lease agreement	0.5	240	240

Intangible assets, gross		438,829	419,825
Less: Accumulated amortization		58,670	53,181

Other intangibles, net		$380,159	$366,644

Intangible assets are amortized over their useful lives. The amortization expense for amortizable assets was $5,446 and $5,471 for the three month periods ended March 31, 2013 and 2012, respectively. The amortization expense for amortizable assets for the year ended December 31, 2013 is estimated to be $22,134. For the years ended December 31, 2014, 2015, 2016, 2017, and 2018, the amortization expense for amortizable assets is estimated to be $22,248, $21,587, $19,656, $18,802 and $18,802, respectively.

6. Commitments and Contingencies:

The Company self-insures its product liability, automotive, workers’ compensation and general liability losses up to $250 per occurrence. Catastrophic coverage has been purchased from third party insurers for occurrences in excess of $250 up to $40,000. The two risk areas involving the most significant accounting estimates are workers’ compensation and automotive liability. Actuarial valuations performed by the Company’s outside risk insurance expert were used by the Company’s management to form the basis for workers’ compensation and automotive liability loss reserves. The actuary contemplated the Company’s specific loss history, actual claims reported, and industry trends among statistical and other factors to estimate the range of reserves required. Risk insurance reserves are comprised of specific reserves for individual claims and additional amounts expected from development of these claims, as well as for incurred but not yet reported claims. The Company believes the liability of approximately $2,487 recorded for such risk insurance reserves is adequate as of March 31, 2013.

As of March 31, 2013, the Company has provided certain vendors and insurers letters of credit aggregating $5,509 related to its product purchases and insurance coverage of product liability, workers’ compensation and general liability.

The Company self-insures its group health claims up to an annual stop loss limit of $200 per participant. Aggregate coverage is maintained for annual group health insurance claims in excess of 125% of expected

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

6. Commitments and Contingencies (continued):

claims. Historical group insurance loss experience forms the basis for the recognition of group health insurance reserves. Provisions for losses expected under these programs are recorded based on an analysis of historical insurance claim data and certain actuarial assumptions. The Company believes the liability of approximately $2,102 recorded for such group health insurance reserves is adequate as of March 31, 2013.

In addition, legal proceedings have been or are pending which are either in the ordinary course of business or incidental to the Company’s business. Those legal proceedings incidental to the business of the Company are generally not covered by insurance or other indemnity. In the opinion of the Company’s management, the ultimate resolution of the pending litigation matters will not have a material adverse effect on the consolidated financial position, operations or cash flows of the Company.

7. Related Party Transactions:

Gregory Mann and Gabrielle Mann are employed by the All Points subsidiary of Hillman. All Points leases an industrial warehouse and office facility from companies under the control of the Manns. The Company has recorded rental expense for the lease of this facility on an arm’s length basis. The rental expense for the lease of this facility was $82 and $82 for the three month periods ended March 31, 2013 and 2012, respectively.

In connection with the Paulin Acquisition, the Company entered into three leases for five properties containing industrial warehouse, manufacturing plant, and office facilities on February 19, 2013. The owners of the properties under one lease are relatives of Richard Paulin, who is employed by The Hillman Group Canada ULC, and the owner of the properties under the other two leases is a company which is owned by Richard Paulin and certain of his relatives. The Company has recorded rental expense for the three leases on an arm’s length basis. The rental expense for the three leases was $69 for the three month period ended March 31, 2013.

8. Income Taxes:

The Company’s policy is to estimate income taxes for interim periods based on estimated annual effective tax rates. These are derived, in part, from expected pre-tax income. Accordingly, the Company applied an estimated annual effective tax rate to the interim period pre-tax income (loss) in the three month periods ended March 31, 2013 and 2012 to calculate the income tax provision in accordance with the principal method prescribed by ASC 740-270, the accounting guidance established for computing income taxes in interim periods.

The effective income tax rates were 36.6% and 40.2% for the three month periods ended March 31, 2013 and 2012, respectively. The effective income tax rate differed from the federal statutory rate in the three month periods ended March 31, 2013 and 2012 due in part to a reduction of the valuation reserve related to a deferred tax asset that was utilized in the period. The remaining differences between the federal statutory rate and the effective tax rate in the three month periods ended March 31, 2013 and 2012 were primarily due to state and foreign income taxes.

9. Long-Term Debt:

Effective November 7, 2012, the Company entered into a Joinder Agreement to its credit agreement under the existing Senior Facilities (the “2012 Incremental Facility”). The 2012 Incremental Facility increased the aggregate term loan commitments available to Hillman Group under the Senior Facilities by $76,800. Subject to the conditions precedent to each funding date described in Section 17 of the 2012 Incremental Facility, the Company may make two drawings under the 2012 Incremental Facility on any business day after November 7,

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

9. Long-Term Debt (continued):

2012 and prior to April 1, 2013. On February 19, 2013, the Company drew down on funds from the 2012 Incremental Facility in order to fund the permitted Paulin Acquisition. The aggregate principal amount of commitments under the Senior Facilities, after giving effect to the 2012 Incremental Facility, was $420,000.

Effective February 14, 2013, the Company completed an amendment to the credit agreement governing its Senior Facilities. The Senior Facilities amendment modified the term loan pricing to reduce the EuroDollar margin by 50 basis points to 3.00% and reduce the EuroDollar floor on EuroDollar loans by an additional 25 basis points to 1.25%. This amendment modified the term loan pricing to reduce the base rate margin by 50 basis points to 2.00% and reduce the floor on base rate loans by an additional 25 basis points to 2.25%. This amendment also extends the maturity date of the Senior Facilities by one year to May 28, 2017.

Concurrently with the Merger Transaction, Hillman Group issued $150,000 aggregate principal amount of its senior notes due 2018 (the “10.875% Senior Notes”). On March 16, 2011, Hillman Group completed an offering of $50,000 aggregate principal amount of its 10.875% Senior Notes. Hillman Group received a premium of $4,625 on the $50,000 10.875% Senior Notes offering. On December 21, 2012, Hillman Group completed an offering of $65,000 aggregate principal amount of its temporary 10.875% Senior Notes. Hillman Group received a premium of $4,225 on the $65,000 temporary 10.875% Senior Notes offering. The temporary 10.875% Senior Notes were mandatorily exchanged for a like aggregate principal amount of 10.875% Senior Notes on February 19, 2013 in connection with the Paulin Acquisition. The 10.875% Senior Notes are guaranteed by The Hillman Companies, Inc., Hillman Investment Company and all of the domestic subsidiaries of Hillman Group. Hillman Group pays interest on the 10.875% Senior Notes semi-annually on June 1 and December 1 of each year.

The Senior Facilities contain financial and operating covenants which require the Company to maintain certain financial ratios, including a secured leverage ratio. This debt agreement provides for customary events of default, including, but not limited to, payment defaults, breach of representations or covenants, cross-defaults, bankruptcy events, failure to pay judgments, attachment of its assets, change of control and the issuance of an order of dissolution. Certain of these events of default are subject to notice and cure periods or materiality thresholds. The occurrence of an event of default permits the lenders under the Senior Facilities to accelerate repayment of all amounts due. The Company was in compliance with all provisions and covenants of the amended Senior Facilities as of March 31, 2013.

10. Common and Preferred Stock:

The Hillman Companies has one class of common stock, with 5,000 shares authorized and issued as of March 31, 2013. All outstanding shares of Hillman Companies’ common stock are owned by Holdco.

Under the terms of the Stockholders Agreement for the Holdco common stock, management shareholders have the ability to put their shares back to Holdco under certain conditions, including death or disability. ASC 480-10-S99 requires shares to be classified outside of permanent equity if they can be redeemed and the redemption is not solely within the control of the issuer. Further, if it is determined that redemption of the shares is probable, the shares are marked to redemption value which equals fair value at each balance sheet date with the change in fair value recorded in additional paid-in capital. Accordingly, the 210.4 shares of common stock held by management are recorded outside permanent equity and have been adjusted to the fair value of $14,485 as of March 31, 2013.

The Hillman Companies has one class of preferred stock, with 5,000 shares authorized and none issued as of March 31, 2013.

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

11. Stock-Based Compensation:

Effective May 28, 2010, Holdco established the OHCP HM Acquisition Corp. 2010 Stock Option Plan, as amended (the “Option Plan”), pursuant to which Holdco may grant options for up to an aggregate of 45,914 shares of its common stock. The Option Plan is administered by a committee of the Holdco board of directors. Such committee determines the terms of each option grant under the Option Plan, except that the exercise price of any granted option may not be lower than the fair market value of one share of common stock of Holdco as of the date of grant.

Under the Option Plan, the Company granted 32,284 options in 2010, 1,030 options in 2011, 7,375 options in 2012 and 5,225 options in the first quarter of 2013. The options were granted with an exercise price which was equal to the grant date fair value of the underlying securities.

Option holders are not required by the terms of the Option Agreement or the Stockholders Agreement to hold the shares for any period of time following exercise. Because the arrangement permits the holders to put the shares back without being exposed to the risks and rewards of the share for a reasonable period of time then liability classification is required. Consistent with past practice, the Company has elected to use the intrinsic value method to value the options.

12. Derivatives and Hedging:

The Company uses derivative financial instruments to manage its exposures to (1) interest rate fluctuations on its floating rate senior debt; (2) price fluctuations in metal commodities used in its key products; and (3) fluctuations in foreign currency exchange rates. The Company measures those instruments at fair value and recognizes changes in the fair value of derivatives in earnings in the period of change, unless the derivative qualifies as an effective hedge that offsets certain exposures.

Interest Rate Swap Agreements—On June 24, 2010, the Company entered into a forward Interest Rate Swap Agreement (the “2010 Swap”) with a two-year term for a notional amount of $115,000. The forward start date of the 2010 Swap was May 31, 2011 and its termination date is May 31, 2013. The 2010 Swap fixes the interest rate at 2.47% plus the applicable interest rate margin.

The 2010 Swap was initially designated as a cash flow hedge. Effective April 18, 2011, the Company executed the second amendment to the credit agreement which modified the interest rate on the Senior Facilities. The critical terms for the 2010 Swap no longer matched the terms of the amended Senior Facilities and the 2010 Swap was de-designated.

At March 31, 2013, the fair value of the 2010 Swap was $(211) and was reported on the condensed consolidated balance sheet in other current liabilities with a reduction in interest expense recorded in the statement of comprehensive income for the favorable change in fair value since December 31, 2012. The fair value of the 2010 Swap was $(418) as of December 31, 2012 and was reported on the condensed consolidated balance sheet in other current liabilities.

Metal Swap Agreements—On April 20, 2012, the Company entered into a Commodity Metal Swap Agreement (the “2012 Metal Swap No. 1”) with an approximate eight-month term for 35 MT of copper at a notional amount of $294.7. The maturity date was December 31, 2012 and the 2012 Metal Swap No. 1 fixed the copper price at $8.42 per MT.

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

12. Derivatives and Hedging (continued):

On May 30, 2012, the Company entered into a Commodity Metal Swap Agreement (the “2012 Metal Swap No. 2”) with an approximate seven-month term for 10 MT of copper at a notional amount of $77.9. The maturity date was December 31, 2012 and the 2012 Metal Swap No. 2 fixed the copper price at $7.79 per MT.

On May 30, 2012, the Company entered into a Commodity Metal Swap Agreement (the “2012 Metal Swap No. 3”) with an approximate ten-month term for 35 MT of copper at a notional amount of $272.5. The maturity date was March 31, 2013 and the 2012 Metal Swap No. 3 fixed the copper price at $7.785 per MT.

The Company uses metal commodity swap agreements to hedge anticipated purchases of key blanks which can fluctuate with changes in copper prices. The Company’s metal swap agreements did not qualify for hedge accounting treatment because they did not meet the provisions specified in ASC 815. Accordingly, the gain or loss on these derivatives was recognized in current earnings.

At March 31, 2013, 2012 Metal Swap No. 1 and 2012 Metal Swap No. 2 have expired and have no value. The fair value of the 2012 Metal Swap No. 3 was ($10) at March 31, 2013 and was reported on the condensed consolidated balance sheet in other current liabilities with an increase in cost of sales recorded in the statement of comprehensive income for the unfavorable change in fair value since December 31, 2012.

Foreign Currency Forward Contract—On December 18, 2012, the Company entered into a Foreign Currency Forward Contract (the “2012 FX Contract”) with an approximate six-month term for a notional amount of C$105,000. The 2012 FX Contract maturity date was May 21, 2013 and fixed the Canadian to US dollar forward exchange rate at 0.9989. The purpose of the 2012 FX Contract was to manage the Company’s exposure to fluctuations in the exchange rate of the Canadian dollar investment used in the Paulin Acquisition.

The 2012 FX Contract was reported on the condensed consolidated balance sheet in other current liabilities prior to its execution in connection with the Paulin Acquisition. An increase in other expense of $1,138 was recorded in the statement of comprehensive income for the unfavorable change in fair value from December 31, 2012 until its execution on February 19, 2013.

The Company does not enter into derivative transactions for speculative purposes and, therefore, holds no derivative instruments for trading purposes.

13. Fair Value Measurements:

The Company uses the accounting guidance that applies to all assets and liabilities that are being measured and reported on a fair value basis. The guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The guidance also establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. Assets and liabilities carried at fair value are classified and disclosed in one of the following three categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities.

Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data.

Level 3: Unobservable inputs reflecting the reporting entity’s own assumptions.

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

13. Fair Value Measurements (continued):

The accounting guidance establishes a hierarchy which requires an entity to maximize the use of quoted market prices and minimize the use of unobservable inputs. An asset or liability’s level is based on the lowest level of input that is significant to the fair value measurement.

The following tables set forth the Company’s financial assets and liabilities that were measured at fair value on a recurring basis during the periods ended March 31, 2013 and December 31, 2012, by level, within the fair value hierarchy:

	As of March 31, 2013
	Level 1	Level 2	Level 3	Total
Trading securities	$3,955	$—	$—	$3,955
Interest rate swap	—	(211)	—	(211)
Metal commodity swaps	—	(10)	—	(10)

	As of December 31, 2012
	Level 1	Level 2	Level 3	Total
Trading securities	$4,245	$—	$—	$4,245
Interest rate swap	—	(418)	—	(418)
Foreign exchange forward contract	—	(1,475)		(1,475)
Metal commodity swaps	—	(11)		(11)

Trading securities are valued using quoted prices on an active exchange. Trading securities represent assets held in a Rabbi Trust to fund deferred compensation liabilities and are included as restricted investments on the accompanying condensed consolidated balance sheets.

For the three months ended March 31, 2013, the unrealized gains on these securities of $138 were recorded as other income. An offsetting entry for the same amount, increasing the deferred compensation liability and compensation expense within SG&A, was also recorded.

The Company utilizes interest rate swap contracts to manage its targeted mix of fixed and floating rate debt, and these swaps are valued using observable benchmark rates at commonly quoted intervals for the full term of the swaps. The 2010 Swap was included in other current liabilities as of March 31, 2013 and December 31, 2012 on the accompanying condensed consolidated balance sheet.

At December 31, 2012, the Company utilized a foreign exchange forward contract to manage its exposure to currency fluctuations in the Canadian dollar versus the U.S. dollar. This forward contract was valued using observable benchmark rates at commonly quoted intervals during the term of the forward contract. This forward contract was executed on February 19, 2013 in connection with the Paulin Acquisition. The foreign exchange forward contract was included in other current liabilities as of December 31, 2012 on the accompanying condensed consolidated balance sheet.

The Company utilizes metal commodity swap contracts to manage its exposure to price fluctuations in metal commodities used in its key products and these swaps are valued using observable benchmark rates at commonly quoted intervals for the full term of the swaps. The metal commodity swaps were included in other current liabilities as of March 31, 2013 and in both other current assets and liabilities as of December 31, 2012 on the accompanying condensed consolidated balance sheet.

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

14. Acquisition and Integration Expenses:

For the three months ended March 31, 2013, the Company incurred $2,029 of expenses in connection with the Paulin Acquisition.

For the three months ended March 31, 2012, the Company incurred $152 of expenses in connection with the Ook Acquisition.

15. Segment Reporting:

The Company’s segment reporting structure uses the Company’s management reporting structure as the foundation for how the Company manages its business. The Company periodically evaluates its segment reporting structure in accordance with ASC 350-20-55 and has concluded that it has five reporting units as of March 31, 2013. During the first quarter of 2013, the operations of the Paulin Acquisition were combined into the operations of the Canada segment. The United States segment, excluding All Points, and the Canada segment are the only segments considered material by the Company’s management as of March 31, 2013. The segments are as follows:

•	United States—excluding the All Points division

•	All Points

•	Canada

•	Mexico

•	Australia

Our United States segment distributes fasteners and related hardware items, threaded rod, keys, key duplicating systems and accessories, and identification items, such as tags and letters, numbers and signs to hardware stores, home centers, mass merchants, and other retail outlets primarily in the United States. This segment also provides innovative pet ID tag programs to a leading pet products chain retailer using a unique, patent-protected / patent-pending technology and product portfolio.

Our All Points segment is a Florida based distributor of commercial and residential fasteners catering to the hurricane protection industry in the southern United States. All Points has positioned itself as a major supplier to manufacturers of railings, screen enclosures, windows and hurricane shutters.

Our Canada segment distributes fasteners and related hardware items, threaded rod, keys, key duplicating systems and accessories, and identification items, such as tags and letters, numbers and signs to hardware stores, home centers, mass merchants, and other retail outlets and industrial Original Equipment Manufacturers (“OEM”) in Canada. Our Canada segment also produces fasteners, stampings, fittings and processes threaded parts for automotive suppliers, industrial OEM’s and industrial distributors.

Our Mexico segment distributes fasteners and related hardware items to hardware stores, home centers, mass merchants, and other retail outlets in Mexico.

Our Australia segment distributes keys, key duplicating systems and accessories to home centers and other retail outlets in Australia.

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

15. Segment Reporting (continued):

The Company uses profit or loss from operations to evaluate the performance of its segments. Profit or loss from operations is defined as income from operations before interest and tax expenses. Hillman accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current market prices. Segment revenue excludes intersegment sales related to the sales or transfer of products between segments which is consistent with the segment revenue information provided to the Company’s chief operating decision maker. Segment Income (Loss) from Operations for Mexico and Australia include insignificant costs allocated from the United States, excluding All Points segment, while the remaining operating segments do not include any allocations.

The table below presents revenues and income from operations for our reportable segments for the three months ended March 31, 2013 and 2012.

	Three Months Ended March 31, 2013	Three Months Ended March 31, 2012
Revenues
United States excluding All Points	$118,845	$119,761
All Points	4,653	4,509
Canada	18,312	2,408
Mexico	1,967	1,557
Australia	142	138

Total revenues	$143,919	$128,373

Segment Income (Loss) from Operations
United States excluding All Points	$7,044	$8,715
All Points	371	92
Canada	166	(219)
Mexico	396	351
Australia	(193)	(104)

Total segment income from operations	$7,784	$8,835

Reconciliation (1)
Total segment income from operations	$7,784	$8,835

Total income from operations	$7,784	$8,835

(1)	This table reconciles segment income from operations to total income from operations

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

15. Segment Reporting (continued):

Assets by segment as of March 31, 2013 and December 31, 2012 were as follows:

	March 31, 2013	December 31, 2012
Assets
United States excluding All Points	$920,456	$1,133,824
All Points	8,260	7,298
Canada	312,116	15,477
Mexico	19,569	17,816
Australia	1,643	1,378

Total Assets	$1,262,044	$1,175,793

16. Supplemental Condensed Consolidating Guarantor and Non-Guarantor Financial Information:

The 10.875% Senior Notes, of which $265,000 aggregate principal amount were outstanding as of March 31, 2013, were issued by Hillman Group and are fully and unconditionally guaranteed on a joint and several basis by the Company and certain of Company’s wholly owned subsidiaries. The non-guarantor information presented represents our Australian, Canadian and Mexican subsidiaries.

The following financial information presents condensed consolidating statements of comprehensive income, balance sheets, and cash flows for Hillman Group, all guarantor subsidiaries, all non-guarantor subsidiaries and the eliminations necessary to provide the consolidated results for Hillman Companies and subsidiaries. For purposes of this presentation, we have accounted for investments in our subsidiaries using the equity method of accounting. The principal consolidating adjustments eliminate investment in subsidiary and intercompany balances and transactions.

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

16. Supplemental Condensed Consolidating Guarantor and Non-Guarantor Financial Information (continued):

Condensed Consolidating Statements of Comprehensive Income (Unaudited)

For the three months ended March 31, 2013

(Amounts in thousands)

	Guarantors The Hillman Companies, Inc.	Issuer The Hillman Group, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consol- idating Adjust - ments	Consolidated
Net sales	$—	$117,158	$6,340	$20,421	$—	$143,919
Cost of sales	—	56,315	4,499	12,832	—	73,646
Selling, general and administrative expenses	399	40,302	1,307	6,361	—	48,369
Acquisition and integration expense	—	1,640	14	375	—	2,029
Depreciation	—	5,348	15	179	—	5,542
Amortization	4,515	772	—	159	—	5,446
Intercompany administrative (income) expense	—	(87)	—	87	—	—
Other (income) expense, net	(138)	1,216	(34)	59	—	1,103

Income (loss) from operations	(4,776)	11,652	539	369	—	7,784
Intercompany interest (income) expense	(3,058)	3,062	—	(4)	—	—
Interest expense, net	(46)	11,156	—	843	—	11,953
Interest expense on junior subordinated debentures	3,152	—	—	—	—	3,152
Investment income on trust common securities	(94)	—	—	—	—	(94)

Income (loss) before equity in subsidiaries’ income	(4,730)	(2,566)	539	(470)	—	(7,227)
Equity in subsidiaries’ income (loss)	(2,797)	(231)	—	—	3,028	—

Income (loss) before income taxes	(7,527)	(2,797)	539	(470)	3,028	(7,227)
Income tax provision (benefit)	(2,942)	—	222	78	—	(2,642)

Net income (loss)	$(4,585)	$(2,797)	$317	$(548)	$3,028	$(4,585)

Other comprehensive income (loss):
Foreign currency translation adjustments	—	(710)	(21)	(415)	1,066	(80)

Total comprehensive income (loss)	$(4,585)	$(3,507)	$296	$(963)	$4,094	$(4,665)

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

16. Supplemental Condensed Consolidating Guarantor and Non-Guarantor Financial Information (continued):

Condensed Consolidating Statements of Comprehensive Income (Unaudited)

For the three months ended March 31, 2012

(Amounts in thousands)

	Guarantors The Hillman Companies, Inc.	Issuer The Hillman Group, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consol- idating Adjust - ments	Consolidated
Net sales	$—	$119,761	$4,509	$4,103	$—	$128,373
Cost of sales	—	57,642	3,529	2,418	—	63,589
Selling, general and administrative expenses	194	42,070	866	1,790	—	44,920
Acquisition and integration expense	—	152	—	—	—	152
Depreciation	—	5,845	22	22	—	5,889
Amortization	4,515	856	—	100	—	5,471
Intercompany administrative (income) expense	—	(87)	—	86	1	—
Other (income) expense, net	(194)	53	—	(341)	(1)	(483)

Income (loss) from operations	(4,515)	13,230	92	28	—	8,835
Intercompany interest (income) expense	(3,058)	3,058	—	—	—	—
Interest expense, net	(106)	10,208	—	—	—	10,102
Interest expense on junior subordinated debentures	3,152	—	—	—	—	3,152
Investment income on trust common securities	(95)	—	—	—	—	(95)

Income (loss) before equity in subsidiaries’ income	(4,408)	(36)	92	28	—	(4,324)
Equity in subsidiaries’ income (loss)	(457)	42	—	—	415	—

Income (loss) before income taxes	(4,865)	6	92	28	415	(4,324)
Income tax provision (benefit)	(2,278)	463	38	40	—	(1,737)

Net income (loss)	$(2,587)	$(457)	$54	$(12)	$415	$(2,587)

Other comprehensive income (loss):
Foreign currency translation adjustments	—	—	—	1,237	—	1,237

Total comprehensive income (loss)	$(2,587)	$(457)	$54	$1,225	$415	$(1,350)

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

16. Supplemental Condensed Consolidating Guarantor and Non-Guarantor Financial Information (continued):

Condensed Consolidating Balance Sheet (Unaudited)

As of March 31, 2013

(Amounts in thousands)

	Guarantors The Hillman Companies, Inc.	Issuer The Hillman Group, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consol- idating Adjust - ments	Consolidated
ASSETS
Current assets
Cash and cash equivalents	$1	$2,995	$1,740	$17,903	$—	$22,639
Restricted investments	846	—	—	—	—	846
Accounts receivable	—	84,475	(400)	8,704	—	92,779
Inventories	—	108,982	8,035	54,156	(325)	170,848
Deferred income taxes	8,060	—	1,474	1,259	(678)	10,115
Other current assets	—	6,170	270	3,266	—	9,706

Total current assets	8,907	202,622	11,119	85,288	(1,003)	306,933
Intercompany notes receivable	105,446	108,225	—	(108,225)	(105,446)	—
Intercompany interest receivable	3,058	809	—	—	(3,867)	—
Investments in subsidiaries	(639,662)	28,123	507	275,440	335,592	—
Property and equipment	—	69,146	348	14,977	—	84,471
Goodwill	418,946	24,512	3,090	21,684	280	468,512
Other intangibles	307,317	45,274	250	27,318	—	380,159
Restricted investments	3,109	—	—	—	—	3,109
Deferred income taxes	32,895	—	(472)	739	(33,162)	—
Deferred financing fees	—	12,095	—	—	—	12,095
Investment in trust common securities	3,261	—	—	—	—	3,261
Other assets	—	2,882	25	597	—	3,504

Total assets	$243,277	$493,688	$14,867	$317,818	$192,394	$1,262,044

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$—	$31,529	$1,145	$15,440	$—	$48,114
Current portion of senior term loans	—	3,968	—	—	—	3,968
Current portion of capitalized lease and other obligations	—	625	—	—	—	625
Interest payable on junior subordinated debentures	1,019	—	—	—	—	1,019
Intercompany interest payable	—	3,058	—	809	(3,867)	—
Accrued expenses:
Salaries and wages	—	3,841	74	208	—	4,123
Pricing allowances	—	2,773	3	556	—	3,332
Income and other taxes	(449)	2,388	86	(80)	—	1,945
Interest	—	10,033	—	—	—	10,033
Deferred compensation	846	—	—	—	—	846
Other accrued expenses	—	7,489	216	558	—	8,263

Total current liabilities	1,416	65,704	1,524	17,491	(3,867)	82,268

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

16. Supplemental Condensed Consolidating Guarantor and Non-Guarantor Financial Information (continued):

Condensed Consolidating Balance Sheet (Unaudited)

As of March 31, 2013

(Amounts in thousands)

	Guarantors The Hillman Companies, Inc.	Issuer The Hillman Group, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consol- idating Adjust - ments	Consolidated
LIABILITIES AND STOCKHOLDERS’ EQUITY (CONTINUED)
Intercompany debt payable	—	105,446	—	—	(105,446)	—
Intercompany interest payable	—	—	—	—	—	—
Long term senior term loans	—	380,958	—	—	—	380,958
Bank revolving credit	—	—	—	—	—	—
Long term portion of capitalized leases	—	345	—	—	—	345
Long term senior notes	—	272,652	—	—	—	272,652
Junior subordinated debentures	115,086	—	—	—	—	115,086
Deferred compensation	3,109	—	—	—	—	3,109
Deferred income taxes, net	144,024	—	213	9,641	(33,840)	120,038
Other non-current liabilities	975	5,767	—	—	—	6,742

Total liabilities	264,610	830,872	1,737	27,132	(143,153)	981,198

Common stock with put options:
Common stock, $.01 par, 5,000 shares authorized, 210.4 issued and outstanding at March 31, 2013	14,485	—	—	—	—	14,485
Commitments and Contingencies
Stockholders’ Equity:
Preferred Stock:
Preferred stock, $.01 par, 5,000 shares authorized, none issued and outstanding at March 31, 2013	—	—	—	—	—	—
Common Stock:
Common stock, $.01 par, 5,000 shares authorized, 4,789.6 issued and outstanding at March 31, 2013	—	—	50	—	(50)	—
Additional paid-in capital	118,693	(130,742)	11,711	293,717	1,827	295,206
Accumulated deficit	(154,511)	(205,732)	1,390	(3,006)	332,223	(29,636)
Accumulated other comprehensive income	—	(710)	(21)	(25)	1,547	791

Total stockholders’ equity	(35,818)	(337,184)	13,130	290,686	335,547	266,361

Total liabilities and stockholders’ equity	$243,277	$493,688	$14,867	$317,818	$192,394	$1,262,044

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

16. Supplemental Condensed Consolidating Guarantor and Non-Guarantor Financial Information (continued):

Condensed Consolidating Balance Sheet (Unaudited)

As of December 31, 2012

(Amounts in thousands)

	Guarantors The Hillman Companies, Inc.	Issuer The Hillman Group, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consol- idating Adjust - ments	Consolidated
ASSETS
Current assets
Cash and cash equivalents	$1	$62,917	$429	$2,201	$—	$65,548
Restricted investments	846	—	—	—	—	846
Accounts receivable	—	65,916	6,473	(10,045)	—	62,344
Inventories	—	105,028	4,678	4,404	(272)	113,838
Deferred income taxes	10,359	—	610	221	(726)	10,464
Other current assets	—	6,526	145	1,835	—	8,506

Total current assets	11,206	240,387	12,335	(1,384)	(998)	261,546
Intercompany notes receivable	105,446	—	—	—	(105,446)	—
Investments in subsidiaries	(637,376)	27,204	—	—	610,172	—
Property and equipment	—	67,902	191	399	—	68,492
Goodwill	418,946	24,512	58	11,542	280	455,338
Other intangibles	311,832	46,047	250	8,515	—	366,644
Restricted investments	3,399	—	—	—	—	3,399
Deferred income taxes	29,492	—	(411)	977	(30,058)	—
Deferred financing fees	—	12,858	—	—	—	12,858
Investment in trust common securities	3,261	—	—	—	—	3,261
Other assets	—	3,521	25	709	—	4,255

Total assets	$246,206	$422,431	$12,448	$20,758	$473,950	$1,175,793

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$—	$31,873	$517	$181	$—	$32,571
Current portion of senior term loans	—	3,200	—	—	—	3,200
Current portion of capitalized lease and other obligations	—	819	—	—	—	819
Additional acquisition consideration	—	—	—	—	—	—
Accrued expenses:
Salaries and wages	—	8,930	217	204	—	9,351
Pricing allowances	—	3,457	3	597	—	4,057
Income and other taxes	(625)	2,447	25	645	—	2,492
Interest	—	2,868	—	—	—	2,868
Deferred compensation	846	—	—	—	—	846
Other accrued expenses	—	9,822	40	1,535	—	11,397

Total current liabilities	221	63,416	802	3,162	—	67,601

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

16. Supplemental Condensed Consolidating Guarantor and Non-Guarantor Financial Information (continued):

Condensed Consolidating Balance Sheet (Unaudited)

As of December 31, 2012

(Amounts in thousands)

	Guarantors The Hillman Companies, Inc.	Issuer The Hillman Group, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consol- idating Adjust - ments	Consolidated
LIABILITIES AND STOCKHOLDERS’ EQUITY (CONTINUED)
Intercompany debt payable	—	105,446	—	—	(105,446)	—
Long term senior term loans	—	307,727	—	—	—	307,727
Long term portion of capitalized lease and other obligations	—	245	—	—	—	245
Long term senior notes	—	272,942	—	—	—	272,942
Junior subordinated debentures	115,132	—	—	—	—	115,132
Deferred compensation	3,399	—	—	—	—	3,399
Deferred income taxes, net	146,042	—	219	2,472	(30,784)	117,949
Other non-current liabilities	714	5,473	—	—	—	6,187

Total liabilities	265,508	755,249	1,021	5,634	(136,230)	891,182

Common stock with put options:
Common stock, $.01 par, 5,000 shares authorized, 198.3 issued and outstanding at December 31, 2012	14,116	—	—	—	—	14,116
Commitments and Contingencies
Stockholders’ Equity:
Preferred Stock:
Preferred stock, $.01 par, 5,000 shares authorized, none issued and outstanding at December 31, 2012	—	—	—	—	—	—
Common Stock:
Common stock, $.01 par, 5,000 shares authorized, 4,801.7 issued and outstanding at December 31, 2012	—	—	50	—	(50)	—
Additional paid-in capital	117,261	(131,642)	10,304	17,192	281,560	294,675
Accumulated deficit	(150,679)	(201,176)	1,073	(2,458)	328,189	(25,051)
Accumulated other comprehensive loss	—	—	—	390	481	871

Total stockholders’ equity	(33,418)	(332,818)	11,427	15,124	610,180	270,495

Total liabilities and stockholders’ equity	$246,206	$422,431	$12,448	$20,758	$473,950	$1,175,793

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

16. Supplemental Condensed Consolidating Guarantor and Non-Guarantor Financial Information (continued):

Condensed Consolidating Statement of Cash Flows (Unaudited)

For the three months ended March 31, 2013

(Amounts in thousands)

	Guarantors The Hillman Companies, Inc.	Issuer The Hillman Group, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consol- idating Adjust- ments	Consolidated
Cash flows from operating activities:
Net income (loss)	$(1,788)	$(2,513)	$317	$(548)	$(53)	$(4,585)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	4,515	6,120	15	338	—	10,988
Dispositions of property and equipment	—	9	—	—	—	9
Deferred income tax provision (benefit)	(3,122)	—	(809)	898	—	(3,033)
Deferred financing and original issue discount amortization	(46)	629	—	—	—	583
Stock-based compensation expense	261	—	—	—	—	261
Other non-cash interest and change in value of interest rate swap	—	(207)	—	—	—	(207)
Changes in operating items:
Accounts receivable	—	(7,269)	(2,842)	(3,065)	—	(13,176)
Inventories	—	(3,954)	(3,357)	5,299	53	(1,959)
Other assets	—	(10,295)	9,590	2,912	—	2,207
Accounts payable	—	(344)	628	2,455	—	2,739
Interest payable on junior subordinated debentures	1,019	—	—	—	—	1,019
Other accrued liabilities	176	2,264	94	(930)	(3,867)	(2,263)
Other items, net	(1,015)	(8,110)	(2,316)	8,395	3,867	821

Net cash provided by (used for) operating activities	—	(23,670)	1,320	15,754	—	(6,596)

Cash flows from investing activities:
Paulin acquisition	—	(103,416)	—	—	—	(103,416)
Capital expenditures	—	(6,590)	(9)	(52)	—	(6,651)

Net cash used for investing activities	—	(110,006)	(9)	(52)	—	(110,067)

Cash flows from financing activities:
Borrowings of senior term loans	—	76,800	—	—	—	76,800
Repayments of senior term loans	—	(800)	—	—	—	(800)
Discount on senior term loans	—	(2,152)	—	—	—	(2,152)
Principal payments under capitalized lease obligations	—	(94)	—	—	—	(94)

Net cash used for financing activities	—	73,754	—	—	—	73,754

Net (decrease) increase in cash and cash equivalents	—	(59,922)	1,311	15,702	—	(42,909)
Cash and cash equivalents at beginning of period	1	62,917	429	2,201	—	65,548

Cash and cash equivalents at end of period	$1	$2,995	$1,740	$17,903	—	$22,639

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

16. Supplemental Condensed Consolidating Guarantor and Non-Guarantor Financial Information (continued):

Condensed Consolidating Statement of Cash Flows (Unaudited)

For the three months ended March 31, 2012

(Amounts in thousands)

	Guarantors The Hillman Companies, Inc.	Issuer The Hillman Group, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consol- idating Adjust- Ments	Consolidated
Cash flows from operating activities:
Net income (loss)	$(2,130)	$(486)	$54	$(12)	$(13)	$(2,587)
Adjustments to reconcile net loss to net cash (used for) provided by operating activities:
Depreciation and amortization	4,515	6,701	22	122	—	11,360
Dispositions of property and equipment	—	—	—	—	—	—
Deferred income tax provision (benefit)	(2,435)	446	37	137	—	(1,815)
Deferred financing and original issue discount amortization	(107)	605	—	—	—	498
Other non-cash interest and change in value of interest rate swap	—	(163)	—	—	—	(163)
Changes in operating items:
Accounts receivable	—	(7,745)	(241)	(651)	—	(8,637)
Inventories	—	(2,811)	679	(211)	13	(2,330)
Other assets	—	9	(400)	(172)	—	(563)
Accounts payable	—	2,684	(5)	(97)	—	2,582
Other accrued liabilities	153	5,019	(29)	152	(3,058)	2,237
Other items, net	4	(3,229)	—	(127)	3,058	(294)

Net cash provided by (used for) operating activities	—	1,030	117	(859)	—	288

Cash flows from investing activities:
Proceeds from sale of property and equipment	—	—	3	—	—	3
Capital expenditures	—	(5,371)	(6)	(70)	—	(5,447)

Net cash used for investing activities	—	(5,371)	(3)	(70)	—	(5,444)

Cash flows from financing activities:
Repayments of senior term loans	—	(800)	—	—	—	(800)
Borrowings of revolving credit loans	—	14,000	—	—	—	14,000
Payments of additional acquisition consideration	—	(12,387)	—	—	—	(12,387)
Principal payments under capitalized lease obligations	—	(7)	—	—	—	(7)
Borrowings of senior notes	—	—	—	—	—	—
Premium on senior notes	—	—	—	—	—	—
Financing fees, net	—	—	—	—	—	—

Net cash provided by financing activities	—	806	—	—	—	806

Net (decrease) increase in cash and cash equivalents	—	(3,535)	114	(929)	—	(4,350)
Cash and cash equivalents at beginning of period	1	8,852	547	2,627	—	12,027

Cash and cash equivalents at end of period	$1	$5,317	$661	$1,698	—	$7,677

Independent Auditor’s Report

To the Shareholders of

H. Paulin & Co., Limited

We have audited the accompanying consolidated financial statements of H. Paulin & Co., Limited, which comprise the consolidated balance sheets as of December 31, 2012 and December 31, 2011, and the consolidated statements of operations, comprehensive income, changes in equity and cash flows for the years ended December 31, 2012 and December 31, 2011, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of H. Paulin & Co., Limited as of December 31, 2012 and December 31, 2011, and its financial performance and its cash flows for the years ended December 31, 2012 and December 31, 2011 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ Deloitte LLP

Chartered Professional Accountants, Chartered Accountants

Licensed Public Accountants

April 4, 2013

Mississauga, Canada

H. Paulin & Co., Limited

Consolidated Balance Sheets

(in thousands of Canadian dollars)

	Note	December 31 2012	December 31 2011
Assets
CURRENT
Trade and other receivables	7	$17,738	$16,868
Inventories	9	59,743	65,337
Prepaid expenses and other assets		924	1,158

Total current assets		78,405	83,363

NON-CURRENT
Deferred income tax assets	11	352	397
Property, plant and equipment	10	8,360	8,153
Intangible assets	12	—	513

Total non-current assets		8,712	9,063

Total assets		$87,117	$92,426

Liabilities
CURRENT
Bank indebtedness		$3,986	$9,557
Trade and other payables	8	14,839	17,254
Income taxes payable	11	411	830

Total current liabilities		19,236	27,641
Deferred income tax liabilities	11	349	658

Total liabilities		19,585	28,299

Shareholders’ Equity
Share capital	13	1,948	1,948
Contributed surplus	14	902	874
Retained earnings		64,637	61,271
Accumulated other comprehensive income		45	34

Total equity		67,532	64,127

Total equity and liabilities		$87,117	$92,426

The accompanying notes are an integral part of these consolidated financial statements.

H. Paulin & Co., Limited

Consolidated Statements of Operations

(in thousands of Canadian dollars)

	Note	Year Ended December 31 2012	Year Ended December 31 2011
Revenue		$145,897	$139,343
Cost of sales	10, 15	111,264	108,023

Gross profit		34,633	31,320
Administrative expense	10, 15	16,790	12,960
Distribution expense	10, 15	12,785	12,239
Other (income) expense		(23)	148
Finance costs		252	524

Income before income taxes		4,829	5,449
Income tax expense	11	1,299	1,549

Net income for the year		$3,530	$3,900

H. Paulin & Co., Limited

Consolidated Statements of Comprehensive Income

(in thousands of Canadian dollars)

	Year Ended December 31 2012	Year Ended December 31 2011
Net income for the year	$3,530	$3,900
Other comprehensive (loss) income, net of tax
Foreign currency translation adjustment (net of tax expense (recovery) of $4; 2011-($4))	11	(9)

Total comprehensive income for the year ended	$3,541	$3,891

The accompanying notes are an integral part of these consolidated financial statements.

H. Paulin & Co., Limited

Consolidated Statements of Changes in Equity

(in thousands of Canadian dollars)

	Share Capital	Contributed Surplus	Retained Earnings	Accumulated Other Comprehensive Income	Total
Balance, December 31, 2011	$1,948	$874	$61,271	$34	$64,127

Net income	—	—	3,530	—	3,530
Foreign currency translation adjustment	—	—	—	11	11

Total comprehensive income	—	—	3,530	11	3,541
Share based compensation	—	28	—	—	28
Dividend payment	—	—	(164)	—	(164)

Balance, December 31, 2012	$1,948	$902	$64,637	$45	$67,532

Balance, December 31, 2010	$1,948	$800	$57,371	$43	$60,162

Net income	—	—	3,900	—	3,900
Foreign currency translation adjustment	—	—	—	(9)	(9)

Total comprehensive income	—	—	3,900	(9)	3,891
Share-based compensation	—	74	—	—	74

Balance, December 31, 2011	$1,948	$874	$61,271	$34	$64,127

The accompanying notes are an integral part of these consolidated financial statements.

H. Paulin & Co., Limited

Consolidated Statements of Cash Flows

(in thousands of Canadian dollars)

	Note	Year Ended December 31 2012	Year Ended December 31 2011
Cash flows from operating activities
Net income for the year		$3,530	$3,900
Adjustments for:
Depreciation and amortization		975	1,286
Impairment	12	513	—
Share-based compensation		1,690	217
Finance costs		252	524
Income tax expense		1,299	1,549
Changes in non-cash components of working capital
Change in trade and other receivables		(904)	1,566
Change in inventories		5,451	1,012
Change in prepaid expenses and other assets		232	(229)
Change in trade and other payables		(4,120)	1,453
Interest paid		(252)	(524)
Income tax paid		(1,965)	(1,428)

Net cash provided by operating activities		6,701	9,326

Cash flows from investing activities
Acquisition of property, plant and equipment		(1,138)	(1,235)

Net cash used in investing activities		(1,138)	(1,235)

Cash flows from financing activities
Re-payment of borrowings		(5,571)	(7,961)
Dividends paid		(164)	—

Net cash used in financing activities		(5,735)	(7,961)

Effects of exchange rate changes on cash		172	(130)
Net change in cash		—	—
Cash, beginning of year		—	—

Cash, end of year		$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

H. Paulin & Co., Limited

Notes to the consolidated financial statements

December 31, 2012 and 2011

(tabular amounts in thousands of Canadian dollars, except share and per share amounts)

1.	Reporting entity

H. Paulin & Co., Limited (“the Company”) is a public company incorporated and domiciled in Canada. The address of the Company’s registered office is 55 Milne Avenue, Scarborough, Ontario M1L 4N3. The Company is primarily involved in the distribution and manufacture of fasteners, fluid system products, automotive parts and screw machine components.

2.	Basis of presentation

Statement of compliance

The annual consolidated financial statements of the Company are prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

In these consolidated financial statements, unless otherwise indicated, all dollar amounts are presented in Canadian dollars, which represents the Company’s functional currency.

These consolidated financial statements were approved by the Company’s Board of Directors on April 4, 2013.

3.	Summary of significant accounting policies

The accounting policies set out below have been applied consistently to all periods presented in these consolidated financial statements, and have been applied consistently by the Company and its subsidiaries.

(a)	Basis of consolidation

(i)	Subsidiaries

Subsidiaries are entities controlled by the Company. Control exists where the Company has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities.

The financial statements of the Company’s subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases.

(ii)	Transactions eliminated on consolidation

Intra-group balances, transactions, revenue and expenses, are eliminated in preparing the consolidated financial statements.

(b)	Basis of measurement

The consolidated financial statements are presented in Canadian dollars rounded to the nearest thousand and are prepared on the historical cost basis except for certain financial instruments measured at fair value. The methods used to measure fair values are discussed further in Note 4 to these consolidated financial statements.

Accounting estimates

Accounting estimates are estimates and assumptions made by management that may result in material adjustments to the carrying amount of assets and liabilities within the next financial year. Although these

H. Paulin & Co., Limited

Notes to the consolidated financial statements

December 31, 2012 and 2011

(tabular amounts in thousands of Canadian dollars, except share and per share amounts)

3.	Summary of significant accounting policies (continued)

accounting estimates are based on management’s knowledge of the current events and actions that the Company may undertake in the future, actual results may differ from these estimates. Reported amounts which required management to make estimates and assumptions are described below:

•	Allowance for doubtful accounts

The Company recognizes an allowance for doubtful accounts based on historical customer collection history, general economic indicators and other customer-specific information, all of which require the Company to make certain assumptions. Where the actual collectability of accounts receivable differs from these estimates, such differences will have an impact on net earnings in the period such a determination is made.

•	Valuation of inventories

Inventories represent a significant portion of the asset base of the Company and its value is reviewed at each reporting period. The estimates and assumptions related to cost and net realizable value to determine inventory carrying value and potential write-downs or reversals of write-downs are critical to the Company’s financial position.

•	Impairment of tangible and intangible assets

An evaluation of whether an asset is impaired involves consideration of whether indicators of impairment exist. Factors which could indicate that impairment exists include: significant underperformance relative to historical or projected operating results, significant changes in the manner in which an asset is used or in the Company’s overall business strategy, or significant negative industry or economic trends. In some cases, these events are clear. However, in many cases, a clearly identifiable event indicating possible impairment does not occur. Instead, a series of individually insignificant events may occur over a period of time leading to an indication that an asset may be impaired. Events can occur in these situations that may not be known until a date subsequent to their occurrence. Management continually monitors the Company’s segments, the markets, and the business environment, and makes judgments and assessments about conditions and events in order to conclude whether a possible impairment exists.

•	Share-based compensation

Management estimates the fair value of share-based compensation granted. These plans require management to make forward-looking assumptions. Varying inputs can result in significantly different results and there may be a material impact on the Company’s consolidated balance sheets, statements of cash flows, and statements of operations. Certain changes in expected stock volatility, the change in expected dividend yields, expected share price performance and changes in assumptions used to form a risk free rate during the expected terms may affect the value derived for share-based payments.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised, if revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

H. Paulin & Co., Limited

Notes to the consolidated financial statements

December 31, 2012 and 2011

(tabular amounts in thousands of Canadian dollars, except share and per share amounts)

3.	Summary of significant accounting policies (continued)

Accounting judgments

Accounting judgments are used for accounting policies that have been identified as being complex or involving subjective judgments or assessments. Reported amounts that require management to make judgments are described below:

•	Determination of functional currency

The determination of the functional currency of the Company’s wholly owned subsidiary in the United States is based on an evaluation of the primary and if necessary, secondary factors as outlined in IAS 21, the Effects of Changes in Exchange Rates. The evaluation of these factors and the related conclusions on functional currency are subject to judgment by management.

•	Income tax assets and liabilities

The Company recognizes expected tax assets and liabilities based on estimates of current and future taxable net earnings, which may require judgment regarding the ultimate tax determination of certain items. If taxable net earnings differ from the estimates it may have an impact on current and future income tax provisions in the period when the determination of the difference is made.

(c)	Inventories

Inventories are measured at the lower of cost and net realizable value. Cost is determined on the first-in first-out basis, and includes expenditures incurred in acquiring the inventories, production or conversion costs and other direct costs incurred in bringing them to their existing location and condition. In the case of manufactured inventories and work in progress, cost includes an appropriate share of production overheads based on normal operating capacity.

Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses.

(d)	Property, plant and equipment

(i)	Recognition and measurement

Items of property, plant and equipment are measured at cost less accumulated depreciation and any recognized impairment losses.

Cost includes expenditures that are directly attributable to the acquisition of the asset. Purchased software that is integral to the functionality of the related equipment is capitalized as part of the equipment.

When significant parts of property, plant and equipment have different useful lives from the overall asset’s useful life, they are identified as a separate component and depreciated accordingly.

Gains and losses on the disposal of property, plant and equipment are determined by comparing the proceeds from disposal with the carrying amount of the assets, and are recognized net within other expense in the statement of operations.

All fully depreciated assets that are still in use remain on the Company’s books in the cost and accumulated depreciation accounts.

H. Paulin & Co., Limited

Notes to the consolidated financial statements

December 31, 2012 and 2011

(tabular amounts in thousands of Canadian dollars, except share and per share amounts)

3.	Summary of significant accounting policies (continued)

(ii)	Subsequent costs

Subsequent costs relating to an item of property, plant and equipment are capitalized if it is probable that the future economic benefits from the use of the asset will flow to the Company and can be measured reliably. The carrying amount of the replaced part is derecognized. The costs of repairs and maintenance of property, plant and equipment are recognized in profit or loss as incurred.

(iii)	Depreciation

Depreciation is calculated over the depreciable amount, which is the cost of an asset, less its residual value.

Depreciation is recognized in profit or loss on a straight-line basis over the estimated useful lives of each part of an item of property, plant and equipment, since this most closely reflects the expected pattern of consumption of the future economic benefits embodied in the asset. Depreciation begins when the asset is available for use and ceases on the earlier of the date the asset is held for sale and the date it is derecognized. An item of property, plant and equipment is derecognized on disposal or when no future economic benefits are expected to arise from continued use of the asset. Land is not depreciated.

The estimated useful lives are as follows:

Building	-	25 years
Merchandising fixtures	-	3 years
Machinery and equipment	-	10-20 years
Computer, office equipment	-	3-5 years
Leasehold improvements	-	term of lease, straight-line

The Company reviews the depreciation methods, useful lives and residual values each year with the effect of any changes in estimates accounted for on a prospective basis.

(e)	Intangible assets

Intangible assets, with finite lives, comprise system software development, which is amortized on an accelerated declining balance method over its expected useful life, not exceeding 10 years, once they are ready for use.

(f)	Impairment of tangible and intangible assets

(i)	At the end of each reporting period, the Company reviews the carrying amount of its tangible and intangible assets to determine whether there is any indication of impairment. If any such indication exists, the asset’s recoverable amount is estimated to determine the extent of the impairment loss.

An impairment loss is recognized whenever the carrying amount of an asset or its cash-generating unit exceeds its recoverable amount. Impairment losses are recognized in profit or loss.

a) Calculation of recoverable amount

The recoverable amount is the greater of the asset or cash generating unit’s fair value less costs to sell and its value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the

H. Paulin & Co., Limited

Notes to the consolidated financial statements

December 31, 2012 and 2011

(tabular amounts in thousands of Canadian dollars, except share and per share amounts)

3.	Summary of significant accounting policies (continued)

time value of money and the risks specific to the asset. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the cash-generating unit to which the asset belongs.

b) Reversals of impairment

An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

(g)	Provisions

A provision is recognized if, as a result of a past event, the Company has a present obligation (legal or constructive) that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. If the effect of the time value of money is material, provisions are discounted using a pre-tax rate that reflects the risks specific to the liability. Provisions are reviewed on a regular basis and adjusted to reflect management’s best current estimates. There are no provisions recorded as at December 31, 2012 and December 31, 2011.

When some or all of the economic benefits required to settle a provision are expected to be recovered from a third party, a receivable is recognized as an asset if it is virtually certain that reimbursement will be received and the amount of the receivable can be measured reliably.

(h)	Income tax

Income tax expense comprises current and deferred income tax. Current tax and deferred tax are recognized in profit or loss except to the extent that it relates to items recognized directly in equity or in other comprehensive income.

Current tax expense comprises the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes.

Deferred tax is measured at the tax rates that are expected to apply when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on either the same taxable entity, or on different taxable entities, which intend to settle current tax liabilities and assets on a net basis or realize their tax assets and liabilities simultaneously.

A deferred tax asset is recognized for unused tax losses, unused tax credits and deductible temporary differences, to the extent that it is probable that future taxable income will be available against which the unused tax losses, unused tax credits and temporary differences can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that all or part of the related tax benefit will be realized.

H. Paulin & Co., Limited

Notes to the consolidated financial statements

December 31, 2012 and 2011

(tabular amounts in thousands of Canadian dollars, except share and per share amounts)

3.	Summary of significant accounting policies (continued)

(i)	Revenue recognition

Revenue from the sale of goods in the course of ordinary business activities is measured at the fair value of the consideration received or receivable, net of volume rebates. Revenue from the sale of goods is recognized when all the following conditions are satisfied:

•	The Company has transferred to the buyer the significant risks and rewards of ownership of the goods;

•	The Company retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold;

•	The amount of revenue can be measured reliably;

•	It is probable that the economic benefits associated with the transaction will flow to the Company; and

•	The costs incurred or to be incurred in respect of the transaction can be measured reliably.

(j)	Foreign currency

(i)	Foreign currency transactions

Each entity within the consolidated group records transactions using its functional currency, being the currency of the primary economic environment in which it operates. Foreign currency transactions are translated into the respective functional currency of each entity using the foreign currency rates prevailing at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies at the reporting date are translated to the functional currency at the exchange rate at that date.

Foreign currency gains and losses arising from settlement of foreign currency transactions are recognized in profit or loss.

(ii)	Foreign operations

For purposes of consolidation, the assets and liabilities of foreign operations with functional currencies other than the Canadian dollar are translated to Canadian dollars using the exchange rate at the reporting date. The income and expenses of foreign operations are translated to Canadian dollars at average exchange rates for the period.

Foreign currency differences resulting from translation of the accounts of foreign operations are recognized in a section of other comprehensive income called the foreign currency translation adjustment. When the settlement of a monetary item receivable from or payable to a foreign operation is neither planned nor likely in the foreseeable future, foreign exchange gains and losses arising from such a monetary item are considered to form part of a net investment in the foreign operation and are recognized in the foreign currency translation adjustment as part of other comprehensive income.

H. Paulin & Co., Limited

Notes to the consolidated financial statements

December 31, 2012 and 2011

(tabular amounts in thousands of Canadian dollars, except share and per share amounts)

3.	Summary of significant accounting policies (continued)

(k)	Financial instruments

Financial assets and financial liabilities are recorded using settlement date accounting. They are initially recognized at fair value net of transaction costs, except for financial instruments classified as fair value through profit or loss and their subsequent measurement is dependent on their classification as described below. Their classification depends on the purpose for which the financial instruments were acquired or issued, their characteristics and the Company’s designation of such instruments.

•	Fair value through profit or loss

Financial instruments categorized as fair value through profit or loss (“FVTPL”) are financial assets or liabilities typically acquired for resale prior to maturity or that are designated as FVTPL. They are measured at fair value at the balance sheet date. Fair value fluctuations including interest earned, interest accrued, foreign exchange forwards, gains and losses realized on disposal and unrealized gains and losses are included in profit or loss.

•	Loans and receivables

Loans and receivables are accounted for at amortized cost using the effective interest method. This includes trade and other receivables from the balance sheet.

•	Other liabilities

Other liabilities are recorded at amortized cost using the effective interest method and include all financial liabilities, other than derivative instruments. This includes bank indebtedness and trade and other payables from the balance sheet.

Transaction costs related to financial assets and liabilities measured at fair value through profit and loss are expensed when incurred. Transaction costs related to loans and receivables and other liabilities are included in the calculation of amortized cost using the effective interest method and, in effect, amortized through profit and loss over the life of the instrument.

Financial assets and liabilities are offset and the net amount presented in the balance sheet when, and only when, the Company has a legal right to offset the amounts and intends either to settle on a net basis or to realize the asset and settle the liability simultaneously.

(i)	Non-derivative financial assets

Non-derivative financial assets comprise trade and other receivables. Trade and other receivables are recognized on the date that they are originated.

The Company derecognizes a financial asset when the contractual rights to the cash flows from the asset expire, or it transfers the rights to receive the contractual cash flows on the financial asset in a transaction in which substantially all the risks and rewards of ownership of the financial asset are transferred. Any interest in transferred financial assets that is created or retained is recognized as a separate asset or liability.

Financial assets are considered to be impaired if objective evidence indicates that one or more events has had a negative effect on the estimated future cash flows of that asset.

(ii)	Non-derivative financial liabilities

Financial liabilities (including liabilities designated at fair value through profit or loss) are recognized initially on the trade date at which the Company becomes a party to the contractual provisions of the instrument.

H. Paulin & Co., Limited

Notes to the consolidated financial statements

December 31, 2012 and 2011

(tabular amounts in thousands of Canadian dollars, except share and per share amounts)

3.	Summary of significant accounting policies (continued)

The Company derecognizes a financial liability when its contractual obligations are discharged, cancelled or expire.

The Company has the following non-derivative financial liabilities: bank indebtedness, and trade and other payables.

Such financial liabilities are recognized initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition, these financial liabilities are measured at amortized cost using the effective interest method.

(iii)	Derivative financial instruments

The Company holds derivative financial instruments to hedge its foreign currency exposures. Embedded derivatives are separated from the host contract and accounted for separately if the economic characteristics and risks of the host contract and the embedded derivative are not closely related, a separate instrument with the same terms as the embedded derivative would meet the definition of a derivative, and the combined instrument is not measured at fair value through profit or loss.

Derivatives are recognized initially at fair value, and attributable transaction costs are recognized in profit or loss as incurred. Subsequent to initial recognition, derivatives are re-measured at fair value with changes in its fair value recognized immediately in profit or loss, except when the derivative is designated in a qualifying hedging relationship.

(l)	Employee benefits

(i)	Company RRSP plan

The Company sponsors a Group Registered Retirement Savings Plan (“RRSP”) (the “Plan”) for all qualified employees. The assets of the Plan are held separately from those of the Company in independently administered funds.

(ii)	Short-term employee benefits

Short-term employee benefit obligations are measured on an undiscounted basis and are expensed as the related service is provided.

A liability is recognized for the amount expected to be paid under short-term cash bonus or profit-sharing plans if the Company has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee, and the obligation can be estimated reliably.

(m)	Share-based compensation transactions

The Company follows the fair value based method of accounting for employee stock options. Under this method, the estimated fair value of the stock options granted is recognized over the applicable vesting period as a charge to share-based compensation expense and a credit to contributed surplus. Fair value is measured using the Black-Scholes option-pricing model. The Company has incorporated an estimated forfeiture rate for stock options that will not vest into its determination of share-based compensation for each period. When stock options granted are exercised, the proceeds received and the related amount in contributed surplus are credited to share capital.

Restricted share units (“RSU”) and deferred share units (“DSU”) are settled in cash once the applicable vesting period has been satisfied and the recipient redeems the units. They are measured initially at the fair

H. Paulin & Co., Limited

Notes to the consolidated financial statements

December 31, 2012 and 2011

(tabular amounts in thousands of Canadian dollars, except share and per share amounts)

3.	Summary of significant accounting policies (continued)

value of the liability. At the end of each reporting period until the liability is settled, and at the date of settlement, the fair value of the liability is remeasured, with any changes in fair value recognized in profit or loss for the year. Such liabilities are recorded on the balance sheet in trade and other payables.

(n)	Segment reporting

An operating segment is a component of the Company that engages in business activities from which it may earn revenues and incur expenses, including revenues and expenses that relate to transactions with any of the Company’s other components. All operating segments’ operating results are reviewed regularly by the Company’s President to make decisions about resources to be allocated and assess its performance and for which discrete financial information is available (see Note 6).

(o)	Leased assets

Currently all leases are operating leases and are not recognized in the Company’s balance sheets. Operating leases are those that do not transfer substantially all the risks and rewards incidental to ownership of an asset.

Lease payments made under operating leases are recognized in profit or loss on a straight-line basis over the term of the lease. Lease incentives received are recognized as an integral part of the total lease expense, over the term of the lease.

(p)	Finance costs

Finance costs are comprised of interest expense on borrowings. All transaction costs are recognized in profit or loss on an accrual basis using the effective interest method.

(q)	New standards and interpretations not yet adopted

1.	New and revised IFRSs affecting amounts reported in the current year

•	IFRS 7 Financial Instruments: Disclosures (“IFRS 7”)

IFRS 7 was amended in October 2010 to provide additional disclosure on the transfer of financial assets including the possible effects of any residual risks that the transferring entity retains. This standard was adopted by the Company on January 1, 2012. The adoption of this standard did not impact the Company’s financial instruments disclosure.

2.	New and revised IFRSs issued but not yet effective

Certain new standards, interpretations, amendments and improvements to existing standards have been issued by the IASB, but are not yet effective for the year ended December 31, 2012, and have not been applied in preparing these consolidated financial statements.

•	IAS 1 Other Comprehensive Income (“IAS 1”)

In June 2011, the IASB and the Financial Accounting Standards Board (FASB) issued amendments to standards to align the presentation requirements for other comprehensive income (“OCI”). The IASB issued amendments to IAS 1, Presentation of Financial Statements (“IAS 1”) to require companies preparing financial statements under IFRS to group items within OCI that may be reclassified to the profit or loss. The amendments also reaffirm existing requirements that items in OCI and profit or loss should be presented as either a single statements or two consecutive statements.

H. Paulin & Co., Limited

Notes to the consolidated financial statements

December 31, 2012 and 2011

(tabular amounts in thousands of Canadian dollars, except share and per share amounts)

3.	Summary of significant accounting policies (continued)

The amendments to IAS 1 set out in Presentation of Items of Other Comprehensive Income and are effective for fiscal years beginning on or after July 1, 2012.

•	IAS 19 Employee Benefits (“IAS 19”)

In June 2011, the IASB and the Financial Accounting Standards Board (FASB) revised IAS 19. The main change is the elimination of the corridor approach, with all changes to the defined benefit obligation and plan assets recognized when they occur.

•	IAS 27 (Amended) Separate Financial Statements (“IAS 27”)

IAS 27 replaced the existing IAS 27 Consolidated and Separate Financial Statements. IAS 27 contains accounting and disclosure requirements for investments in subsidiaries, joint ventures and associates when an entity prepares separate financial statements. IAS 27 requires an entity preparing separate financial statements to account for those investments at cost or in accordance with IFRS 9 Financial Instruments.

•	IAS 28 (Amended) Investments in Associates and Joint Ventures (“IAS 28”)

IAS 28 was amended in 2011, which prescribes the accounting for investments in associates and sets out the requirements for the application of the equity method when accounting for investments in associates and joint ventures.

•	IFRS 10 Consolidated Financial Statements (“IFRS 10”)

IFRS 10 establishes principles for the presentation and preparation of Consolidated Financial Statements when an entity controls one or more other entities. IFRS 10 supersedes IAS 27 “Consolidated and Separate Financial Statements” and SIC-12 “Consolidation—Special Purpose Entities”.

•	IFRS 12 Disclosure of Interests in Other Entities (“IFRS 12”)

IFRS 12 applies to entities that have an interest in a subsidiary, a joint arrangement, an associate or an unconsolidated structured entity.

•	IFRS 13 Fair Value Measurements (“IFRS 13”)

IFRS 13 defines fair value, sets out in a single IFRS framework for measuring fair value and requires disclosures about fair value measurements. The IFRS 13 applies to IFRSs that require or permit fair value measurements or disclosures about fair value measurements (and measurements, such as fair value less costs to sell, based on fair value or disclosures about those measurements), except in specified circumstances.

All of the standards above became effective for the Company on January 1, 2013 and are not expected to have a material impact on the Company.

•	IFRS 9 Financial Instruments (“IFRS 9”)

IFRS 9 replaces the guidance on classification and measurement of financial instruments in IAS 39, Financial Instruments: Recognition and Measurement, establishes principles for the reporting of financial assets and financial liabilities that will present relevant and useful information to the users of financial statements for their assessment of the amounts, timing and uncertainty of an entity’s future cash flows.

IFRS 9 is effective for annual periods beginning on or after January 1, 2015, with earlier application permitted. The Company has not yet determined the impact of IFRS 9 on its financial statements.

H. Paulin & Co., Limited

Notes to the consolidated financial statements

December 31, 2012 and 2011

(tabular amounts in thousands of Canadian dollars, except share and per share amounts)

3.	Summary of significant accounting policies (continued)

•	IAS 32 Financial Instruments Presentation (“IAS 32”)

Recent amendments to IAS 32 clarifies that an entity currently has a legally enforceable right to set-off if that right is not contingent on a future event and enforceable both in the normal course of business and in the event of default. The amendments to IAS 32 also clarify when a settlement mechanism provides for net settlement or gross settlement that is equivalent to net settlement. The amendments are effective for annual periods beginning on or after January 1, 2014, with earlier application permitted. The Company is currently assessing the impact of these amendments on its financial statements.

4.	Determination of fair values

A number of the Company’s accounting policies and disclosures require the determination of fair value, for both financial and non-financial assets and liabilities. Fair values have been determined for measurement and/or disclosure purposes based on the following methods. When applicable, further information about the assumptions made in determining fair values is disclosed in the notes specific to that asset or liability.

(i)	Non-derivative financial assets

The fair value of trade and other receivables approximate their carrying values due to their short-term maturities.

(ii)	Non-derivative financial liabilities

The fair value of bank indebtedness and trade and other payables approximates their carrying values due to their short-term maturities.

(iii)	Derivatives

The fair value of forward exchange contracts is based on their listed market price. For forward exchange contracts, the fair values reflect the estimated amounts that the Company would receive or pay if it were to settle the contracts at the reporting date. These contracts were valued based on the differential between contract rates and quarter-end spot rates and reflect the time value of money.

Fair values reflect the credit risk of the instrument and include adjustments to take account of the credit risk of the Company and counterparty when appropriate.

Fair value hierarchy

Financial instruments recorded at fair value on the consolidated balance sheets are classified using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. The fair value hierarchy has the following levels:

Level 1—inputs are unadjusted quoted prices of identical instruments in active markets;

Level 2—inputs do not have quoted prices but are observable for the asset or liability, either directly or indirectly; and

Level 3—inputs are not based on observable market data.

The fair value of the forward exchange contracts outstanding as at December 31, 2012 represented an unrealized gain of $21,000 and has been recognized in the consolidated balance sheets in prepaid expenses and other assets (December 31, 2011 - $6,000 unrealized gain, recognized in prepaid expenses and other assets ) and classified as Level 2 in the fair value hierarchy.

H. Paulin & Co., Limited

Notes to the consolidated financial statements

December 31, 2012 and 2011

(tabular amounts in thousands of Canadian dollars, except share and per share amounts)

4.	Determination of fair values (continued)

(iv)	Share-based payment transactions

The fair value of the employee share options is measured using the Black-Scholes option-pricing model. Measurement inputs include share price on the measurement date, exercise price of the instrument, expected volatility, weighted average expected life of the instruments (based on historical experience and general option holder behavior), expected dividends and the risk-free interest rate (based on government bonds).

5.	Financial risk management

Risk management framework

The Board of Directors (“Board”) has overall responsibility for the establishment and oversight of the Company’s risk management framework.

The Company’s risk management policies are established to identify and analyze the risks faced by the Company, to set appropriate risk limits and controls, and to monitor risks and adherence to limits. Risk management policies and systems are reviewed regularly to reflect changes in market conditions and the Company’s activities.

The Board oversees how management monitors compliance with the Company’s risk management policies and procedures, and reviews the adequacy of this framework in relation to the risks faced by the Company. The Board is assisted in its oversight role by members of senior management, who undertake regular reviews of risk management controls and procedures, the results of which are reported to the Board.

Interest rate risk

The Company’s overall objective is to minimize the amount of interest paid on borrowings. The Company uses a combination of short term Bankers Acceptances and bank borrowings to reduce its overall level of interest paid. Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of the changes in market interest rates. The Company is exposed to cash flow risk on its floating rate credit facilities. The Company monitors the interest rate on a regular basis to determine if a change is required to its floating rate credit facilities. The Company’s operating credit facility bears interest at the bank’s prime lending rate. As a result, the fair value approximates the carrying amount. Based on the average monthly outstanding bank indebtedness for the year ended December 31, 2012, an increase in the general level of interest rates by 1% would increase the Company’s interest expense by $94,000 (December 31, 2011 - $193,000). The Company believes that 1% is a meaningful amount to base its sensitivity analysis, as its bank indebtedness is short term. This analysis assumes that all other variables, in particular foreign exchange rates, remain constant.

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company’s approach to managing liquidity is to ensure there is sufficient capital to meet short-term business requirements after taking into account cash flows from operations.

The Company has a $30 million (2011 - $30 million) operating facility with a Canadian chartered bank bearing interest at the bank’s prime lending rate. The effective interest on bank indebtedness was 2.7% per annum for the year ended December 31, 2012.

H. Paulin & Co., Limited

Notes to the consolidated financial statements

December 31, 2012 and 2011

(tabular amounts in thousands of Canadian dollars, except share and per share amounts)

5.	Financial risk management (continued)

The Company leases property, plant and equipment under agreements, which are classified as operating leases. Rental expense under non-cancellable operating lease agreements was $2.9 million for the year ended December 31, 2012 (December 21, 2011 - $2.6 million). There are no contingent rental payments or sub-lease payments received in respect of the Company’s operating lease agreements.

The table below summarizes the future undiscounted cash flow requirements for financial liabilities and contractual financial commitments at December 31, 2012.

	Not later than 1 year	Later than 1 year not later than 5 years	Later than 5 years	Total
Bank indebtedness	$3,986	$—	$—	$3,986
Trade and other payables	14,839	—	—	14,839
Operating lease payments	2,095	2,436	128	4,659
Other financial commitments	39	—	—	39

	$20,959	$2,436	$128	$23,523

Foreign exchange risk

The Company’s exposure to foreign currency risk is primarily related to fluctuations in the value of the Canadian dollar relative to that of the U.S. dollar. The Company’s foreign currency exposure arises from purchase and sale contracts transacted in U.S. dollars. The requirement for U.S. dollars is managed in the short-term through the use of spot purchase orders. At times, the Company utilizes forward exchange contracts for the payment of purchases denominated in U.S. dollars. Contracts entered into prior to December 31, 2012 and maturing after that date totaled $6.3 million and have an unrealized gain of $21,000 as at December 31, 2012 (December 31, 2011, contracts totaled $1.5 million having an unrealized gain of $6,000). There were no contracts designated as hedging instruments as at any balance sheet date included in the financial statements.

During the year, an aggregate foreign exchange gain of $23,000 (2011 - $148,000 loss) was recorded in other (income) expense in the consolidated statements of operations. If the Canadian dollar depreciated by 1 cent against the U.S. dollar, with all other variables held constant, in particular interest rates, the impact of the foreign currency exchange on the U.S. denominated instruments would be a reduction of net income of approximately $319,000 as at December 31, 2012 (2011 - $285,000). This analysis excludes the impact of foreign exchange hedging activities, which mitigate exposure to changes in foreign exchange rates.

Credit risk

Credit risk is the risk of financial loss to the Company if a customer fails to meet its contractual obligations.

Trade and other receivables

The Company is subject to credit risk relating to its gross trade receivable balance. The Company conducts regular assessments of credit issues and maintains an allowance for possible credit losses. Management has a credit policy in place and the exposure to credit risk is monitored on an ongoing basis.

All overdue debts are monitored regularly and customers are put on credit hold if payments are not received on time.

H. Paulin & Co., Limited

Notes to the consolidated financial statements

December 31, 2012 and 2011

(tabular amounts in thousands of Canadian dollars, except share and per share amounts)

5.	Financial risk management (continued)

At December 31, 2012, 86% of the trade and other receivable balance was under 60 days outstanding (December 31, 2011—87%). As at December 31, 2012, the allowance for doubtful accounts was $55,000, a decrease of $35,000 from the December 31, 2011 balance. The Company is subject to concentrations of credit risk, as at December 31, 2012 two customers accounted for 24% of accounts receivable (December 31, 2011—23%).

The aging of current and past due, but not impaired trade receivables at the reporting date is as follows:

	December 31 2012	December 31 2011
0-60 days	$15,188	$14,693
61-90 days	2,010	1,473
Greater than 90 days	540	702

	$17,738	$16,868

Due to the low risk nature of the Company’s most significant customers, and the history of good collections, a provision for doubtful accounts is made on a customer-by-customer and invoice by invoice basis, based on ongoing customer discussions.

The reconciliation of the allowance for doubtful accounts is as follows:

	December 31 2012	December 31 2011
Balance at beginning of the year	$90	$136
Amounts written off as uncollectible	(83)	(47)
Impairment losses recognized on receivables	48	1

Balance at end of the year	$55	$90

The Company does not require collateral in respect of trade and other receivables.

Management does not consider there to be any significant impaired credit risk in the balance sheets at December 31, 2012.

Overall, the objectives, policies and processes for managing the above noted risks and the methods used to measure the risk have not changed from prior periods.

Management of capital

The Company’s capital comprises shareholders’ equity excluding accumulated other comprehensive income. The Company’s objective when managing capital is to safeguard the Company’s ability to continue as a going concern in order to provide returns for shareholders and to maintain an optimal capital structure to minimize the cost of capital. In order to maintain or adjust its capital structure, the Company may adjust the amount of dividends paid to shareholders, return capital to shareholders or issue new shares.

As at December 31, 2012, the interest-bearing debt/capital ratio was 6% (December 31, 2011 – 15%). Interest bearing debt includes bank indebtedness. The operating facility with a Canadian chartered bank requires the

H. Paulin & Co., Limited

Notes to the consolidated financial statements

December 31, 2012 and 2011

(tabular amounts in thousands of Canadian dollars, except share and per share amounts)

5.	Financial risk management (continued)

Company to comply with certain covenants regarding financial performance. The primary covenant is the ratio of funded debt to equity, which is not to exceed 1.0:1. The Company was in compliance with this covenant at December 31, 2012 and December 31, 2011. Security provided includes a general security interest over all personal property of the Company. There were no changes in the Company’s approach to capital management during the year.

Management includes the following in its definition of capital:

	December 31 2012	% of total	December 31 2011	% of total
Share Capital	$1,948	3	$1,948	3
Contributed Surplus	902	1	874	1
Retained Earnings	64,637	96	61,271	96

Net Capital under management	$67,487	100	$64,093	100

6.	Operating segments

The Company has two reportable segments as described below. For each of the operating segments, the Company’s President (representing the chief operating decision maker) reviews internal management reports on at least a quarterly basis. The following summary describes the operations in each of the Company’s operating segments:

The Distribution segment packages, merchandises and distributes ferrous and non-ferrous fasteners and fittings to the hardware, automotive aftermarket, industrial Original Equipment Manufacturers (“OEM”) and distributor markets. The Manufacturing segment produces fasteners, stampings, fittings, screw machine parts and processes threaded parts for automotive Tier 1 and Tier 2 suppliers, industrial OEM’s and industrial distributors.

Information regarding the results of each reportable segment is included below. Performance is measured based on segment profit before income tax, as included in the internal management reports that are reviewed by the Company’s President. Segment profit is used to measure performance, as management believes that such information is the most relevant in evaluating the results of certain segments relative to other entities that operate within these industries. Inter-segment pricing is determined on an arm’s length basis.

H. Paulin & Co., Limited

Notes to the consolidated financial statements

December 31, 2012 and 2011

(tabular amounts in thousands of Canadian dollars, except share and per share amounts)

6.	Operating segments (continued)

	Year ended December 31 2012	Year ended December 31 2011
SALES
Distribution	$126,217	$119,953
Manufacturing	31,570	30,172
Intersegment	(11,890)	(10,782)

Total	$145,897	$139,343

DEPRECIATION & AMORTIZATION
Distribution	$617	$935
Manufacturing	358	351

Total	$975	$1,286

FINANCE COSTS
Distribution	$209	$435
Manufacturing	43	89

Total	$252	$524

INCOME BEFORE INCOME TAXES
Distribution	$4,135	$5,350
Manufacturing	694	99

Total	$4,829	$5,449

NET CAPITAL EXPENDITURES
Distribution	$780	$1,083
Manufacturing	253	204

Total	$1,033	$1,287

	Year Ended December 31 2012	Year Ended December 31 2011
TOTAL ASSETS
Distribution	$72,232	$76,679
Manufacturing	14,885	15,747

Total	$87,117	$92,426

TOTAL LIABILITIES
Distribution	$17,282	$24,373
Manufacturing	2,303	3,926

Total	$19,585	$28,299

Intersegment sales are accounted for at fair market value. Export sales account for approximately 11% (December 31, 2011 - 9%) of sales to external customers for the year ended December 31, 2012. The total amount of non-current assets in foreign countries (U.S.) was $152,000 at December 31, 2012 (December 31, 2011 - $75,000).

H. Paulin & Co., Limited

Notes to the consolidated financial statements

December 31, 2012 and 2011

(tabular amounts in thousands of Canadian dollars, except share and per share amounts)

6.	Operating segments (continued)

Major customers

Combined segment sales for the year ended December 31, 2012 to two customers were 38% (December 31, 2011—38%) of the Company’s total external sales.

7.	Trade and other receivables

	December 31 2012	December 31 2011
Trade receivables	$17,302	$16,116
Other receivables	436	752

	$17,738	$16,868

All trade and other receivables are current.

The Company’s exposure to credit and currency risks, and allowance for doubtful accounts related to trade and other receivables is disclosed in Note 5.

8.	Trade and other payables

	December 31 2012	December 31 2011
Trade payables	$6,229	$11,156
Other payables	8,610	6,098

	$14,839	$17,254

Included in other payables is an accrued liability related to share-based payments in the amount of $1,990 at December 31, 2012 and $378 at December 31, 2011 (see Note 14).

All trade and other payables are current.

9.	Inventories

	December 31 2012	December 31 2011
Raw material	$1,850	$2,137
Work in progress	2,099	2,368
Finished goods	55,794	60,832

	$59,743	$65,337

The cost of inventories recognized as an expense during the year ended December 31, 2012 was $90.9 million (December 31, 2011—$87.6 million). The Company recorded an impairment charge to reflect inventory at its net realizable value in the amount of $290,000 in 2012 (2011—$537,000).

H. Paulin & Co., Limited

Notes to the consolidated financial statements

December 31, 2012 and 2011

(tabular amounts in thousands of Canadian dollars, except share and per share amounts)

10.	Property plant and equipment

	Land	Building	Merchandising fixtures	Machinery and Equipment	Computer, office equipment	Leasehold improvements	Total
Cost or deemed cost
Balance at January 1, 2012	$730	$802	$2,565	$40,514	$5,394	$3,167	$53,172
Additions	—	—	34	840	335	20	1,229
Disposals	—	—	—	(152)	(14)	—	(166)
Effect of movements in exchange rates	—	—	(20)	(4)	(5)	(1)	(30)

Balance at December 31, 2012	$730	$802	$2,579	$41,198	$5,710	$3,186	$54,205

Balance at January 1, 2011	730	802	2,508	39,823	4,963	3,059	51,885
Additions	—	—	36	703	427	108	1,274
Disposals	—	—	—	(16)	—	—	(16)
Effect of movements in exchange rates	—	—	21	4	4	—	29

Balance at December 31, 2011	$730	$802	$2,565	$40,514	$5,394	$3,167	$53,172

Accumulated depreciation and impairment losses
Balance at January 1, 2012	—	311	2,459	34,643	4,748	2,858	45,019
Depreciation for the year	—	26	91	585	182	91	975
Disposals	—	—	—	(112)	(9)	—	(121)
Effect of movements in exchange rates	—	—	(20)	(3)	(4)	(1)	(28)

Balance at December 31, 2012	$—	$337	$2,530	$35,113	$4,917	$2,948	$45,845

Balance at January 1, 2011	—	285	2,240	34,060	4,595	2,535	43,715
Depreciation for the year	—	26	199	589	150	322	1,286
Disposals	—	—	—	(10)	—	—	(10)
Effect of movements in exchange rates	—	—	20	4	3	1	28

Balance at December 31, 2011	$—	$311	$2,459	$34,643	$4,748	$2,858	$45,019

Carrying amounts
At December 31, 2012	$730	$465	$49	$6,085	$793	$238	$8,360

At December 31, 2011	$730	$491	$106	$5,871	$646	$309	$8,153

For the twelve months to December 31, 2012 property, plant and equipment was acquired at an aggregate cost of $1.0 million (December 31, 2011—$1.3 million). During this period, $1.1 million was paid towards property, plant and equipment acquired in the first twelve months of 2012 (2011—$1.2 million) and for property, plant and equipment purchased in earlier periods that were in trade payables.

H. Paulin & Co., Limited

Notes to the consolidated financial statements

December 31, 2012 and 2011

(tabular amounts in thousands of Canadian dollars, except share and per share amounts)

10.	Property plant and equipment (continued)

The table below sets out the amount of depreciation and amortization included in cost of sales, distribution and administrative expenses.

	December 31 2012	December 31 2011
Cost of sales	$684	$920
Distribution expense	98	206
Administrative expense	193	160

	$975	$1,286

11.	Income taxes

	December 31 2012	December 31 2011
Current tax expense
Current tax expense in respect to current year	$1,576	$1,400
Tax adjustments for prior periods	(13)	(41)
Deferred tax expense
Deferred tax expense recognized in current year	(264)	190

Total income tax expense	$1,299	$1,549

Reconciliation of tax expense to accounting profit or loss

	December 31 2012	December 31 2011
Income before income taxes	$4,829	$5,449
Approximate applicable statutory tax rate	27%	28%

Income taxes at statutory tax rates	1,304	1,526
Add (deduct) the tax effect of:
Manufacturing and processing tax credit	(31)	(58)
Permanent differences	37	44
Other	(11)	37

	$1,299	$1,549

The applicable tax rate of 27% for 2012 is based on the statutory rate at the federal level and of the provinces in which the Company operates its business. This rate has decreased from 28% in 2011 due to decreasing federal and provincial statutory tax rates.

H. Paulin & Co., Limited

Notes to the consolidated financial statements

December 31, 2012 and 2011

(tabular amounts in thousands of Canadian dollars, except share and per share amounts)

11.	Income taxes (continued)

Deferred income tax assets and liabilities

Deferred income tax assets and liabilities are attributable to the following:

	Assets		Liabilities		Net
	Dec 31 2012	Dec 31 2011	Dec 31 2012	Dec 31 2011	Dec 31 2012	Dec 31 2011
Property, plant and equipment	$—	$—	$(882)	$(758)	$(882)	$(758)
Compensation expense for RSU/DSU	513	96	—	—	513	96
Unrealized foreign exchange loss	168	143	—	—	168	143
Provisions	—	—	—	(6)	—	(6)
Tax loss carry-forwards	153	248	—	—	153	248
Other	51	16	—	—	51	16

	$885	$503	$(882)	$(764)	$3	$(261)

Movement of temporary differences during the period

	Balance Dec 31 2012	Recognized in (profit) or loss	Balance Dec 31 2011
Property, plant and equipment	$(882)	$124	$(758)
Compensation expense for RSU/DSU	513	(417)	96
Unrealized foreign exchange loss	168	(25)	143
Provisions	—	(6)	(6)
Tax loss carry-forwards	153	95	248
Other	51	(35)	16

	$3	$(264)	$(261)

12.	Impairment

On December 17, 2012, the Company entered into an Arrangement Agreement with The Hillman Group Inc. (“Hillman”) for the purchase of 100% of the Company’s outstanding common shares (see Note 17 for further details) (hereinafter referred to as the “Transaction”). As a result of the Transaction, the Company evaluated the intangible asset related to the implementation of its ERP system, and determined there was no future benefit associated with this intangible asset. As such, the intangible asset was written down to its recoverable amount, determined by its value in use. The impairment loss of $513,000 has been recorded in administrative expense on the consolidated statements of operations. The impairment loss was booked fully to the Distribution segment.

H. Paulin & Co., Limited

Notes to the consolidated financial statements

December 31, 2012 and 2011

(tabular amounts in thousands of Canadian dollars, except share and per share amounts)

13.	Share capital

The Company’s authorized capital consists of 6,000,000 Class A common shares and 2,000 common shares, with no par value. Each Class A shareholder is entitled to one vote and to receive dividends as declared from time to time.

	December 31 2012	December 31 2011
Issued and outstanding
3,288,000 Class A Common Shares (2011—3,288,000)	$1,948	$1,948

Dividends

On June 18, 2012, the Company paid a dividend to its shareholders of record in the amount of $164,000. There were no dividends paid by the Company for the year ended December 31, 2011.

14.	Share-based payment

Stock option plan

The Company maintains one employee stock option plan (“Stock Option Plan”, or “Compensation Plan”) under which Class A common shares have been authorized for issuance).

The Stock Option Plan was created in 1998 to provide incentives to the directors, officers and employees of the Company and its subsidiaries and to encourage equity ownership in the Company by such individuals. The current reserve for issuance is set at a maximum of 650,000 Class A Common Shares. Under the Stock Option Plan, options are granted at the market price at the time of the grant.

Share unit plans

On November 11, 2005, the Board approved a Restricted Stock Unit (“RSU”) Plan to form part of the long-term compensation component for Named Executive Officers. Grants of RSU’s are awarded at the discretion of the Human Resource and Corporate Governance committee of the Board (“HR & CG Committee” or the “Committee”). The HR&CG Committee also utilizes RSU’s as part payment for bonuses earned.

Effective November 10, 2006, the Company offered a Deferred Stock Unit (“DSU”) Plan for non-executive members of the Board. Under the DSU Plan, each non-executive director is given a specified number of DSU’s which upon retirement from the Board, are redeemed for cash based on the market value of the shares.

Terms and conditions for share based payment programs

The terms and conditions relating to the grants of the share-based program are as follows. Options are granted to management, RSU’s are granted to key management personnel and DSU’s are granted to directors. All stock options are settled by the physical delivery of shares, while RSU’s and DSU’s are settled in cash.

Prior to the execution of the Arrangement Agreement related to the Transaction (see Note 17), the Company amended the terms of its share-based payment plans to include a change in control provision, whereby all outstanding share based awards would vest upon a change in control event. This resulted in a modification of the

H. Paulin & Co., Limited

Notes to the consolidated financial statements

December 31, 2012 and 2011

(tabular amounts in thousands of Canadian dollars, except share and per share amounts)

14.	Share-based payment (continued)

share-based payment plans. The modification was to a non-market condition, therefore, there was no change in the fair value of the underlying awards, however, it did result in accelerated vesting, since as of December 31, 2012, the change in control was considered probable. The Company recorded additional compensation expense for 2012 as a result of this modification.

Share option program (equity-settled)

During the year ended December 31, 2012, there were no stock options.

The number and weighted average exercise price of share options is as follows:

	Weighted average exercise price 2012	Number of options 2012	Weighted average exercise price 2011	Number of options 2011
Outstanding at January 1	$12.54	245,000	$12.54	245,000
Forfeited during the year	$15.67	10,500	—	—

Outstanding at December 31	$12.40	234,500	$12.54	245,000

Exercisable at December 31	$12.73	216,167	$13.24	208,000

The weighted average exercise price per share at December 31, 2012 was $12.73 (December 31, 2011—$12.54). Share-based compensation expense of $28,000 for the year ended December 31, 2012 (December 31, 2011— $74,000) was calculated using the Black-Scholes model and was recognized as contributed surplus (which contains no other elements except for share-based compensation expense).

All options vest at rate of one-third per year over the first three years and have a contractual life of ten years.

The options outstanding at December 31, 2012 have an exercise price in the range of $8.00 to $15.67 (2011: $8.00 to $15.67) and a weighted average contractual life of 4.6 years (2011: 5.6 years).

Pursuant to the Arrangement Agreement with Hillman as outlined in note 17, all Class A common shares and the outstanding options are to be purchased for the consideration of $27.60 per share at the close of the Transaction and the shares are to be delisted from the TSX.

Inputs for measurement of grant date fair values

The grant date fair value of all share-based payment plans was measured based on the Black-Scholes option-pricing model. Expected volatility is estimated by considering historic average share price volatility over the past 10 years.

For these sets of options, the forfeiture rate was estimated to be zero.

RSU and DSU Plans (cash-settled)

On April 16, 2012, 16,340 RSU’s were granted at $10.00 per unit as part of the 2011 executive performance bonus compensation plan. Similarly, on March 31, 2011, 16,610 RSU’s were granted at $9.51 per unit as part of the 2010 executive performance bonus compensation plan. On March 31, 2010, 18,647 RSU’s were granted at

H. Paulin & Co., Limited

Notes to the consolidated financial statements

December 31, 2012 and 2011

(tabular amounts in thousands of Canadian dollars, except share and per share amounts)

14.	Share-based payment (continued)

$8.58 per unit as part of the 2009 executive performance bonus compensation plan. Each RSU vests at the rate of one-third per year over three years and has a contractual life of three years. As at December 31, 2012, there were 51,597 RSU’s outstanding (December 31, 2011—40,257). Share-based compensation expense of $1.1 million was recorded in 2012 (2011—$109,000).

On April 16, 2012, 6,750 DSU’s were granted at $10.00 per unit as part of the 2012 director’s compensation. Similarly, on March 31, 2011, 4,416 DSU’s were granted at $9.51 per unit as part of the 2011 director’s compensation. On March 31, 2010, 4,896 DSU’s were granted at $8.58 per unit as part of the 2010 director’s compensation. At December 31, 2012, there were 27,468 DSU’s outstanding (December 31, 2011—20,718). For the year ended 2012, $549,000 share-based compensation expense was recorded (2011—$34,000).

All DSU’s vest immediately.

As a result of the Transaction entered into with Hillman, all the RSU’s and the DSU’s are to be paid out at $27.60 per unit upon the close of the transaction.

15.	Employee expenses

Employee expenses, recognized in cost of goods sold, administration expense and distribution expenses are as follows:

	December 31 2012	December 31 2011
Wages, salaries and benefits	$31,806	$30,612
Expenses related to group RRSP plans	381	393
Share-based compensation	1,142	183

	$33,329	$31,188

16.	Related party transactions and transactions with key management personnel

The Company leases plants in Ontario from its principal shareholders (shareholders with significant influence, some of whom are directors and officers). The lease payments to these related parties for the years ended December 31, 2012 and 2011 were approximately $824,000. All lease arrangements are determined based on market rates at the time the leases are entered into or at the time of renewal.

Key management personnel compensation

Key management personnel are those individuals having authority and responsibility for planning, directing and controlling the activities of the Company including the Company’s Board of Directors. The Company considers key management to be the members of the Board of Directors, President, Vice President Operations, Chief Financial Officer and the Treasurer.

Key management personnel may also participate in the Company’s share-based compensation plans and the Company’s DSU and RSU Plan. See note 14 to these consolidated financial statements for further details on the Company’s share-based payment plans.

H. Paulin & Co., Limited

Notes to the consolidated financial statements

December 31, 2012 and 2011

(tabular amounts in thousands of Canadian dollars, except share and per share amounts)

16.	Related party transactions and transactions with key management personnel (continued)

Key management personnel compensation comprised:

	December 31 2012	December 31 2011
Salaries and directors’ fees	$1,438	$1,366
Expenses related to group RRSP plans	72	72
Share-based compensation	1,690	217

	$3,200	$1,655

Key management and directors of the Company control 74% percent of the voting shares of the Company.

A number of key management personnel, or their related parties, hold positions in the Company that result in them having control or significant influence over the financial or operating policies of the Company.

17.	Subsequent event

On December 18, 2012, the Company entered into an Arrangement Agreement, which provided for the acquisition by Hillman, pursuant to a plan of arrangement under the Business Corporations Act (Ontario), of all the issued and outstanding Class A common shares (the “Shares”) of Paulin for $27.60 per share (the “Consideration”). The purchase price, payable in cash, represented a total enterprise value of approximately $103 million.

The Transaction was approved by the shareholders on February 11, 2013 and was finalized on February 19, 2013. The shares will be de-listed on the TSX by the end of the first quarter and as such, the Company’s status as a reporting issuer in various provinces will cease.

No person has been authorized to give any information or to make any representation other than those contained in this prospectus, and, if given or made, any information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy these securities in any circumstances in which this offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date of this prospectus.

Until                 , 2013, broker-dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the broker-dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law (the “DGCL”) grants a Delaware corporation the power to indemnify any director, officer, employee or agent against reasonable expenses (including attorneys’ fees) incurred by him in connection with any proceeding brought by or on behalf of the corporation and against judgments, fines, settlements and reasonable expenses (including attorneys’ fees) incurred by him in connection with any other proceeding, if (a) he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (b) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Except as ordered by a court, however, no indemnification is to be made in connection with any proceeding brought by or in the right of the corporation where the person involved is adjudged to be liable to the corporation.

Section 7.01 of Hillman Group’s by-laws provide that we shall indemnify any person who was or is an authorized representative of the corporation, and who was or is a party, or is threatened to be made a party to any third party proceeding, by reason of the fact that such person was or is an authorized representative of the corporation, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such third party proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal third party proceeding, had no reasonable cause to believe such conduct was unlawful.

Section 7.02 of Hillman Group’s by-laws provide that we shall indemnify any person who was or is an authorized representative of the corporation, and who was or is a party, or is threatened to be made a party to any corporate proceeding, by reason of the fact that such person was or is an authorized representative of the corporation, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such corporate proceeding if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation.

Section 102 of the DGCL permits the limitation of directors’ personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director except for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) breaches under section 174 of the DGCL, which relate to unlawful payments of dividends or unlawful stock repurchase or redemptions, and (iv) any transaction from which the director derived an improper personal benefit.

Section 8 of our certificate of incorporation, as amended, limits the personal liability of our directors to the fullest extent permitted the DGCL.

We maintain directors’ and officers’ liability insurance for our officers and directors.

The organizational documents of The Hillman Companies, Inc., Hillman Investment Company, SunSub C Inc., and Paulin Industries Inc. (with the exception of Section 8 of Hillman Group’s certificate of incorporation, as described above) contain similar provisions.

Section 18-108 of the Delaware Limited Liability Company Act (the “DLLCA”) provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

Section 14 of the limited liability company agreements of Hillman Group GP1, LLC (“GP1”) and Hillman Group GP2, LLC (“GP2”) provides that the members shall not have any liability for any obligations or liabilities of the company except to the extent provided in the DLLCA.

Section 15.1 of the limited liability company agreements of GP1 and GP2 provides that a member of the board of managers of the company will not be liable to the company or a member for monetary damages for breach of fiduciary duty as a member of the board of managers, except to the extent that exculpation from liability is not permitted under the DLLCA.

Section 15.3 of the limited liability company agreements of GP1 and GP2 provides that the company shall, to the maximum extent permitted from time to time under the laws of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a member of the board of managers or officer of the company or while a member of the board of managers or officer is or was serving at the request of the company as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, against expenses (including, without limitation, attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing does not require the company to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification and advancement of expenses shall not be exclusive of other indemnification rights arising as a matter of law, under any by-law, agreement, vote of the board of managers or member or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs and legal representatives of such person.

Section 607.0850 of the Florida Business Corporation Act (the “FBCA”) provides that, in general, a corporation may indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another entity, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of proceedings by or in the right of the corporation to procure a judgment in its favor, the FBCA provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another entity, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceedings, including any appeal thereof, provided that such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person is adjudged liable unless the court in which such proceeding was brought, or any other court of competent jurisdiction, determines upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for the expenses which the court deems proper. To the extent that a director, officer, employee, or agent has been successful on the merits or otherwise in the defense of any of the proceedings described above, Section 607.0850 of the FBCA provides that the corporation is required to indemnify such person against expenses actually and reasonably incurred in connection therewith. Section 607.0850 provides generally that its provisions regarding indemnification are not exclusive, however indemnification shall not be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of the action so adjudicated and constitute: (i) a violation of the criminal law, unless the person to be indemnified had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe it was unlawful; (ii) a transaction from which the person to be indemnified derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 of the FBCA (pertaining to a director voting for or assenting to a distribution made in violation of Section 607.0850 or the corporation’s articles of incorporation) are applicable; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

Section 8 of the All Points articles of incorporation provides that All Points shall, to the fullest extent permitted by the FBCA, indemnify any and all persons whom it has the power to indemnify under the provisions of the FBCA, from and against any and all expenses, liabilities, or other matters referred to in or covered by said provisions, and such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

Article IX of the All Points by-laws provides that All Points may indemnify to the fullest extent permitted by law any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of All Points, or is or was serving at the request of All Points as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust or other enterprise. Article IX of the by-laws further provides that All Points is required to indemnify any director, officer, employee or agent to the extent such person has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the prior sentence, or in defense of any claim, issue, or matter therein, against expenses, including attorneys’ fees, actually and reasonably incurred by him. The indemnification, unless pursuant to court determination, shall be made only if a determination is made that the indemnification is proper in the circumstances because such person has met the applicable standard of conduct required by law.

Section 607.0831 of the FBCA provides that a director is not personally liable to the corporation or any other person for monetary damages for any statement, vote, decision, or failure to act, regarding corporate management or policy, unless (a) the director breached or failed to perform his duties as a director; and (b) the director’s breach of or failure to perform such duties constitutes, in general, (i) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director derived an improper benefit, directly or indirectly; (iii) a circumstance in which the liability provisions of Section 607.0834 of the FBCA (pertaining to a director voting for or assenting to a distribution made in violation of Section 607.0850 or the corporation’s articles of incorporation); (iv) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation or willful misconduct; or (v) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit Number	Description

2.1	Arrangement Agreement, dated December 17, 2012, by and between The Hillman Companies, Inc. and H. Paulin & Co., Limited (incorporated by reference to the current report on Form 8-K of The Hillman Companies, Inc., filed December 19, 2012 (File No. 001-13293)).

3.1	Amended and Restated By-laws of The Hillman Companies, Inc. (incorporated by reference to the current report on Form 8-K of The Hillman Companies, Inc., filed June 4, 2010 (File No. 001-13293)).

3.2	Second Amended and Restated Certificate of Incorporation of The Hillman Companies, Inc. (incorporated by reference to the current report on Form 8-K of The Hillman Companies, Inc., filed June 4, 2010 (File No. 001-13293)).

3.3	Certificate of Incorporation of The Hillman Group, Inc., as amended (incorporated by reference to the registration statement on Form S-4 of the Hillman Group, Inc., filed October 27, 2010) (File No. 333-170168)).

3.4	By-laws of The Hillman Group, Inc. (incorporated by reference to the registration statement on Form S-4 of the Hillman Group, Inc., filed October 27, 2010) (File No. 333-170168)).

3.5	Certificate of Incorporation of Hillman Investment Company, as amended (incorporated by reference to the registration statement on Form S-4 of the Hillman Group, Inc., filed October 27, 2010) (File No. 333-170168)).

3.6	By-Laws of Hillman Investment Company (incorporated by reference to the registration statement on Form S-4 of the Hillman Group, Inc., filed October 27, 2010) (File No. 333-170168)).

3.7	Certificate of Incorporation of SunSub C Inc., as amended (incorporated by reference to the registration statement on Form S-4 of the Hillman Group, Inc., filed October 27, 2010) (File No. 333-170168)).

3.8	By-laws of SunSub C Inc. (incorporated by reference to the registration statement on Form S-4 of the Hillman Group, Inc., filed October 27, 2010) (File No. 333-170168)).

3.9	Articles of Incorporation of All Points Industries, Inc. (incorporated by reference to the registration statement on Form S-4 of the Hillman Group, Inc., filed October 27, 2010) (File No. 333-170168)).

3.10	By-laws of All Points Industries, Inc. (incorporated by reference to the registration statement on Form S-4 of the Hillman Group, Inc., filed October 27, 2010) (File No. 333-170168)).

3.11	Amended and Restated Certificate of Incorporation of Hillman Investment Company (incorporated by reference to the registration statement on Form S-4 of the Hillman Group, Inc., filed July 13, 2011) (File No. 333-175527)).

3.12	Certificate of Formation of Hillman Group GP1, LLC (incorporated by reference to the annual report on Form 10-K of The Hillman Companies, Inc., filed March 29, 2013 (File No. 001-13293)).

3.13	Limited Liability Company Agreement of Hillman Group GP1, LLC (incorporated by reference to the annual report on Form 10-K of The Hillman Companies, Inc., filed March 29, 2013 (File No. 001-13293)).

3.14	Certificate of Formation of Hillman Group GP2, LLC (incorporated by reference to the annual report on Form 10-K of The Hillman Companies, Inc., filed March 29, 2013 (File No. 001-13293)).

3.15	Limited Liability Company Agreement of Hillman Group GP2, LLC (incorporated by reference to the annual report on Form 10-K of The Hillman Companies, Inc., filed March 29, 2013 (File No. 001-13293)).

Exhibit Number	Description

3.16	Certificate of Incorporation of Paulin Industries Inc. (incorporated by reference to the annual report on Form 10-K of The Hillman Companies, Inc., filed March 29, 2013 (File No. 001-13293)).

3.17	By-Laws of Paulin Industries Inc. (incorporated by reference to the annual report on Form 10-K of The Hillman Companies, Inc., filed March 29, 2013 (File No. 001-13293)).

4.1	Indenture governing the 10.875% Senior Notes due 2018, dated as of May 28, 2010, by and among The Hillman Group, Inc., each of the Guarantors party thereto and Wells Fargo Bank, National Association, as trustee (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed August 16, 2010 (File No. 001-13293)).

4.2	Form of Exchange Note (included as Exhibit A1 of Exhibit 4.10 of this Registration Statement).

4.3	Registration Rights Agreement, dated as of May 28, 2010, by and among The Hillman Group, Inc., the Guarantors listed on Schedule I thereto, Barclays Capital Inc. and Morgan Stanley & Co. Incorporated (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed August 16, 2010 (File No. 001-13293)).

4.4	First Supplemental Indenture governing the Permanent 10.875% Senior Notes due 2018, dated December 29, 2010, by and among The Hillman Group, Inc., the Guarantors party thereto and Wells Fargo Bank, National Association, as trustee (incorporated by reference to the annual report on Form 10-K of The Hillman Companies, Inc., filed March 31, 2011 (File No. 001-13293)).

4.5	Registration Rights Agreement, dated March 16, 2011, by and among The Hillman Group, Inc., the Guarantors listed on Schedule I thereto, Barclays Capital Inc. and Morgan Stanley & Co. Incorporated (incorporated by reference to the annual report on Form 10-K of The Hillman Companies, Inc., filed August 16, 2010 (File No. 001-13293)).

4.6	Second Supplemental Indenture governing the Permanent 10.875% Senior Notes due 2018, dated April 1, 2011, by and among The Hillman Group, Inc., the Guarantors party thereto and Wells Fargo Bank, National Association, as trustee (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed May 3, 2011 (File No. 001-13293)).

4.7	Indenture governing the Temporary 10.875% Senior Notes due 2018, dated December 21, 2012, by and among The Hillman Group, Inc., each of the Guarantors party thereto and Wells Fargo Bank, National Association, as trustee (incorporated by reference to the current report on Form 8-K of The Hillman Companies, Inc., filed December 24, 2012 (File No. 001-13293)).

4.8	Registration Rights Agreement, dated December 21, 2012, by and among The Hillman Group, Inc., the Guarantors listed on Schedule I thereto and Barclays Capital Inc. (incorporated by reference to the current report on Form 8-K of The Hillman Companies, Inc., filed December 24, 2012 (File No. 001-13293)).

4.9	First Supplemental Indenture governing the Temporary 10.875% Senior Notes due 2018, dated as of February 5, 2013, by and among Hillman Group GP1, LLC, Hillman Group GP2, LLC, The Hillman Group, Inc., the other Guarantors party thereto and Wells Fargo Bank, National Association, as trustee (incorporated by reference to the annual report on Form 10-K of The Hillman Companies, Inc., filed March 29, 2013 (File No. 001-13293)).

4.10	Third Supplemental Indenture governing the Permanent 10.875% Senior Notes due 2018, dated as of February 5, 2013, by and among Hillman Group GP1, LLC, Hillman Group GP2, LLC, The Hillman Group, Inc., the other Guarantors party thereto and Wells Fargo Bank, National Association, as trustee (incorporated by reference to the annual report on Form 10-K of The Hillman Companies, Inc., filed March 29, 2013 (File No. 001-13293)).

Exhibit Number	Description

4.11	Fourth Supplemental Indenture governing the Permanent 10.875% Senior Notes due 2018, dated as of February 19, 2013, by and among Paulin Industries Inc., The Hillman Group, Inc., the other Guarantors party thereto and Wells Fargo Bank, National Association, as trustee (incorporated by reference to the annual report on Form 10-K of The Hillman Companies, Inc., filed March 29, 2013 (File No. 001-13293)).

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison.

5.2*	Opinion of Holland & Knight.

8.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison.

10.1	The Hillman Companies, Inc. Nonqualified Deferred Compensation Plan (amended and restated), effective as of January 1, 2003 (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed November 15, 2004 (File No. 001-13293)).

10.2	First Amendment to The Hillman Companies, Inc. Nonqualified Deferred Compensation Plan, as of March 30, 2004 (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed November 15, 2004 (File No. 001-13293)).

10.3	Supply Agreement, dated January 5, 2006, between The SteelWorks Corporation and The Hillman Group, Inc. (incorporated by reference to the current report on Form 8-K of The Hillman Companies, Inc., filed January 11, 2006 (File No. 001-13293)).

10.4	Amended and Restated Employment Agreement, dated December 21, 2008, by and between The Hillman Group, Inc. and Max W. Hillman (incorporated by reference to the annual report on Form 10-K of The Hillman Companies, Inc., filed March 26, 2010 (File No. 001-13293)).

10.5	Amended and Restated Employment Agreement, dated December 21, 2008, by and between The Hillman Group, Inc. and James P. Waters (incorporated by reference to the annual report on Form 10-K of The Hillman Companies, Inc., filed March 26, 2010 (File No. 001-13293)).

10.6	Credit Agreement, dated as of May 28, 2010, among OHCP HM Acquisition Corp., OHCP HM Merger Sub Corp., The Hillman Companies, Inc., Hillman Investment Company, The Hillman Group, Inc., the lenders from time to time party hereto, Barclays Bank PLC, as Administrative Agent, Issuing Lender and Swingline Lender, Barclays Capital and Morgan Stanley Senior Funding, Inc., as Joint Lead Arrangers and Syndication Agents, Barclays Capital, Morgan Stanley Senior Funding, Inc. and GE Capital Markets, Inc. as Joint Bookrunners and General Electric Capital Corporation, as Documentation Agent (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed August 16, 2010 (File No. 001-13293)).

10.7	Borrower Assumption Agreement, dated as of June 1, 2010, among The Hillman Companies, Inc., The Hillman Group Inc. and Barclays Bank plc, as Administrative Agent and Collateral Agent (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies Inc., filed August 16, 2010 (File No. 001-13293)).

10.8	Purchase Agreement (in relation to $150,000,000 aggregate principal amount of the initial notes), dated as of May 18, 2010, by and among The Hillman Group, Inc., Hillman Investment Company, the Hillman Companies, Inc., All Points Industries, Inc., SunSub C Inc., Barclays Capital Inc. and Morgan Stanley & Co. Incorporated (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed August 16, 2010 (File No. 001-13293)).

10.9	Joinder Agreement, dated as of May 28, 2010, by and among The Hillman Group, Inc., and the Guarantors named therein (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed August 16, 2010 (File No. 001-13293)).

Exhibit Number	Description

10.10	Executive Letter Agreement, dated as of April 21, 2010, between The Hillman Group, Inc. and James P. Waters (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed August 16, 2010 (File No. 001-13293)).

10.11	Executive Letter Agreement, dated as of April 21, 2010, between The Hillman Group, Inc. and Max. W. Hillman, Jr. (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed August 16, 2010 (File No. 001-13293)).

10.12	Purchase Agreement (in relation to $50,000,000 aggregate principal amount of initial notes), dated as of March 11, 2011, by and among the Hillman Group, Inc., the guarantors listed on Schedule II thereto and the initial purchasers thereunder (incorporated by reference to the annual report on Form 10-K of The Hillman Companies, Inc., filed March 31, 2011 (File No. 001-13293)).

10.13	OHCP HM Acquisition Corp. 2010 Stock Option Plan, adopted May 28, 2010 (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed August 15, 2011 (File No. 001-13293)).

10.14	Form of Option Award Agreement – Max Hillman and Richard Hillman (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed August 15, 2011 (File No. 001-13293)).

10.15	Form of Option Award Agreement – All Recipients (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed August 15, 2011 (File No. 001-13293)).

10.16	Amendment No. 1 to Credit Agreement, dated as of December 22, 2010, among The Hillman Companies, Inc., The Hillman Group, Inc., OHCP HM Merger Sub Corp., certain subsidiaries of OHCP HM Merger Sub Corp. and Barclays Bank PLC, as Administrative Agent (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed May 13, 2011 (File No. 001-13293)).

10.17	Stock Purchase Agreement, dated as of December 29, 2010, by and among The Hillman Group, Inc., Thomas Rowe and Mary Jennifer Rowe (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed August 15, 2011 (File No. 001-13293)).

10.18	Development Alliance Agreement, dated as of March 10, 2011, by and among Keyworks-KeyExpress, LLC, The Hillman Group, Inc. and the persons identified as Members on the signature pages thereto (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed August 15, 2011 (File No. 001-13293)).

10.19	Employment Agreement, dated as of October 11 , 2011 and effective as of October 5, 2011, by and between The Hillman Group, Inc. and Anthony A. Vasconcellos (incorporated by reference to the registration statement on Form S-4 of the Hillman Group, Inc., filed November 2, 2011) (File No. 333-175527)).

10.20	Amendment No. 2 to Credit Agreement, dated as of April 18, 2011, among OHCP HM Acquisition Corp., The Hillman Companies, Inc., The Hillman Group, Inc., the Lenders (as defined in the Credit Agreement), Barclays Bank PLC, as Administrative Agent and, for purposes of Section 6 and 7 thereof, certain subsidiaries of OHCP HM Acquisition Corp., as Guarantors (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed May 13, 2011 (File No. 001-13293)).

Exhibit Number	Description

10.21	Joinder Agreement, dated as of November 4, 2011, by and among Barclays Bank PLC, as a New Lender, The Hillman Companies, Inc., The Hillman Group, Inc., Barclays Bank PLC, as Administrative Agent and, solely for purposes of Sections 17(a) and 17(b) thereof, each other Credit Party party thereto, pursuant to the Credit Agreement, dated as of May 28, 2010 (as amended by Amendment No. 1 to Credit Agreement dated as of December 22, 2010 and Amendment No. 2 to Credit Agreement dated as of April 18, 2011), among OHCP HM Acquisition Corp, The Hillman Companies, Inc. and The Hillman Group, Inc., the banks and other lending institutions from time to time party thereto, and Barclays Bank PLC, as Administrative Agent, Issuing Lender and Swingline Lender (incorporated by reference to the current report on Form 8-K of The Hillman Companies, Inc., filed November 7, 2011 (File No. 001-13293)).

10.22	Form of Employment Agreement, by and between The Hillman Group, Inc. and Robert J. Lackman (incorporated by reference to the annual report on Form 10-K of The Hillman Companies, Inc., filed March 26, 2012 (File No. 001-13293)).

10.23	Employment Agreement, by and between The Hillman Group, Inc. and George Heredia, dated April 21, 2010 (incorporated by reference to the annual report on Form 10-K of The Hillman Companies, Inc., filed March 26, 2012 (File No. 001-13293)).

10.24	Joinder Agreement, dated as of November 7, 2012, by and among Barclays Bank PLC, as a New Lender, The Hillman Companies, Inc., The Hillman Group, Inc., Barclays Bank PLC, as Administrative Agent and, solely for purposes of Sections 18(a) and 18(b) thereof, each other Credit Party party thereto, pursuant to the Credit Agreement, dated as of May 28, 2010 (as amended by Amendment No. 1 to Credit Agreement dated as of December 22, 2010, and Amendment No. 2 to Credit Agreement dated as of April 18, 2011, as modified by the Joinder Agreement, dated as of November 4, 2011, and as amended by Amendment No. 3 to Credit Agreement, dated as of January 25, 2012, and Amendment No. 4 to Credit Agreement, dated as of February 14, 2013), among OHCP HM Acquisition Corp, The Hillman Companies, Inc. and The Hillman Group, Inc., the banks and other lending institutions from time to time party thereto, and Barclays Bank PLC, as Administrative Agent, Issuing Lender and Swingline Lender (incorporated by reference to the current report on Form 8-K of The Hillman Companies, Inc., filed November 9, 2012 (File No. 001-13293)).

10.25	Purchase Agreement (in relation to $65,000,000 aggregate principal amount of temporary notes and permanent notes), dated as of December 18, 2012, by and between The Hillman Group, Inc. and Barclays Capital Inc., as Initial Purchaser (incorporated by reference to the current report on Form 8-K of The Hillman Companies, Inc., filed December 24, 2012 (File No. 001-13293)).

10.26	Amendment No. 3 to Credit Agreement, dated as of January 25, 2012, among OHCP HM Acquisition Corp., The Hillman Companies, Inc., The Hillman Group, Inc., the Lenders (as defined in the Credit Agreement), Barclays Bank PLC, as Administrative Agent and, for purposes of Section 5 and 6 thereof, certain subsidiaries of OHCP HM Acquisition Corp., as Guarantors LLC (incorporated by reference to the annual report on Form 10-K of The Hillman Companies, Inc., filed March 29, 2013 (File No. 001-13293)).

10.27	Amendment No. 4 to Credit Agreement, dated as of February 14, 2013, among OHCP HM Acquisition Corp., The Hillman Companies, Inc., The Hillman Group, Inc., the Lenders (as defined in the Credit Agreement), Barclays Bank PLC, as Administrative Agent and, for purposes of Section 5 and 6 thereof, certain subsidiaries of OHCP HM Acquisition Corp., as Guarantors (incorporated by reference to the current report on Form 8-K of The Hillman Companies, Inc., filed February 21, 2013 (File No. 001-13293)).

12.1*	Statement of Computation of Ratios of Earnings to Fixed Charges.

21.1*	List of Subsidiaries.

Exhibit Number	Description

23.1*	Consent of KPMG LLP.

23.2*	Consent of Deloitte LLP.

23.3*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibits 5.1 and 8.1 to this Registration Statement).

23.4*	Consent of Holland & Knight LLP (included in Exhibit 5.2 to this Registration Statement).

24	Powers of Attorney (included on signature pages of this Part II).

25*	Form T-1 Statement of Eligibility of Wells Fargo Bank, National Association to act as trustee under the Indenture.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Notice of Guaranteed Delivery.

*	Filed herewith.

ITEM 22. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(b) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant undertakes:

(i)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

A.	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

B.	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

C.	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(ii)	that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(iii)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(iv)

that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424 (b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statements as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on May 24, 2013.

THE HILLMAN GROUP, INC.

/S/ ANTHONY A. VASCONCELLOS
Name:	Anthony A. Vasconcellos
Title:	Chief Financial Officer and Treasurer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Max W. Hillman, Anthony A. Vasconcellos or Tyler J. Wolfram or any of them his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this day 24th of May 2013.

Signature	Title

/S/ MAX W. HILLMAN Max W. Hillman	President, Chief Executive Officer (Principal Executive Officer) and Director

/S/ ANTHONY A. VASCONCELLOS Anthony A. Vasconcellos	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

/S/ TYLER J. WOLFRAM Tyler J. Wolfram	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on May 24, 2013.

THE HILLMAN COMPANIES, INC.

/S/ ANTHONY A. VASCONCELLOS
Name:	Anthony A. Vasconcellos
Title:	Chief Financial Officer and Treasurer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Max W. Hillman, Anthony A. Vasconcellos or Tyler J. Wolfram or any of them his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 24th day of May 2013.

Signature	Title

/S/ MAX W. HILLMAN Max W. Hillman	President, Chief Executive Officer (Principal Executive Officer) and Director

/S/ ANTHONY A. VASCONCELLOS Anthony A. Vasconcellos	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

/S/ TYLER J. WOLFRAM Tyler J. Wolfram	Director

/S/ MAURICE ANDRIEN Maurice Andrien	Director

/S/ ROBERT L. CAULK Robert L. Caulk	Director

/S/ DAVID A. JONES David A. Jones	Director

Signature	Title

/S/ ALAN J. LACY Alan J. Lacy	Director

/S/ KEVIN M. MAILENDER Kevin M. Mailender	Director

/S/ JAMES P. WATERS James P. Waters	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on May 24, 2013.

HILLMAN INVESTMENT COMPANY

/S/ ANTHONY A. VASCONCELLOS
Name:	Anthony A. Vasconcellos
Title:	Chief Financial Officer and Treasurer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Max W. Hillman, Anthony A. Vasconcellos or Tyler J. Wolfram or any of them his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 24th day of May 2013.

Signature	Title

/S/ MAX W. HILLMAN Max W. Hillman	President and Chief Executive Officer (Principal Executive Officer) and Director

/S/ ANTHONY A. VASCONCELLOS Anthony A. Vasconcellos	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

/S/ TYLER J. WOLFRAM Tyler J. Wolfram	Director

/S/ KEVIN M. MAILENDER Kevin M. Mailender	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on May 24, 2013.

SUNSUB C, INC.

/S/ ANTHONY A. VASCONCELLOS
Name:	Anthony A. Vasconcellos
Title:	Chief Financial Officer and Treasurer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Max W. Hillman, Anthony A. Vasconcellos or Tyler J. Wolfram or any of them his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 24th day of May 2013.

Signature	Title

/S/ MAX W. HILLMAN Max W. Hillman	President, Chief Executive Officer (Principal Executive Officer) and Director

/S/ ANTHONY A. VASCONCELLOS Anthony A. Vasconcellos	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

/S/ TYLER J. WOLFRAM Tyler J. Wolfram	Director

/S/ KEVIN M. MAILENDER Kevin M. Mailender	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio on May 24, 2013.

ALL POINTS INDUSTRIES, INC.

/S/ ANTHONY A. VASCONCELLOS
Name:	Anthony A. Vasconcellos
Title:	Chief Financial Officer and Treasurer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Max W. Hillman, Anthony A. Vasconcellos or Kevin M. Mailender or any of them his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 24th day of May 2013.

Signature	Title

/S/ MAX W. HILLMAN Max W. Hillman	Chief Executive Officer, President (Principal Executive Officer) and Director

/S/ ANTHONY A. VASCONCELLOS Anthony A. Vasconcellos	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

/S/ KEVIN M. MAILENDER Kevin M. Mailender	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio on May 24, 2013.

PAULIN INDUSTRIES INC.

/S/ ANTHONY A. VASCONCELLOS
Name:	Anthony A. Vasconcellos
Title:	Chief Financial Officer and Treasurer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Max W. Hillman, Anthony A. Vasconcellos or James P. Waters or any of them his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 24th day of May 2013.

Signature	Title

/S/ MAX W. HILLMAN Max W. Hillman	Chief Executive Officer (Principal Executive Officer) and Director

/S/ ANTHONY A. VASCONCELLOS Anthony A. Vasconcellos	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

/S/ JAMES P. WATERS James P. Waters	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio on May 24, 2013.

HILLMAN GROUP GP1, LLC

/S/ ANTHONY A. VASCONCELLOS
Name:	Anthony A. Vasconcellos
Title:	Chief Financial Officer and Treasurer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Max W. Hillman, Anthony A. Vasconcellos or James P. Waters or any of them his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 24th day of May 2013.

Signature	Title

/S/ MAX W. HILLMAN Max W. Hillman	Chief Executive Officer and President (Principal Executive Officer) and Board Member

/S/ ANTHONY A. VASCONCELLOS Anthony A. Vasconcellos	Chief Financial Officer, Treasurer and Board Member (Principal Financial and Accounting Officer)

/S/ JAMES P. WATERS James P. Waters	Board Member

/S/ DOUGLAS D. ROBERTS Douglas D. Roberts	Board Member

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio on May 24, 2013.

HILLMAN GROUP GP2, LLC

/S/ ANTHONY A. VASCONCELLOS
Name:	Anthony A. Vasconcellos
Title:	Chief Financial Officer and Treasurer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Max W. Hillman, Anthony A. Vasconcellos or James P. Waters or any of them his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 24th day of May 2013.

Signature	Title

/S/ MAX W. HILLMAN Max W. Hillman	Chief Executive Officer and President (Principal Executive Officer) and Board Member

/S/ ANTHONY A. VASCONCELLOS Anthony A. Vasconcellos	Chief Financial Officer, Treasurer and Board Member (Principal Financial and Accounting Officer)

/S/ JAMES P. WATERS James P. Waters	Board Member

/S/ DOUGLAS D. ROBERTS Douglas D. Roberts	Board Member

EXHIBIT INDEX

Exhibit Number	Description

2.1	Arrangement Agreement, dated December 17, 2012, by and between The Hillman Companies, Inc. and H. Paulin & Co., Limited (incorporated by reference to the current report on Form 8-K of The Hillman Companies, Inc., filed December 19, 2012 (File No. 001-13293)).

3.1	Amended and Restated By-laws of The Hillman Companies, Inc. (incorporated by reference to the current report on Form 8-K of The Hillman Companies, Inc., filed June 4, 2010 (File No. 001-13293)).

3.2	Second Amended and Restated Certificate of Incorporation of The Hillman Companies, Inc. (incorporated by reference to the current report on Form 8-K of The Hillman Companies, Inc., filed June 4, 2010 (File No. 001-13293)).

3.3	Certificate of Incorporation of The Hillman Group, Inc., as amended (incorporated by reference to the registration statement on Form S-4 of the Hillman Group, Inc., filed October 27, 2010) (File No. 333-170168)).

3.4	By-laws of The Hillman Group, Inc. (incorporated by reference to the registration statement on Form S-4 of the Hillman Group, Inc., filed October 27, 2010) (File No. 333-170168)).

3.5	Certificate of Incorporation of Hillman Investment Company, as amended (incorporated by reference to the registration statement on Form S-4 of the Hillman Group, Inc., filed October 27, 2010) (File No. 333-170168)).

3.6	By-Laws of Hillman Investment Company (incorporated by reference to the registration statement on Form S-4 of the Hillman Group, Inc., filed October 27, 2010) (File No. 333-170168)).

3.7	Certificate of Incorporation of SunSub C Inc., as amended (incorporated by reference to the registration statement on Form S-4 of the Hillman Group, Inc., filed October 27, 2010) (File No. 333-170168)).

3.8	By-laws of SunSub C Inc. (incorporated by reference to the registration statement on Form S-4 of the Hillman Group, Inc., filed October 27, 2010) (File No. 333-170168)).

3.9	Articles of Incorporation of All Points Industries, Inc. (incorporated by reference to the registration statement on Form S-4 of the Hillman Group, Inc., filed October 27, 2010) (File No. 333-170168)).

3.10	By-laws of All Points Industries, Inc. (incorporated by reference to the registration statement on Form S-4 of the Hillman Group, Inc., filed October 27, 2010) (File No. 333-170168)).

3.11	Amended and Restated Certificate of Incorporation of Hillman Investment Company (incorporated by reference to the registration statement on Form S-4 of the Hillman Group, Inc., filed July 13, 2011) (File No. 333-175527)).

3.12	Certificate of Formation of Hillman Group GP1, LLC (incorporated by reference to the annual report on Form 10-K of The Hillman Companies, Inc., filed March 29, 2013 (File No. 001-13293)).

3.13	Limited Liability Company Agreement of Hillman Group GP1, LLC (incorporated by reference to the annual report on Form 10-K of The Hillman Companies, Inc., filed March 29, 2013 (File No. 001-13293)).

3.14	Certificate of Formation of Hillman Group GP2, LLC (incorporated by reference to the annual report on Form 10-K of The Hillman Companies, Inc., filed March 29, 2013 (File No. 001-13293)).

3.15	Limited Liability Company Agreement of Hillman Group GP2, LLC (incorporated by reference to the annual report on Form 10-K of The Hillman Companies, Inc., filed March 29, 2013 (File No. 001-13293)).

3.16	Certificate of Incorporation of Paulin Industries Inc. (incorporated by reference to the annual report on Form 10-K of The Hillman Companies, Inc., filed March 29, 2013 (File No. 001-13293)).

Exhibit Number	Description

3.17	By-Laws of Paulin Industries Inc. (incorporated by reference to the annual report on Form 10-K of The Hillman Companies, Inc., filed March 29, 2013 (File No. 001-13293)).

4.1	Indenture governing the 10.875% Senior Notes due 2018, dated as of May 28, 2010, by and among The Hillman Group, Inc., each of the Guarantors party thereto and Wells Fargo Bank, National Association, as trustee (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed August 16, 2010 (File No. 001-13293)).

4.2	Form of Exchange Note (included as Exhibit A1 of Exhibit 4.10 of this Registration Statement).

4.3	Registration Rights Agreement, dated as of May 28, 2010, by and among The Hillman Group, Inc., the Guarantors listed on Schedule I thereto, Barclays Capital Inc. and Morgan Stanley & Co. Incorporated (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed August 16, 2010 (File No. 001-13293)).

4.4	First Supplemental Indenture governing the Permanent 10.875% Senior Notes due 2018, dated December 29, 2010, by and among The Hillman Group, Inc., the Guarantors party thereto and Wells Fargo Bank, National Association, as trustee (incorporated by reference to the annual report on Form 10-K of The Hillman Companies, Inc., filed March 31, 2011 (File No. 001-13293)).

4.5	Registration Rights Agreement, dated March 16, 2011, by and among The Hillman Group, Inc., the Guarantors listed on Schedule I thereto, Barclays Capital Inc. and Morgan Stanley & Co. Incorporated (incorporated by reference to the annual report on Form 10-K of The Hillman Companies, Inc., filed August 16, 2010 (File No. 001-13293)).

4.6	Second Supplemental Indenture governing the Permanent 10.875% Senior Notes due 2018, dated April 1, 2011, by and among The Hillman Group, Inc., the Guarantors party thereto and Wells Fargo Bank, National Association, as trustee (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed May 3, 2011 (File No. 001-13293)).

4.7	Indenture governing the Temporary 10.875% Senior Notes due 2018, dated December 21, 2012, by and among The Hillman Group, Inc., each of the Guarantors party thereto and Wells Fargo Bank, National Association, as trustee (incorporated by reference to the current report on Form 8-K of The Hillman Companies, Inc., filed December 24, 2012 (File No. 001-13293)).

4.8	Registration Rights Agreement, dated December 21, 2012, by and among The Hillman Group, Inc., the Guarantors listed on Schedule I thereto and Barclays Capital Inc. (incorporated by reference to the current report on Form 8-K of The Hillman Companies, Inc., filed December 24, 2012 (File No. 001-13293)).

4.9	First Supplemental Indenture governing the Temporary 10.875% Senior Notes due 2018, dated as of February 5, 2013, by and among Hillman Group GP1, LLC, Hillman Group GP2, LLC, The Hillman Group, Inc., the other Guarantors party thereto and Wells Fargo Bank, National Association, as trustee (incorporated by reference to the annual report on Form 10-K of The Hillman Companies, Inc., filed March 29, 2013 (File No. 001-13293)).

4.10	Third Supplemental Indenture governing the Permanent 10.875% Senior Notes due 2018, dated as of February 5, 2013, by and among Hillman Group GP1, LLC, Hillman Group GP2, LLC, The Hillman Group, Inc., the other Guarantors party thereto and Wells Fargo Bank, National Association, as trustee (incorporated by reference to the annual report on Form 10-K of The Hillman Companies, Inc., filed March 29, 2013 (File No. 001-13293)).

4.11	Fourth Supplemental Indenture governing the Permanent 10.875% Senior Notes due 2018, dated as of February 19, 2013, by and among Paulin Industries Inc., The Hillman Group, Inc., the other Guarantors party thereto and Wells Fargo Bank, National Association, as trustee (incorporated by reference to the annual report on Form 10-K of The Hillman Companies, Inc., filed March 29, 2013 (File No. 001-13293)).

Exhibit Number	Description

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison.

5.2*	Opinion of Holland & Knight.

8.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison.

10.1	The Hillman Companies, Inc. Nonqualified Deferred Compensation Plan (amended and restated), effective as of January 1, 2003 (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed November 15, 2004 (File No. 001-13293)).

10.2	First Amendment to The Hillman Companies, Inc. Nonqualified Deferred Compensation Plan, as of March 30, 2004 (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed November 15, 2004 (File No. 001-13293)).

10.3	Supply Agreement, dated January 5, 2006, between The SteelWorks Corporation and The Hillman Group, Inc. (incorporated by reference to the current report on Form 8-K of The Hillman Companies, Inc., filed January 11, 2006 (File No. 001-13293)).

10.4	Amended and Restated Employment Agreement, dated December 21, 2008, by and between The Hillman Group, Inc. and Max W. Hillman (incorporated by reference to the annual report on Form 10-K of The Hillman Companies, Inc., filed March 26, 2010 (File No. 001-13293)).

10.5	Amended and Restated Employment Agreement, dated December 21, 2008, by and between The Hillman Group, Inc. and James P. Waters (incorporated by reference to the annual report on Form 10-K of The Hillman Companies, Inc., filed March 26, 2010 (File No. 001-13293)).

10.6	Credit Agreement, dated as of May 28, 2010, among OHCP HM Acquisition Corp., OHCP HM Merger Sub Corp., The Hillman Companies, Inc., Hillman Investment Company, The Hillman Group, Inc., the lenders from time to time party hereto, Barclays Bank PLC, as Administrative Agent, Issuing Lender and Swingline Lender, Barclays Capital and Morgan Stanley Senior Funding, Inc., as Joint Lead Arrangers and Syndication Agents, Barclays Capital, Morgan Stanley Senior Funding, Inc. and GE Capital Markets, Inc. as Joint Bookrunners and General Electric Capital Corporation, as Documentation Agent (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed August 16, 2010 (File No. 001-13293)).

10.7	Borrower Assumption Agreement, dated as of June 1, 2010, among The Hillman Companies, Inc., The Hillman Group Inc. and Barclays Bank plc, as Administrative Agent and Collateral Agent (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies Inc., filed August 16, 2010 (File No. 001-13293)).

10.8	Purchase Agreement (in relation to $150,000,000 aggregate principal amount of the initial notes), dated as of May 18, 2010, by and among The Hillman Group, Inc., Hillman Investment Company, the Hillman Companies, Inc., All Points Industries, Inc., SunSub C Inc., Barclays Capital Inc. and Morgan Stanley & Co. Incorporated (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed August 16, 2010 (File No. 001-13293)).

10.9	Joinder Agreement, dated as of May 28, 2010, by and among The Hillman Group, Inc., and the Guarantors named therein (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed August 16, 2010 (File No. 001-13293)).

10.10	Executive Letter Agreement, dated as of April 21, 2010, between The Hillman Group, Inc. and James P. Waters (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed August 16, 2010 (File No. 001-13293)).

10.11	Executive Letter Agreement, dated as of April 21, 2010, between The Hillman Group, Inc. and Max. W. Hillman, Jr. (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed August 16, 2010 (File No. 001-13293)).

Exhibit Number	Description

10.12	Purchase Agreement (in relation to $50,000,000 aggregate principal amount of initial notes), dated as of March 11, 2011, by and among the Hillman Group, Inc., the guarantors listed on Schedule II thereto and the initial purchasers thereunder (incorporated by reference to the annual report on Form 10-K of The Hillman Companies, Inc., filed March 31, 2011 (File No. 001-13293)).

10.13	OHCP HM Acquisition Corp. 2010 Stock Option Plan, adopted May 28, 2010 (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed August 15, 2011 (File No. 001-13293)).

10.14	Form of Option Award Agreement – Max Hillman and Richard Hillman (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed August 15, 2011 (File No. 001-13293)).

10.15	Form of Option Award Agreement – All Recipients (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed August 15, 2011 (File No. 001-13293)).

10.16	Amendment No. 1 to Credit Agreement, dated as of December 22, 2010, among The Hillman Companies, Inc., The Hillman Group, Inc., OHCP HM Merger Sub Corp., certain subsidiaries of OHCP HM Merger Sub Corp. and Barclays Bank PLC, as Administrative Agent (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed May 13, 2011 (File No. 001-13293)).

10.17	Stock Purchase Agreement, dated as of December 29, 2010, by and among The Hillman Group, Inc., Thomas Rowe and Mary Jennifer Rowe (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed August 15, 2011 (File No. 001-13293)).

10.18	Development Alliance Agreement, dated as of March 10, 2011, by and among Keyworks-KeyExpress, LLC, The Hillman Group, Inc. and the persons identified as Members on the signature pages thereto (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed August 15, 2011 (File No. 001-13293)).

10.19	Employment Agreement, dated as of October 11 , 2011 and effective as of October 5, 2011, by and between The Hillman Group, Inc. and Anthony A. Vasconcellos (incorporated by reference to the registration statement on Form S-4 of the Hillman Group, Inc., filed November 2, 2011) (File No. 333-175527)).

10.20	Amendment No. 2 to Credit Agreement, dated as of April 18, 2011, among OHCP HM Acquisition Corp., The Hillman Companies, Inc., The Hillman Group, Inc., the Lenders (as defined in the Credit Agreement), Barclays Bank PLC, as Administrative Agent and, for purposes of Section 6 and 7 thereof, certain subsidiaries of OHCP HM Acquisition Corp., as Guarantors (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed May 13, 2011 (File No. 001-13293)).

10.21	Joinder Agreement, dated as of November 4, 2011, by and among Barclays Bank PLC, as a New Lender, The Hillman Companies, Inc., The Hillman Group, Inc., Barclays Bank PLC, as Administrative Agent and, solely for purposes of Sections 17(a) and 17(b) thereof, each other Credit Party party thereto, pursuant to the Credit Agreement, dated as of May 28, 2010 (as amended by Amendment No. 1 to Credit Agreement dated as of December 22, 2010 and Amendment No. 2 to Credit Agreement dated as of April 18, 2011), among OHCP HM Acquisition Corp, The Hillman Companies, Inc. and The Hillman Group, Inc., the banks and other lending institutions from time to time party thereto, and Barclays Bank PLC, as Administrative Agent, Issuing Lender and Swingline Lender (incorporated by reference to the current report on Form 8-K of The Hillman Companies, Inc., filed November 7, 2011 (File No. 001-13293)).

10.22	Form of Employment Agreement, by and between The Hillman Group, Inc. and Robert J. Lackman (incorporated by reference to the annual report on Form 10-K of The Hillman Companies, Inc., filed March 26, 2012 (File No. 001-13293)).

Exhibit Number	Description

10.23	Employment Agreement, by and between The Hillman Group, Inc. and George Heredia, dated April 21, 2010 (incorporated by reference to the annual report on Form 10-K of The Hillman Companies, Inc., filed March 26, 2012 (File No. 001-13293)).

10.24	Joinder Agreement, dated as of November 7, 2012, by and among Barclays Bank PLC, as a New Lender, The Hillman Companies, Inc., The Hillman Group, Inc., Barclays Bank PLC, as Administrative Agent and, solely for purposes of Sections 18(a) and 18(b) thereof, each other Credit Party party thereto, pursuant to the Credit Agreement, dated as of May 28, 2010 (as amended by Amendment No. 1 to Credit Agreement dated as of December 22, 2010, and Amendment No. 2 to Credit Agreement dated as of April 18, 2011, as modified by the Joinder Agreement, dated as of November 4, 2011, and as amended by Amendment No. 3 to Credit Agreement, dated as of January 25, 2012, and Amendment No. 4 to Credit Agreement, dated as of February 14, 2013), among OHCP HM Acquisition Corp, The Hillman Companies, Inc. and The Hillman Group, Inc., the banks and other lending institutions from time to time party thereto, and Barclays Bank PLC, as Administrative Agent, Issuing Lender and Swingline Lender (incorporated by reference to the current report on Form 8-K of The Hillman Companies, Inc., filed November 9, 2012 (File No. 001-13293)).

10.25	Purchase Agreement (in relation to $65,000,000 aggregate principal amount of temporary notes and permanent notes), dated as of December 18, 2012, by and between The Hillman Group, Inc. and Barclays Capital Inc., as Initial Purchaser (incorporated by reference to the current report on Form 8-K of The Hillman Companies, Inc., filed December 24, 2012 (File No. 001-13293)).

10.26	Amendment No. 3 to Credit Agreement, dated as of January 25, 2012, among OHCP HM Acquisition Corp., The Hillman Companies, Inc., The Hillman Group, Inc., the Lenders (as defined in the Credit Agreement), Barclays Bank PLC, as Administrative Agent and, for purposes of Section 5 and 6 thereof, certain subsidiaries of OHCP HM Acquisition Corp., as Guarantors LLC (incorporated by reference to the annual report on Form 10-K of The Hillman Companies, Inc., filed March 29, 2013 (File No. 001-13293)).

10.27	Amendment No. 4 to Credit Agreement, dated as of February 14, 2013, among OHCP HM Acquisition Corp., The Hillman Companies, Inc., The Hillman Group, Inc., the Lenders (as defined in the Credit Agreement), Barclays Bank PLC, as Administrative Agent and, for purposes of Section 5 and 6 thereof, certain subsidiaries of OHCP HM Acquisition Corp., as Guarantors (incorporated by reference to the current report on Form 8-K of The Hillman Companies, Inc., filed February 21, 2013 (File No. 001-13293)).

12.1*	Statement of Computation of Ratios of Earnings to Fixed Charges.

21.1*	List of Subsidiaries.

23.1*	Consent of KPMG LLP.

23.2*	Consent of Deloitte LLP.

23.3*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibits 5.1 and 8.1 to this Registration Statement).

23.4*	Consent of Holland & Knight LLP (included in Exhibit 5.2 to this Registration Statement).

24	Powers of Attorney (included on signature pages of this Part II).

25*	Form T-1 Statement of Eligibility of Wells Fargo Bank, National Association to act as trustee under the Indenture.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Notice of Guaranteed Delivery.

*	Filed herewith.